  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 1996
                                                    REGISTRATION NO. 333-15531
=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                    ------
                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                    ------
                          COMPLETE MANAGEMENT, INC.
            (Exact Name of Registrant as Specified in Its Charter)

         New York                      8742                    11-3149119
      (State or Other            (Primary Standard          (I.R.S. Employer
      Jurisdiction of                Industrial               Identification
       Incorporation        Classification Code Number)         Number)
     or Organization)
             254 West 31st Street, New York, New York 10001-2813
                                (212) 868-1188
        (Address, Including Zip Code, and Telephone Number, Including
                Area Code, Of Registrant's Executive Offices)
                                    ------
                             STEVEN M. RABINOVICI
                     Chairman and Chief Executive Officer
                          Complete Management, Inc.
                             254 West 31st Street
                        New York, New York 10001-2813
                                (212) 868-1188
                             (212) 594-3176 (FAX)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code
                            of Agent For Service)
                                    ------
                               with a copy to:
         STEPHEN A. ZELNICK, Esq.                  ALAN I. ANNEX, Esq.
    Morse, Zelnick, Rose & Lander, LLP         Camhy Karlinsky & Stein LLP
              450 Park Avenue                1740 Broadway, Sixteenth Floor
         New York, New York 10022               New York, N.Y. 10019-4315
              (212) 838-8040                         (212) 977-6600
           (212) 838-9190 (FAX)                   (212) 977-8389 (FAX)

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996
PROSPECTUS
                          COMPLETE MANAGEMENT, INC.
(LOGO)
                           3,000,000 COMMON SHARES
                                     AND
                                 $25,000,000
             [6 1/2 % TO 8%] CONVERTIBLE SUBORDINATED DEBENTURES
                           DUE [DECEMBER] 15, 2003
                 INTEREST PAYABLE [DECEMBER] 15 AND [MAY] 15

   Of the securities offered hereby, $25,000,000 face amount % Convertible Subordinated Debentures due [December] 15, 2003, (the "Debentures") and 2,500,000 Common Shares, par value $.001 per share (the "Common Shares") are offered by Complete Management, Inc. ("CMI") and 500,000 Common Shares are offered by a founder and principal shareholder of CMI (the "Selling Shareholder"). CMI will not receive any proceeds from the sale of Common Shares by the Selling Shareholder.

   The Debentures are convertible into Common Shares of CMI at any time prior to maturity, unless previously redeemed, at a conversion price of $ per share [120% to 130% of the closing price of the Common Shares on the American Stock Exchange ("AMEX") on the effective date of this offering], subject to adjustment in certain events. On November 20, 1996, the closing sale price for the Common Shares on the AMEX was $14.50 per share. See "Price Range for Common Shares." The Common Shares are listed on the AMEX under the symbol "CMI." Application has been made for listing of the Debentures on the AMEX under the symbol "CMI.B."

   The Debentures are redeemable, in whole or in part, on 45 days' prior written notice, at the option of CMI, at a redemption price equal to 100% of the principal amount, plus accrued interest, at any time on or after [December ,] 1999 [36 months after issuance], provided that the Closing Price (as defined) of the Common Shares, during the 20 consecutive trading days prior to the date of notice of such redemption, has equaled or exceeded $ [150% of the closing price of the Common Shares on the effective date of this offering], subject to adjustment in certain events. The Debentures are subordinated to all existing and future Senior Indebtedness (as defined) and are effectively subordinated to all indebtedness of CMI's subsidiaries. At November 15, 1996, CMI had indebtedness to which the Debentures would be effectively subordinated aggregating approximately $7,903,000. See "Description of Debentures."

   See "Investment Considerations" on page 11 hereof for a discussion of certain factors that should be considered by prospective purchasers of the Debentures.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
===============================================================================
                                                                    Proceeds to
                         Price to    Underwriting   Proceeds to       Selling
                         Public(1)    Discount(2)   Company(2)(3)   Shareholder
-------------------------------------------------------------------------------
Per Debenture  ......      100%            %               %             --
-------------------------------------------------------------------------------
Per Share  ..........     $             $               $             $
-------------------------------------------------------------------------------
Total Debentures  ...     $             $               $                --
-------------------------------------------------------------------------------
Total Shares  .......     $             $               $             $
-------------------------------------------------------------------------------
Total (4)  ..........     $             $               $             $
===============================================================================

                                                 (Footnotes on following page)
   The Debentures and the Common Shares are offered, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Debentures and the Common Shares will be made against payment therefor at the office of National Securities Corporation, 1001 Fourth Avenue, Seattle, Washington 98154, on or
about      , 1996.

NATIONAL SECURITIES CORPORATION                        COMMONWEALTH ASSOCIATES

                  The date of this Prospectus is      , 1996

(1) Plus accrued interest, if any, from      , 199_.
(2) Does not include additional compensation to National Securities Corporation and Commonwealth Associates, the representatives (the "Representatives"), of the several underwriters (the "Underwriters") in the form of a non-accountable expense allowance equal to 2% of the gross proceeds of this offering. CMI has also agreed to issue to the Representatives warrants (the "Representatives' Warrants") to purchase up
    to     Common Shares. For indemnification arrangements with the
    Underwriters and additional compensation payable to the Representatives, see "Underwriting."
(3) Before deduction of expenses payable by CMI estimated at $    (including
    the nonaccountable expense allowance).
(4) CMI has granted to the Underwriters an option, exercisable within 45 days of the date hereof, to purchase up to an additional $3,750,000 principal amount of Debentures and certain shareholders (the "Over-Allotment Selling Shareholders") have granted to the Underwriters a similar option to purchase up to an additional 450,000 Common Shares, in both cases solely for the purpose of covering over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount, Proceeds to Company, Proceeds to Selling Shareholder and
    Proceeds to Over-Allotment Selling Shareholders, will be $   , $   ,
    $   , $    , and $   , respectively. See "Underwriting."


   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AND THE DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMEX, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON THE AMEX IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934 AS AMENDED. SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the financial statements and related notes appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Over-Allotment Option and the Representatives' Warrants are not exercised.

   Complete Management, Inc. ("CMI") acquired the assets and business of Medical Management, Inc. ("MMI") and Advanced Alliance Management Corp. ("AAMC"), on January 3, 1996 and October 2, 1996, respectively, each through a merger (the "MMI Merger" and the "AAMC Merger," respectively) into wholly owned subsidiaries of CMI. Prior to being acquired by CMI, MMI provided and administratively managed diagnostic imaging equipment in physicians' offices and hospitals and AAMC provided physician practice management services. Unless otherwise indicated, all references to the Company herein include CMI, MMI, AAMC and any of their respective subsidiaries. "MMI and AAMC" refers to those entities before the mergers.

                                 THE COMPANY

   The Company is a physician practice management company. It provides a full range of management services to physicians and hospitals located primarily in the most densely populated area of New York State, including New York City, Long Island and the Hudson Valley region. The Company offers virtually all the business, financial and marketing support required by medical practices. The Company's sophisticated management systems and its high level of professionalism enable its clients to handle the non-medical aspects of their practices effectively. It provides its clients with office space, equipment and supplies and non-medical personnel. It also bills patients and third-party payors, collects receivables and assists in record keeping and compliance with reporting requirements. The Company also advises clients regarding regulatory compliance, consults on marketing and business strategies, and provides financing for expansion. In addition, the Company provides and manages diagnostic imaging equipment used by doctors in their own practices and by hospitals. The Company does not, however, perform any type of medical diagnostic or treatment services. By focusing on the complex, time-consuming and expensive non-medical aspects of medical practices, the Company can offer its clients operating efficiencies that they could not attain on their own.


   Since July 1, 1996, the Company has made significant progress towards becoming a fully diversified and integrated company serving both primary care and specialty practices. The Company's services are designed to work effectively both in today's fee-for-service environment and the managed care capitated fee environment of the future. Pursuant to the Company's expansion program, it has acquired two medical billing and collection companies, one primarily serving hospitals and one primarily serving medical practices. The Company has also acquired three physician practice management companies serving primary care, neurology, radiology, and community and industrial medicine practices in New York City and Westchester, Orange, Putnam and Dutchess counties of New York State. It has also assisted Greater Metropolitan Medical Services ("GMMS"), its first and largest client, in acquiring a neurology practice with three offices in New York City. With these acquisitions and GMMS' continued growth, the number of physicians to whom the Company provides a full range of services has increased from 16 at December 31, 1995 to 76 at November 15, 1996. More limited services, such as transcribing, billing, collecting and temporary staffing, are provided by the Company to 50 medical practices with more than 820 doctors and to 32 hospitals.

   The Company believes the practices that it provides with a broad range of services will serve as the nucleus of a network offering both primary care and multi-specialty services throughout New York State. Although managed care has evolved more slowly in New York than in many other States, the penetration rate of managed care is presently increasing rapidly in New York. The Company believes that its network will enable its clients to enter into managed care and capitated fee arrangements with insurance companies and employers.


   The Company's management is experienced in hospital administration and trains its and clients' staffs to operate with full efficiency. The Company, by standardizing many of its procedures and automating large portions of the business aspects of its clients' practices, offers significant management efficiencies. For example, standardized and automated systems are used to produce and administer the records used to support clients' claims for payment. In addition, the Company has centralized its purchasing and collection functions, and its standard office format permits medical and non-medical personnel and equipment to be shifted among offices as required.


   Historically, almost all of CMI's revenues have come from GMMS, a single medical practice group. However, if the various mergers and acquisitions consummated before November 15, 1996 had been consummated at January 1, 1995, then, on a pro form combined basis, 62% of 1995 net revenues (27% if the proposed Amedisys Merger (defined below) had been consummated and given effect on such date) would have been received from GMMS. Lawrence Shields, M.D., holds 95% of the stock of GMMS and is a founder of the Company and the Selling Shareholder in this offering. GMMS focuses on the evaluation and treatment of injury-related conditions. Since becoming a client of CMI in early 1993, GMMS has expanded from a neurological practice occupying a single office to a multi-specialty practice with nine offices. Its twenty-one doctors currently perform or supervise procedures at a rate in excess of 200,000 a year. The injury-related conditions treated by GMMS are principally covered by automobile no-fault and workers' compensation insurance.


   The Company's objective is to become the dominant provider of medical management services in New York State and other selected markets including New Jersey by implementing an aggressive growth strategy. The key elements of the Company's strategy are:

   o  Increase Number of Primary Care Clients.

   o  Assist Clients in Expanding the Scope of their Services.

   o  Expand the Reach of all Medical Practices Under Management.

   o  Create a Network of Physicians to Participate in Managed Care.

   o Assist Clients in Maintaining High Credibility with Third-Party Payors and other Referral Sources.

   o  Maintain Industry Leadership in Medical Management Systems.


   CMI was incorporated in New York on December 30, 1992 and commenced operations on April 1, 1993. On January 3, 1996, CMI consummated its initial public offering (the "IPO") of 2,000,000 Common Shares at a price of $9.00 per share and received proceeds net of registration costs and repayment of certain obligations of $13,480,000. On January 3, 1996, it also consummated the acquisition of MMI. In June 1996, it consummated a second public offering (the "First Series Debenture Offering") of $40,250,000 aggregate principal amount of 8% Convertible Subordinated Debentures due August 15, 2003, (the "First Series Debentures") and received net proceeds of $36,144,000. In March and July 1996, the Company borrowed an aggregate of $5,000,000 due March 20, 2001 evidenced by 8% convertible subordinated notes (the "Convertible Subordinated Notes".)

   On October 17, 1996, CMI entered into a letter of intent (the "Letter of Intent") for the acquisition of Amedisys, Inc. ("Amedisys"). Amedisys provides home health care, supplemental nurse staffing, management services to independent home care agencies and services to physicians. These physician services include physician practice management and the organization, development and management of independent practice associations ("IPAs"). It also operates outpatient ambulatory surgery centers and has recently organized Future Care, Inc., a 51% owned subsidiary to organize and operate a preferred provider network and engage in certain related activities. Amedisys maintains 24 home health care and supplemental staffing offices in eight states, operates two outpatient surgery centers in Texas, and recently opened an ambulatory surgery center in Louisiana. Amedisys also manages home health agencies, physician practices and rural health clinics and is the network manager of the Home Care Alliance of Louisiana.


   The acquisition of Amedisys, if consummated, will be effected through its merger (the "Amedisys Merger") into a wholly-owned subsidiary of CMI in exchange for approximately 1.44 to 1.84 million Common Shares. Although CMI has no obligation to do so, the Letter of Intent also contemplates that CMI may invest up to $15 million in Amedisys' ambulatory surgery centers now owned or to be acquired and $4,000,000 in other Amedisys operations following the Amedisys Merger, provided such centers and operations meet certain post-merger financial goals. Amedisys has granted CMI an option to purchase 500,000 shares of Amedisys common stock exercisable only upon the occurrence of certain Prohibited Events, as defined in the Letter of Intent. The Letter of Intent is nonbinding, except for the provisions relating to the option and certain other ancillary matters, and is subject to the execution of a definitive agreement, the completion of due diligence and the approval of the Amedisys Merger by the Boards of Directors of both parties and the shareholders of Amedisys. In addition, the Letter of Intent contemplates, and the Company believes, that the Amedisys Merger will be treated, for accounting and financial statement purposes, as a pooling of interests. If the Company determines that the transaction will not be given pooling of interests treatment, whether before or after due diligence and regulatory review, the Company will seek to re-negotiate the terms of the Amedisys Merger. No assurances can be given that the transaction will be given pooling of interests treatment or, if not, whether the Company can reach agreement with Amedisys on a restructured transaction. Accordingly, for the foregoing or other reasons, no assurances can be given that the Amedisys Merger will be consummated. However, since it is not improbable that the Amedisys Merger will occur, certain business and financial information relating to Amedisys and certain new investment considerations which will be applicable to the Company if the Amedisys Merger is consummated are included in this Prospectus. See "Investment Considerations" and "Proposed Amedisys Merger."

   The Company believes that the Amedisys Merger, if consummated, will provide it with added expertise in obtaining capitated fee contracts for its clients and assisting its clients in operating in a capitated fee environment. The Company believes that such expertise is more limited in New York State. Further, Amedisys will also provide the Company with additional skills in managing large independent physician associations.


   The Company's principal executive offices are located at 254 West 31st Street, New York, New York 10001 and its telephone number is (212) 868-1188.

                                 THE OFFERING

SECURITIES OFFERED

Debentures ....................  $25,000,000 aggregate principal amount of
                                 [6 1/2 to 8%] Convertible Subordinated
                                 Debentures Due [December] 15, 2003 (the
                                 "Debentures")

Common Shares .................  3,000,000 shares, of which 2,500,000 shares are offered by the Company and 500,000
                                 shares by the Selling Shareholder.

Debenture Terms
Interest Payment Dates ........  [December] 15 and [May] 15, commencing     ,
                                 199_

Maturity Date..................  [December] 15, 2003

Conversion.....................  The Debentures are convertible into Common
                                 Shares, par value $.001 per share, at any
                                 time prior to maturity, unless previously
                                 redeemed, at a conversion price of $   per
                                 share [120% to 130% of the closing sale
                                 price of the Common Shares on the AMEX on the effective date of this offering], subject to adjustment in certain events.

Redemption at Option of the
  Company......................  The Debentures are not redeemable prior to
                                 [three years from the effective date of this offering]. Thereafter, the Debentures are redeemable, in whole or in part, from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount thereof plus accrued interest, provided that the Debentures may not be redeemed prior to maturity unless the closing price for 20 consecutive trading days prior to the date of notice of such redemption has equaled or exceeded $ . [150% of the closing price of the Common Shares on the effective date of this offering] subject to adjustment in certain events. See "Description of Debentures -- Optional Redemption."

Redemption at Option of
  Holders .....................  In the event that a Repurchase Event (as defined) occurs, subject to certain
                                 conditions, each holder of a Debenture shall have the right, at the holder's option, to require the Company to purchase all or any part of such holder's Debentures at 100% of the principal amount thereof plus accrued interest.

Sinking Fund...................  If a sinking fund is established for any indebtedness that is junior or pari passu
                                 with the Debentures and which has a maturity
                                 or weighted average time to maturity which
                                 is on or prior to       , 2003, the
                                 Debentures will be entitled to an annual sinking fund beginning in the Company's next fiscal year calculated to retire that amount of Debentures equal to the lesser of (i) the same percentage of outstanding Debentures prior to maturity as the percentage of the principal amount of such other indebtedness to be retired prior to maturity on the same payment schedule as such other indebtedness or (ii) such amount of Debentures necessary to result in the Debentures having the same weighted average time to maturity as the other indebtedness.

Subordination..................  The Debentures are subordinated in right of payment to all present and future Senior
                                 Indebtedness (as defined) of the Company.
                                 The Indenture will not restrict the
                                 incurrence of additional Senior Indebtedness by the Company or any indebtedness by any Subsidiary. See "Description of Debentures."

SECURITIES OUTSTANDING BEFORE
THIS OFFERING


Common Shares..................  8,031,471 shares


First Series Debentures .......  $40,250,000 aggregate principal amount, convertible into Common Shares at $14.00 per share, subject to adjustment.

Convertible Subordinated Notes.. $5,000,000 aggregate principal amount, convertible into Common Shares at $9.00 per share, subject to adjustment.

SECURITIES OUTSTANDING AFTER
THIS OFFERING


Common Shares..................  10,531,471 shares (1)


First Series Debentures........  $40,250,000 aggregate principal amount

Convertible Subordinated Notes.. $5,000,000 aggregate principal amount

Debentures.....................  $25,000,000 aggregate principal amount

Use of Proceeds................  To provide added funds for the Company's acquisition program and for working capital and general corporate purposes. See "Use of Proceeds."

TRADING SYMBOLS

Common Shares..................  "CMI"

Debentures.....................  Application has been made for listing of the
                                 Debentures on the AMEX under the symbol
                                 "CMI.B."

------
(1) Excludes Common Shares reserved for the following purposes: (a) 940,792 Common Shares issuable upon the exercise of options granted under CMI's 1995 Stock Option Plan (the "Option Plan"), of which options for 240,792 shares are subject to approval by shareholders of an increase in the number of shares issuable under such plan; (b) 225,000 shares issuable upon the exercise of options granted to professional and other consultants to the Company; (c) 200,000 shares issuable upon the exercise of warrants ("IPO Representatives' Warrants") issued to the representatives ("IPO Representatives") in the Company's IPO; (d) 250,000 shares issuable upon the exercise of warrants ("First Series Debenture Offering Representative's Warrants") issued to the representative ("First Series Debenture Offering Representative") in the First Series Debenture Offering; (e) 2,875,000 shares issuable upon conversion of the First Series Debentures; (f) 555,555 shares issuable upon conversion of the Convertible Subordinated Notes and (g) 75,334 shares issuable upon exercise of warrants granted in the initial public offering of MMI and assumed by the Company in the MMI Merger. Also excludes shares which may be issued in the proposed Amedisys Merger.

                       SUMMARY OF FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENTS OF INCOME DATA:

                          COMPLETE MANAGEMENT, INC.

                                  For the period
                                 from April 1, 1993                              Nine Months Ended
                                  to December 31,    Years Ended December 31,       September 30,
                                 ------------------  ------------------------  ----------------------
                                        1993            1994         1995        1995        1996
                                 ------------------   ---------    ---------   ---------   ---------
Revenue  .....................       $5,283          $10,654      $12,294     $ 9,056     $20,030
Interest discount (1)  .......         (865)          (1,744)      (2,017)     (1,482)     (1,748)
                                 ------------------   ---------    ---------   ---------   ---------
Net revenue  .................        4,418            8,910       10,277       7,574      18,282
Operating expenses  ..........        2,790            4,520        5,745       3,889      11,467
                                 ------------------   ---------    ---------   ---------   ---------
Operating income  ............        1,628            4,390        4,532       3,685       6,815
Interest discount included in
  income (2) .................          207              922        1,585       1,144       1,855
Other income/(expense)  ......           62               55          (29)         13      (1,142)
                                 ------------------   ---------    ---------   ---------   ---------
Income before provision for
  taxes ......................        1,897            5,367        6,088       4,842       7,528
Provision for income taxes  ..          891            2,522        2,861       2,276       3,613
                                 ------------------   ---------    ---------   ---------   ---------
Net income  ..................       $1,006          $ 2,845      $ 3,227     $ 2,566     $ 3,915
                                 ==================   =========    =========   =========   =========
Primary net income per share         $ 0.34          $  0.95      $  1.08     $  0.87     $  0.50
                                 ==================   =========    =========   =========   =========
Fully diluted net income per
  share ......................          N/A              N/A          N/A         N/A     $  0.42
                                 ==================   =========    =========   =========   =========
Weighted average number of
  shares outstanding .........        2,981            2,981        2,981       2,964       7,840
                                 ==================   =========    =========   =========   =========
Ratio of earnings to fixed
  charges (3) ................          N/A              N/A       133.35         N/A        5.71
                                 ==================   =========    =========   =========   =========


                         UNAUDITED PRO FORMA COMBINED

                                                       Without Amedisys (4)               With Amedisys (4)(5)
                                                 --------------------------------   --------------------------------
                                                    Year Ended      Nine Months       Year Ended       Nine Months
                                                   December 31,    September 30,     December 31,     September 30,
                                                       1995             1996             1995             1996
                                                  --------------   --------------    --------------   --------------
Revenue  ......................................     $29,335          $27,398          $66,924          $61,046
Interest discount (1)  ........................      (2,719)          (1,748)          (2,719)          (1,748)
                                                  --------------   --------------    --------------   --------------
Net revenue  ..................................      26,616           25,650           64,205           59,298
Operating expenses  ...........................      21,250           20,346           57,459           52,949
                                                  --------------   --------------    --------------   --------------
Operating income  .............................       5,366            5,304            6,746            6,349
Interest discount included in income (2)  .....       2,236            1,855            2,236            1,855
Other (expense)  ..............................        (213)          (1,223)            (451)          (1,498)
                                                  --------------   --------------    --------------   --------------
Income before provision for taxes  ............       7,389            5,936            8,531            6,706
Provision for income taxes  ...................       3,985            3,097            4,185            3,365
                                                  --------------   --------------    --------------   --------------
Net income  ...................................     $ 3,404          $ 2,839          $ 4,346          $ 3,341
                                                  ==============   ==============    ==============   ==============
Primary net income per share  .................     $  0.43          $  0.35          $  0.46          $  0.34
                                                  ==============   ==============    ==============   ==============
Fully diluted net income per share  ...........     $    --          $  0.30          $    --          $  0.30
                                                  ==============   ==============    ==============   ==============
Weighted average number of shares outstanding         7,964            8,198            9,487            9,721
                                                  ==============   ==============    ==============   ==============

                                (IN THOUSANDS)

UNAUDITED BALANCE SHEET DATA:

                                                                         As at September 30, 1996
                                          --------------------------------------------------------------------------------------
                                                                     Pro Forma
                                                     ----------------------------------------
                                                                                                          As Adjusted
                                                                                CMI, AAMC,      --------------------------------
                                           Actual         CMI, AAMC,        Other Post 9/30/96                    CMI, AAMC,
                                          ---------   Other Post 9/30/96      Acquisition,                    Other Post 9/30/96
                                             CMI         Acquisition            Amedisys            CMI          Acquisition
                                          ---------   ------------------    ------------------   ----------   ------------------
                                                             (6)                   (7)              (8)              (9)
Cash and cash equivalents  ............   $ 11,792         $  6,502            $   8,886        $  68,542         $  63,252
Marketable securities (10)  ...........     25,851           25,851               25,851           25,851            25,851
Accounts receivable, net (11)  ........     39,608           40,894               48,309           39,608            40,894
Purchase price in excess of net assets
  acquired (12) .......................     12,068           21,512               21,873           12,068            21,512
Total assets  .........................    105,208          112,905              128,810          164,704           172,401
Current liabilities  ..................     10,141           12,171               21,105           10,141            12,171
Long-term obligations, less current  ..      1,965            2,029                4,185            1,965             2,029
Convertible subordinated obligations  .     45,250           45,250               45,250           70,250            70,250
Shareholders' equity  .................     42,687           48,290               53,086           77,183            82,785
Working capital  ......................     47,215           41,189               42,877          103,965            97,939


------
(1) Represents an interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See "Notes to Consolidated Financial Statements of CMI."

(2) Represents interest income included in income as a result of the amortization over three and two year periods of the interest discount on revenues for CMI and MMI, respectively. See "Notes to Consolidated Financial Statements of CMI and MMI."


(3) As there was no interest expense incurred in 1993, 1994 and for the nine months ended September 30, 1995, the ratio of earnings to fixed charges is not applicable.

(4) The Unaudited Pro Forma Combined Statements of Income Data gives effect to all acquisitions made by CMI through November 15, 1996 (the MMI Merger, AAMC Merger and various non-material acquisitions ("Other Acquisitions") and with and without the effect of the Amedisys Merger as if they had occurred at the beginning of each period. Aggregate purchase price of the AAMC Merger and the Other Acquisitions was $15,699,000, which was in excess of the aggregate net assets acquired in the amount of $13,168,000. The excess purchase price is assumed to have a life not exceeding 20 years.

(5) On October 17, 1996, the Company entered into a non-binding Letter of Intent with Amedisys to exchange all of the outstanding shares of Amedisys (approximately 2,600,000 at November 15, 1996) for an estimated 1,523,000 Common Shares with a total value of $23,600,000. For purposes of this presentation, the share price used in determining the number of Common Shares to be exchanged is $15.50 per share. This transaction, if consummated, will be accounted for as a pooling-of-interests.

(6) CMI, AAMC, Other Post 9/30/96 Acquisition Pro Forma Balance Sheet Data gives effect to the AAMC Merger and the Acquisition of Tenbroeck Management Corp., which occurred after September 30, 1996 ("Other Post 9/30/96 Acquisition") as if they had occurred on September 30, 1996.

(7) CMI, AAMC, Other Post 9/30/96 Acquisition, Amedisys Pro Forma Balance Sheet Data gives effect to the AAMC Merger, the Other Post 9/30/96 Acquisition and the proposed Amedisys Merger as if they had occurred on September 30, 1996.

(8) CMI As Adjusted reflects the Balance Sheet Data giving effect to this offering as if it had occurred on September 30, 1996 without the effect of the AAMC Merger and the Other Post 9/30/96 Acquisition.

 (9) CMI, AAMC and Other Post 9/30/96 Acquisition As Adjusted reflects the Balance Sheet Data giving effect to this offering and the AAMC Merger and the Post 9/30/96 Acquisition as if they had occurred on September 30, 1996.


(10) Includes all marketable securities including those available for sale and those the Company intends to hold to maturity.

(11) Includes both the current and long-term portions of accounts receivable.


(12) Reflects the aggregate purchase prices in excess of the aggregate net assets acquired from the acquisitions made by the Company through November 15, 1996 consisting of the MMI Merger, the AAMC Merger and the Other Post 9/30/96 Acquisition.

                          INVESTMENT CONSIDERATIONS

   Prospective investors should carefully consider, together with the other matters and financial information discussed elsewhere herein, the following matters relating to the business of the Company and the securities offered hereby.


   Ratios of Debt to Net Tangible Book Value and Earnings to Fixed
Charges. At September 30, 1996, CMI had a net tangible book value of $25.9 million and its ratio of total debt to net tangible book value was 1.85 to 1. Giving pro forma effect at September 30, 1996 to all acquisitions through November 15, 1996 (the AAMC Merger and the Other Acquisitions) and the issuance of the Debentures, the Company's consolidated assets would have been approximately $172 million, its long term debt would have been $70 million and its ratio of total debt to net tangible book value would have been 1.41 to 1. If the Company experiences unanticipated costs, write-offs of investments or other assets or operating or other losses, the Company's leverage could increase. Such increased leverage (i) could adversely affect the ability of the Company to obtain additional financing in the future for working capital, capital expenditures or other purposes, should it need to do so, (ii) will require that a substantial portion of the Company's cash flow from operations be dedicated to debt service, (iii) could place the Company at a competitive disadvantage, if it is more highly leveraged than its competitors, and (iv) could make the Company more vulnerable to a downturn in its business.

   Assuming that the Debentures, the First Series Debentures and the Convertible Subordinated Notes had been outstanding during 1995, the ratio of pro forma consolidated 1995 income, before income taxes, to fixed charges (at an assumed interest rate of 8.0% on the Debentures) would have been 1.23 to 1.

   Dependence on Principal Client. All of the net revenues of CMI in 1994 and 1995 and approximately 62% of the pro forma combined net revenue of CMI, MMI, AAMC and the other companies acquired in 1995 were earned under management contracts with GMMS and a substantial part of the growth in the Company's business is a direct result of the growth of the GMMS medical practice. The continued vitality of the GMMS medical practice is subject to numerous risks, including the loss of its key medical personnel, malpractice claims and liability for failure to comply with applicable regulations. There is no assurance that GMMS will continue to operate successfully. For the nine months ended September 30, 1996 owner physician payroll and entity income at GMMS showed a loss of $263,000, as compared to income of $770,000 in 1995. The Company believes that this loss principally results from an increase of $1,187,000 in medical personnel payroll at GMMS as GMMS increased its professional staff in expectation of future higher levels of operation. A continuation of these deficits at GMMS, or its failure to operate successfully, could jeopardize GMMS' ability to pay management fees to the Company. Moreover, although the Practice Management Services Agreement (the "PMSA") and the Management Services Agreement for Magnetic Resonance Imaging Practice (the "MSA") between the Company and GMMS, which cover all management services provided to GMMS, expire June 2025 and July 2001, (with a provision for the automatic extension of the MSA in five year intervals at the option of MMI), respectively, there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS and his son, Dennis Shields, are principal shareholders of the Company. See "Business -- Principal Client."


   Dependence on Third-Party Payor Reimbursements; Possible Decreases in Reimbursement Rates. For the year ended December 31, 1995, approximately 46% and 20% of the revenues of GMMS came from no-fault insurance carriers and workers' compensation insurers, respectively. Payments from these sources generally have long collection cycles. The Company's engagement by its clients is based, in part, on such clients' belief in the Company's receivables collection skills and its ability to collect such payments for them as expeditiously as feasible. If the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be adversely affected. To the extent that the medical practices receiving the Company's services are dependent on third-party payors, changes in such payors' policies that reduce reimbursement rates could impair clients' ability to pay management fees to the Company. See "Business -- Third-Party Reimbursement."

   Risk of Lower Margins. Certain services offered by the Company are provided in accordance with fee schedules based on the Company's estimate of the cost of providing these services. Such fee schedules are not readily subject to modification. Accordingly, an unanticipated increase in costs, such as those for personnel, space, equipment or capital, would have a substantial and adverse impact on the Company's operating margins and net income. There is no assurance that the Company's actual costs will not exceed its estimated costs. Both the professional fees earned by hospitals and medical practices and the cost of providing non-medical services to them vary substantially with the nature of the medical activities undertaken, the effectiveness of the medical services provided, the location of the hospital or medical practice and numerous other factors. Further, there is no assurance that the Company's future business relationships will provide margins comparable to those currently earned under the PMSA and MSA. See "Business -- Medical Practice Management Services."


   Inability to Collect or Delay in Collecting Management Fees. Collection by the Company of its management fees may be adversely affected by the uncollectibility of its clients' medical fees from third-party payors (including workers' compensation insurers, no-fault insurance carriers, no-fault payment pool, Medicare and commercial insurers) or by the long collection cycles for those receivables, even though clients of the Company are liable for the Company's fees regardless of whether they receive payment for their medical services. The Company has historically deferred collecting amounts owed to it when its clients have experienced delays in collecting from third-party payors. The requirements of many third-party payors regarding claims submission are detailed and complex and payments may be delayed or refused if the payors' requirements are not complied with in full. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims, refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that insurance carriers delay payment of claims until just prior to the arbitration hearing. The Company's management has determined, based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years. As a result, the Company requires more capital to finance its receivables than do businesses with shorter receivable collection cycles. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payor's allowable fee standards. The Company is generally prepared to take all legally available steps, including arbitration, to collect the receivables generated by its clients, whether owned by the Company or by the client. Nevertheless, some of those receivables may be uncollectible if third-party payors determine that the Company's clients performed medically unnecessary procedures, charged excessive fees for procedures, or completed claim forms improperly. The inability of the Company's clients to collect their receivables could adversely affect their ability to pay the Company's fees. See "Business -- Third-Party Reimbursement."

   Inability to Collect Loans to Clients. The Company has provided financing to GMMS and other clients, either through loans or the purchase of receivables, to open or renovate offices, acquire medical practices, add medical specialties and acquire diagnostic imaging and other equipment. When the Company makes loans to its clients it generally takes a security interest in the assets of such clients (including receivables not otherwise assigned to the Company) to secure repayment. Inasmuch as clients' receivables may also secure payment to the Company of any unpaid management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and, in any such event, that the Company's security interest in its clients' receivables will be inadequate to repay both the loan obligations and other amounts due to the Company. See "Business -- Growth Strategy."


   Inability to Effect Expansion Strategy. The Company's expansion strategy includes increasing the number and type of medical practices to which it provides management services in its current market, other areas in New York State and selected other markets including New Jersey, and securing contracts on behalf of its clients with managed care organizations. The Company intends to identify high volume medical practices to be acquired by existing clients or to become clients of the Company, possibly in conjunction with the Company's purchase of certain fixed assets and/or accounts receivable of such medical practice. There is no assurance, however, that suitable medical practices will be identified which are either willing to be acquired or to contract for the management services offered by the Company. Moreover, there is no assurance that the Company can expand its business into other parts of New York State or into other states. In order to operate effectively in such new locations, the Company must achieve acceptance in the local market and, in order to operate in other states, the Company must adapt its procedures to each such state's regulatory requirements and systems. See "Business -- Growth Strategies."

   Management of Growth and Expansion. The Company is undergoing substantial growth. This growth places significant demands on the Company's management, and its technical, financial and other resources. To manage its growth effectively, the Company must maintain a high level of operational quality and efficiency, continue to enhance its operational, financial and management systems and expand, train and manage its management and staff. Through September 30, 1996, the Company has rendered its services primarily to a single multi-office medical practice and thus has only limited experience in simultaneously providing physician practice management services to several practices. To execute its growth strategy, the Company plans to significantly increase the number of physician practices under management. There can be no assurance that the Company will be able to manage growth effectively, and any failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations and the price of the Common Shares and Debentures.

   Cost Containment and Reimbursement Trends. Government and private third-party payors are seeking to contain healthcare costs by imposing lower reimbursement and higher utilization rates and negotiating reduced payment schedules with service providers. One method for achieving this objective has been the use of a resource-based relative value scale ("RBRVS") payment methodology for physician services implemented by the federal government through the Medicare program. The RBRVS began to cover certain physician services in 1992 and will be fully phased in on December 31, 1996. RBRVS is a fee schedule that pays similarly situated physicians the same amount for the same services, with certain geographical and other adjustments. The RBRVS is adjusted each year, and is subject to increases or decreases at the discretion of Congress. RBRVS has reduced payment rates for certain of the procedures historically provided by the physician groups managed by the Company. Management estimates that 22% of the 1995 revenues of physician groups to which the Company now provides broad based management services are derived from government sponsored healthcare programs (principally, Medicare, Medicaid and state reimbursed programs) subject to the RBRVS. RBRVS-type of payment systems have also been adopted by certain private third-party payors and may become a predominant fee for service payment methodology. Widespread implementation of such RBRVS-type programs could reduce payments by third-party payors. Rates paid by many private third-party payors, including those that provide Medicare supplemental insurance, are based on the physician and hospital's usual and customary charges which are generally higher than Medicare payment rates. A decrease in the number of privately insured patients seen by the practices managed by the Company could cause the revenues of such practices to decrease and in turn adversely affect the Company's results of operations. Thus, there can be no assurance that the Company's revenues from its relationship with such affiliated physicians will be sufficient to achieve or maintain profitability. The Company believes that cost containment trends will continue to result in a reduction from historical levels in per-patient revenue for medical practices. Further reductions in payments to physicians or other changes in reimbursement for healthcare services could have an adverse effect on the Company's operations. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise. See "Business -- Government Regulation."

   Risks Associated with Capitated Fee Arrangements. Physicians and other healthcare providers are, increasingly, being asked to provide professional services on a risk-sharing or capitated basis. Under these arrangements, the healthcare provider often receives a predetermined amount per patient per month in exchange for providing specified services to patients covered by the arrangement. Such arrangements pass the economic risk of providing care from the payor to the provider. Capitated fee arrangements are relatively new but are rapidly becoming important in the New York marketplace. While the growth of such arrangements could result in greater predictability of revenues for those clients of the Company who enter into such arrangements, it may create new risks and uncertainties for the profitability of these clients and their ability to pay the Company's management fees. Additionally, the Company may be required to negotiate capitated fee arrangements for its clients to maintain their competitive position in the marketplace. There can be no assurance that the Company will be able to negotiate satisfactory arrangements for its clients or be able to provide the service of negotiating such arrangements at commercially reasonable rates. To the extent that medical practice clients have reduced profitability as a result of capitated fee arrangements there can be no assurance that the Company will be able to derive sufficient revenues from its relationships with such clients to maintain profitability or sustain its current level of operations.

   Government Regulation. The healthcare industry is highly regulated by numerous laws and regulations at the federal, state and local levels.
Regulatory authorities have broad discretion to interpret and enforce these laws and promulgate corresponding regulations. Violations of these laws and regulations (as determined by agencies or judicial authorities) may result in substantial criminal and/or civil penalties and disqualification from participation in Medicare, Medicaid and other payor programs. The Company believes that its current operations are in material compliance with these laws and regulations and the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company) is similar in material respects to that of many firms in the physician practice management industry. Nevertheless, the laws and regulations in this area are extremely complex and subject to changing interpretation, many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation, and the Company has neither obtained nor applied for an opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Thus, there is no assurance that the Company's operations have been in compliance at all times with all subh laws and regulations. Nor is there assurance that a court or regulatory authority will not determine that the Company's past, current or future operations (including the purchase and lease-back of client assets, the provision of financing to new or existing clients, the purchase of client accounts receivable and, if appropriate, the granting of an equity interest in the Company to a client) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. For example, if the Company were determined to be a diagnostic and treatment center or engaged in the corporate practice of medicine, it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines, and an injunction preventing continuation of its business. The following are among the laws and regulations that affect the Company's operations and development activities: Corporate Practice of Medicine; Fee Splitting; Self-Referral Laws; Anti-Kickback and Anti-Trust Laws; Certificates of Need; Regulation of Diagnostic Imaging Facilities; No-Fault Insurance and Workers' Compensation.

   In addition, the federal government and New York State are considering numerous new laws and regulations that, if enacted, could result in comprehensive changes to the health industry and the payment for, and availability of, healthcare services.

   Many aspects of the laws and regulations that cover the Company's operations and relationships have not been definitively interpreted by regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations or to prosecutions which may have uncertain merit, by a variety of state and federal governmental authorities. If the Company or any of its physician or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctive relief and disqualification from participation in Medicare, Medicaid and other payor programs. Such developments could limit the Company's ability to provide or could restrict or make unprofitable some of the services the Company provides to its clients, generally. See "Business--Government Regulations."


   Dependence Upon Key Personnel. The Company is dependent upon the expertise and abilities of its management, including its Chairman and Chief Executive Officer, Steven Rabinovici. The loss of the services of Mr. Rabinovici or other key members of management could have a material adverse effect on the business of the Company. The Company is also indirectly dependent on Dr. Lawrence W. Shields and other senior physicians at GMMS, whose loss could adversely affect GMMS' practice and the financial condition and results of operations of the Company. The Company is the beneficiary of key man insurance policies on the lives of Steven M. Rabinovici and Dr. Lawrence W. Shields in the amounts of $2,000,000 and $10,000,000, respectively. See "Management" and "Certain Transactions."

   Competition. The medical practice management field is highly competitive. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. See "Business -- Competition."

   Technological Obsolescence. Both the software and hardware used by the Company in connection with the services it provides have been subject to rapid technological change. Although the Company believes that this technology can be upgraded as necessary, the development of new technologies or refinements of existing technology could make the Company's existing equipment obsolete. Although the Company is not currently aware of any pending technological developments that would be likely to have a material adverse effect on its business, there is no assurance that such developments will not occur.


   Liability to Clients' Patients and Others; Insurance. If misdiagnoses are made by the Company's clients using equipment furnished by the Company or if clients' patients or operating personnel suffer injury as a result of using such equipment or if persons are injured on premises leased by the Company to its clients, liability claims could be filed by such client or patient, as the case may be, against the Company. Further, any substantial liability incurred by a client not covered by insurance could impair that client's ability to pay management fees to the Company. While the Company seeks to protect itself from liability claims both by requiring that its clients carry substantial medical malpractice and other liability insurance and by carrying its own general liability insurance, there is no assurance that such insurance would be adequate to fund such claims or that the insurance companies would not find a basis to deny coverage.

   Control by Certain Shareholders. Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, the founders of the Company, are parties to a shareholders' agreement (the "Shareholders' Agreement") pursuant to which they have agreed that until June 1, 2005, they will vote all of their shares of CMI in favor of the election to the Board of Directors of the Company of the nominees approved by the Board and will vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is Chairman of the Board and Chief Executive Officer of the Company and Mr. Jacaruso is Vice Chairman of the Board and President of the Company. Dr. Shields is the Company's largest shareholder and the father of Dennis Shields, who is Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Messrs. Rabinovici, Jacaruso, Dennis Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own an aggregate of 3,094,581 shares or 38.5% of the Company's outstanding Common Shares (2,594,581 shares or 24.6% of the Company's outstanding shares after giving effect to the transactions contemplated hereby or, if the Over-Allotment Option is exercised in full, 2,197,358 shares and 20.9% of the outstanding shares) and, accordingly, as long as they vote as required by the Shareholders' Agreement, may be in a position to elect all of the persons nominated by the Board of Directors. Furthermore, such control may adversely affect the market price of the Common Shares by deterring any unsolicited acquisition of the Company. See "Principal Shareholders."


   Broad Discretion in Application of Proceeds. Of the estimated net proceeds from this offering (assuming an offering price of $15.50 per share), approximately $45,000,000 (79.3%) has been allocated to the Company's acquisition program and $11,750,000 (20.7%) to working capital and other general corporate purposes. The funds allocated to the foregoing purposes are not subject to binding agreements requiring such use and no material acquisition now being negotiated, except for the acquisition of Amedisys, is likely to occur. Accordingly, the Company will have broad discretion in the application of such proceeds. See "Use of Proceeds."

   Limitation of Director Liability. The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence, subject to certain limitations imposed by the New York Business Corporation Law. Thus, under certain circumstances, neither the Company nor the stockholders will be able to recover damages even if directors take actions which harm the Company. See "Management -- Limitation of Director Liability; Indemnification."

   No Prior Public Market Risks. Prior to this offering, there has been no market for the Debentures offered hereby by the Company and there is no assurance that an active trading market will develop or be sustained following this offering. The public offering price of the Debentures will be determined in negotiations between the Company and the Representatives and may be greater or less than the price established by market trading following this offering.

   Potential Adverse Impact on Market Price of Securities; Shares Eligible for Future Sale. Sales of substantial amounts of the Company's securities in the public market after this Offering or the perception that such sales may occur could materially adversely affect the market price of the Common Shares and the Debentures. The Company's officers and directors, other than Steven Hirsh, have agreed with the Representatives that they will not sell or otherwise dispose of any Common Shares, or any securities convertible into Common Shares, without the prior written consent of such Representatives
until      , 1997 [120 days after the effective date of this offering]. After that date, an aggregate of 3,164,368 Common Shares will become eligible for sale pur-
suant to Rule 144 and the limitations specified therein. The lock-up does not apply to the sale of shares by the Selling Shareholder in this offering or the shares subject to the Over-Allotment Option. The 3,000,000 Common Shares offered hereby will be publicly tradeable without registration immediately following the effective date of this offering, unless held by affiliates. In addition, all of the Common Shares into which the Debentures or the First Series Debentures are convertible will be saleable publicly immediately upon conversion of the Debentures. See "Shares Eligible for Future Sale." Sales in the public market of substantial numbers of Common Shares can be expected to affect the price of the Common Shares and could impair the Company's ability to raise additional capital through equity offerings. Securities of many companies, in particular, newer and smaller companies, have experienced substantial fluctuations and volatility that in some cases have been unrelated or disproportionate to the performance of the companies themselves. Any such fluctuations, or general economic or market trends, could adversely affect the price of the Common Shares.
                                    ------

   Prospective investors should also carefully consider the following matters which will become applicable to the business of the Company and the securities offered hereby if the Company consummates the proposed Amedisys Merger. At present, there is no binding agreement for the consummation of the Amedisys Merger. Consummation of the Amedisys Merger is subject to a number of material conditions and, accordingly, no assurances can be given that the Amedisys Merger will be consummated.

   Classification of Physicians and Nurses as Independent Contractors; Potential State and Federal Tax Liability. Amedisys contracts with physicians and nurses as independent contractors, rather than employees, to fulfill some of its supplemental staffing obligations. Therefore, Amedisys has not withheld federal or state taxes based on income, made federal or state unemployment tax payments or provided workers' compensation insurance with respect to such independent contractors. The payment of applicable taxes is regarded as the responsibility of such independent contractors. Management of Amedisys believes that classification of physicians and nurses as independent contractors is standard industry practice and proper for federal tax purposes. A contrary determination by federal taxing authorities or a change in existing law could materially adversely affect Amedisys and its operations. Most state taxing authorities either have not challenged or have accepted the classification of contract physicians and nurses as independent contractors. Amedisys' records regarding independent contractors have been reviewed by federal taxing authorities and no significant issues have been identified. Amedisys is currently under review by the Louisiana Department of Labor. Management of Amedisys believes that the ultimate resolution of this review will not have a significant effect on Amedisys' financial position or results of operations. However, there are some states in which the independent contractor classification of physicians and nurses is or has been under administrative or judicial review.


   Corporate Exposure to Professional Liabilities. Due to the nature of its business, including its direct employment of healthcare providers, Amedisys and certain physicians who provided services on its behalf may be the subject of medical malpractice claims, with the attendant risk of substantial damage awards. The most significant source of potential liability in this regard is the alleged negligence of nurses placed by Amedisys in home healthcare and supplemental staffing settings. In addition, Amedisys could be exposed to liability based on the negligence of physicians operating in Amedisys' outpatient surgery centers. To the extent such nurses or physicians were regarded as agents of Amedisys in the practice of medicine, Amedisys could be held liable for any medical negligence of such persons. In addition, Amedisys could be found in certain instances to have been negligent in performing its contract management services for hospital and clinics even if no agency relationship exists between Amedisys and such physicians. There can be no assurance that a future claim or claims will not exceed the limits of available insurance coverage or that such coverage will continue to be available.

   Relationships with Other Organizations. The development and growth of Amedisys' business largely depends on having close working relationships with health maintenance organizations, preferred provider organizations, hospitals, clinics, nursing homes, physician groups, and other healthcare providers. Although Amedisys has established such relationships, there is no assurance that existing relationships will be successfully maintained and that additional relationships will be successfully developed and maintained in the future.


   Dependence upon Management. Amedisys is dependent upon the expertise and the abilities of its management, including its Chief Executive Officer, William F. Borne. Amedisys maintains key employee life insurance upon Mr. Borne's life in the amount of $4.5 million. The loss of the services of Mr. Borne or other key members of management could have a material adverse effect of the business of Amedisys.

                               USE OF PROCEEDS

   The net proceeds to be received by the Company from the sale of the Debentures and the 2,500,000 Common Shares offered by the Company hereby (assuming an offering price of $15.50 per share) are estimated to be approximately $56,750,000 ($60,150,000 if the Over-Allotment Option is exercised in full) after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company. Of these net proceeds, approximately $45,000,000 will be allocated to the Company's acquisition program, and the balance will be used for working capital and general corporate purposes. The acquisition program includes possible acquisition of minority equity positions in subsidiary or joint venture entities with which the Company will have management service or other business relationships. Pending any such uses, the net proceeds of this offering will be invested in interest-bearing deposit accounts, certificates of deposit or similar short-term investment grade financial instruments.

   The foregoing is the Company's best estimate of the allocation of the net proceeds to be received by it from this offering based upon its currently contemplated operations, its business plan, current legislation and regulations and current economic and industry conditions; such allocation is subject to reapportionment among the categories described above or to new categories in response to, among other things, changes in the Company's plans and its future revenues and expenditures, as well as changes in existing regulations, general industry conditions and technology.

   The Company believes that the net proceeds of this offering and cash flow from operations will be sufficient to meet its expected cash needs and finance its plans for expansion for the indefinite future, and in any case for not less than 12 months from the date of this Prospectus. This belief is based upon certain assumptions regarding the Company's business and cash flow, as well as prevailing regulatory and economic conditions. The Company's capital requirements may vary significantly, depending on how rapidly management seeks to expand the business and the expansion strategies elected. Accordingly, the Company may, in the future, require additional financing to continue to expand its business. There is no assurance that the Company will be successful in obtaining additional financing, if required, on favorable terms, or at all. If the Company were unable to obtain additional financing, its ability to meet its current plans for expansion could be materially and adversely affected. See "Capitalization," "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business Growth Strategy."

                              RECENT FINANCINGS

   On March 20 and July 10, 1996, the Company borrowed an aggregate of $5,000,000 due from 13 accredited investors (the "Purchasers") evidenced by the Convertible Subordinated Notes. The Convertible Subordinated Notes are convertible into an aggregate of 555,555 Common Shares, subject to adjustment to protect against dilution for capital changes, and bear interest at the rate of 8% per annum, payable quarterly until the Convertible Subordinated Notes are paid in full on March 20, 2001. Under certain circumstances, such as a change in control, holders of the Convertible Subordinated Notes may require the Company to redeem the Convertible Subordinated Notes at 125% of their principal amount plus all accrued and unpaid interest thereon. The Convertible Subordinated Notes are subordinate in right of payment to existing and to certain future indebtedness which may be incurred by the Company. The Company has agreed to file with the SEC, by January 31, 1997, a Registration Statement on Form S-3 covering the sale of the Common Shares issuable on conversion of the Convertible Subordinated Notes together with 16,666 other Common Shares owned by two of the purchasers of the Convertible Subordinated Notes, and to keep such Registration Statement effective until July 10, 1998. Subsequent to the issuance of the Convertible Subordinated Notes, Steven Hirsh, who had investment authority or shared investment authority with respect to four of the accredited investors, became a director of the Company.

   On June 11, 1996, the Company issued $40,250,000 face amount of First Series Debentures due August 15, 2003. The First Series Debentures bear interest at the rate of 8% per annum payable on August 15 and February 15 of each year until the First Series Debentures are paid in full. Holders of the First Series Debentures may convert all or any portion of the principal amount thereof into Common Shares of the Company at an initial conversion price of $14.00 per share, subject to adjustment for stock splits, dividends, recapitalization and certain other capital changes. The First Series Debentures are not redeemable prior to June 5, 1999. Thereafter, the First Series Debentures are redeemable in whole or in part, from time to time, at the option of the Company, at a redemption price equal to 100% of the principal amount thereof plus accrued interest, provided that the First Series Debentures may not be redeemed prior to maturity unless for the 20 consecutive trading days prior to the date of notice of such redemption, the Closing Price (as defined) has equaled or exceeded $19.125, subject to adjustment in certain events. In the event that a Repurchase Event (as defined) occurs, subject to certain conditions, each holder of a First Series Debenture shall have the right to require the Company to purchase all or any part of such holder's First Series Debentures at 100% of the principal amount thereof plus accrued interest.

                        PRICE RANGE FOR COMMON SHARES

   The Common Shares traded on the Nasdaq National Market under the symbol "CMGT" from December 27, 1995 until the close of trading on May 3, 1996. On May 6, 1996 the Common Shares commenced trading on the AMEX under the symbol "CMI." The following table indicates the closing sale prices of the Common Shares on the Nasdaq National Market and the AMEX for the periods indicated beginning with the commencement of trading on December 28, 1995 following the Company's IPO.

                                                       Closing Sale Price
                                                    --------------------------
                                                     High               Low
                                                    --------           -------
1995
Fourth Quarter (from December 28)  ......             9                 8 3/8
1996
First Quarter  ..........................             9 1/4             7 3/4
Second Quarter  .........................            13 3/8             7 1/2
Third Quarter  ..........................            16 3/4            12 1/8
Fourth Quarter (through November 20)  ...            15 3/4            12 5/8

   On November 20, 1996 the closing price of the Common Shares was $14.50.

                                CAPITALIZATION


   The following table sets forth as of September 30, 1996 (i) the actual capitalization of CMI, (ii) the capitalization of CMI on a pro forma basis, giving effect to the consummation of all acquisitions through November 15, 1996 (consisting of the AAMC Merger and the Other Acquisitions and specifically excluding the proposed Amedisys Merger), and (iii) on a pro forma as adjusted basis giving effect to all acquisitions through November 15, 1996 and the receipt of the estimated net proceeds to be received by the Company from this offering. The table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

(IN THOUSANDS)

                                                                                                   Pro forma,
                                                                        Actual      Pro forma     As adjusted
                                                                       ---------   -----------    -------------
                                                                                                     (1)(2)
Current portion of long-term obligations  ..........................  $   839      $   874        $    874
Long-term obligations  .............................................    1,965        2,029           2,029
Convertible Subordinated Notes  ....................................    5,000        5,000           5,000
First Series Debentures  ...........................................   40,250       40,250          40,250
Debentures  ........................................................       --           --          25,000
Shareholders' equity
   Preferred Shares, $.001 par value, 2,000,000 shares authorized;
     none issued  ..................................................       --           --              --
   Common Shares, $.001 par value, 20,000,000 shares authorized;
     7,673,293 issued and outstanding; 8,031,471 issued and
     outstanding, pro forma; actual and pro forma, 10,531,471
     issued and outstanding, as adjusted  ..........................        8            8              10
   Additional paid-in capital ......................................   31,687       37,290          71,783
   Retained earnings ...............................................   10,992       10,992          10,992
                                                                       ---------   -----------    -------------
       Total shareholders' equity ..................................   42,687       48,290          82,785
                                                                       ---------   -----------    -------------
     Total capitalization ..........................................  $90,741      $96,443        $155,938
                                                                       =========   ===========    =============
Net tangible book value  ...........................................  $25,927      $20,061        $ 51,812
                                                                       =========   ===========    =============
Ratio of total debt to tangible net worth  .........................     1.85         2.40            1.41

------
(1) Excludes Common Shares reserved for the following purposes: (a) 940,792 shares issuable upon the exercise of options granted under the Option Plan, of which options for 240,792 shares are subject to approval by shareholders of an increase in the number of shares issuable under such plan; (b) 225,000 shares issuable upon the exercise of options granted to professional and other consultants to the Company; (c) 200,000 shares issuable upon the exercise the IPO Representatives' Warrants; (d) 250,000 shares issuable upon the exercise of warrants issued to the First Series Debenture Offering Representative; (e) 2,875,000 shares issuable upon conversion of the First Series Debentures; (f) 555,555 shares issuable upon conversion of the Convertible Notes and (g) 75,335 shares issuable upon exercise of warrants granted in the initial public offering of MMI and assumed by the Company in the MMI Merger. Also excludes Common Shares which may be issued as follows: (i) shares which may be issued in the proposed Amedisys Merger; (ii) shares issuable upon the exercise of Amedisys stock options to be assumed in the proposed Amedisys Merger and
    (iii) shares issuable upon the exercise of the Representatives' Warrants.
(2) Reflects the consummation of this offering less estimated costs of $7,000,000 as if it had occurred at September 30, 1996.

                               DIVIDEND POLICY

   Holders of Common Shares are entitled to such dividends as may be declared by the Board of Directors and paid out of funds legally available therefor. The Company has never paid any dividends on the Common Shares. The Company intends to retain earnings to finance the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Future determinations regarding the payment of dividends is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements, financial condition, and the existence or absence of any contractual limitations on the payment of dividends.


                   PRO FORMA COMBINED FINANCIAL INFORMATION

   The Unaudited Pro Forma Combined Balance Sheet of CMI at September 30, 1996 and the Unaudited Pro Forma Combined Statements of Income of CMI for the year ended December 31, 1995 and the nine months ended September 30, 1996 which are set forth below, give effect to all of the acquisitions consummated through November 15, 1996, consisting of the MMI Merger, the AAMC Merger and the Other Acquisitions, based upon the assumptions set forth below, and in the notes to such statements. These acquisitions have each been accounted for as a "purchase." However, because CMI and MMI have a common control group, that portion of the assets of MMI attributable to such control group, approximately 39.0% of total assets, was acquired at a carryover historical basis. The excess of purchase price over the value of the remaining net assets acquired as if these acquisitions occurred on December 31, 1995, is estimated at approximately $21,843,000, and will be amortized over various periods based upon appraisals and valuations by qualified independent parties. A period of 20 years has been assumed for the amortization, for the purpose of the pro forma financial statements. The unaudited pro forma financial statements reflect amortization expense of such excess in the amount of $1,092,000 for the year ended December 31, 1995. The unaudited pro forma combined financial information assumes that (i) the AAMC Merger and the Other Post 9/30/96 Acquisition were completed at September 30, 1996 for the Unaudited Pro Forma Combined Balance Sheet as of September 30, 1996, (ii) the MMI Merger, the AAMC Merger and Other Acquisitions were completed at January 1, 1995 for the Unaudited Pro Forma Combined Statement of Income for the year ended December 31, 1995, and (iii) the AAMC Merger and Other Acquisitions were completed at January 1, 1996 for the Unaudited Pro Forma Combined Statement of Income for the nine month period ended September 30, 1996. The unaudited pro forma financial information has been included pursuant to the requirements set forth in applicable rules of the SEC and is provided for comparative purposes only. The unaudited pro forma financial information presented is based upon the respective historical consolidated financial statements of CMI and the acquired companies and should be read in conjunction with such financial statements and related notes thereto to the extent included in this document. The Company believes that the accompanying unaudited pro forma combined financial information contains all the material adjustments necessary to fairly present the financial position of CMI as of December 31, 1995. The unaudited pro forma financial information presented does not purport to be indicative of the financial position or operating results which would have been achieved had the acquisitions taken place at the dates indicated and should not be construed as representative of the Company's financial position or results of operations for any future date or period.


   The unaudited pro forma adjustments are based on available information and upon certain assumptions that the Company believes are reasonable under the circumstances; however, the actual recording of the acquisitions will be based on ultimate appraisals, evaluations and estimates of fair values. If these appraisals and evaluations identify assets with lives shorter than 20 years, such assets will be amortized over their expected useful lives. Periodically, but no less than quarterly, the Company will evaluate the relative fair market value of the intangible assets identified (including goodwill, if any) in its acquisitions by estimating the future earning streams of the related business lines and comparing the present value of the result of that estimation to the stated value of the related assets. Impairments, if any, will be charged to operations when identified.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                           AS AT SEPTEMBER 30, 1996
                                (IN THOUSANDS)

                                                                          Pro forma
                                                                           Combined
                                                                         -------------
                                                       Actual
                                               ----------------------    -------------

                                                   CMI         AAMC      Adjustments
                                                ----------   --------    -------------
                                                                  (1)
Cash and cash equivalents  ..................    $ 11,792     $   --       $(5,290)(2)
Marketable securities  ......................      25,177         --
Notes receivable from related party --
  current ...................................       1,953          8
Accounts receivable -- current, net  ........      16,436      1,286
Other current assets  .......................       1,998         --
                                                ----------   --------    -------------
   Total current assets .....................      57,356      1,294        (5,290)
Notes receivable from related party --
   non-current ..............................          67         --
Accounts receivable -- non-current, net  ....      23,172         --
Marketable securities held to maturity --
   non-current ..............................         674         --
Property and equipment, net  ................       6,544        212
Purchase price in excess of net assets
   acquired .................................      12,068         --         9,444(3)
Deferred & debt issuance costs  .............       4,692      2,025
Other long-term assets  .....................         635         12
                                                ----------   --------    -------------
     Total assets  ..........................    $105,208     $3,543       $ 4,154
                                                ==========   ========    =============
Notes payable  ..............................    $     --     $   --       $    --
Accounts payable and accrued expenses  ......       1,845      1,551
Income taxes payable  .......................       2,354         --
Due to clients, related parties  ............          --        444
Deferred income taxes -- current  ...........       5,103         --
Current portion of long-term debt  ..........         317         --
Current portion of obligations under capital
   leases ...................................         522         35
                                                ----------   --------    -------------
     Total current liabilities  .............      10,141      2,030            --
Deferred income taxes -- non-current  .......       5,165         --
Long-term debt, less current portion  .......         398         --
Obligations under capital leases  ...........       1,567         64
Convertible subordinated debt  ..............      45,250         --
Minority interest  ..........................          --         --
Common stock  ...............................           8      2,164        (2,164)(4)
Paid-in capital  ............................      31,687         --         5,603 (5)
Retained earnings  ..........................      10,992       (715)          715 (4)
                                                ----------   --------    -------------
   Total shareholders' equity ...............      42,687      1,449         4,154
                                                ----------   --------    -------------
Total liabilities and shareholders' equity  .    $105,208     $3,543       $ 4,154
                                                ==========   ========    =============

Working Capital  ............................    $ 47,215     $ (736)
                                                ==========   ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                  CMI, AAMC
                                                   & Other
                                                 Post 9/30/96      Actual
                                                 Acquisition      Amedisys     Adjustments       Total
                                                --------------   ----------    -------------   ----------
Cash and cash equivalents  ..................      $  6,502       $ 2,384          $--          $ 8,886
Marketable securities  ......................        25,177            --                        25,177
Notes receivable from related party --
  current ...................................         1,961            --                         1,961
Accounts receivable -- current, net  ........        17,722         7,415                        25,137
Other current assets  .......................         1,998           823                         2,821
                                                --------------   ----------    -------------   ----------
   Total current assets .....................        53,360        10,622           --           63,982
Notes receivable from related party --
   non-current ..............................            67           272                           339
Accounts receivable -- non-current, net  ....        23,172            --                        23,172
Marketable securities held to maturity --
   non-current ..............................           674            --                           674
Property and equipment, net  ................         6,756         3,348                        10,104
Purchase price in excess of net assets
   acquired .................................        21,512           361                        21,873
Deferred & debt issuance costs  .............         6,717            --                         6,717
Other long-term assets  .....................           647         1,302                         1,949
                                                --------------   ----------    -------------   ----------
     Total assets  ..........................      $112,905       $15,905          $--         $128,810
                                                ==============   ==========    =============   ==========
Notes payable  ..............................      $     --       $ 3,934          $--         $  3,934
Accounts payable and accrued expenses  ......         3,396         4,340                         7,736
Income taxes payable  .......................         2,354            --                         2,354
Due to clients, related parties  ............           444            --                           444
Deferred income taxes -- current  ...........         5,103            --                         5,103
Current portion of long-term debt  ..........           317           660                           977
Current portion of obligations under capital
   leases ...................................           557            --                           557
                                                --------------   ----------    -------------   ----------
     Total current liabilities  .............        12,171         8,934           --           21,105
Deferred income taxes -- non-current  .......         5,165            --                         5,165
Long-term debt, less current portion  .......           398         2,156                         2,554
Obligations under capital leases  ...........         1,631            --                         1,631
Convertible subordinated debt  ..............        45,250            --                        45,250
Minority interest  ..........................            --            19                            19
Common stock  ...............................             8             3           (1)(6)           10
Paid-in capital  ............................        37,290         1,912            1 (6)       39,203
Retained earnings  ..........................        10,992         2,881                        13,873
                                                --------------   ----------    -------------   ----------
   Total shareholders' equity ...............        48,290         4,796           --           53,086
                                                --------------   ----------    -------------   ----------
Total liabilities and shareholders' equity  .      $112,905       $15,905          $--         $128,810
                                                ==============   ==========    =============   ==========

Working Capital  ............................      $ 41,189       $ 1,688                      $ 42,877
                                                ==============   ==========                    ==========


------
(1) Reflects the AAMC Merger in which the Company paid $4,034,000 and 286,000 Common Shares with a market value of $4,501,000. Such acquisition has been accounted for as a purchase.
(2) Reflects the cash portion of the consideration paid in the AAMC Merger and the Other Post 9/30/96 Acquisition.
(3) Reflects the effect of the AAMC Merger and the Other Post 9/30/96 Acquisition, which acquisitions were made after September 30, 1996. The aggregate purchase price of the AAMC Merger and the Other Post 9/30/96 Acquisition was $15,699,000, which was in excess of the aggregate net assets acquired in the amount of $13,168,000. The excess purchase price is assumed to have a life of 20 years.
(4) Reflects the elimination of the shareholder's equity from the AAMC Merger and the Other Post 9/30/96 Acquisition.
(5) Reflects the adjustments to increase paid-in capital arising from the issuance of Common Shares in connection with the AAMC Merger and the Other Post 9/30/96 Acquisition.
(6) Reflects the proposed Amedisys Merger which, if consummated, will be accounted for as a pooling-of-interests.

              UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   For the Nine Months Ending
                                                       September 30, 1996
                                                 ----------------------------

                                                     CMI              AAMC
                                                  ---------         ----------
                                                                       (8)
Revenue  .................................       $20,030             $ 5,581
Interest discount (2)  ...................        (1,748)              --
                                                  ---------         ----------
Net revenue  .............................        18,282               5,581
Cost of revenue  .........................         6,598               4,721
General and administrative expenses  .....         4,869               1,830
                                                  ---------         ----------
Operating income  ........................         6,815                (970)
Interest discount included in income (3)           1,855                  --
Other income/(expense)  ..................        (1,142)                (71)
                                                  ---------         ----------
Income before provision for income taxes           7,528              (1,041)
Provision for taxes  .....................         3,613                  --
                                                  ---------         ----------
Net income  ..............................       $ 3,915             $(1,041)
                                                  =========         ==========
Primary net income per share  ............       $  0.50
                                                  =========
Fully diluted net income per share  ......       $  0.42
                                                  =========
Weighted average number of shares
  outstanding ............................         7,840
                                                  =========
Pro forma income taxes (5)  ..............
Pro forma net income  ....................

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                                      Pro forma                       Pro forma
                                             Other Acquisitions    Adjustments    without Amedisys    Amedisys      with Amedisys
                                             ------------------   -------------    ----------------   ----------   ---------------
                                                                       (6)               (1)             (7)
Revenue  .................................         $1,787             $  --          $27,398         $33,648         $61,046
Interest discount (2)  ...................             --                             (1,748)          --             (1,748)
                                             ------------------   -------------    ----------------   ----------  ---------------
Net revenue  .............................          1,787                --           25,650          33,648          59,298
Cost of revenue  .........................          1,526                             12,845          19,168          32,013
General and administrative expenses  .....            308               494(4)         7,501          13,435          20,936
                                             ------------------   -------------    ----------------   ----------  ---------------
Operating income  ........................            (47)             (494)           5,304           1,045           6,349
Interest discount included in income (3)               --                              1,855              --           1,855
Other income/(expense)  ..................            (10)                            (1,223)           (275)         (1,498)
                                             ------------------   -------------    ----------------   ----------  ---------------
Income before provision for income taxes              (57)             (494)           5,936             770           6,706
Provision for taxes  .....................              1              (517)(5)        3,097             268           3,365
                                             ------------------   -------------    ----------------   ----------  ---------------
Net income  ..............................         $  (58)            $  23          $ 2,839         $   502         $ 3,341
                                             ==================   =============    ================   ==========  ===============
Primary net income per share  ............                                           $  0.35         $  0.19         $  0.34
                                                                                   ================   ==========  ===============
Fully diluted net income per share  ......                                           $  0.30         $   --          $  0.30
                                                                                   ================   ==========  ===============
Weighted average number of shares
  outstanding ............................                                             8,198           2,584           9,721
                                                                                   ================   ==========  ===============
Pro forma income taxes (5)  ..............            340                                340                             340
                                             ------------------                    ----------------               ---------------
Pro forma net income  ....................         $ (398)                           $ 2,499                         $ 3,001
                                             ==================                    ================               ===============

                                         For the Year Ended December 31, 1995
                                 -----------------------------------------------------
                                    CMI        MMI        AAMC     Other Acquisitions
                                 ---------   --------    --------   ------------------

Revenue  .....................    $12,294     $7,287     $6,530          $3,224
Interest discount (2)  .......     (2,017)      (702)        --              --
                                 ---------   --------    --------   ------------------
Net revenue  .................     10,277      6,585      6,530           3,224
Cost of revenue  .............      2,771      2,792      3,905           2,160
General and administrative
  expenses ...................      2,974      2,382      2,323             851
                                 ---------   --------    --------   ------------------
Operating income  ............      4,532      1,411        302             213
Interest discount included in
  income (3) .................      1,585        651         --              --
Other income/(expense)  ......        (29)      (170)       (11)             (3)
                                 ---------   --------    --------   ------------------
Income before provision for
  income taxes ...............      6,088      1,892        291             210
Provision for taxes  .........      2,861        889         --               1
                                 ---------   --------    --------   ------------------
Net income  ..................    $ 3,227     $1,003       $291            $209
                                 =========   ========    ========   ==================
Primary net income per share      $  1.08     $ 0.33
                                 =========   ========
Fully diluted net income per
  share ......................    $    --     $ 0.29
                                 =========   ========
Weighted average number of
  shares outstanding .........      2,981      3,035
                                 =========   ========
Pro forma income taxes (5)  ..                              131             305
                                                         --------   ------------------
Pro forma net income (loss)  .                             $160            $(96)
                                                         ========   ==================

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                  Adjustments     Pro forma     Amedisys      Total
                                 -------------   -----------    ----------   ---------
                                      (6)            (1)           (7)
Revenue  .....................      $    --      $29,335       $37,589      $66,924
Interest discount (2)  .......                    (2,719)        --          (2,719)
                                 -------------   -----------   ----------   ---------
Net revenue  .................           --       26,616        37,589       64,205
Cost of revenue  .............                    11,628        22,424       34,052
General and administrative
  expenses ...................        1,092(4)     9,622        13,785       23,407
                                 -------------   -----------   ----------   ---------
Operating income  ............       (1,092)       5,366         1,380        6,746
Interest discount included in
  income (3) .................                     2,236            --        2,236
Other income/(expense)  ......                      (213)         (238)        (451)
                                 -------------   -----------   ----------   ---------
Income before provision for
  income taxes ...............       (1,092)       7,389         1,142        8,531
Provision for taxes  .........          234(5)     3,985           200        4,185
                                 -------------   -----------   ----------   ---------
Net income  ..................      $(1,326)     $ 3,404       $   942      $ 4,346
                                 =============   ===========   ==========   =========
Primary net income per share                     $  0.43       $  0.37      $  0.46
                                                 ===========   ==========   =========
Fully diluted net income per
  share ......................                   $    --       $   --       $   --
                                                 ===========   ==========   =========
Weighted average number of
  shares outstanding .........                     7,964         2,570        9,487
                                                 ===========   ==========   =========
Pro forma income taxes (5)  ..                       436                        436
                                                 -----------                 ---------
Pro forma net income (loss)  .                   $ 2,968                    $ 3,910
                                                 ===========   ==========   =========

------
(1) Reflects the AAMC Merger and the Other Acquisitions as if they had occurred at the beginning of each year and includes the MMI Merger at January 1, 1995.
(2) Represents an interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See "Notes to Consolidated Financial Statements of CMI."
(3) Represents interest income included in income as a result of the amortization over three and two year periods of the interest discount on revenues for CMI and MMI, respectively. See "Notes to Consolidated Financial Statements of CMI and MMI."
(4) Reflects the amortization of purchase price in excess of net assets acquired recorded at approximately $21,843,000 in 1995 assuming a useful life of 20 years. In 1996, MMI is consolidated with CMI.
(5) Pro forma net income reflects a provision for income taxes since certain acquisitions had been S Corporations before being acquired by CMI. Such provision assumes an effective tax rate of 47%.
(6) The adjustments are based on available information and certain assumptions that the Company believes are reasonable under the circumstances; however, the actual recording of the MMI Merger, AAMC Merger, the Other Acquisitions and the proposed Amedisys Merger (which recording management does not expect to vary materially) will be based on independent appraisals, evaluations and estimates of fair values.
(7) The Company estimates that it will incur approximately $400,000 in legal, accounting, printing and other related costs associated with the Amedisys Merger. These costs will be charged to operations when incurred. In addition upon consummation of the Amedisys Merger the Company will enter into five year employment agreements with 6 key executives of Amedisys including its Chief Executive Officer to induce the key executives of Amedisys to assist in implementing the overall business strategies of CMI. The Company anticipates paying a signing bonus to the Chief Executive Officer in the amount of $500,000 and an aggregate of $600,000 to the other five executives. Such amounts will be charged to operations in accordance with the final terms and conditions of the respective agreements.
(8) Included in general and administrative expenses are bonuses aggregating approximately $474,000 paid to substantially all AAMC employees for past services.

            UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME (1)
                       FOR THE YEARS ENDED DECEMBER 31,
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      1993
                                   -------------------------------------------
                                                                       Pro
                                     CMI              AMED            forma
                                   --------         ---------        ---------
Revenue  ..................         $5,283          $22,445          $27,728
Interest discount(2)  .....           (865)              --             (865)
                                   --------         ---------        ---------
Net revenue  ..............          4,418           22,445           26,863
Cost of revenue  ..........          1,103           14,674           15,777
General & administrative
  exp.(4) .................          1,687            7,204            8,891
                                   --------         ---------        ---------
Operating income  .........          1,628              567            2,195
Interest discount included
  in income(3) ............            207               --              207
Other income/(expense)  ...             62              (33)              29
                                   --------         ---------        ---------
Income before provision
  for income taxes ........          1,897              534            2,431
Provision for taxes  ......            891               39              930
                                   --------         ---------        ---------
Net income  ...............         $1,006          $   495          $ 1,501
                                   ========         =========        =========
Primary net income per
  share ...................         $ 0.34          $  0.22          $  0.33
                                   ========         =========        =========
Weighted average
  number of shares
  outstanding .............          2,981            2,285            4,504
                                   ========         =========        =========
Pro forma taxes (5)  ......             --              155              155
                                   --------         ---------        ---------
Pro forma net income  .....         $1,006          $   340          $ 1,346
                                   ========         =========        =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            1994                                 1995
                             ----------------------------------   ----------------------------------
                                                         Pro                                  Pro
                                 CMI        AMED        forma        CMI         AMED        forma
                              ---------   ---------    ---------   ---------   ---------   ---------
Revenue  ..................  $10,654     $28,902      $39,556     $12,294     $37,589     $49,883
Interest discount(2)  .....   (1,744)      --          (1,744)     (2,017)      --         (2,017)
                              ---------   ---------    ---------   ---------   ---------   ---------
Net revenue  ..............    8,910      28,902       37,812      10,277      37,589      47,866
Cost of revenue  ..........    1,949      16,996       18,945       2,771      22,424      25,195
General & administrative
  exp.(4) .................    2,571       9,740       12,311       2,974      13,785      16,759
                              ---------   ---------    ---------   ---------   ---------   ---------
Operating income  .........    4,390       2,166        6,556       4,532       1,380       5,912
Interest discount included
  in income(3) ............      922          --          922       1,585          --       1,585
Other income/(expense)  ...       55        (248)        (193)        (29)       (238)       (267)
                              ---------   ---------    ---------   ---------   ---------   ---------
Income before provision
  for income taxes ........    5,367       1,918        7,285       6,088       1,142       7,230
Provision for taxes  ......    2,522          13        2,535       2,861         200       3,061
                              ---------   ---------    ---------   ---------   ---------   ---------
Net income  ...............  $ 2,845     $ 1,905      $ 4,750     $ 3,227     $   942     $ 4,169
                              =========   =========    =========   =========   =========   =========
Primary net income per
  share ...................  $  0.95     $  0.75      $  1.05     $  1.08     $  0.37     $  0.93
                              =========   =========    =========   =========   =========   =========
Weighted average
  number of shares
  outstanding .............    2,981       2,525        4,504       2,981       2,570       4,504
                              =========   =========    =========   =========   =========   =========
Pro forma taxes (5)  ......       --         646          646          --         191         191
                              ---------   ---------    ---------   ---------   ---------   ---------
Pro forma net income  .....  $ 2,845       1,259      $ 4,104     $ 3,227     $   751     $ 3,978
                              =========   =========    =========   =========   =========   =========

------
(1) Reflects the Amedisys Merger, as if it had occurred, and accounted for as a pooling of interest for each of the three years shown.
(2) Represents an interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See "Notes to Consolidated Financial Statements of CMI."
(3) Represents interest income included in income as a result of the amortization over a three year period of the interest discount on revenues for CMI. See "Notes to Consolidated Financial Statements of CMI."
(4) The Company estimates that it will incur approximately $400,000 in legal, accounting, printing and other related costs associated with the Amedisys Merger. These costs will be charged to operations when incurred. In addition upon consummation of the Amedisys Merger the Company will enter into five year employment agreements with 6 key executives of Amedisys including its Chief Executive Officer. The Company anticipates paying a signing bonus to the Chief Executive Officer in the amount of $500,000 and an aggregate of $600,000 to the other five executives. Such amounts will be charged to operations in accordance with the final terms and conditions of the respective agreements.
(5) Pro forma net income reflects a provision for income taxes since certain corporations acquired by Amedisys had been S Corporations before being so acquired.


                           SELECTED FINANCIAL DATA


   The selected financial data of CMI presented below as of December 31, 1993, 1994 and 1995 have been derived from the Consolidated Financial Statements of CMI, which Consolidated Financial Statements have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Registration Statement. The selected financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from Unaudited Consolidated Financial Statements which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments of a normal recurring nature necessary for a fair presentation of the information shown therein. The results of operations for the nine month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the full fiscal year.

SELECTED INCOME DATA:
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                          COMPLETE MANAGEMENT, INC.

                                                                                  Nine Months Ended
                                            For the Years Ended December 31,        September 30,
                                           ---------------------------------   ----------------------
                                              1993       1994         1995        1995        1996
                                            --------   ---------    ---------   ---------   ---------
Revenue  ................................  $5,283     $10,654      $12,294     $ 9,056     $20,030
Interest discount (1)  ..................    (865)     (1,744)      (2,017)     (1,482)     (1,748)
                                            --------   ---------    ---------   ---------   ---------
Net revenue  ............................   4,418       8,910       10,277       7,574      18,282
Cost of revenue  ........................   1,103       1,949        2,771       1,722       6,598
General and administrative expenses  ....   1,687       2,571        2,974       2,167       4,869
                                            --------   ---------    ---------   ---------   ---------
Operating income  .......................   1,628       4,390        4,532       3,685       6,815
Interest discount included in income (2)      207         922        1,585       1,144       1,855
Other income (expense)  .................      62          55          (29)         13      (1,142)
                                            --------   ---------    ---------   ---------   ---------
Income before provision for taxes  ......   1,897       5,367        6,088       4,842       7,528
Provision for income taxes  .............     891       2,522        2,861       2,276       3,613
                                            --------   ---------    ---------   ---------   ---------
Net income  .............................  $1,006     $ 2,845      $ 3,227     $ 2,566     $ 3,915
                                            ========   =========    =========   =========   =========
Net income per share  ...................  $ 0.34     $  0.95      $  1.08     $  0.87     $  0.50
                                            ========   =========    =========   =========   =========
Weighted average number of shares
  outstanding ...........................   2,981       2,981        2,981       2,964       7,840
                                            ========   =========    =========   =========   =========
Ratio of earnings to fixed charges (3)  .     N/A         N/A       133.35        N/A         5.71
                                            ========   =========    =========   =========   =========

------
(1) Represents an interest discount taken to reflect the presumed collection of revenues over a period in excess of one year. See "Notes to Consolidated Financial Statements of CMI."
(2) Represents interest income included in income as a result of the amortization over three and two year periods of the interest discount on revenues for CMI and MMI, respectively. See "Notes to Consolidated Financial Statements of CMI and MMI."

(3) As there was no interest expense incurred in 1993, 1994 and for the nine months ended September 30, 1995, the ratio of earnings to fixed charges is not applicable.

SELECTED BALANCE SHEET DATA:

                                                          Complete Management, Inc.
                                                  ----------------------------------------
                                                                          As at September
                                                   As at December 31,           30,
                                                  -------------------    ------------------
                                                    1994       1995            1996
                                                   -------   --------    ------------------
Cash and cash equivalents  .....................   $   --    $    --         $ 11,792
Marketable securities (1)  .....................       --         --           25,177
Accounts receivable, net (2)  ..................    7,679     14,884           39,608
Purchase price in excess of net assets acquired        --         --           12,068
Total assets  ..................................    8,009     17,860          105,208
Current liabilities  ...........................    2,461      5,744           10,141
Long-term obligations, less current  ...........       --        228            1,965
Convertible subordinated debt  .................       --         --           45,250
Stockholders' equity  ..........................    3,854      7,330           42,687
Working capital  ...............................    1,615        (63)          47,215

------
(1) Includes all marketable securities including those available for sale and those the Company intends to hold to maturity.
(2) Includes both the current and long-term portions of the accounts receivable.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

                          COMPLETE MANAGEMENT, INC.

   The following discussion of the results of the operations and financial condition of CMI should be read in conjunction with CMI's Audited
Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

   On April 1, 1993, CMI commenced operations and servicing GMMS, its initial client, a multi-site neurological medical practice in the New York metropolitan area. For the period from commencement to December 31, 1993, and the years ended December 31, 1994 and 1995, all of CMI's fee revenue was derived from the management of GMMS.

   CMI's revenues are derived primarily from fees for management services. CMI's charges are intended to reflect the varying costs associated with its provision of services to clients including rental costs, compensation of personnel supplied by CMI, costs of third-party payor documentation, costs of billing and collections, and financing provided by CMI to its clients for the acquisition of high cost diagnostic imaging equipment and other medical practices.

   GMMS pays the management fees it owes CMI by assigning ownership, on a recourse basis, of its receivables with a net collectible value equal to the then current management fee owed to CMI.


   GMMS, the Company's largest client, is a multi-specialty medical practice group which evaluates, diagnoses and treats patients in the New York metropolitan area. Currently, GMMS' primary medical focus is the treatment of patients with injury-related conditions under workers' compensation and no-fault programs. GMMS currently employs twenty-three (23) physicians (nine neurologists, one chiropractor, three physiatrists, two orthopedists, one general surgeon, one family practitioner, two psychologists and four radiologists) operating in nine offices in New York City, Long Island and Orange County.

   The following unaudited tabulation sets forth the operating results of GMMS for the years ended December 31, 1993, 1994 and 1995 and the nine month periods ended September 30, 1995 and 1996. GMMS is an entity separate from CMI and the amounts reflected below are not included in the results of operations of CMI or MMI except for the management fees related to general medical services due to CMI and the management fees related to diagnostic imaging due to MMI.

 (in thousands)                      For the Years Ended December 31,
                            ---------------------------------------------------
                                            1993                       1994
                           --------------------------------------    ----------
                             General                                  General
                             Medical      Diagnostic      Total       Medical
                             Services      Imaging         GMMS      Services
                            ----------   ------------    ---------   ----------
Unaudited:
Services rendered  ......    $ 9,414        $3,856       $13,270      $15,874
Contractual allowances  .     (1,850)         (107)       (1,957)      (2,244)
                            ----------   ------------    ---------   ----------
Net medical service fees       7,564         3,749        11,313       13,630
                            ----------   ------------    ---------   ----------
Less expenses:
   Medical personnel
     payroll  ...........      1,206           430         1,636        1,419
   Other ................        319            40           359          475
                            ----------   ------------    ---------   ----------
     Total expenses  ....      1,525           470         1,995        1,894
                            ----------   ------------    ---------   ----------
   Owner physicians
     payroll and entity
     income  ............        756            --           756        1,082
Management fee  .........    $ 5,283        $3,279       $ 8,562      $10,654
                            ==========   ============    =========   ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

 (in thousands)
                                                         1995
                           -----------------------------------------------------------------
                                                         General
                             Diagnostic      Total       Medical     Diagnostic       Total
                              Imaging        GMMS       Services       Imaging        GMMS
                            ------------   ---------    ----------   ------------   ---------
Unaudited:
Services rendered  ......      $6,362       $22,236      $17,325       $6,685        $24,010
Contractual allowances  .        (502)       (2,746)      (2,037)        (302)        (2,339)
                            ------------   ---------    ----------   ------------   ---------
Net medical service fees        5,860        19,490       15,288        6,383         21,671
                            ------------   ---------    ----------   ------------   ---------
Less expenses:
   Medical personnel
     payroll  ...........         666         2,085        1,969          371          2,340
   Other ................           1           476          502           22            524
                            ------------   ---------    ----------   ------------   ---------
     Total expenses  ....         667         2,561        2,471          393          2,864
                            ------------   ---------    ----------   ------------   ---------
   Owner physicians
     payroll and entity
     income  ............          --         1,082          522           --            522
Management fee  .........      $5,193       $15,847      $12,295       $5,990        $18,285
                            ============   =========    ==========   ============   =========

      (in thousands)                           For the Nine Months Ended September 30,
                           -------------------------------------------------------------------------------
                                            1995                                     1996
                           --------------------------------------   --------------------------------------
                             General                                  General
                             Medical      Diagnostic      Total       Medical      Diagnostic      Total
                             Services      Imaging         GMMS      Services       Imaging        GMMS
                            ----------   ------------    ---------   ----------   ------------   ---------
Unaudited:
Services rendered  ......    $12,548        $5,258       $17,806      $16,356        $6,144       $22,500
Contractual allowances  .     (1,060)         (280)       (1,340)      (1,145)         (310)       (1,455)
                            ----------   ------------    ---------   ----------   ------------   ---------
Net medical service fees .    11,488         4,978        16,466       15,211         5,834        21,045
                            ----------   ------------    ---------   ----------   ------------   ---------
Less expenses:
   Medical personnel
     payroll  ...........      1,154           353         1,507        2,145           549         2,694
   Other ................        508            26           534          498            95           593
                            ----------   ------------    ---------   ----------   ------------   ---------
     Total expenses  ....      1,662           379         2,041        2,643           644         3,287
                            ----------   ------------    ---------   ----------   ------------   ---------
   Owner physicians payroll
     and entity income
     (loss)  ............        770            --           770         (263)           --          (263)
                            ----------   ------------    ---------   ----------   ------------   ---------
Management fee  .........    $ 9,056        $4,599       $13,655      $12,831        $5,190       $18,021
                            ==========   ============    =========   ==========   ============   =========


RELATIONSHIP BETWEEN THE COMPANY AND GMMS (UNAUDITED)

 GENERAL

   GMMS' operations are limited to the following activities:


       (1) Rendering medical services to patients;
       (2) Payment of compensation to both the owner physicians and other medical personnel; and
       (3) Payment of miscellaneous expenses incidental to the rendering of the medical service.


   As more fully discussed below, the Company's operations as they relate to GMMS include the following activities:

       (1) Patient scheduling, record transcription, non-clinical intake examination, and insurance verification;
       (2) Billing and collection for all medical services rendered;
       (3) Any other activities for the proper business functioning of GMMS;
           and
       (4) Marketing and expansion of the medical practice.

 ECONOMICS

   Because the activities of GMMS are limited to rendering medical services, its principal asset is the accounts receivable due from third-party payors and/or its patients (minimal services are paid for by the patient at the time service is rendered). Substantially all of GMMS' non-clinical activities, as defined in the PMSA and the MSA, are performed by the Company. GMMS' principal liabilities are the fee due under the PMSA and the MSA and the amounts due owner physicians and other medical personnel for services rendered. This financing structure is reflected in the above tabulation in that revenues generated by GMMS in the amounts of $13,269,629, $22,235,847, and $24,010,436 for the years ended December 31, 1993, 1994 and 1995, respectively, have been allocated to the owner physician, medical personnel, other medical related expenses and the management fee.

   Because the management fee is paid through recourse assignment of GMMS' accounts receivable and the doctors' compensation is paid currently, GMMS' cash flow is used principally for the payment of remaining GMMS expenses and doctors' compensation.

 FINANCIAL STATEMENTS OF GMMS

   Audited financial statements for GMMS have not been presented because management believes they would not provide any additional information that would be meaningful to the evaluation of the Company's financial position, results of operations and cash flow given that GMMS' balance sheet, prepared on an accrual basis, would include a limited amount of accounts receivable and non-material liabilities for miscellaneous costs not paid, due to timing of cash flow. Further, GMMS' statement of operations would reflect three components: (1) revenues, (2) compensation to owner physicians and medical personnel and (3) management fees, which are presented in substantially this form in the table above as well as elsewhere in this Prospectus. Finally, GMMS is merely a vehicle for physicians to achieve cash compensation from the practice of their medical profession.

   To ensure that all GMMS' billings result in bona fide accounts receivable, the Company interviews all patients and reviews their insurance documentation before any medical services are rendered by GMMS. If, as a result of this review, the Company determines any billing to be doubtful, such bills, for the purposes of paying the Company's management fee or as amounts available under the recourse rights, are not included in accounts receivable which are assigned to the Company.

   The process of determining the timing and the probability of collecting third-party accounts receivable is an integral part of the activities of the Company. Such information is used by the Company to determine which receivables are to be assigned to it to pay its management fees and which receivables are to be retained by GMMS to compensate the owner physicians and medical personnel. The Company believes that because of this process, the amount of accounts receivable that would revert back to GMMS as a result of the recourse right is not material. To date, the Company has not had to exercise this right with respect to any accounts receivable assigned to it.


RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

   The Company's combined results of operations for the nine months ended September 30, 1995 are discussed on a pro forma consolidated basis as if MMI had been consolidated into CMI for the entire period. Results of operations for the nine months ended September 30, 1996 reflect the actual consolidation of MMI into CMI for the entire reporting period.

   Revenues for the nine months ended September 30, 1996 were $20,030,000 as compared to $14,747,000 in 1995, an increase of $5,283,000 (33.8%). The most significant portion of the increase, $3,774,000, resulted from the increase in management services rendered by the Company to GMMS as a result of an increase in the number of patients treated and evaluated by GMMS. The acquisition by GMMS of two medical practices in the third quarter of 1996 increased by three the number of its medical practice offices located in the New York metropolitan area. Additionally, three new GMMS offices (Garden City, Staten Island and New Windsor, New York) which opened during the fourth quarter of 1995 are now fully integrated in 1996. Additional increases in revenue, $462,000, resulted from a 9% increase in the volume of diagnostic imaging scans in 1996 provided as compared to 1995. Diagnostic imaging scans for the nine month period ended September 30, 1996 were 8,467 as compared to 7,780, for the comparative period in 1995. In addition, during the latter part of the second quarter of 1996, the Company began providing diagnostic imaging units to two hospitals in New York City. These units were operational for the entire third quarter of 1996, and contributed approximately $636,000 of revenues. Additionally, during the third quarter of 1996, the Company commenced servicing a New York metropolitan area neurologist which contributed $43,000 to revenues. The balance of the increase in revenue, $775,000, is pri- marily attributable to the Company's acquisition of two medical billing companies.

   Cost of Revenue was $6,598,000 for the nine months period ended September 30, 1996 as compared to $3,531,000 in 1995, an increase of $3,037,000
(86.0%). A significant portion of the increase, $1,647,000, was due to the hiring of additional practice management and other support personnel such as appointment schedulers and intake examiners in order to properly administer GMMS' expanding medical practices. Transportation and professional and consulting fees increased by $73,000 and $239,000, respectively, as a result of the increase in the number of patient services and diagnostic imaging scans provided by GMMS in 1996. Occupancy costs have increased due to the expansion of locations for GMMS. Depreciation and amortization increased by $291,000 primarily as a result of an increase in medical equipment purchases.

 GENERAL AND ADMINISTRATIVE EXPENSES


   General and administrative expenses were $4,870,000 for the nine month period ended September 30, 1996 as compared to $3,937,000 in 1995, an increase of $933,000 (23.7%). The increases are primarily attributable to the hiring of experienced management personnel in order to prepare for the Company's anticipated growth through acquisitions and the amortization of goodwill related to the MMI acquisition in January 1996.


 INTEREST EXPENSE


   Interest expense increased for the nine months ended September 30, 1996 as compared to 1995 by $1,600,000. The increases in principal during the first quarter of 1996 are attributable to the write-off of $238,000 of original issue discount as related to the repayment of the $1,000,000 principal amount of secured notes (the "Secured Notes"). In addition, in the third quarter the Company recorded interest on the First Series Debentures of $900,000. Interest related to the diagnostic testing machines utilized by the Company as a result of the acquisition of MMI totaled $110,000.


RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995

   Revenues in 1994 were $10,654,000 as compared to $12,294,000 in 1995, an increase of 15.4%. The increase in revenues resulted from an increase in services provided to GMMS due to the increase in the number of patients evaluated and treated by GMMS. The number of procedures GMMS performed increased from 128,500 in 1994 to 157,000 in 1995.


   Cost of Revenues increased $822,000, from $1,949,000 (21.9% of net revenue) to $2,771,000 (27.0% of net revenue) in 1995. A significant portion of this increase ($694,000) was due to the hiring of 23 additional practice management and other support personnel such as appointment schedulers, record transcribers and intake examiners in order to properly administer GMMS' expanding medical practice and to prepare a base for future clients and projected acquisitions. Transcription costs increased by $129,000 due to the greater number of patients evaluated and treated.


   General and Administrative Expenses (including fees paid to related parties) increased by $403,000, a 15.7% increase, from $2,571,000 in 1994 to $2,974,000 in 1995. The increase is primarily attributable to an increase in space rental costs ($126,000) associated with the opening of three additional GMMS offices and annual rent escalations in the remaining six offices, related incremental depreciation and amortization ($38,000), upgrading of the billing system ($68,000) and increased marketing efforts ($57,000). Additionally, the Company incurred one time costs ($32,500) associated with its fourth quarter financing and incremental insurance costs ($23,000) in conjunction with its IPO.

   Depreciation and Amortization Expense increased by $47,000 from $55,000 in 1994 to $102,000 in 1995. This increase was directly related to the purchase of property and equipment, primarily leasehold and replacement expenditures, totaling $193,000 in 1994 and $178,000 in 1995.

QUARTERLY RESULTS OF OPERATIONS


   The following table presents unaudited quarterly operating results for the years ended December 31, 1994 and 1995 and nine months ended September 30, 1996. In the opinion of management, all necessary adjustments (consisting only of normal recurring adjustments) have been included below to present fairly the quarterly results when read in conjunction with the audited consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

 As Percentage of Revenues:
                                                                               Quarters
                                                                                ending
                                        Quarters ending 1994                     1995
                         --------------------------------------------------   ----------
                           31-Mar       30-Jun       30-Sep       31-Dec        31-Mar
                         ----------   ----------    ----------   ----------   ----------
Revenue  .............     100.0%       100.0%        100.0%       100.0%       100.0%
Interest discount  ...     -18.7%       -16.4%        -15.5%       -15.5%       -16.2%
                         ----------   ----------    ----------   ----------   ----------
Net revenue  .........      81.3%        83.6%         84.5%        84.5%        83.8%
Cost or revenue  .....      18.2%        18.0%         17.5%        19.5%        18.9%
                         ----------   ----------    ----------   ----------   ----------
Gross profit  ........      63.1%        65.6%         67.0%        65.0%        64.9%
Gen. and admin.
  expenses ...........      25.2%        28.3%         22.4%        21.0%        23.0%
                         ----------   ----------    ----------   ----------   ----------
Operating income  ....      37.9%        37.3%         44.6%        44.0%        41.9%
Interest discount
  included in income .       5.7%         5.9%          8.7%        13.9%        10.0%
Other income  ........      --            2.0%         --           --           --
                         ----------   ----------    ----------   ----------   ----------
Pre-tax income  ......      43.6%        45.2%         53.3%        57.9%        51.9%
Income taxes  ........      20.5%        21.2%         24.9%        27.3%        24.4%
                         ----------   ----------    ----------   ----------   ----------
Net income  ..........      23.1%        24.0%         28.4%        30.6%        27.5%
                         ==========   ==========    ==========   ==========   ==========


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

 As Percentage of Revenues:
                                                    Quarters ending 1996
                        ---------------------------------------------------------------------------
                           30-Jun       30-Sep       31-Dec       31-Mar        30-Jun       30-Sep
                         ----------   ----------    ----------   ----------   ----------   ----------
Revenue  .............     100.0%       100.0%        100.0%       100.0%       100.0%       100.0%
Interest discount  ...     -14.7%       -18.6%        -16.5%        -9.9%        -8.9%        -7.9%
                         ----------   ----------    ----------   ----------   ----------   ----------
Net revenue  .........      85.3%        81.4%         83.5%        90.1%        91.1%        92.1%
Cost or revenue  .....      16.3%        22.7%         32.4%        33.2%        33.0%        32.7%
                         ----------   ----------    ----------   ----------   ----------   ----------
Gross profit  ........      69.0%        58.7%         51.1%        56.9%        58.1%        59.3%
Gen. and admin.
  expenses ...........      19.9%        30.1%         24.9%        25.4%        23.2%        24.3%
                         ----------   ----------    ----------   ----------   ----------   ----------
Operating income  ....      49.1%        28.6%         26.2%        31.5%        34.9%        34.9%
Interest discount
  included in income .       9.7%        19.3%         13.6%        11.3%        10.7%         7.0%
Other income  ........      --            0.5%         -1.3%        -0.7%        -5.3%        -8.9%
                         ----------   ----------    ----------   ----------   ----------   ----------
Pre-tax income  ......      58.8%        48.4%         38.5%        42.1%        40.3%        33.0%
Income taxes  ........      27.5%        23.0%         18.1%        20.8%        18.3%        16.2%
                         ----------   ----------    ----------   ----------   ----------   ----------
Net income  ..........      31.3%        25.4%         20.4%        21.3%        22.0%        16.8%
                         ==========   ==========    ==========   ==========   ==========   ==========

   The PMSA tends to generate higher management fees than prior fixed cost arrangements with GMMS because it recoups incremental costs (on a cost-plus or unit of activity basis) incurred by CMI as GMMS needs increased services as its medical practice grows. Accordingly, operating income as a percentage of revenues tends to remain constant or decrease and receivables increase accordingly.


   Cost of revenue as a percentage of revenue has been increasing during the reported quarters. The most recent three quarters reflect incremental personnel costs associated with the opening of six new GMMS offices.


   Conversely, general and administrative expenses have decreased as a percentage of revenue in most quarters as a result of the increase in revenue since the commencement of operations. During the quarters ended June 30, 1994 and September 30, 1995, these expenses were somewhat higher than normal as a result of anticipated increases in the level of operations.

   Interest discount as a percentage of revenue has decreased in 1996 due to a decrease in the incremental cost of borrowing, from 12% in 1995 to 7.25% currently.

LIQUIDITY AND CAPITAL RESOURCES


   On January 3, 1996, the Company completed its IPO of 2,000,000 Common Shares at $9.00 per share and received net proceeds of $13,480,000. Costs incurred with respect to the registration of the Common Shares in addition to the underwriter's commission and expenses were $3,520,000. In addition, the Company sold to the IPO Representatives, or their designee, at a price of $.001 per Warrant, 200,000 IPO Representatives' Warrants entitling the holders thereof to purchase 200,000 Common Shares of the Company at a purchase price of $10.80 per share for a period of four years commencing one year from the effective date of the IPO.


   On January 3, 1996, the Company completed the merger of MMI into a wholly owned subsidiary of CMI. The terms of the MMI Merger provided that MMI shareholders receive .778 CMI Common Shares for each MMI common share which they held based upon an IPO price of $9.00 per Common Share. The holders of outstanding options to purchase MMI common shares received 93,281 CMI Common Shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price.

In January 1996, the Company issued 2,211,953 Common Shares to effect the merger, including shares issued in satisfaction of outstanding options and warrants to purchase MMI shares. The excess of purchase price over net assets acquired (goodwill) of $8,675,000 as a result of the acquisition of MMI will be amortized on a straight-line basis over a period not to exceed twenty years.


   To date, the Company has primarily used its cash to support operating activities, including higher levels of receivables generated by increased management fees, to fund acquisitions and for capital expenditures. Net cash used for operating activities in 1996 was $11,890,000. In January 1996, the Company loaned GMMS for working capital needs approximately $1,590,000 due on demand at interest of 9% per annum. The Company's primary sources of cash have been cash flow from operations, the proceeds from the First Series Debentures, Convertible Subordinated Notes and from the IPO. At September 30, 1996 the Company had working capital of $47,215,000.

   For the nine months ended September 30, 1996 owner physician payroll and entity income at GMMS showed a loss of $263,000 as compared to income of $770,000 in 1995. The Company believes that this loss principally results from an increase of $1,187,000 in medical personnel payroll at GMMS as GMMS increased its professional staff in expectation of future higher levels of operation. A continuation of losses at GMMS, or its failure to operate successfully, could jeopardize GMMS' ability to pay management fees to the Company.


   The ability of GMMS to pay the management fees to CMI is dependent upon GMMS' ability to collect its accounts receivable from insurance carriers, primarily no-fault and workers' compensation carriers, though GMMS is obligated to pay such fees regardless of its collections. Receipts from these sources generally have long collection cycles. These claims can be subjected to dispute and are often referred to arbitration. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as matter of business practice, to pay claims unless submitted to arbitration. It is the Company's experience that the insurance carriers from which it seeks reimbursement delay payment of claims until just prior to the arbitration hearing. Management has determined, based on actual results, industry factors, and GMMS' historical collection experience prior to its association with the Company, that this entire collection process generally spans a period averaging approximately three years. The Company believes that its experience to date is a good indication of the timing of the collection process in the future. Therefore, CMI requires more capital to finance its receivables than businesses with a shorter receivable collection cycle. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of CMI to market its management services could be affected. CMI takes ownership on a recourse basis of GMMS' receivables with a net collectible value equal to the then current management fee owed to CMI. The collection cycle for these receivables are generally in excess of one year and as a result of such delayed payment, the financial statements include an imputed interest discount against gross revenues. This discount is recaptured as the accounts receivable are collected and is accounted for as reversal of interest discount in the financial statements.


   In March and July 1996, the Company borrowed an aggregate of $5,000,000 from 13 accredited investors (the "Purchasers") evidenced by the Convertible Subordinated Notes. The Convertible Subordinated Notes are convertible into an aggregate of 555,555 Common Shares, subject to adjustment to protect against dilution for capital changes, and bear interest at the rate of 8% per annum, payable quarterly until the Convertible Subordinated Notes are paid in full on March 20, 2001. Under certain circumstances, such as a change in control, holders of the Convertible Subordinated Notes may require the Company to redeem the Convertible Subordinated Notes at 125% of their principal amount plus all accrued and unpaid interest thereon. The Convertible Subordinated Notes are subordinate in right of payment to existing and to certain future indebtedness which may be incurred by the Company. The Company has agreed to file with the SEC, by January 31, 1997, a Registration Statement on Form S-3 covering the sale of the shares issuable on conversion of the Convertible Subordinated Notes together with 16,666 other shares owned by two of the purchasers of the Convertible Subordinated Notes, and to keep such Registration Statement effective until July 10, 1998. Subsequent to the issuance of the Convertible Subordinated Notes, Steven Hirsh, who had investment authority or shared investment authority with respect to four of the accredited investors, became a director of the Company.

   In June 1996, the Company issued $40,250,000 face amount of First Series Debentures due August 15, 2003. The First Series Debentures bear interest at the rate of 8% per annum payable on August 15 and Febru-ary 15 of each year until the First Series Debentures are paid in full. Holders of the First Series Debentures may convert all or any portion of the principal amount thereof into common shares of the Company at an initial conversion price of $14.00 per share, subject to adjustment for stock splits, dividends, recapitalization and certain other capital changes. The First Series Debentures are not redeemable prior to June 5, 1999. Thereafter, the First Series Debentures are redeemable, in whole or in part, from time to time, at the option of the Company at a redemption price equal to 100% of the principal amount thereof plus accrued interest, provided that the First Series Debentures may not be redeemed prior to maturity unless during the 20 consecutive trading days prior to the date of notice of such redemption the closing price (as defined) has equaled or exceeded $19.125, subject to adjustment in certain events. In the event that a Repurchase Event (as defined) occurs, subject to certain conditions, each holder of a First Series Debenture shall have the right, at the holder's option, to require the Company to purchase all or any part of such holder's First Series Debentures at 100% of the principal amount thereof plus accrued interest.

   In connection with the First Series Debenture Offering, the Company sold to the First Series Debenture Offering Representative, or its designee, for nominal consideration, 250,000 First Series Debenture Offering Representative's Warrants entitling the holders thereof to purchase 250,000 Common Shares at a purchase price of $21.04 per share for a period of four years commencing one year from June 5, 1996, the effective date of the First Series Debenture Offering.

   In October 1996, the Company obtained an advised unsecured revolving line of credit from a bank in the amount of $10,000,000 providing for interest at 150 basis points over the LIBOR rate. The bank has broad discretion as to the advancement of funds under the line of credit.


   Subsequent to June 30, 1996 and through November 15, 1996, the Company spent $6,900,000 to acquire various businesses. In addition the Company made bridge loans aggregating $800,000 to two unrelated entities repayable in 1997 and bearing interest at 10% and 12% per annum. In connection with this bridge financing, the Company purchased 80,000 shares of the borrower's common stock for an aggregate purchase price of $800.00

                                   BUSINESS

   The Company is a physician practice management company. It provides a full range of management services to physicians and hospitals located primarily in the most densely populated areas of New York State, including New York City, Long Island and the Hudson Valley region. The Company offers virtually all the business, financial and marketing support required by medical practices. The Company's sophisticated management systems and its high level of professionalism enable its clients to handle the non-medical aspects of their practices effectively. It provides its clients with office space, equipment and supplies and non-medical personnel. It also bills patients and third-party payors, collects receivables and assists in record keeping and compliance with reporting requirements. The Company also advises clients regarding regulatory compliance, consults on marketing and business strategies, and provides financing for expansion. In addition, the Company provides and administratively manages diagnostic imaging equipment used by doctors in their own practices and by hospitals. The Company does not, however, perform any type of medical diagnostic or treatment services. By focusing on the complex, time-consuming and expensive non-medical aspects of medical practices, the Company can offer its clients operating efficiencies that they could not attain on their own.


   Since July 1, 1996, the Company has made significant progress towards becoming a fully diversified and integrated company serving both primary care and specialty practices. The Company's services are designed to work effectively both in today's fee-for-service environment and the managed care capitated fee environment of the future. Pursuant to the Company's expansion program, it has acquired two medical billing and collection companies, one primarily serving hospitals and one primarily serving medical practices. The Company has also acquired three physician practice management companies serving primary care, neurology, radiology, and community and industrial medicine practices in New York City and Westchester, Orange, Putnam and Dutchess counties of New York State. It has also assisted GMMS, its first and largest client, in acquiring a neurology practice with three offices in the Bronx and in Queens. With these acquisitions and GMMS' continued growth, the number of physicians to whom the Company provides a full range of services has increased from 16 at December 31, 1995 to 76 at November 15, 1996. More limited services, such as transcribing, billing, collecting and temporary staffing, are provided by the Company to 50 medical practices with more than 820 doctors and to 32 hospitals.

   The Company believes the practices that it provides with a broad range of services will serve as the nucleus of a network offering both primary care and multi-specialty services throughout New York state. Although managed care has evolved more slowly in New York than in many other states, the penetration rate of managed care is presently increasing rapidly in New York. The Company believes that its network will enable its clients to enter into managed care and capitated fee arrangements with insurance companies and employers.


   The Company's management is experienced in hospital administration and trains staff to operate with full efficiency. The Company, by standardizing many of its procedures and automating large portions of the business aspects of its clients' practices, offers significant management efficiencies. For example, standardized and automated systems are used to produce and administer the records used to support clients' claims for payment. In addition, the Company has centralized its purchasing and collection functions, and its standard office format permits medical and non-medical personnel and equipment to be shifted among offices as required.


   Historically, almost all of CMI's revenues have come from GMMS, a single medical practice group. However, if the various mergers and acquisitions consummated before November 15, 1996 had been consummated at January 1, 1995 then, on a pro forma combined basis, 62% of 1995 net revenues (27% if the proposed Amedisys Merger is consummated and given effect on such date) would have been received from GMMS. Lawrence Shields, M.D., holds 95% of the stock of GMMS and is a founder of the Company and the Selling Shareholder of this offering. GMMS focuses on the evaluation and treatment of injury-related conditions. Since becoming a client of CMI in early 1993, GMMS has expanded from a neurological practice occupying a single office to a multi-specialty practice with nine offices. Its twenty-one doctors currently perform or supervise procedures at a rate in excess of 200,000 a year. The injury-related conditions treated by GMMS are principally covered by automobile no-fault and workers' compensation insurance. Such insurance policies, associated governmental regulations, and the threat of litigation require that GMMS keep complex records and produce comprehensive reports. In addition, GMMS faces dispute resolution processes that change rapidly and unpredictably, and successfully handling them requires highly specialized non-medical knowledge. The Company offers management and staff with high levels of training and experience in these matters.

   The Company's objective is to become the dominant provider of medical management services in the greater New York metropolitan area and elsewhere in New York State by implementing an aggressive growth strategy. See "Business -- Growth Strategy."

BACKGROUND

   Healthcare expenditures in the United States totaled approximately $1 trillion in 1994, of which approximately 9.6% was in New York State. Fees paid to private practice physicians in the United States totaled approximately $220 billion in 1994, of which approximately $20 billion was paid to the 67,000 private practice physicians in New York State. Healthcare expenditures have been rising rapidly over the past two decades, in significant part as a result of the aging of the population. The average age of the population is expected to continue to increase for at least the next decade.


   Increasing concern over the rising cost of healthcare in the United States has led to the development of managed care organizations and programs. Under such programs, managed care payors seek to ensure delivery of quality care in a cost-effective manner. The traditional fee-for-service method of compensating healthcare providers is generally believed to contribute to healthcare cost increases at rates significantly higher than inflation. Consequently, fee-for-service reimbursement is rapidly being replaced by alternative reimbursement models, including capitated and other fixed-fee arrangements. The number of private insurance beneficiaries who are enrolled in health maintenance organizations ("HMOs"), which generally use these new reimbursement systems, increased by approximately 45% from 1991 to 1995, with approximately 58 million beneficiaries enrolled in HMOs in 1995. The growth in enrollment in these new reimbursement models is shifting the financial risk of delivering healthcare from payors to providers.

   As a result of this changing healthcare environment, healthcare cost containment pressures have increased physician management responsibilities while lowering reimbursement rates to physicians. Consequently, physician compensation has declined; the average net income for physicians decreased by approximately 4% from 1993 to 1994. All but large group practices have limited ability to negotiate with payors and also tend to have limited administrative capacity, restricted ability to coordinate care across a variety of specialties, limited capital to invest in new clinical equipment and technologies and limited negotiating leverage with vendors of medical supplies. In addition, these group practices typically lack the information systems necessary to enter into and manage risk-sharing contracts with payors and to implement disease management programs efficiently.


   In response to the foregoing factors, individual physicians and small group practices are increasingly affiliating with large group practices and physician practice management companies ("PPMs"), though New York State has lagged behind national trends. From 1991 to 1995, the number of physicians practicing in group practices increased by approximately 14% to 185,000 physicians, with approximately 5% of such physicians managed by PPMs. By acquiring or managing physician practices, PPMs seek to provide physicians with lower administrative costs, leverage with vendors and payors and economies of scale necessary to attract capital resources.


   The Company believes that significant opportunities exist in the consolidating healthcare industry to assist physicians in managing the administrative aspects of group practices and networks and in bidding for service contracts with managed care providers. The Company believes its integrated physician practice and network management services will enable physicians to more effectively control both the quality and cost of healthcare.


   Injury-related medicine is an important segment of the healthcare market, in which the Company's largest client has particular skill and expertise. Injury-related medicine involves the process of evaluating and diagnosing the nature and extent of a patient's injury, treating the injury and, where appropriate, providing rehabilitation therapy.

   Annual medical expenses in the United States related to accidents exceeded $75 billion in 1992, with the largest categories as follows: work-related -
$22 billion; motor vehicle - $20.7 billion; and home - $21.6 bil-lion.(1) Workers' compensation medical claims, including medical benefits paid by private insurance carriers and self insurers, grew from $1.4 billion in 1970 to $17.9 billion in 1991.(2) The medical costs for claims covered by workers' compensation have been growing at a faster rate than the cost for all medical claims.(3) Neurologists and orthopedic surgeons, the medical specialists most often involved in the evaluation and treatment of injury- related healthcare problems, have grown in number from 7,776 and 17,166 doctors, respectively, in 1986 to 11,294 doctors and 22,740 doctors, respectively in 1995.(4)


   Historically, the medical evaluation, diagnosis and treatment of injury-related cases covered by no-fault and workers' compensation has been a highly fragmented and an inefficiently practiced area of medicine. This has been due, in part, to the burdensome regulatory requirements, lengthy reimbursement cycles and reimbursement rates associated with such services which, until recently, have been lower than average. Since the majority of reimbursement claims for these medical services must be submitted to no-fault insurers and state workers' compensation boards, physicians have had to cope with the bureaucratic procedures associated with the processing of such claims. In addition, the high costs of healthcare in general has created pressure on medical providers from third-party payors and others to lower their rates. Traditional medical practices, including injury-related practices, face high operating costs, little or no ability to secure volume discounts on supplies or effectively negotiate contracts, insufficient capital to purchase new medical technologies and inexperience regarding the complexity of laws and regulations affecting their practice. They also generally lack sophisticated administrative and financial systems needed to process such claims. The Company believes these and other factors have increased the need for professional management to assist medical practices in lowering costs, increasing efficiencies, and marketing their services to managed care plans. The Company also believes physicians often require additional financial resources to invest in equipment and facilities or to acquire other physician practices to build market share.


   The Company believes the practice of injury-related medicine is experiencing significant growth primarily as a result of governmentally mandated and regulated payment programs that require either third-party insurers (in the case of no-fault automobile claims) or employers (in the case of work-related injuries) to bear the costs of medical services, lost wages and other expenses. However, the programs have given rise to an abundance of complex and overlapping regulations, caused the medical treatment and payment therefore to become adversarial in nature and created a paperwork jungle of complicated forms. The untimely or improper preparation of these forms has substantially contributed to long collection cycles for medical practices.

GROWTH STRATEGY

   The Company's objective is to become the dominant provider of medical management services in the greater New York metropolitan area and elsewhere in New York State by implementing an aggressive growth strategy. The key elements of the Company's strategy are:

   o Increase Number of Primary Care Clients. The Company, pursuant to its acquisition program, has secured management contracts with primary care medical practices and intends to aggressively seek additional contracts with other primary care practices, as well as specialists to whom primary care doctors typically refer patients. As a part of this process, the Company will typically purchase fixed assets, leasehold interests and/or accounts receivable from the medical practice and will enter into a service contract to provide medical management services. The Company believes that there are numerous existing medical practices that could benefit from improved management techniques which would allow the physicians to spend more time treating patients (thereby increasing their revenue) and less time being concerned with the day to day tasks of managing the business.

   o Expand the Scope of Services Provided by Client Medical Practices. The Company's expansion program includes a strong emphasis on capturing for medical practices as much of the revenue for services ren-

1. Accident Facts 1993 edition, utilizing data from the National Safety
   Council.
2. United States Healthcare Finance Administration, "Healthcare Financing Review," winter 1992 edition.
3. "Workers Compensation Medical Price Index: 1987-1994" by N. Mike Helvacian, Ph.D. and Christopher K. Fred, published by National Council on Compensation Insurance, Inc.
3. American Medical Association, unpublished data.

      dered to each patient as is feasible. This program includes having diagnostic tests performed by the practice and bringing within the practice, on either a full time or per diem basis, physicians in other practice specialties. Further, if the Amedisys Merger is consummated, Amedisys' expertise in managing ambulatory surgery centers will contribute to the Company's ability to acquire management contracts for such centers in New York State. The Company would provide the capital to acquire the diagnostic equipment and conduct the searches to satisfy physician staffing needs. The Company would also advise its clients on methods for marketing their services to potential patients and to managed healthcare companies.


   o Expand the Reach of all Medical Practices Under Management. In addition, the Company will present to each practice under management a business plan for the expansion of its practice through opening more offices or expanding existing offices so as to be able to treat more patients more efficiently. This aspect of the program also includes improved interior design and decoration of the clients' offices to improve patient flow and doctor efficiency and to provide amenities making patient waiting time more pleasant.


   o Create a Network of Physicians to Participate in Managed Care. The advent of managed care arrangements has imposed on physicians marketing, regulatory, record-keeping, billing, collection and other administrative burdens similar to those encountered by GMMS. The Company believes that it can assist clients by establishing a network of physicians to compete for managed care, injury-related and other medical care contracts by offering a large number of healthcare providers in different geographic locations a broad range of medical services and a high level of administrative support. The Company believes that the successful implementation of this aspect of its strategy will be particularly helpful to its clients when capitated fee agreements are negotiated with certain insurers as its clients will be able to offer more services from more locations and thereby obtain a higher capitation rate than they might otherwise have been able to obtain. The Amedisys Merger, if consummated, will allow the Company to utilize the skills of Amedisys to manage large physician networks and to assist its clients to obtain and operate under capitation agreements.

   o Assist Clients in Maintaining High Credibility with Third-Party Payors and other Referral Sources. The Company believes that its clients' success is dependent to a great extent on the perceived accuracy and integrity both of the medical diagnoses and evaluations performed by the Company's clients and the records supporting such diagnoses and evaluations. The Company seeks to associate itself with medical practices comprised of highly qualified physicians (such as those with board certifications) with reputations for an unbiased approach to medical evaluations and diagnoses. As a result of these factors, GMMS has, to an increasing extent, been retained to provide independent medical evaluations ("IMEs") on behalf of third-party payors that have come to respect the quality of GMMS' work as a definer of injuries. The Company believes that the credibility of these processes is a critical factor in increasing patient referrals.

   o Maintain Industry Leadership in Medical Management Systems. The Company seeks to develop and maintain state-of-the-art record keeping, billing and collections software and to hire and retain highly trained administrative support personnel. The Company believes that a highly automated and standardized support system will support a higher level of efficiency for its clients' medical personnel and also lead to faster and more complete collections of fees.

   The Company's growth strategy is intended to enable its medical practice clients to offer patients cost- effective medical care within an integrated practice offering a broad range of evaluation, testing, diagnostic, treatment and therapeutic services. The Company believes that such a strategy could, in turn, enhance its clients' revenue opportunities in a competitive environment affected by shrinking profit margins. In the longer term, as the network of offices to which it provides its management services grows, the Company believes that it will be in an excellent position to attract managed care contracts for its clients from employers and insurance carriers. The Company's ability to grow is, however, dependent upon its ability to identify suitable candidates for its services, as to which there is no assurance. In addition, the Company believes that it has significant growth potential in the high volume injury-related medical market served by GMMS. The Company believes it has competitive advantages in this market because of its skills in managing these practices and its experience in operating in the New York regulatory environment.

   The Company regularly explores new opportunities and negotiates arrangements with medical practices for the provision of general medical management services or limited medical management services related to diagnostic imaging. However, at present, the Company has no commitments or agreements with respect to any new material service contracts with medical practices nor have negotiations with any medical practice reached a level where the Company believes that it is reasonably likely that a new commitment or agreement will be reached.

MEDICAL PRACTICE AND HOSPITAL MANAGEMENT SERVICES

   The Company provides a broad range of medical practice and hospital management services, importantly those necessary for the efficient and profitable operation of medical practices. These services encompass substantially all the non-medical aspects of its clients' operations and are designed to increase client revenue levels through a combination of strategies, which include revenue enhancing marketing methods, integration of multi-specialty practices to reduce patient referrals, maximized use of diagnostic and treatment equipment and offices and improved receivable collection efforts. The principal areas of the Company's services include:

   Offices; Equipment. The Company develops, administers and leases office space and equipment to its medical practice clients. The Company also oversees, manages and finances construction, decorating and other improvements to leaseholds or other real estate and assists its clients in site selection. Where appropriate, the Company advises its clients on improving, updating, expanding or adapting to new technology.

   Personnel. The Company staffs all the non-medical positions of its clients with its own employees, eliminating the client's need to interview and train non-medical employees, as well as process the tax, insurance and other regulatory documentation associated with an employment relationship.

   Administrative. The Company assists in the scheduling of patient appointments, the purchasing of medical supplies and equipment and the handling of reporting, accounting, processing and filing systems. It reviews the completeness of the physician portions of complex forms to ensure full and timely regulatory compliance and appropriate cost reimbursement under no-fault insurance and workers' compensation guidelines. Among other things, the Company provides its clients with timely management reports which include activity data, collection status and other management information necessary for the operation of their respective medical practices.

   Receivable Collections. The Company has experience in the collection of revenues from third-party payors including those governed by no-fault and workers' compensation statutes, a process which is generally burdensome and adversarial. The Company aggressively pursues all appropriate legally available avenues for the collection of such medical receivables by, among other things, effectively using various legally prescribed arbitration dispute methodologies. The Company has also worked with third-party payors to establish cooperative approaches to the collection process designed to reduce costs to both the Company and to such payors.

   Regulatory Compliance. The Company develops a compliance program applicable to each client's medical practice area designed to ensure that such client is notified of regulatory changes and operates in compliance with applicable laws and regulations.

   Cost Saving Programs. Based on available volume discounts, the Company seeks to obtain favorable pricing for medical supplies, equipment, pharmaceuticals and other inventory for its clients.

   Operational Efficiency. Through its training of employees, management of the operations of expensive technological equipment and centralization and standardization of various administrative procedures, the Company is able to improve the productivity of both the professional and non-professional staff and client equipment and facilities.

   Diagnostic Imaging Services. With the merger with MMI, the Company offers practice broadening opportunities, such as in-office diagnostic imaging equipment, by providing a "turnkey" service to appropriate medical and hospital clients allowing them to broaden their practices or services to include diagnostic imaging services. The Company processes all applications required for filing with regulatory authorities, finances the acquisition of capital intensive equipment, oversees its installation and then manages its operations to assure efficient use.

   Marketing Strategies. The Company, in conjunction with its clients, develops plans to enable such clients to increase the size and revenues of their medical practices. Strategies developed by the Company for implementation by its clients include: (a) increasing the range of evaluation, diagnostic and treatment services offered by its clients; (b) integrating other specialties into its clients' medical practices; (c) for its clients focused on injury related conditions, expanding patient referral sources by helping them to establish relationships with both attorneys for injury claimants and insurance companies; (d) assisting its clients in the acquisition of other medical practices; and (e) assisting clients in developing multi-office practices which can use a fully-integrated network computer system that will provide necessary practice information to its clients and coordinate the activities of multi-site, multi-specialty medical practices. While the Company advises its clients with respect to these marketing issues, it does not engage in sales or marketing activities on behalf of its clients.

   Financing Opportunities. The Company, either directly through loans to its clients or through assistance in presenting to sources of financing, intends to provide its medical clients with greater access to the capital necessary to develop, equip and expand their medical practices and to acquire other medical practices.


   Capital Support. In connection with the implementation of its growth strategy below, the Company believes that it may increase its loans to GMMS and other clients to enable them to further expand by acquiring medical practices, opening additional offices and adding medical specialties and sophisticated diagnostic equipment to their existing practices. At September 30, 1996, such loans aggregated $2,020,000. The Company may also make loans to, or purchase receivables from, new medical practice clients or other healthcare providers to enable them to carry long-term receivables. Although the Company intends, generally, to limit its loans in connection with its clients' medical practice acquisitions to not more than 50% of the purchase price and to take a security interest in the receivables and other assets being transferred, it may not always be in a position to do so. Inasmuch as such receivables are also securing payment to the Company of its management fees from such clients, there is a risk that its clients will be unable to repay such loans on a timely basis, if at all, and that the Company's security in their receivables may be inadequate to repay such indebtedness.


   The Company provides its services pursuant to negotiated contracts with its clients. While the Company believes it can provide the greatest value to its clients by furnishing the full range of services appropriate to that client, the Company is also willing to enter into contracts providing for a more limited spectrum of selected services.

PRINCIPAL CLIENT

   The Company's initial and principal client, GMMS, is a multi-specialty medical practice that focuses on the diagnosis and treatment of injured patients. Originally a one-office neurological practice, GMMS has now grown to twenty-one physicians (consisting of seven neurologists, one chiropractor, three physiatrist, two orthopedists, one general surgeon, one family practitioner, two psychologists, and four radiologists) operating a total of nine offices in New York City, Long Island and New Windsor, New York. In 1996, GMMS saw patients at an annual rate of more than 22,000 new patients for treatment, 6,000 new patient IME's (on behalf of insurance carriers and employers), 45,000 follow-up visits, 60,000 physical therapy visits, and performed more than 40,000 medical tests and 9,000 diagnostic imaging scans.

   The following table sets forth certain statistical data with respect to
GMMS:

                                    Years Ended December 31,
                               ---------------------------------    Nine Months Ending
                                                                      September 30,
                                  1993       1994         1995            1996
                                --------   ---------    ---------   ------------------
Procedures  .................    88,450     128,500     157,000          150,200
New patients for treatment  .     5,950      10,850      11,160           18,800
New patients for evaluation            *           *      9,800           17,800
Patient by payor category --
 -------------
   No-fault .................        59%         49%         46%              40%
   Workers Compensation .....        14%         17%         20%              18%
   All other ................        27%         34%         34%              42%
At period end --
 -------------
   Physicians ...............         7          10          16               23
   Technicians and other
     staff  .................         7          15          20               35
   Offices ..................         5           6           9               12

------
* Not treated as a separate category for record keeping purposes.

   All of CMI's revenues in 1994 and 1995 and approximately 62% of the CMI, MMI and AAMC pro forma combined net revenue in 1995 were generated under a management contract with GMMS and a substantial part of the growth in the Company's business is a direct result of comparable growth of GMMS' medical practice. The Company expects that its relationship with GMMS will be a dominant factor in its business for the foreseeable future. The continued vitality of GMMS' medical practice is subject to numerous risks, including its continued ability to retain its key medical personnel, malpractice claims and regulatory compliance. There is no assurance that GMMS will continue to operate successfully. Moreover, although the term of the PMSA and the MSA between the Company and GMMS, which cover all management services provided to GMMS, expire June 2025 and July 2001, respectively, there is no assurance that the Company and GMMS will continue to maintain a productive working relationship. The founder of GMMS and his son are principal shareholders of the Company.


   GMMS has advised the Company that it intends to continue its strategy of:
(a) integrating, through both internal growth and the acquisition of the other medical practices, as many of the services rendered to patients (e.g., diagnostic tests and other non-neurological specialties such as orthopedics and physical therapy) as possible; and (b) broadening its patient referral base by continuing to provide diagnosis and treatment of patients referred by attorneys handling their injury-related legal claims, as well as IME's of injury claims required by insurance companies and employers. The Company intends to obtain management agreements with other medical practices throughout key markets in New York State and neighboring states as well as to assist GMMS in providing services at additional locations throughout the State. The Company believes that if it can provide services to a sufficient number and variety of medical practices, it can form a network of these physicians. The Company would attempt to assist network members in obtaining new sources of patients by negotiating with managed care payors for a fixed reimbursement schedule that would be advantageous to the network and managed care payors. The Company may also be able to assist network members in achieving efficiencies from centralized billing, purchasing and marketing activities.

   Under the PMSA and MSA, the Company furnishes GMMS with a comprehensive range of management and related financial services encompassing all non-medical aspects of the GMMS medical practice, including: (a) renting "built-out" medical offices, including furnishings; (b) leasing equipment, including diagnostic equipment; (c) purchasing supplies; (d) providing non-medical personnel; (e) providing managerial, administrative, marketing and fiscal management services; (f) providing various consulting services in connection with the acquisition by GMMS of medical practices; (g) billing and collection services; and (h) inclusion of GMMS in a network of medical practices which the Company may ultimately form. The Company's fees are related to services provided and include specified flat fees, hourly charges, network fees and, in the case of billing and collections, varying percentages of amounts collected depending upon length of collection period. All such fees are subject to periodic upward readjustment starting in the third year, based on specified formulae or methods for calculating the revised amounts. The Company has also agreed to consider making working capital advances in unspecified amounts. Each month the Company takes ownership on a full recourse basis of GMMS receivables with a net collectible value equal to the amount of the management fee then currently owed by GMMS and also takes a security interest in the balance of GMMS' receivable as security for the payment of any uncollected fees. All of these receivables may, however, be insufficient to secure all amounts due to the Company by GMMS. The PMSA also gives the Company a right of first refusal to purchase the medical practice of GMMS at its then fair market value in the event that New York State permits the public corporate practice of medicine without the need to apply for a certificate of need ("CON"). The transfer of ownership of a majority of GMMS shares to anyone other than Dr. Lawrence Shields or Dr. Irving Friedman (95% and 5% owners, respectively, of GMMS) constitutes an assignment under such agreement and may not be made without the consent of the Company. The term of the PMSA is thirty (30) years, expiring on June 2025 unless terminated earlier for reasons such as material breach. The initial term and any subsequent renewal term can be extended in five (5) year increments.


MARKETING


   The Company's marketing goal is to increase the size, number and locations of medical practices to which it provides its services both in its current market, other areas in New York State and selected other markets including New Jersey. The Amedisys Merger, if consummated, will, the Company believes, help it to achieve this goal by providing it with skills not readily available in New York State. The Company's goal is also to broaden the types of medical practices which it services, to develop a client base of primary care and specialty practices and to implement growth strategies for its existing and new clients. The Company expects to promote growth of the patient and revenue bases by assisting its clients in the development of multi-specialty medical practices to eliminate the need for patient referrals, opening of additional offices and implementing of an aggressive program of acquiring other medical practices. A major focus of the Company's near term marketing efforts will be the identification of high volume medical practices in New York State, including those that specialize in orthopedics and neurology, which could either be acquired by GMMS or make effective use of the Company's management services. The Company may make working capital advances and/or acquisition loans to its present and future clients to enable them to implement such growth strategies.

   The Company's marketing efforts to establish relationships with new clients, both for its full range of management services and for management services related to diagnostic imaging, are conducted by employees under the direction of the Executive Vice President of Practice Development and Managed Care. Marketing activities consist of locating medical practices which meet the size, quality and operating parameters set by the Company. The Company's marketing staff also helps existing clients analyze opportunities for expanding the services they offer and expanding into new geographic areas either through opening new offices or acquiring existing medical practices. Strategies are also developed for increasing the patient volume of existing clients, including identifying to clients attorneys handling workers' compensation and no-fault insurance claims and arranging meetings with such attorneys to make them aware of the medical capabilities of the Company's clients. Additionally, one senior executive of the Company focuses on advising insurance carriers and large employers on GMMS' skills as a definer of injuries and as a preparer of IME reports. The marketing staff also oversees and facilitates the exchange of information with attorneys and insurance companies that are sources of new patients for the Company's clients.

   The Company believes it can increase its market share in the medical management services industry by providing its clients with significant competitive advantages and by relieving them of the complex, burdensome and time-consuming non-medical aspects of their businesses. The Company believes that relieving medical personnel of these obligations may enhance the productivity, efficiency and profitability of such personnel and the growth potential of the client and thus also enhance the ability of such clients to serve their patients. The Company also believes that a fully integrated medical office for the diagnosis and treatment of injuries, as well as the medical evaluation of injury claims for insurance carriers, provides significant advantages to patients and third-party payors. By providing a full array of medical and testing services in one facility, a medical practice will serve the patient more effectively and efficiently and also alleviate the injured patient's burden of traveling from one location to another. The centralization of comprehensive medical services also facilitates administrative and regulatory reporting to third-party payors.

THIRD-PARTY REIMBURSEMENT


   The Company's management fees (including lease payments for office space and equipment) are payable to the Company by its clients, as required by applicable legal requirements, without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for its services. The Company's ability to collect its management fees in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. The Company's own cash flow is adversely affected by its clients' long collection cycle from various third-party payors, which typically range from nine months to 40 months for workers' compensation insurers, six months to 32 months for no-fault insurance carriers of the no-fault payment pool, two months to six months for Medicare and other commercial insurers and three months to 24 months for medical malpractice injuries. The historical, aggregate collection cycle of the Company's clients was based on the Company's approximate 3 1/2 years of experience and GMMS' historical collection experience. As a result of this slow payment pattern, the Company requires more capital to finance its receivables than other businesses with a shorter receivable payment cycle. Further, third-party payors may reject the clients' medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceeded such payors' allowable fee standards. It is common practice for third-party payors to initially deny/reject the first submission of a medical claim. This does not mean that the claim will not be ultimately paid. The Company normally will re-submit the claim with such revised information as requested and/or forms and documentation. Outstanding claims that continue to be disputed after one year or more are then submitted to an arbitration process. Normally, when final arbitration decisions are about to be rendered, the third-party payor will agree to pay the claim or a portion thereof. In many instances the Company is entitled to collect the settlement amount, filing fees and interest on the agreed-upon payment on behalf of its clients. Finally, the reimbursement forms required by third-party payors for payment of medical claims are long, detailed and complex and payments may be delayed or refused unless these forms are properly completed in a timely manner. Although the Company takes all legally available steps, including legally prescribed arbitration, to collect the receivables generated by its clients, there is a significant risk that some client receivables may not be collected due to the determination by third-party payors that certain procedures performed by the clients were not medically necessary or were performed at excessive fees or because of omission or errors in timely completion of the required claim. The inability of its clients to collect their receivables could adversely affect their ability to pay in full all amounts owed by them to the Company.

   The healthcare industry is undergoing significant change as third-party payors increase their efforts to control the cost, use and delivery of healthcare services. Several states have taken measures to reduce the reimbursement rates paid to healthcare providers in their states. The Company believes that additional reductions will be implemented from time to time. Reductions in Medicare rates often lead to reductions in the reimbursement rates of other third-party payors as well and the Company believes that such further reductions are probable. Further changes in Medicare reimbursement rates whether pursuant to legislation presently under active consideration or otherwise, or other changes in reimbursements by third-party payors to clients of the Company could have a material adverse affect on the Company's operations and profitability.


RECENT DEVELOPMENTS


   Pursuant to its acquisition program, since January 1, 1996 the Company acquired, or assisted its clients in acquiring, the seven medical practices and businesses described below. Further, in October 1996, the Company entered into a letter of intent for the acquisition of Amedisys. See "Proposed Amedisys Merger." As a result of these acquisitions and the continuing growth of GMMS, the number of doctors to whom the Company is providing broad-based integrated physician practice management services increased from 16 at December 31, 1995 to 76 at November 15, 1996. The company also now provides limited management services, such as transcription, billing and collection and temporary staffing to 50 medical practices with more than 820 doctors, as well as to 32 hospitals.


   o In January 1996, the Company acquired MMI, which provided diagnostic imaging equipment and related practice management services.


   o In July 1996, the Company acquired the businesses of a billing and collection company serving pri- marily medical practices and a billing and collection company serving, primarily, hospitals in New York City and Long Island, both with common ownership. The businesses are now both operated by the Company through its subsidiary Intertech/Penta Group, Inc. They provided services to a base of approximately 700 doctors and 23 hospitals at the time of acquisition.

   o In August 1996, the Company acquired the assets of Greenport Services Corp. ("Greenport"), a practice management company servicing a five physician multi-specialty community based medical practice in Brooklyn, New York. Since the acquisition, the Company has provided a full range of physician practice management services to the practice formerly managed by Greenport.

   o In August 1996, the Company assisted with and financed the acquisition by GMMS of the practice of two board certified neurologists with offices in the boroughs of the Bronx and Queens in New York City.

   o  In August 1996, the Company acquired the assets of Northern
      Metropolitan Physicians Network, LLC, a practice management company servicing four primary care offices with a total of 10 physicians in Orange, Putnam and Westchester counties of New York State.

   o In October 1996, the Company acquired the assets of AAMC, a physician practice management company holding a 30-year management contract with a 30 physician group to which it provides comprehensive management services. AAMC also provides transcription, billing, collection and temporary staffing services to a total of 50 medical practices employing 120 doctors and to nine hospitals located in the Hudson Valley region of New York State.

   o In November 1996, the Company acquired the assets of Tenbroeck Management Corp., a physician practice management company servicing one primary care and internal medicine office with a total of eight physicians in New York City.

   In June and July 1996, MMI expanded its business by supplying MRI units and administratively managing such units at two major New York City hospitals, Brookdale Hospital, a 1,000 bed teaching hospital and Bronx Lebanon Hospital, a 900 bed hospital. The agreements with these hospitals expire in December 1997 and May 2003, respectively. Brookdale is presently planning to construct and operate a multi modality imaging facility after the expiration of the agreement term and may not require management services from MMI thereafter.

GOVERNMENT REGULATION

   The Company's provision of management and administrative services to medical practices, its plans to finance its clients' acquisitions of medical practices and its purchase of certain medical practice assets incidental to obtaining new practice management service agreements are subject to extensive and increasing regulation of numerous laws, rules, approvals and licensing requirements by federal, state and local governmental agencies. The Company is also subject to laws and regulations relating to business corporations in general.


   Many of the laws and regulations that affect the Company's operations and relationships with its clients have not been definitively interpreted by courts or regulatory authorities. Regulatory authorities have broad discretion concerning how these laws and regulations are interpreted and how they are enforced. The Company may, therefore, be subject to lengthy and expensive investigations of its business operations, or prosecutions which may have uncertain merit, by various state or federal governmental authorities. If the Company or any of its medical practice or hospital clients were found by an agency or judicial authority to be in violation of these laws and regulations, the Company could be subject to criminal and/or civil penalties, including substantial fines, injunctions and disqualification from participation in Medicare, Medicaid and other payor programs, which could limit or terminate the Company's ability to provide its services to medical practices and hospital clients.

   The Company believes that its current operations are in material compliance with applicable laws and regulations and the structure of the Company's relationships with its medical practice and hospital clients (including GMMS, the Company's principal medical practice client, whose 95% shareholder, Dr. Lawrence Shields, is a founder and principal shareholder of the Company) is similar in material respects to that of many firms in the physician practice management industry. Nevertheless the laws and regulations in this are are extremely complex and subject to changing interpretaions and many aspects of the Company's business and business opportunities have not been the subject of federal or state regulatory review or interpretation. The Company has neither obtained nor applied for any opinion of any regulatory or judicial authority that its business operations are in compliance with applicable laws and regulations. Therefore, there is no assurance that the Company's operations have been in compliance at all times with all such laws and regulations. Nor is there assurance that scrutiny of the Company's business or its relationships with its medical practice or hospital clients by court or regulatory authorities will not result in determinations adverse to the Company. If the Company's interpretation of the relevant laws is inaccurate, or if laws and regulations change or are interpreted so as to restrict the Company's or its clients' operations or expansion plans, the Company's business and its prospects could be materially and adversely affected.

   The following are among the laws and regulations that affect the Company's operations and development activities:


   Corporate Practice of Medicine: The laws of New York State and various other states prohibit business corporations such as the Company from practicing medicine and employing or engaging physicians to practice medicine. The Company leases space and equipment to medical practices and hospital clients and provides these clients with a range of non- medical administrative and managerial services. The Company also plans to provide financing for its clients' acquisitions of physician practices. The Company does not, however, employ or supervise physicians or other licensed healthcare professionals, does not represent to the public or to the patients of its clients that it offers or arranges for medical services, and does not exercise influence or control over the practice of medicine by its clients. The Company does not initiate direct contact with its clients' patients except as an agent and at the specific request of its clients, and then does so only for the purpose of rendering non-medical services such as insurance verification, appointment scheduling and collection. The Company does not direct patient referrals or assign patients to particular physicians. The Company is not responsible for patient care services, medical charts or patient records and does not provide any ancillary medical services to patients or determine when patients will be admitted to or discharged from care. The Company does not establish standards of medical practice or policies for its clients, nor ensure adherence to such standards or policies. Moreover, the Company does not determine what charges are to be made to its clients' patients or to the third-party payors, nor are patient care bills payable to the Company, but only to the Company's clients. The Company does not determine how its clients' income will be distributed or the scope of patient care services that its clients will provide. Accordingly, the Company believes that it is not in violation of New York State laws prohibiting the corporate practice of medicine. If the Company were determined to be engaged in the corporate practice of medicine. The Company's contractual relationships with its clients could be jeopardized and it could be found guilty of criminal offenses and be subject to substantial civil penalties, including fines and an injunction preventing continuation of its business.

   Fee Splitting: New York and various other states prohibit a physician from sharing or "splitting" fees with persons or entities not authorized to practice medicine. In New York, this prohibition precludes the Company from receiving fees based upon a percentage of its clients' gross income or net revenue. Accordingly, the fee structure set forth in the Company's practice management service agreements with its New York clients, including the Company's agreement for the use and management of diagnostic imaging equipment based on a fixed fee per use charge, provides for fixed remuneration based upon the estimated fair market value of the services and equipment provided to such clients by the Company. Although the Company's charges to its clients are payable to the Company without regard to the amount of the fees charged by its clients to their patients or whether such clients actually receive payment of their fees, there is a risk that the inability of its clients to collect their receivables will result in their being unable to make payments to the Company on a timely basis, if at all. The Company believes that its charges to its clients are not based upon their professional fees or level of income and, accordingly, do not violate fee splitting prohibitions. If this belief is incorrect and the Company is determined to be engaged in fee splitting arrangements with its physician clients, such clients could be subject to charges of professional misconduct and penalties ranging from censure and reprimand to revocation of medical license. In addition, the Company could be unable to judicially enforce its fee arrangements with its physician clients, thereby materially and adversely affecting the Company's revenues and prospects.

   Self-Referral Laws: Under New York Law (and similar laws in a number of other states) and the federal Self-Referral Law (the "Stark Law") (which is presently only applicable to Medicare and Medicaid patients), certain health practitioners (including physicians, dentist, chiropractors and podiatrists) are prohibited from referring their patients for the provision of designated health services (including clinical lab, diagnostic imaging and physical therapy services) to any entity with which they or their immediate family members have a financial relationship, unless the referral fits within one of the specific exceptions in the statutes or regulations. The penalties for violating the Stark Law include, among others, denial of payment for the designated health services performed, civil fines of up to $15,000 for each service provided pursuant to a prohibited referral, a fine of up to $100,000 for participation in a circumvention scheme and possible exclusion from Medicare and Medicaid programs. Additional penalties of up to $2,000 for each improperly billed service may also be imposed under the Federal Civil
Monetary Penalties Law. Statutory exceptions under the Stark Law include, among others, direct physician services, in-office ancillary services rendered within a group practice, space and equipment rental, and services rendered to enrollees of certain prepaid health plans. Some of these exceptions are also available under the New York self referral law. The Company believes that its financial relationships with its health practitioner clients and physicians affiliated with such clients do not fall within the Stark Law or state self-referral laws, do not involve the provision of designated health services by the Company or fit within one of the exceptions in such laws, as the Company is neither a healthcare practitioner in a position to refer patients nor an entity that provides prohibited designated health services. Rather, the Company only furnishes management, administrative and financial services to its healthcare practitioner clients who may perform such designated health services. Similarly, although the Company offers stock in the Company to certain physicians associated with the Company's clients, which physicians or clients may be in a position to refer patients for designated health services to other entities which receive management and related services from the Company, the Company believes that such investment interests offered to such physicians either do not fall under the New York or Stark self referral laws or fit within one of the exceptions to the laws. Nevertheless, the interpretation of both the New York and Stark self referral laws is subject to broad discretion by state and federal regulators and an adverse determination by such regulators could affect the Company's continued ability to offer investment interests to physicians or the ability of such physician investors and/or the medical practices with which such physicians are associated to refer patients to entities that receive management and related services from the Company. In general, moreover, there can be no assurance that future interpretations or changes to the Stark Law (including its extension to all third-party payors) or the regulations promulgated thereunder, (or to similar New York and other state anti-referral laws or regulations), will not prohibit or otherwise affect the Company's arrangements with its clients and physician shareholders in ways that could materially and adversely affect the Company's business.

   Anti-Kickback Laws: The Social Security Act imposes criminal penalties for paying or receiving remuneration (which is deemed a kickback, bribe or rebate) in connection with any federal healthcare program, including Medicare or Medicaid. Violation of this law is a felony, punishable by fines of up to $25,000 per violation and imprisonment for up to five (5) years. This law and related regulations have been broadly interpreted to prohibit the payment, solicitation, offering or receipt of any form of reimbursement in return for the referral of program patients or any item or service that is covered by any federal healthcare program reimbursement. Similar state law prohibitions, not limited to particular payor programs, exist under the laws of New York and other states. Because the breadth of these prohibitions, when read literally, may place many legitimate business relationships into question, the U.S. Department of Health and Human Services ("HHS") promulgated "Safe Harbor" regulations in 1991 specifying certain relationships and activities that do not violate the federal law and regulations. The Company does not believe that all of its business practices satisfy the conditions of the "Safe Harbor" regulations. Moreover, certain arrangements involving payment of management fees that vary based upon the volume of services provided may be subject to increased scrutiny with respect to remuneration for referral. However, failure of an activity to fall within a "Safe Harbor" provision or the fact that an arrangement may be subject to scrutiny, does not mean that such activity constitutes a violation of the law, rather the arrangement will be analyzed on the basis of its specific facts and circumstances. The Company believes that its medical practice and hospital client agreements under which it is currently providing management services do not put it in a position to make or induce the referral of patients or services by its clients and that, in any event, the compensation payable to the Company by its clients is unrelated to referrals and is based upon the estimated fair market value of the services and equipment provided to such clients by the Company. Accordingly, the Company believes that these agreements do not violate the federal anti-kickback law or statute or similar state laws. If, however, the Company's management arrangements were found to violate these federal or state laws, the Company and its medical clients could be subject to substantial civil monetary fines and/or criminal sanctions, including a minimum mandatory five (5) year exclusion from participation in any federal healthcare programs which would adversely affect the Company's future results, operations and profitability.

   Certificate of Need and Facility Licenses: In the case of the Company's magnetic resonance imaging units, New York and several other states have laws and regulations that require hospitals to obtain a CON to establish an imaging center or to purchase magnetic resonance imaging or other major medical equipment. Under CON laws, a hospital is required to substantiate the need and financial feasibility for the establishment of new facilities, commencement of new services or the purchase of major medical equipment in excess of statutory thresholds. The Company's ability to manage imaging equipment for hospitals could be adversely affected by the existence of state CON laws. Under current New York law, a CON is not required for the acquisition or lease of a magnetic resonance imaging unit by a physician engaged in the private practice of medicine. Thus, GMMS and other medical practices which have contracted with the Company have not obtained a CON with respect to any magnetic resonance imaging units leased from the Company. However, the adoption of legislation extend-ing CON requirements to private medical practices would make it more difficult for physicians to lease diagnostic imaging equipment and could adversely affect the Company's expansion plans. New York also prohibits the operation of a diagnostic and treatment center without obtaining a CON and license and such a license is not currently available in New York to a public company such as the Company. The Company believes that its relationships with its medical clients do not constitute the operation of a diagnostic and treatment center. See, "Business -- Government Regulation -- Corporate Practice of Medicine". However, if the Company were determined to be operating a diagnostic and treatment center, the Company's contractual relationships with its clients could be jeopardized and it could be found guilty of criminal offenses and be subject to substantial penalties, including fines and an injunction preventing continuation of its business.

   Regulation of Diagnostic Imaging Facilities: The operation by the Company's clients of diagnostic imaging equipment administratively managed by the Company is subject to federal and state regulations relating to licensing, standards of testing, accreditation of certain personnel, and compliance with governmental reimbursement programs. The Company believes that its clients are in compliance with these federal and state requirements, however, failure of the Company's clients to comply with the federal and state requirements applicable to the clients' medical practices could adversely affect the Company's continued ability to provide management and related services to its clients.


   No-Fault Insurance: The Company's initial client, GMMS, generates significant revenue from patients covered by no-fault insurance carriers and the no-fault insurance payment pool. In the event that changes in the no-fault insurance law create greater or lesser demand for physician services or impose additional or different administrative requirements, the Company could be required to modify its business practices and its administrative services in ways that could be more costly or more burdensome to the Company or in ways that limit or otherwise decrease the revenues which the Company receives from its present and potential future clients for its services.


   Workers' Compensation: The Company's initial client, GMMS, generates significant revenue from patients covered by the New York Workers' Compensation Program. In the event that changes in the Workers' Compensation Law create greater or lesser demand for physician services or impose additional or different administrative requirements, the Company could be required to modify its business practices and its administrative services in ways that could be more costly or more burdensome to the Company or in ways that limit or otherwise decrease the revenues which the Company receives from its present and potential future clients for its services. See "Business -- Government Regulation -- Proposed HealthCare Reform Legislation."

   Factors Affecting the Ability of Clients to Make Payments to the Company:
In order to comply with applicable federal and state laws, the Company's management fees (including lease payments for office space and equipment) are payable to the Company by its clients without regard to (i) the fees which the client charges its patients for its medical services or (ii) whether the client actually receives payment for such services. The Company's ability to collect the management fees it earns from its clients in a timely manner, or at all, is affected by such factors as whether its client is reimbursed for its medical services, the timing of such reimbursement and the amount of reimbursement. In this regard, a substantial portion of the revenues of the Company's clients are derived from payments by government sponsored or regulated programs (i.e., no-fault insurance, workers' compensation and Medicare), private insurers and managed care companies. All of these third-party payors are engaged in cost reduction programs that may adversely affect the ability of the Company's clients to meet their contractual obligations to the Company which, in turn, could cause the Company to experience significant losses.

   Anti-Trust: It is possible as the Company provides network, management and administrative services to several clients in a particular market, these medical practices may be deemed competitors subject to a range of antitrust laws which prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and division of markets. The Company intends to comply with such federal and state laws, but there is no assurance that a review of the Company's business by courts or regulatory authorities would not result in a determination that could adversely affect the operation of the Company and its clients.


   Anti-Fraud: There are also federal and state civil and criminal statutes imposing substantial penalties, including substantial civil and criminal fines and imprisonment, on healthcare providers and those who provide services to such providers (including management businesses such as the Company) which fraudulently or wrongfully bill governmental or other third-party payors for healthcare services. In addition, the federal law prohibiting false Medicare/Medicaid billings allows a private person to bring a civil action in the name of the United States government for violations of its provisions and obtain a portion of the false claims recovery if the action is successful. The Company believes that it and its clients are in material compliance with such laws, but there is no assurance that the Company's (and its clients') activities will not be challenged or scrutinized by governmental authorities or private parties asserting a false claim action in the name of the United States government.

   Proposed HealthCare Reform Legislation: In addition to current laws and regulations, the federal government and New York State are considering new laws and regulations that, if enacted, could result in comprehensive changes affecting the healthcare industry and the payment for, and availability of, the type of healthcare services furnished by the Company's clients. Specifically, New York State has adopted a pilot managed care workers' compensation program that seeks to more closely regulate expenditures for workers' compensation cases. It is not possible at this time to predict if this New York project will be expanded or to assess its full impact on the Company. In addition, it is anticipated that Congress and the President will be forced to agree on some form of Medicare spending cuts that may result in future reductions in Medicare payments to physicians for physician services. Nevertheless, it is not certain which, if any, reforms will be adopted by Congress or state legislatures, or when such reforms will be adopted or implemented. New federal and state healthcare legislation and changes in the current regulatory environment may require the Company's business strategies, operations and agreements to be modified and there can be no assurance that such restructuring will be possible without adversely affecting the Company's profitability.


LIABILITY INSURANCE

   The Company carries insurance providing coverage for general liability, comprehensive property damage and workers' compensation. While the Company believes its insurance policies are adequate in amount and coverage for protection of its assets and operations as currently conducted, there is no assurance that the coverage limits of such policies will be adequate. A successful claim against the Company in excess of its insurance coverage could have a material adverse effect on the Company and its financial condition. Claims against the Company, regardless of their merit or outcome, could also have an adverse effect on the Company's reputation and business. In addition, there is no assurance that the Company's coverage will, in fact, be or continue to be available in sufficient amounts and on reasonable terms, or at all.

COMPETITION

   The medical practice management field is highly competitive, although the Company believes that competition from practice management companies in New York State is more limited than elsewhere in the United States and the Company is not aware of any significant competition in New York State which focuses on medical practices significantly involved in the evaluation, diagnosis and treatment of injury-related cases. A number of large hospitals in New York State and elsewhere have acquired medical practices and this trend is expected to continue. The Company expects that more competition will develop, in part as a result of its having demonstrated that management companies can operate in the highly regulated New York environment. Potential competitors include large hospitals and a number of public corporations operating through a regional or national network of offices that have greater financial and other resources than the Company. The Company's experience in providing medical practice management services in the highly regulated New York State environment is believed to be an important competitive factor. The Company provides a full range of management and administrative services in a manner which it believes does not violate the state's laws prohibiting the corporate practice of medicine and also provides an expertise in administering receivable processing and collections.

EMPLOYEES


   At November 15, 1996, the Company employed 510 persons on a full time basis, comprised of 42 executive and managerial employees; 148 non-medical support persons "on-site" at clients' offices; nine marketing support persons; six information systems support persons; six legal support persons; 16 accounting staff members; 244 billing, collection and verification employees and 39 recording and clerical employees. The Company believes that employees suitable for its needs are available in its current and expected areas of activity. None of the Company's employees are represented by a labor union and the Company is not aware of any activities seeking such organization. The Company considers its relationships with its employees to be good.


PROPERTIES

   The Company's principal executive offices are located in approximately 8,500 square feet on the fifth and seventh floors of 254 West 31st Street, New York, New York 10001. The floors are leased, pursuant to separate leases, for terms expiring on March 31, 2001, at an aggregate current annual base rent of $128,000, increasing to approximately $136,000. The Company also leases at this location approximately 9,540 square feet on the ground floor, mezzanine and second floor which it subleases to GMMS for medical offices. The ground floor and mezzanine are leased for a term expiring on February 28, 2003 at a current annual base rent of $68,000, increasing to approximately $99,700. The second floor is leased for a term expiring on August 31, 2002 at a current annual base rent of approximately $56,900, increasing to approximately $67,000.


   The Company leases an aggregate of approximately 13,500 square feet of leased space in a multi-story office building at 26 Court Street, Brooklyn, New York 11242. The leases, which expire on November 30, 1998 and April 30, 2001, provide for annual base rents of up to $307,000. The current aggregate annual base rent is approximately $297,000.


   In addition, the Company leases for sublease to certain of its clients medical office facilities, containing an aggregate of approximately 37,000 square feet in the greater New York metropolitan area. The leases expire on various dates from February 28, 1997 through May 31, 2006 and currently provide for aggregate annual rentals of approximately $713,000. Certain of the leases provide for fixed annual increases in their annual base rent during their terms.

                           PROPOSED AMEDISYS MERGER


   On October 17, 1995, CMI entered into the Letter of Intent for the acquisition of Amedisys, through its merger into a wholly-owned subsidiary of CMI in exchange for approximately 1.44 to 1.84 million Common Shares. Although the Company has no obligation to do so, the Letter of Intent also contemplates that CMI may invest up to $15 million in Amedisys ambulatory surgery centers now owned or to be acquired and $4 million in other Amedisys operations following the merger, provided such operations meet certain post-merger financial goals. Amedisys has granted CMI an option to purchase 500,000 shares of Common Stock exercisable only upon the occurrence of certain Prohibited Events, as defined in the Letter of Intent. The Letter of Intent is nonbinding, except for the provisions relating to the option and certain other ancillary matters, and is subject to the execution of a definitive agreement, the completion of due diligence and the approval of the Amedisys Merger by the Boards of Directors of both parties and the shareholders of Amedisys. In addition, the Letter of Intent contemplates, and the Company believes, that the Amedisys Merger will be treated, for accounting and financial statement purposes, as a pooling of interests. If the Company determines that the transaction will not be given pooling of interests treatment, whether before or after due diligence and regulatory review, the Company will seek to re-negotiate the terms of the Amedisys Merger. No assurances can be given that the transaction will be given pooling of interests treatment or, if not, the Company can reach agreement with Amedisys on a restructured transaction. Accordingly, whether for the foregoing or other reasons, no assurances can be given that the Amedisys Merger will be consummated. However, since it is not improbable that the Amedisys Merger will occur, certain business and financial information relating to Amedisys and certain new investment considerations which will be applicable to the Company if the Amedisys Merger is consummated are included in this Prospectus. See "Investment Considerations" and the material with respect to the business of Amedisys set forth below.


   The Company believes that the Amedisys Merger, if consummated, will provide the Company with added expertise in obtaining capitated fee contracts for its clients and assisting these clients in operating in a capitated fee environment. The Company believes that these skills are not generally available in New York State. Further, Amedisys will also provide the Company with additional skills in managing large independent physician associations and ambulatory surgery centers.

AMEDISYS BUSINESS


   Amedisys provides home healthcare, supplemental staffing nurses, management services to independent home care agencies and services to physicians. These physician services include physician practice management and the organization, development and management of independent practice associations ("IPA"). It also operates outpatient surgical centers and has recently organized Future Care, Inc., a wholly owned subsidiary to organize and operate a preferred provider network and engage in certain related activities. Amedisys maintains 24 home healthcare and supplemental staffing offices in eight states, operates two outpatient surgery centers in Texas, and is developing a surgery center in Louisiana. Amedisys also manages home health agencies, physician practices and rural health clinics and is the network manager of the Home Care Alliance of Louisiana.

   Home HealthCare. Amedisys has a network of 12 home healthcare offices in Louisiana and four offices in Texas. Amedisys is distinguished by its specialty home care services and a staff dominated by RNs and professional therapists. In addition to these services, Amedisys expanded its product line to include private duty, psychiatric home care and additional rehabilitation services. Amedisys received Joint Commissions on Accreditation of Healthcare Organizations ("JCAHO") accreditation with commendation in 1995 which assures managed care organizations, Medicare and Medicaid, as well as physicians and patients, that Amedisys has met national quality standards and places it in a competitive position for state-wide and regional insurance, managed care and governmental contracts.


   In 1995, Amedisys developed the Home Care Alliance of Louisiana. This alliance is a consortium of independent home care agencies which are Medicare certified and accredited by the JCAHO. The alliance is positioned to negotiate with managed care organizations for discounted service fees and capitated contracts. Amedisys serves as network manager and provides central intake and business systems to the affiliated agencies.


   Home HealthCare Management Services. Amedisys offers management services to independent home care agencies through its resource management division. Management services include home health licensing, regulatory compliance, administrative support services, clinical support services, billing and reimbursement systems and proposal and bid development.

   Supplemental Staffing. Amedisys has provided supplemental staffing services for 11 years. Amedisys distinguishes itself from its competitors in the following ways: (i) clinical managers at each office recruit nurses and manage client services, (ii) it offers 24-hour access to staffing coordinators who use computerized scheduling and information systems, (iii) it maintains rigorous orientation and screening procedures, and (iv) it utilizes a proprietary software scheduling program which generates faster scheduling response time than traditional methods.


   Outpatient Surgery. Amedisys entered the outpatient surgery market and expanded its service delivery network through the acquisition of Surgical Care Centers of Texas, L.C. in June 1995. This subsidiary operates two outpatient surgery centers in the Houston, Texas area and recently changed its name to Amedisys Surgery Centers, L.C. Amedisys is currently building a new facility in Hammond, Louisiana in a joint venture with area surgeons and other physicians. Amedisys plans to strategically buy, build or manage surgery centers where they complement a network of physicians or Amedisys-owned alternative services. Amedisys believes that this industry will grow due to advances in technology which allow more procedures to be performed in the outpatient setting. Specifically, endoscopic and laser technologies are making certain procedures less invasive and lowering the amount of time required in surgery and post-surgical care. Pain management techniques are also a rising trend in outpatient surgery procedures. Through the acquisition of Surgical Care Centers of Texas, L.C., Amedisys gained entry into the outpatient surgery market which expanded Amedisys' service delivery network. In addition, outpatient surgery centers have a higher earning potential than nursing services. As Amedisys expands its outpatient surgery centers in Louisiana, this expansion will provide physicians participating in Amedisys- affiliated independent practice associations an opportunity to provide services within the Amedisys network and have an alternative to costly hospital services. Amedisys believes that this feature will have a high value to physicians who want to assume some risks with capitated fees, a developing national trend.

   Physician Services. Physician services consists of physician practice management services and development of independent practice associations ("IPA"). Amedisys believes that physician practice management companies are ready for significant consolidation. According to the Medical Group Management Associates (MGMA), there are approximately 600,000 physicians in the U.S., and 16,500 medical groups to which 185,000 physicians belong. Less than 5% of all group practices have been acquired or are affiliated with investor owned physician practice management companies.

   Amedisys' affiliated IPAs have a higher percentage of primary care physicians than traditional IPAs. Primary care physicians are the first access point to the managed care system. Managed care emphasizes primary care, and efficiently delivered services at an affordable cost. Providers give managed care organizations discounted fees for a volume of patients. In capitated arrangements, managed care organizations pre-pay physicians for their services with a negotiated flat fee per patient in the plan regardless of the services performed. Providers, including physicians and hospitals, form integrated networks to achieve a critical mass of patients which are attractive to large managed care groups. Amedisys is positioning itself for continuing integration and consolidation by developing physician practice management and IPA network services to assist physicians in remaining independent but aligned in a larger entity.


   Future Care. In February 1996, Amedisys formed FutureCare, Inc., a Nevada corporation, to organize and operate a preferred provider network ("PPO"); provide healthcare services to independent health care providers, including IPAs; and to merge with and capitalize FutureCare Health Plans of Louisiana, Inc. ("Health Plans"), a licensed health maintenance organization ("HMO") in the state of Louisiana. Amedisys currently owns 33% of Health Plans. Upon completion of an offering to capitalize FutureCare, Health Plans will merge with and become a 70% owned subsidiary of FutureCare and Amedisys' ownership will be reduced to 30% of Health Plans. Amedisys owns approximately 33% of Health Plans and has provided $1 million in cash to Health Plans in order to enable it to meet the capital requirements for licensing as an HMO in the State of Louisiana. In addition, Amedisys has committed to advance up to $300,000 in start-up expenses which are expected to be reimbursed upon completion of a Louisiana securities offering of FutureCare stock.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The directors and executive officers of the Company are as follows:

        Name            Age                                Position
       -----           -----                               ---------
Steven Rabinovici  .    44    Chairman of the Board and Chief Executive Officer
David Jacaruso  ....    52    Vice Chairman of the Board and President
Arthur L. Goldberg      57    Senior Executive Vice President and Chief Operating Officer
Dennis Shields  ....    28    Executive Vice President and Director
                              Vice President, Chief Financial Officer, Treasurer, Secretary and
Joseph M. Scotti  ..    53    Director
Dennis W. Simmons  .    46    Executive Vice President of Practice Development and Managed Care
                              Senior Executive Vice President, Director of Operations -- Medical
Robert Keating  ....    56    Legal Services
John T. Dooley  ....    53    Vice President and Chief Information Officer
Richard DeMaio  ....    39    Vice President and Director
Claire Cardone  ....    50    Vice President
Kenneth Theobalds  .    38    Vice President - Workers' Compensation
Steven Cohn  .......    46    Director
Steven A. Hirsh  ...    57    Director

   All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Directors, other than officers or employees of the Company or holders of 10% or more of its shares, receive an option upon taking office to purchase 20,000 Common Shares exercisable at the fair market value on the date of grant. Officers are elected to serve, subject to the discretion of the Board of Directors, until their successors are appointed.

   Steven Rabinovici has been Chairman of the Board and Chief Executive Officer of the Company since December 28, 1995. From December 31, 1992 through December 27, 1995 he was the President, Chief Executive Officer and a director of MMI. He is a founder of the Company and also provided certain consulting services to the Company during 1994 and 1995. From July 1990 through December 31, 1992, he was an independent healthcare and business consultant. On July 21, 1992, MEBE Enterprises, Inc., the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Messrs. Rabinovici and Jacaruso were founders and principals of MEBE Enterprises, Inc. Earlier in his career, Mr. Rabinovici had more than 10 years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has a Bachelors degree from City University of New York, Brooklyn College, a Masters degree in Public Health from Columbia University School of Public Health and a Juris Doctorate degree from New York Law School.


   David Jacaruso has been Vice Chairman of the Board of the Company since December 28, 1995, as well as President, a founder and a director of the Company since April 1993. From April 1993 through December 27, 1995 he was Chairman of the Board of the Company. From July 1990 to April 1993 he was an independent healthcare and business consultant. On July 21, 1992, MEBE Enterprises, Inc., the owner and operator of a single Roy Rogers fast food restaurant, filed for protection under Chapter 11 of the Bankruptcy Code. Messrs. Rabinovici and Jacaruso were founders and principals of MEBE Enterprises, Inc. Earlier in his career, Mr. Jacaruso was associated with Brookdale Hospital for ten years and with Mt. Sinai Medical Center, holding various administrative positions including Senior Associate Administrator for Operations. Mr. Jacaruso has a Bachelors degree in Urban Health, a Masters degree in Quantitative Analysis from St. John's University, and he completed a one-year residency at Columbia University School of Public Health for Hospital Administration.


   Arthur L. Goldberg has been Senior Executive Vice President and Chief Operating Officer of the Company since April 2, 1996. From August 1993 through March 1996 he was an independent management consultant. Prior thereto he was the Chief Financial Officer of Elek-Tek, Inc., a reseller of computer and related equipment since December 1990. Mr. Goldberg has a Bachelor's degree in Business Administration from City University of New York, Juris Doctor and Masters of Law degrees from New York University School of Law and a Masters of Business Administration degree from the University of Chicago. He is also a Certified Public Accountant.


   Dennis Shields has been Executive Vice President and Director of the Company since December 28, 1995. Prior thereto he was Vice President, Chief Operating Officer and a Director of MMI since 1992. He is a founder of CMI. His father, Dr. Lawrence Shields, a founder of MMI and CMI, is the 95% owner of GMMS, the largest client of the Company. Mr. Shields has a Bachelors degree from New York University School of Liberal Arts.


   Joseph M. Scotti has been Vice President, Chief Financial Officer, Treasurer, Secretary and Director of the Company since December 28, 1995. Prior thereto he held similar positions with MMI since January 1993. From February 1992 to January 1993, Mr. Scotti was a consultant to Burke & Burke, a food store chain and from November 1986 to February 1992 he was controller of Rols Capital Co., a mortgage lender. He has a Bachelors degree in Accounting from Hofstra University.


   Dennis Simmons has been Executive Vice President of Practice Development and Managed Care of the Company since April 2, 1996. Mr. Simmons has over twenty years of healthcare experience. From November 1992 to March 1996 he was the Senior Vice President for Coastal Physician Group, Inc. Prior thereto he worked for Medical Care Development, Inc. as a consultant to the Saudi Arabian government and United Healthcare Corp. in Central Texas since October 1986. Mr. Simmons also developed the Emergency Medical Services Program and STAR Flight medical helicopter service in Austin, Texas. He has a Bachelors degree in environmental design from Texas A & M and a Master of Business Administration degree from St. Edwards University.


   Robert Keating has been Senior Executive Vice President, Director of Operations - Medical Legal Services of the Company since April 8, 1996. From January 1995 to April 7, 1996, Mr. Keating was the Administrative Judge, Second Judicial District, Supreme Court, State of New York responsible for the day to day management of the Supreme Court district that encompasses Brooklyn and Staten Island, New York and has general jurisdiction over both civil litigation and criminal matters. Prior thereto he was the Administrative Judge, Criminal Court of the City of New York since April 1985. Mr. Keating managed the daily judicial and non-judicial operations of the court, which has general jurisdiction over all violations, infractions, misdemeanors and pre-indictment processing of felony matters in New York City. Concurrently, from 1992 to present he has supervised and developed the Midtown Community Court. The court opened in October 1993 and focuses on "quality of life" crimes or crimes that erode the public's sense of pride in its neighborhood. Mr. Keating has a Bachelors degree from Georgetown University and a Bachelor of Law degree from Duke University.

   John T. Dooley has been a Vice President and Chief Information Officer of the Company since September 1996. From May 1996 to September 1996, Mr. Dooley was the Chief Information Officer for three corporations affiliated with Long Island Jewish Medical Center: CHP: The Medical Group, Managed Health Inc. and LIJ-MS. From January 1995 to May 1996 Mr. Dooley served as the Chief Information Officer of New Hanover Regional Medical Center, a 628 bed tertiary care medical center and teaching hospital in Wilmington, NC. From March 1994 to December 1995, Mr. Dooley was a Senior Manager of Implementation Specialists for Healthcare, a management consulting firm specializing in healthcare systems. Prior thereto, from December 1992 to February 1995, Mr. Dooley served as the Chief Information Officer of North Shore University Hospitals, a series of tertiary care teaching and community hospitals comprising 1,250 beds. From May 1988 to December 1992, Mr. Dooley served as the Assistant Vice President, Information Services of St. Vincent's Hospital and Medical Center, an 813 bed tertiary care teaching hospital located in New York City.


   Richard DeMaio has been Vice President of Operations and Director of the Company since March 1994. From March 1989 through February 1994, he was assistant administrator at the Long Island Jewish Medical Center with administrative responsibilities for various clinical and support services. Mr. DeMaio is a member of the American College of Healthcare Executives and has also served on the Executive Committee of the Metropolitan Health Administrators Association. He has a Bachelors degree in Urban Health Management from St. John's University and a Masters degree in Healthcare Administration from Long Island University.


   Claire A. Cardone has been Vice President of Operations for diagnostic imaging of the Company since December 28, 1995. Prior thereto she was the Vice President of Operations of MMI since 1993. From 1985 until

1993, Ms. Cardone was Senior Associate Administrator at St. John's Episcopal Hospital, a 300 bed community teaching hospital in Queens, New York. She has a Master in Business Administration degree from Adelphi University and a Bachelor's degree, cum laude, from St. John's University.

   Kenneth Theobalds has been Vice President of Workers' Compensation of CMI since July 1995. Prior thereto Mr. Theobalds was Executive Director of The State Insurance Fund of New York State since September 1992. From 1989 to September 1992 he served as an Assistant Secretary for Human Resources to New York State Governor Mario M. Cuomo. Mr. Theobalds holds a Bachelor of Science degree from Cornell University.

   Steven Cohn has been a member of the law firm of Goldberg and Cohn, which has its offices in Brooklyn, New York, and a State Committeeman for the 50th Assembly District for more than five years. He has a Doctor of Jurisprudence degree from Brooklyn Law School, a Masters of Law degree from New York University School of Law and a Bachelor of Arts degree from New York University.

   Steven A. Hirsh has been a portfolio manager for William Harris & Co., a financial services company, for more than five years. Since 1994 he has also been Chairman, Chief Executive Officer and President of Astro Communications, Inc., a manufacturer of strobe lights. He holds a Bachelor of Science degree from the University of Colorado and Masters of Business Administration from the University of Chicago.


   Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, founders of the Company, are parties to a shareholders' agreement (the "Shareholders' Agreement") pursuant to which they have agreed to vote (and subsequently voted) all of their shares of the Company, for a period of 10 years, in favor of election to the Board of Directors of the Company and for such other or additional nominees as may be designated from time to time and approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is the Chairman of the Board and Chief Executive Officer of the Company, Mr. Jacaruso is the Vice Chairman of the Board and President of the Company and Dennis Shields, the son of Dr. Shields, is the Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Dr. Shields is a founder of CMI and MMI, the Company's largest shareholder and the founder and a 95% shareholder of GMMS, a client which accounted for almost all of the Company's revenues in 1995. Messrs. Rabinovici, Jacaruso, Dennis Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own an aggregate of approximately 3,094,581 shares or 38.5% of the Company's outstanding Common Shares (2,594,581 shares or 25% of the Company's outstanding shares after giving effect to the transactions contemplated hereby or, if the over-allotment option is exercised in full, 2,197,358 shares and 21% of the outstanding shares) and, accordingly, as long as they vote as required by the Shareholders' Agreement, may be in a position to elect all of the persons nominated by the Board of Directors. Furthermore, such control may adversely affect the market price of the Common Shares by precluding any unsolicited acquisition of the Company. See "Principal Shareholders."


   The Company's Board of Directors has established Compensation and Audit Committees, whose members are Messrs. Cohn and Hirsh. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options to the Company's officers, employees, directors and consultants. The Audit Committee meets with management and the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters. The Compensation Committee has not met since Mr. Hirsh became one of its members and has advised the Board that it will convene its next meeting only after the appointment of a third committee member. It is the intention of the Company to appoint only independent directors to the Audit and Compensation Committees.

COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered in 1995 to its chief executive officer and to the other executive officers named below who received annual compensation in excess of $100,000. None of the below named executive officers were granted options by the Company in 1995.

                                Annual compensation
                              ----------------------               All other
                                           Salary       Bonus     compensation
Name and principal position     Year        ($)          ($)           ($)
 ---------------------------   ------   ------------    -------   --------------
Steve Rabinovici
  Chairman & CEO ...........    1995     109,842(1)       --         21,124
David Jacaruso
  Vice Chairman, President .    1995     165,063(2)       --          6,334
Dennis Shields
  Executive Vice President .    1995     136,920(3)       --         19,870
Joseph M. Scotti
  Vice President & CFO .....    1995       117,225        --         10,004
Jack Schwartzberg
  Vice President ...........    1995       149,573        --         15,289

------
(1) Consists of fees of $30,650 from CMI for consultation and advice to senior management and salary from MMI of $79,192.


(2) Includes consulting fees of $63,075 paid by CMI to Marie Graziosi for interior design services; Ms. Graziosi is Mr. Jacaruso's wife.


(3) Consists of fees of $57,728 from CMI for consultation and advice to senior management and salary from MMI of $79,192.

EMPLOYMENT CONTRACTS

   In October 1995, the Company entered into an employment agreement with Steven Rabinovici providing for his employment, effective upon the closing of both the IPO and the Merger, as Chairman of the Board and Chief Executive Officer for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Rabinovici's employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement. Prior to the closing of the IPO, Mr. Rabinovici was President, Chief Executive Officer and a director of MMI.

   In October 1995, the Company entered into an employment agreement with David Jacaruso, providing for his employment, effective upon the closing of both the IPO and the Merger, as Vice Chairman of the Board and President, for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Jacaruso's employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement.

   In October 1995, the Company entered into an employment agreement with Dennis Shields, providing for his employment, effective upon the closing of both the IPO and the Merger, as Executive Vice President, for an initial term expiring on December 31, 1999. On December 31 of each year, the term is automatically extended for an additional year unless on or before such date either party elects to terminate the agreement at the expiration of the term. The agreement provides for an annual base salary of $250,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if his employment is terminated without cause (as defined in the agreement), the Company will pay Mr. Shields an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement. Prior to the closing of the IPO, Mr. Shields was Vice President, Chief Operating Officer and a director of MMI.

   In January 1996, the Company entered into an employment agreement with Joseph M. Scotti, providing for his employment upon the closing of both the IPO and the Merger, as Vice President and Chief Financial Officer for an initial term expiring on December 31, 1999. The agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Scotti's employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement. Prior to the closing of the IPO, Mr. Scotti was Vice President and Chief Financial Officer and a director of MMI. In April 1996, an option to purchase 50,000 shares exercisable at $9.00 per share during a ten year period was granted to Mr. Scotti. The options are exercisable for one-third of the shares covered thereby as of the date of the grant and for an additional one-third of the shares covered thereby each year thereafter.

   In March 1996, the Company entered into an employment agreement with Arthur L. Goldberg as Senior Executive Vice President and Chief Operating Officer expiring on March 10, 1999. The Agreement, as amended, provides for an annual base salary of $200,000, for participation in all executive benefit plans and for the grant of an option for 100,000 shares exercisable for a ten year period. The option will be exercisable for 50,000 shares beginning April 1997 and 50,000 shares in April 1998.

   In March 1996, the Company entered into an employment agreement with Dennis W. Simmons providing for his employment as Executive Vice President of Practice Development and Managed Care for a term expiring on March 10, 1999. The agreement provides for an annual base salary of $175,000, for participation in all executive benefit plans and for the grant of an option for 100,000 shares exercisable for a ten year period. The option will be exercisable for 50,000 shares beginning April 1997 and 50,000 shares in April 1998.

   In March 1996, the Company entered into an employment agreement with Robert Keating commencing on April 8, 1996, providing for his employment as Senior Executive Vice President, Director of Operations - Medical Legal Services. The agreement expires on December 31, 1999, but may be automatically extended for two years on mutually agreeable terms. The agreement provides for an annual base salary of $185,000 with escalations to a base salary of $199,800 and $215,784 on March 7, 1997 and March 7, 1998, respectively. The agreement also provides for participation in all executive benefit plans and for the grant of an option for 150,000 shares exercisable for a three year period. Up to 50,000 options vest at the end of each year of employment: 47,500 options in each of the next three years will vest based upon a performance formula (as defined in the agreement) and 2,500 options in each of the next three years will vest without regard to the formula.

   In September 1996, the Company entered into an employment agreement with John T. Dooley providing for his employment as Vice President and Chief Information Officer for a term expiring on September 23, 1997. The agreement provides for an annual base salary of $150,000 and for participation in all executive benefit plans and for the grant of an option for 50,000 shares exercisable for approximately one-third of the shares covered, on a cumulative basis, on each of the first three anniversaries on the date of grant.

STOCK OPTIONS

   In May 1995, in order to attract and retain persons necessary for the success of the Company, the Company adopted its 1995 Stock Option Plan (the "Option Plan") covering up to 700,000 of its Common Shares, pursuant to which officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Option Plan, which expires in May 2005, will be administered by the Board of Directors or a committee designated by the Board of Directors. The selection of participants, allotment of shares, determination of price and other conditions relating to the purchase of options will be determined by the Board of Directors, or a committee thereof, in its sole discretion. Incentive stock options granted under the Option Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Option Plan to a shareholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant.

   Since the beginning of the year and through October 15, 1996, the Company granted options for an aggregate of 941,000 shares under the Option Plan as follows: 620,000 shares to nine officers or former officers; 40,000 to two outside directors; and 281,000 shares to 20 key employees (including officers of acquired com-panies) and consultants at exercise prices ranging from $8.375 to $15.75. Options for 225,000 Shares included in the foregoing grants are subject to shareholder approval of an amendment to the Option Plan increasing the number of shares authorized for issuance thereunder. These options will have an exercise price per share equal to the fair market value of a Common Share on the date of such approval.

   Outside directors are granted options for 20,000 shares, exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service, as soon as practicable after taking office. Mr. Hirsh has waived this grant.


   Options are for either five or ten year terms and, generally, vest to the extent of one-third of the shares received on the date of grant or the first anniversary thereof and on each of the next two anniversaries. Certain options are exercisable only if specific performance criterion are met.


   In addition the Company granted options to purchase 225,000 shares to nine consultants including professional advisors at prices ranging from $8.375 to $15.75.

CERTAIN TRANSACTIONS

   The Company received approximately 95% and 93% of its revenue during 1994 and 1995, respectively, from its initial client, GMMS, pursuant to an agreement dated as of April 1, 1993. On July 1, 1995, the Company and GMMS entered into the PMSA effective April 1, 1995 which provides for the furnishing by the Company of comprehensive management services, related financial services and the inclusion of GMMS in a medical practices network expected to be formed by the Company. The 95% shareholder of GMMS, Dr. Lawrence Shields, is a founder of the Company. The agreement is for a term of thirty years, expiring in June 2025, and can be extended in five (5) year intervals. The various practice management fees set forth in the agreement are subject to upward adjustment every two (2) years depending on cost of living and other factors.


   Immediately following the closing of the IPO on January 3, 1996, CMI acquired the assets and business of MMI through its merger into a wholly-owned subsidiary. In the Merger, the MMI shareholders received .777777 CMI Common Shares for each MMI common share which they held. The holders of outstanding options to purchase MMI common shares received a number of CMI Common Shares equal to the difference between their aggregate option exercise prices and the value thereof at $7.00 per share. An aggregate of 2,364,444 and 93,281 CMI Common Shares were issued in the Merger to MMI shareholders and option holders, respectively.

   The Company is the beneficiary of key-man life insurance policies aggregating $10,000,000 covering the life of Dr. Lawrence Shields, the 95% shareholder of GMMS, the Company's principal client.

   As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, MMI, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 MMI common shares owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which had previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or MMI as a result of the foregoing settlement.

                      PRINCIPAL AND SELLING SHAREHOLDERS


   The following table sets forth certain information as of September 30, 1996 with respect to the beneficial ownership of the Company's Common Shares by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares, by each director of the Company, by the executive officers named in the table above and by the directors and executive officers as a group and as adjusted for consummation of the issuance of shares by the Company and the sale of shares by the Selling Shareholder in this Offering.


                                     Shares Beneficially                    Shares Beneficially
                                            Owned                                  Owned
                                    Before this Offering       Shares       After this Offering
       Name and Address(1)           Number       Percent     Offered       Number       Percent
 -------------------------------   -----------   ---------    ---------   -----------   ---------
Steven Rabinovici (2)  .........      476,813       5.99%                   476,813        4.56%
David Jacaruso (3)  ............      424,640       5.34%                   424,640        4.06%
Dennis Shields (4)  ............      567,837       7.13%                   567,837        5.43%
Joseph M. Scotti (5)  ..........       71,690       0.90%                    71,690        0.69%
Richard DeMaio (5)  ............       19,843       0.25%                    19,843        0.19%
Steven Cohn (5)  ...............       14,921       0.19%                    14,921        0.14%
Steven A. Hirsh (6)  ...........      212,054       2.66%                   212,054        2.02%
Lawrence Shields (7)  ..........    1,625,291      20.42%     500,000     1,125,291       10.76%
All Officers and Directors as a
  group (7 persons) (5) ........    1,735,021      21.80%                 1,735,021       16.59%


------
(1) The addresses of the persons named in this table are as follows: Steven Rabinovici, David Jacaruso, Dennis Shields, Joseph M. Scotti and Richard DeMaio, c/o Complete Management, Inc., 254 West 31st Street, New York, New York 10001-2813; Steve Cohn c/o Goldberg and Cohn, 16 Court Street, Suite 2304, Brooklyn, New York 11241; Lawrence Shields, M.D., 26 Court Street, Brooklyn, New York 11242 and Steven A. Hirsh, c/o William Harris & Co., 2 N. LaSalle Street, Suite 505, Chicago, IL, 60602.


(2) Includes 351,813 shares held as custodian for benefit of his minor son, Jeffrey.

(3) Includes shares held by his wife, Marie Graziosi and shares held as custodian for his minor children, Cara Elizabeth and David Francis.

(4) Dennis Shields is the son of Dr. Lawrence Shields.

(5) Includes options granted under the Company's stock option plan exercisable within 60 days of the date hereof as follows: Joseph M. Scotti, 16,667; Steven Cohn, 10,000; and Richard DeMaio, 10,000.

(6) Consists of (i) 14,833 shares and 94,444 shares issuable on the conversion of Convertible Subordinated Notes owned by a trust of which Mr. Hirsh is the portfolio manager with investment power, (ii) 50,000 shares issuable upon conversion of Convertible Subordinated Notes owned by a limited partnership of which Mr. Hirsh is a general partner with investment power and (iii) 8,333 shares and 44,444 shares issuable on conversion of Convertible Subordinated Notes owned by Astro Communications, Inc., a company of which Mr. Hirsh is President and Chief Executive Officer.

(7) Dr. Lawrence Shields is the father of Dennis Shields.

   The Company's officers and directors, other than Steven Hirsh, have agreed with the Representatives that they will not sell or otherwise dispose of any Common Shares, or any securities convertible into Common Shares without the prior written consent of such Representatives until , 1997 [120 days after the effective date of this Offering]. After that date, an aggregate of 3,164,368 Common Shares will become eligible for sale pursuant to Rule 144 and the limitations specified therein.

   Messrs. Rabinovici, Jacaruso and Shields and Astro Communications, Inc. have granted to the Representatives a 45-day over-allotment option, to purchase 124,132 shares, 124,132 shares, 148,959 shares and 52,777 shares, respectively or up to an additional 450,000 Common Shares in the aggregate, at the public offering price, less underwriting discount, solely for the purpose of covering overallotments, if any. Steven A. Hirsh, a director of the Company, is President and Chief Executive Officer of Astro Communications, Inc. Messrs. Rabinovici, Jacaruso and Shields are each executive officers, directors and principal shareholders of the Company.

                          DESCRIPTION OF DEBENTURES

   The Debentures will be issued under an Indenture, to be dated as of [December], 1996, (the "Indenture"), between CMI, as issuer, and the Chase Manhattan Bank, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The descriptions of the Debentures and the Indenture in this Prospectus are summaries, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Wherever terms defined in the Indenture are used in this Prospectus, such defined terms are incorporated herein by reference. Article and Section references appearing below refer to the Indenture.

   The Debentures will be unsecured subordinated obligations of the Company, will be limited to an aggregate principal amount of $28,750,000 (including $3,750,000 subject to the Underwriters' Over-Allotment Option) and will mature on [December] 15, 2003. The Debentures will bear interest at the rate per annum stated in their title from May or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on [December] 15 and [May] 15 of each year, commencing [May] 15, 1997, to each holder in whose name a Debenture (or any predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment, which shall be [May] 1 or [December] 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (unless, with certain exceptions, such Debentures are converted or redeemed prior to such Interest Payment Date). Interest on the Debentures will be paid on the basis of a 360-day year consisting of twelve 30-day months (Sections 202 and 302). Principal of and interest on the Debentures will be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, City of New York, and such other office or agency of the Company as may be maintained for such purpose (initially the corporate trust office of the Trustee in New York, New York). Debentures may be surrendered for transfer, exchange, repurchase, redemption or conversion at that agency or office. Payment of interest may, at the option of the Company, be made by check mailed to the address of the holder entitled thereto as it appears in the Debenture Register (See Sections 301, 305, 1002 and 1202). The Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof (Section 302). No service charge will be made for any transfer or exchange of Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section
305). The Company is not required to transfer or exchange any Debenture (i) during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption and ending at the close of business on the date of such mailing or (ii) selected for redemption, in whole or in part, except the unredeemed portion of Debentures being redeemed in part. All moneys paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium, if any, and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest became due and payable may be repaid to the Company. Thereafter, the holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.

   The Indenture does not contain any provisions that would provide protection to holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described under "Description of Debentures -- Certain Rights to Require Repurchase of Debentures."


   The Indenture contains no financial covenants or covenants restricting the incurrence of indebtedness by the Company or any Subsidiary (as defined in the Indenture). Although certain of the agreements under which the Senior Indebtedness is outstanding contain, and agreements in the future may contain, limitations on the incurrence of indebtedness by the Company or its Subsidiaries, such agreements may be amended or modified as provided therein, may provide only incidental protection to holders of Debentures in the event of a Repurchase Event (as described below), and are not intended for the benefit of the holders of the Debentures. In addition, agreements under which Senior Indebtedness is outstanding contain, and future agreements under which future Senior Indebtedness may be outstanding may contain, provisions which may require repayment of such Senior Indebtedness prior to repayment of the Debentures upon, among other things, a Repurchase Event.


CONVERSION RIGHTS

   The Debentures (or any portion thereof that is an integral multiple of $1,000) will be convertible into Common Shares at the option of the holders thereof at any time and from time to time prior to and including the maturity date unless a Debenture or a portion thereof shall have been called for redemption, through optional redemption, a sinking fund or otherwise, in which case it will be convertible if duly surrendered on or before the close of business on the fifth day preceding the Redemption Date at the conversion price stated on the cover hereof (subject to adjustment as described below.)

   The conversion price shall be subject to adjustment upon certain events including if:

   (a) The Company shall declare a dividend or make a distribution on its outstanding Common Shares payable in Common Shares or shall declare or make a dividend or other distribution on any other class of capital stock of the Company or any subsidiary not wholly owned by the Company which dividend or distribution includes Common Shares.

   (b) The Company shall subdivide the outstanding Common Shares into a greater number of shares, or combine the outstanding Common Shares into a smaller number of shares.

   (c) The Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Shares entitling them (for a period expiring within 45 days after the record date therefor) to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share (or having an initial conversion price per share) less than the Current Market Price (as defined in Section 1204(h) of the Indenture) of a Common Share of the Company on such record date.


   (d) The Company shall fix a record date for making a distribution to holders of its Common Shares or holders (other than the Company or its wholly-owned subsidiaries) of capital stock of any Subsidiary (i) of evidences of indebtedness of the Company or any Subsidiary, (ii) of assets (including shares of any class of capital stock, cash or other securities, but excluding any rights or warrants referred to in subsection (c), above, or securities referred to in subsection (e), below, excluding any dividend or distribution referred to in subsection (a), above, and excluding any dividend or distribution paid exclusively in cash out of retained or current earnings) or (iii) of rights or warrants entitling the holders thereof to receive upon payment of the consideration set forth therein shares of capital stock of the Company (excluding those referred to in subsection (c) above).


   (e) The Company shall issue or distribute Common Shares, (excluding shares issued (i) in any of the transactions described in subsection (a) above, (ii) upon conversion or exchange of securities convertible into or exchangeable for Common Shares described in subsection (f) below, (iii) to employees or consultants under the Company's 1995 Stock Option Plan, as now in effect or hereafter amended, if such shares would otherwise be included in this Section
(e), (iv) to the Company's employees or consultants under bona fide benefit plans, employment agreements or consulting agreements adopted by the Company's Board of Directors and approved by its stockholders or granted at an exercise price of at least 100% of the fair market value of the shares on the date of grant whether or not approved by stockholders, if such shares would otherwise be included in this Section (e) (but only to the extent that the aggregate number of shares excluded by this subdivision (iv), and issued after the date of the Indenture shall not exceed 10% of the Common Shares outstanding at the time of any such issuance), (v) upon exercise of rights or warrants issued to the holders of Common Shares, (vi) to acquire, or in connection with the acquisition of, all or any portion of a business as a going concern, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (vii) in connection with the entry into a medical practice or other professional practice management agreement by the Company for a term of at least 5 years,
(viii) upon exercise of rights or warrants issued in a bona fide public offering pursuant to a firm commitment underwriting, but only if no adjustment is required pursuant to these conversion price adjustments (without regard to Section 1204(j) of the Indenture) with respect to the transaction giving rise to such rights or (ix) pursuant to an offering effected at a discount of less than 5% from the Current Market Price per share determined as provided in Section 1204(h) of the Indenture) for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares.

   (f) The Company shall issue any securities, convertible into or exchangeable for its Common Shares (excluding securities issued in transactions described in sections (c) and (d) above, or the Securities (as defined in the Indenture) for a consideration per Common Share initially deliverable upon conversion or exchange of such securities less than the Current Market Price per share in effect immediately prior to the issuance of such securities.

   Upon the termination of the right to convert or exchange such securities, the conversion price shall forthwith be readjusted to such conversion price as would have obtained had the adjustments made upon the issuance of such convertible or exchangeable securities been made upon the basis of the delivery of only the number of Common Shares actually delivered upon conversion or exchange of such securities and upon the basis of the consideration actually received by the Company for such securities.

   No adjustment in the conversion price need be made unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any such adjustment which is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

   Fractional shares will not be issued upon conversion, but in lieu thereof, the Company will pay cash equal to the market value of such fractional share computed with reference to the Closing Price of the Common Shares on the last business day prior to conversion (Section 1203). Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Debentures whose maturity is prior to such Interest Payment Date and Debentures called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon to be paid on such Interest Payment Date (provided, however, that if the Company shall default in payment of such interest, such payment shall be returned to the payor thereof.) Except for Debentures surrendered for conversion which must be accompanied by payment as described above, no interest on converted Debentures will be payable by the Company on any Interest Payment Date subsequent to the date of conversion (Sections 307 and 1202).

   Except as stated above, the conversion price will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or for payment of dividends on the Common Shares or any preferred shares of the Company.

   The Company has covenanted under the Indenture to reserve and keep available at all times out of its authorized but unissued Common Shares, for the purpose of effecting conversions of Debentures, the full number of Common Shares deliverable upon the conversion of all outstanding Debentures.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF DEBENTURES

   In the event of any Fundamental Change (as described below) affecting the Company which constitutes a Repurchase Event occurring after the date of issuance of the Debentures and on or prior to maturity, each holder of Debentures will have the right, at the holder's option, to require the Company to repurchase all or any part of the holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repurchased on or promptly following the Repurchase Date (Section
1403). In the event the Company becomes obligated to repurchase some or all of the Debentures, the Company expects that it would seek to finance the Repurchase Price with its available cash and short-term investments, through available bank credit facilities (if any), or through a public or private issuance of debt or equity securities.

   Failure by the Company to repurchase the Debentures when required as described in the second preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture (Section 501). On or before the 15th day after the occurrence of a Repurchase Event, the Company shall mail (or at its option cause the Trustee to mail) to all holders of record of Debentures notice of the occurrence of such Repurchase Event, setting forth, among other things, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures which the holder must follow to exercise this right. No failure of the Company to give such notice shall limit any holder's right to exercise a repurchase right (Section 1402). Failure to give notice of the Repurchase Event in accordance with the terms of the Indenture will result in an Event of Default. To exercise the repurchase right, the holder of a Debenture must deliver, on or before the 5th day prior to the Repurchase Date, written notice to the Company

(or an agent designated by the Company for such purpose) of the holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer (Section 1402). Such notice of exercise may be withdrawn by the holder by a written notice of withdrawal delivered to the Trustee at any time prior to the close of business on the 5th day prior to the Repurchase Date and thereafter only with the consent of the Company (Section 1402).

   The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the Common Shares shall be exchanged for, converted into, acquired for or constitute the right to receive consideration (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) which is not all or substantially all common stock which is (or, upon consummation of or immediately following such transaction or event, will be) listed on a national securities exchange or approved for quotation in any NASDAQ system or any similar system of automated dissemination of quotations of securities prices. For purposes of the definition of a "Fundamental Change," (i) "substantially all of the Common Shares" shall mean at least 85% of the Common Shares outstanding immediately prior to the transaction or event giving rise to a Fundamental Change and (ii) consideration shall be "substantially all common stock" if at least 80% of the fair value (as determined in good faith by the Board of Directors) of the total consideration is attributable to common stock. A Fundamental Change would not include an acquisition of a majority of the outstanding Common Shares by any person or group so long as it does not result in termination of such listing or approval for quotation.

   A Repurchase Event is a right to require the Company to repurchase the Debentures and a Repurchase Event shall have occurred if a Fundamental Change shall have occurred unless (i) the Current Market Price of the Common Shares is at least equal to the conversion price of the Debentures in effect immediately preceding the time of such Fundamental Change or (ii) the consideration in the transaction or event giving rise to such Fundamental Change to the holders of Common Shares consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted in the Nasdaq National Market (or in the case of securities which are Common Shares in any NASDAQ system or any similar system of automated dissemination of quotations of securities prices), or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Prices of such securities during the 10 consecutive trading days commencing with the sixth trading day following consummation of such transaction or event) is at least 105% of the conversion price of the Debentures in effect on the date immediately preceding the closing date of such transaction or event. The right to require the Company to repurchase the Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver, be prevented by the subordination provisions of the Debentures. Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the holders of the Debentures upon a repurchase may be limited by certain financial covenants contained in the Senior Indebtedness. In the event a Repurchase Event occurs and the holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase. This right to require repurchase would not necessarily afford holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may impair the rights of holders of Debentures.

   The effect of these provisions granting the holders the right to require the Company to repurchase the Debentures upon the occurrence of a Repurchase Event may make it more difficult for any person or group to acquire control of the Company or to effect a business combination with the Company and may discourage open market purchases of the Common Shares or a non-negotiated tender or exchange offer for the Common Shares. Accordingly, such provisions may limit a stockholder's ability to realize a premium over the market price of the Common Shares in connection with any such transaction.

SUBORDINATION

   The payment of the principal of, and interest on, the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. Upon any pay-ment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or marshaling of assets, whether voluntary, involuntary or in receivership, bankruptcy, insolvency or similar proceedings, the holders of all Senior Indebtedness will be first entitled to receive payment in full of cash amounts due or to become due thereon before any payment is made on account of the principal of and premium, if any, or interest on the indebtedness evidenced by the Debentures or on account of any other monetary claims, including such monetary claims as may result from rights of repurchase or rescission, under or in respect of the Debentures, before any payment is made to acquire any of the Debentures for cash, property or securities or before any distribution is made with respect to the Debentures of any cash, property or securities. No payments on account of principal of, sinking fund requirements, if any, or premium, if any, or interest on the Debentures shall be made, and no Debentures shall be redeemed or repurchased, if at the time thereof: (i) there is a default in the payment of all or any portion of the obligations under any Senior Indebtedness; or (ii) there shall exist a default in any covenant with respect to the Senior Indebtedness (other than as specified in clause (i) of this sentence), and, in such event, such default shall not have been cured or waived or shall not have ceased to exist, the Trustee and the Company shall have received written notice from any holder of such Senior Indebtedness stating that no payment shall be made with respect to the Debentures and such default would permit the maturity of such Senior Indebtedness to be accelerated provided that no such default will prevent any payment on, or in respect of, the Debentures for more than 120 days unless the maturity of such Senior Indebtedness has been accelerated (Section 1303).

   The holders of the Debentures will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made on Senior Indebtedness upon any distribution of assets in any such proceedings out of the distributive share of the Debentures (Section 1302).

   By reason of such subordination, in the event of insolvency, creditors of the Company, who are not holders of Senior Indebtedness or of the Debentures, may recover less, ratably, than holders of Senior Indebtedness but may recover more, ratably, than the holders of the Debentures.

   Senior Indebtedness is defined in the Indenture as: (a) the principal of and unpaid interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against the Company and whether or not allowed as a claim in bankruptcy or any similar proceeding) on the following, whether heretofore or hereafter created, incurred, assumed or guaranteed: (i) all indebtedness for borrowed money, created, incurred, assumed or guaranteed by the Company (other than indebtedness evidenced by the Debentures and indebtedness which by the terms of the instrument creating or evidencing the same is specifically stated to be not superior in right of payment to the Debentures); (ii) bankers' acceptances and reimbursement obligations under letters of credit; (iii) obligations of the Company under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency rates; (iv) any other indebtedness evidenced by a note or written instrument; and (v) obligations of the Company under any agreement to lease, or lease of, any real or personal property, which obligations are required to be capitalized on the books of the Company in accordance with generally accepted accounting principles then in effect (other than leases which by their terms are specifically stated to be not superior in right of payment to the Debentures), or guarantees by the Company of similar obligations of others; and (b) all deferrals, modifications, renewals or extensions of such indebtedness, and any debentures, notes or other evidence of indebtedness issued in exchange for such indebtedness or to refund the same (Section 101).

   The Debentures are obligations exclusively of the Company. Certain operations of the Company are currently conducted through its subsidiaries, principally MMI and AAMC (the "Subsidiaries"). The Subsidiaries are separate distinct entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures. In addition, the payment of dividends, interest and the repayment of certain loans and advances to the Company by the Subsidiaries may be subject to certain statutory or contractual restrictions and are contingent upon the earnings of such Subsidiaries. The Debentures will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Subsidiaries. In addition, the right of the Company and, therefore, the right of creditors of the Company (including holders of Debentures) to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Sub-


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

sidiary or otherwise will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any secured claim on the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company.


   At November 15, 1996, the Company had indebtedness to which the Debentures would be effectively subordinated aggregating approximately $7,903,000. The Company expects that it and its Subsidiaries will from time to time incur additional indebtedness, including Senior Indebtedness. The Indenture does not prohibit or limit the incurrence, assumption or guarantee by the Company or its Subsidiaries of additional indebtedness, including Senior Indebtedness.


EVENTS OF DEFAULT

   Events of Default under the Indenture are: (i) failure to pay principal of any Debenture when due, whether at maturity, upon redemption or acceleration, or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture; (ii) failure to pay any interest on any Debenture when due or within 30 days thereafter, whether or not such payment is prohibited by the subordination provisions of the Indenture; (iii) failure to deposit when due or within 30 days thereafter any sinking fund payment for the Debentures, whether or not such deposits are prohibited by the subordination provisions of the Indenture; (iv) failure to pay any Repurchase Price when due or within 10 days thereafter on any Debenture, whether or not such payments are prohibited by the subordination provisions of the Indenture; (v) failure to perform any other covenant of the Company in the Indenture, which default continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25% in aggregate principal amount of the outstanding Debentures; (vi) default on any indebtedness of the Company or the Subsidiaries in excess of $1,000,000 for borrowed money or on any Senior Indebtedness resulting in such indebtedness being declared due and payable after the expiration of any applicable grace period or becoming due and payable and the holders thereof taking any action to collect such indebtedness; and (vii) certain events in bankruptcy, insolvency or reorganization of the Company or significant Subsidiaries (Section 501). Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section
514). Subject to such provisions for the indemnification of the Trustee, the holders of a majority in principal amount of the outstanding Debentures will have the right to determine the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 512). If an Event of Default (other than those relating to certain events of bankruptcy, insolvency and reorganization) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debentures may by written notice to the Company and, if applicable, to the Trustee, accelerate the maturity of all Debentures; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture (Section 502). If an Event of Default occurs by reason of certain events in bankruptcy, insolvency and reorganization, all principal and accrued and unpaid interest due under the Debentures then outstanding shall automatically become immediately due and payable. No holder of any Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default, the holders of at least 25% in aggregate principal amount of the outstanding Debentures shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debentures a direction inconsistent with such request and the Trustee shall have failed to institute such proceeding within 60 days after such notice (Section 507). However, such limitations do not apply to a suit instituted by a holder of a Debenture for the enforcement or payment of the principal or Repurchase Price of, sinking fund payment for, if any, or interest on such Debenture on or after the respective due dates expressed in such Debenture or of the right to convert such Debenture in accordance with the Indenture (Section 508).

   The Indenture provides that the Trustee shall, within 90 days after a Responsible Officer of the Trustee has actual knowledge of the occurrence of a default (not including any grace period allowed), mail to the holders of


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

the Debentures, as their names and addresses appear on the Debenture Register, notice of all uncured defaults known to it; provided, however, that except in the case of default in the payment of principal or Repurchase Price of, sinking fund payment for or interest on any of the Debentures, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debentures (Section 602).

   The Company will be required to furnish to the Trustee annually a certificate with respect to its compliance with the terms, provisions and conditions of the Indenture and as to any default with respect thereto (Section 1004).

OPTIONAL REDEMPTION

   The Debentures are not redeemable prior to [three years after the effective date of this Offering]. Thereafter, the Debentures will be redeemable until maturity, at the Company's option, in whole or from time to time in part, upon not less than 45 nor more than 60 days' notice mailed to each holder of the Debentures at such holder's address appearing in the Debenture Register at a redemption price equal to 100% of the principal amount thereof plus accrued but unpaid interest to the date fixed for redemption (subject to the right of holders of record on a relevant record date to receive interest due on an Interest Payment Date that is on or prior to the date fixed for redemption) except that the Debentures may not be redeemed prior to maturity unless, for the 20 consecutive trading days immediately preceding the date of the notice of redemption, the Closing Price has equaled or exceeded $ [150% of the Closing Price of the Common Shares on the effective date of this offering], subject to adjustment in the case of the same events which result in an adjustment of the conversion price. For purposes of optional redemption, the "Closing Price" on any trading day shall mean the last reported sales price of the Common Shares, or, in case no such reported sale takes place on such day, the closing bid price of the Common Shares, on the principal national securities exchange on which the Common Shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or NASDAQ, as the case may be, or, if the Common Shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market or NASDAQ, the closing bid price in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee. If less than all of the Debentures are to be redeemed, the Trustee, in its discretion, will select those to be redeemed as a whole or in part by such method as the Trustee shall deem fair and appropriate. Notice of redemption will be given to holders of the Debentures to be redeemed by first class mail at their last address appearing on the Debenture Register.

SINKING FUND

   If the Company provides for one or more sinking funds for securities representing indebtedness for money borrowed ranking equal or junior to the Debentures, and such indebtedness has a maturity or weighted average time to maturity which is on or prior to August 15, 2003, the Company will provide a sinking fund for the Debentures calculated to retire that amount of Debentures equal to the lesser of (i) the same percentage of outstanding Debentures prior to maturity as the percentage of the principal amount of such other indebtedness to be retired prior to maturity on the same payment schedule as such other indebtedness or (ii) such amount of Debentures necessary to result in the Debentures having the same weighted average time to maturity as other indebtedness. Except as set forth herein with respect to the credit against mandatory sinking fund payments, the redemption price and other terms of the sinking fund applicable to the Debentures shall be the same as those applicable to the relevant indebtedness, except that the redemption price of the Debentures in connection with the sinking fund shall be 100% of the principal amount thereof plus accrued and unpaid interest to the date fixed for redemption. The Company may, at its option, receive credit against mandatory sinking fund payments for the principal amount of (i) Debentures acquired by the Company and surrendered for cancellation, (ii) Debentures previously converted into Common Shares and (iii) Debentures redeemed or called for redemption otherwise than through the operation of the sinking fund.

LIMITATIONS ON DIVIDENDS AND REDEMPTIONS

   The Indenture provides that the Company will not (i) declare or pay any dividend or make any other distribution on any Junior Securities (as described below), except dividends or distributions payable in Junior Sec-rities, or (ii) purchase, redeem or otherwise acquire or retire for value any Junior Securities, except Junior Securities acquired upon conversion thereof into other Junior Securities, or (iii) permit a Subsidiary to purchase, redeem or otherwise acquire or retire for value any Junior Securities, if, upon giving effect to such dividend, distribution, purchase, redemption, retirement or other acquisition, a default in the payment of any principal or Repurchase Price of, sinking fund payment for, if any, premium, if any, or interest on any Debenture shall have occurred and be continuing.

   The term "Junior Securities" means (i) the Common Shares, (ii) shares of any other class or classes of capital stock of the Company, (iii) any other non-debt securities of the Company (whether or not such other securities are convertible into Junior Securities) and (iv) debt securities of the Company (other than Senior Indebtedness and the Debentures) as to which, in the instrument creating or evidencing Senior Indebtedness and the same or pursuant to which the same is outstanding, it is expressly provided that such debt securities are not Senior Indebtedness with respect to, or do not rank pari passu with, the Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

   The Company, without the consent of the holders of any of the Debentures, may consolidate with or merge into any other Person or convey, transfer, sell or lease its assets substantially as an entirety to any Person, provided that: (i) either (a) the Company is the continuing corporation or (b) the corporation or other entity formed by such consolidation or into which the Company is merged or the Person to which such assets are conveyed, transferred, sold or leased is organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Debentures and the Indenture; (ii) immediately after and giving effect to such merger, consolidation, conveyance, transfer, sale or lease no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, under the Indenture shall have occurred and be continuing; (iii) upon consummation of such consolidation, merger, conveyance, transfer, sale or lease, the Debentures and the Indenture will be a valid and enforceable obligations of the Company or such successor Person, corporation or other entity and (iv) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, sale or lease complies with the provisions of the Indenture (Sections 801 and 802).

MODIFICATION AND WAIVER

   Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of any Debenture or reduce the rate or extend the time of payment of interest thereon, (iii) change the place or currency of payment of principal of, or Repurchase Price or interest on, any Debenture, (iv) impair the right to institute suit for. the enforcement of any payment on or with respect to any Debenture, (v) adversely affect the right to convert Debentures, (vi) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the holders of which is necessary to modify or amend the Indenture, or (vii) reduce the percentage of the aggregate principal amount of outstanding Debentures, the consent of the holders of which is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (viii) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures or (ix) modify the provisions of the Indenture with respect to the right to require the Company to repurchase Debentures in a manner adverse to the holders of the Debentures (Section 902). The holders of a majority in aggregate principal amount of the Outstanding Debentures may, on behalf of all holders of Debentures, waive any past default under the Indenture or Event of Default except a default in the payment of principal or interest on any of the Debentures or in respect of a provision which under the Indenture cannot be modified without the consent of the holder of each outstanding Debenture (Section 902).

DISCHARGE

   The Indenture provides that the Company may discharge its obligations under the Indenture while Debentures remaining outstanding if (i) all outstanding Debentures will become due and payable at their scheduled maturity within one year or (ii) all outstanding Debentures are scheduled for redemption within one year, and in either case the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding Debentures on the date of their scheduled maturity or scheduled redemption (Section 401).

GOVERNING LAW

   The Indenture and the Debentures will be governed and construed in accordance with the laws of the State of New York without giving effect to such state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

   The Company and its Subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee or its affiliates in the ordinary course of business, and the Trustee and its affiliates may from time to time in the future provide the Company and its Subsidiaries with banking and financial services in the ordinary course of their businesses.

                           INCOME TAX CONSEQUENCES

   The following summary sets forth the principal federal income tax consequences of holding and disposing of Debentures. This summary is based upon laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary is presented for informational purposes only and relates only to Debentures or Common Shares received in exchange therefor that are held as "capital assets" (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The summary discusses certain federal income tax consequences to holders of Debentures ("holders") that are citizens or residents of the United States. It does not discuss state, local or foreign tax consequences, nor does it discuss tax consequences to categories of holders that may be subject to special rules, such as tax exempt organizations, insurance companies, financial institutions and dealers in stocks and securities. Tax consequences may vary depending on the particular status of an investor.

   This summary does not purport to deal with all aspects of federal income taxation that may be relevant to an investor's decision to purchase Debentures. Each investor should consult his or her own tax advisor as to the particular tax consequences to such person of purchasing, holding and disposing of the Debentures, including the applicability and effect of any state, local or foreign tax laws and any recent proposed changes in applicable tax laws.

STATED INTEREST

   A holder using the accrual method of accounting for tax purposes generally will be required to include interest in income as such interest accrues, while a cash basis holder generally will be required to include interest in income when cash payments are received (or made available for receipt) by such holder.

CONVERSION OF DEBENTURES

   Except as otherwise indicated below, no gain or loss will be recognized for federal income tax purposes upon the conversion of Debentures into Common Shares. Cash paid in lieu of fractional Common Shares will be taxed as if the fractional Common Shares were issued and then redeemed for cash, resulting in either sale or exchange treatment or dividend treatment depending upon whether the redemption is considered "not essentially equivalent to a dividend." The tax basis of the Common Shares received upon conversion will be equal to the tax basis of the Debentures converted reduced by the portion of such basis, if any, allocable to any fractional share interest exchanged for cash. The holding period of the Common Shares received upon conversion will include the holding period of the Debentures converted.

   If at any time the Company makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (e.g. distributions of cash, evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Shares) and, pursuant to the anti-dilution provisions of the Indenture, conversion price of the Debentures is reduced, such reduction will be deemed to be the payment of a stock distribution to holders which may be taxable as a divi-dend. If the Company voluntarily reduces the conversion price for a period of time, holders may, in certain circumstances, have to include in gross income an amount equal to the value of the reduction in the conversion price. Holders could, therefore, have taxable income as a result of an event pursuant to which they received no cash or property that could be used to pay the related income tax.

POSSIBLE ORIGINAL ISSUE DISCOUNT

   Because the Debentures have an initial interest accrual period that is longer than each subsequent interest accrual period, it is possible that upon retirement of the Debentures, the holders thereof would be required to recognize income equal to the "de minimis OID" amount, within the meaning of
Section 1.1273-1 (d)(6) of regulations under the Code. Assuming a holder holds the Debenture as a capital asset, any such income required to be recognized thereunder will be characterized as capital gain.

DISPOSITION OF DEBENTURES OR COMMON SHARES

   In general, the holder of a Debenture or the Common Shares into which it is converted will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debenture or Common Shares in an amount equal to the difference between the amount of cash and the fair market value of property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debenture or Common Shares. The holder's tax basis in a Debenture-generally will be such holder's cost, increased by the amount of accrued market discount a holder elects to include in income with respect to the Debenture (discussed below), and reduced by (i) any principal payments received by such holder and (ii) the amount of any amortizable bond premium the holder elects to amortize with respect to the Debenture. If a holder holds a Debenture as a capital asset, such gain or loss will be a capital gain or loss except to the extent of any accrued market discount (see "Market Discount on Resale") if the Debenture has been held for the then requisite holding period at the time of the sale, exchange, redemption or retirement.

MARKET DISCOUNT ON RESALE

   The tax consequences of the sale of a Debenture by a holder may be affected by the market discount provisions of the Code. Market discount is defined as the excess of a debt instrument's stated redemption price (or its revised issue price in the case of a debt instrument issued with original issue discount) at maturity over the holder's tax basis in such debt instrument immediately after its acquisition. If the market discount is less than 25% of the stated redemption price (or the revised issue price, as the case may be) at maturity multiplied by the number of complete years to maturity (after the holder acquired the debt instrument), then the market discount will be considered to be zero.

   If a holder purchases a Debenture at a market discount and thereafter recognizes gain on its disposition (or the disposition of the Common Shares into which such Debenture is converted) such gain is treated as ordinary interest income to the extent it does not exceed the accrued market discount on such Debenture. In addition, recognition of gain to the extent of accrued market discount may be required in the case of some dispositions which would otherwise be nonrecognition transactions. Unless a holder elects to use a constant rate method, accrued market discount equals a Debenture market discount multiplied by a fraction, the numerator of which equals the number of days the holder holds such Debenture and the denominator of which equals the total number of days following the date the holder acquires such Debenture up to and including the date of its maturity. If a holder of a Debenture acquired at a market discount receives a partial principal payment prior to maturity, that payment is treated as ordinary income to the extent of the accrued market discount on the Debenture at the time payment is received. However, when the holder disposes of the Debenture, the accrued market discount is reduced by the amount of the partial principal payment Enviously included in income.

   A holder that acquires a Debenture at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred to purchase such Debenture until the holder disposes of such Debenture in a taxable transaction. A holder of Debentures acquired at a market discount may elect to include the market discount in income as the discount accrues, either on a ratable basis, or, if elected, on a constant interest rate basis. Once made, the current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). If a holder of a Debenture elects to include the market discount in income as it accrues, the foregoing rules with respect to the recognition of ordinary income on sales and certain other dispositions and with respect to the deferral of interest deductions on related indebtedness, would not apply.

BOND PREMIUM

   If, as a result of a purchase at a premium, a holder's adjusted tax basis in a Debenture exceeds the Debenture's stated redemption price at maturity, such excess may constitute amortizable bond premium. If the Debenture is a capital asset in the hands of the holder, Section 171 of the Code allows the holder to elect to amortize any such bond premium under the constant interest rate method as an offset against interest income earned on the Debenture. The amount of amortizable bond premium equals the excess of the holder's basis (for determining loss on sale or exchange) in the Debenture over the amount payable at maturity or, if it results in a smaller amortizable bond premium, an earlier call date. If a holder is required to amortize bond premium by reference to such a call date and the Debenture is not in fact called on such date, the remaining unamortized premium must be amortized to a succeeding call date or to maturity.

   A holder's tax basis in a Debenture must be reduced by the amount of amortized bond premium. An election to amortize bond premium applies to all bonds (other than tax-exempt bonds) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder and is irrevocable without the consent of the IRS.

BACKUP WITHHOLDING

   Under the "backup withholding" provisions of federal income tax law, the Company, its agent, a broker or any paying agent, as the case may be, will be required to withhold a tax equal to 31% of any payment of (i) principal, premium, if any, and interest on the Debentures, (ii) proceeds from the sale or redemption of the Debentures, (iii) dividends on the Common Shares and
(iv) proceeds from the sale or redemption of the Common Shares, unless the holder (a) is exempt from backup withholding and, when required, demonstrates this fact to the payor or (b) provides a taxpayer identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain holders (including corporations, tax-exempt organizations, individual retirement accounts and, to a limited extent, nonresident aliens) are not subject to the backup withholding importing requirements. A nonresident alien must submit a statement, signed under penalties of perjury, attesting to that individual's exemption from backup withholding. A holder of Debentures or Common Shares that is otherwise required to but does not provide the Company with a correct taxpayer identification number may be subject to penalties imposed by the Code. Any amounts paid as backup withholding with respect to the Debentures or Common Shares will be credited to the income tax liability of the person receiving the payment from which such amount was withheld. Holders of Debentures and Common Shares should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL


   The authorized capital stock of the Company consists of 20,000,000 Common Shares, par value $.001 per share, of which 8,031,471 shares are outstanding on the date of this Prospectus, and 2,000,000 Preferred Shares, par value $.001 per share, issuable in series, none of which are outstanding.


COMMON SHARES

   Holders of the Common Shares are entitled to one vote for each share held of record by them. The Common Shares have no redemption, preemptive, or sinking fund rights. Holders of the Common Shares are entitled to dividends as and when declared by the Board of Directors from funds legally available therefor and, upon liquidation, dissolution or winding up of the Company, to participate ratably in all assets remaining after pay-ment of all liabilities. The Common Shares are not redeemable and do not have any conversion rights or preemptive rights. All Common Shares issued and outstanding are, and those offered hereby when issued will be, legally issued, fully-paid and non-assessable. See "Dividend Policy."


   Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, the founders of the Company, have entered into a Shareholders' Agreement pursuant to which they have agreed to vote all of their shares, for a period of 10 years, in favor of the election to the Board of Directors of the Company of the nominees approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Mr. Rabinovici is Chairman of the Board and Chief Executive Officer of the Company, and Mr. Jacaruso is Vice Chairman of the Board and President of the Company. Dr. Shields is the Company's largest shareholder and the father of Dennis Shields who is Executive Vice President and a Director of the Company. Marie Graziosi is the wife of David Jacaruso. Messrs. Rabinovici, Jacaruso and Shields, Ms. Graziosi and Dr. Lawrence Shields beneficially own approximately 38.5% of the Company's outstanding Common Shares and, accordingly, as long as they vote as required by the Shareholders' Agreement, will be in a position to elect all of the persons nominated by the Board of Directors. Further, such control by the founding shareholders could preclude any unsolicited acquisition of the Company and consequently affect the market price of the Common Shares.


PREFERRED SHARES

   The Company's Certificate of Incorporation provides that the Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Shares, to issue up to 2,000,000 Preferred Shares from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company does not have any Preferred Shares outstanding and has no present intention to issue any Preferred Shares. The designations, rights and preferences of any Preferred Shares would be set forth in a Certificate of Designation which would be filed with the Secretary of State of New York.

IPO REPRESENTATIVES' WARRANTS

   In connection with the Company's IPO, it sold to the IPO Representatives, at a price of $.001 per Warrant, 200,000 IPO Representatives' Warrants, entitling the holders thereof to purchase up to 200,000 Common Shares at a purchase price of $10.80 per share for a period of four (4) years commencing one year from the effective date of the IPO, December 28, 1995.


FIRST SERIES DEBENTURE OFFERING REPRESENTATIVE'S WARRANTS


   In connection with the First Series Debenture Offering, the Company sold to the First Series Debenture Offering Representative, or its designee, for nominal consideration, 250,000 First Series Debenture Offering Representative's Warrants entitling the holders thereof to purchase 250,000 Common Shares at a purchase price of $21.04 per share for a period of four years commencing one year from June 5, 1996, the effective date of the First Series Debenture Offering.

REPRESENTATIVES' WARRANTS

   In connection with this offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants (the "Representative's Warrants") to purchase up to ________ Common Shares [i.e. that number of Common Shares as equal 10% of the aggregate principal amount of the Debentures when valued at the Closing Price of the Common Shares on the AMEX on the effective date of this offering (the "Closing Price") plus 250,000 Common Shares at a price equal to 165% of the market price of the Common Shares on the effective date of this Offering]. The Representatives' Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Representatives' Warrants provide for reductions, which in certain circumstances could be material, in the exercise price of the Representatives' Warrants upon the occurrence of certain events, including the issuance by the Company of Common Shares for a price below the market price of the Common Shares, and corresponding potentially significant increases in the number of shares purchasable upon exercise of the Representatives' Warrants. The Representatives' Warrants also provide for adjustment of the type of securities issuable upon exercise of the Representatives' Warrants to reflect changes in the Common Shares. The Representatives' Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representatives' Warrants.

REPORTS

   The Company intends to furnish to its shareholders annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information. In addition, the Company is required to file periodic reports on Forms 8-K, 10-Q and 10-K with U.S. Securities and Exchange Commission and make such reports available to its shareholders.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

   The Company's Certificate of Incorporation limits the liability to the Company of individual directors for certain breaches of their fiduciary duty to the Company. The effect of this provision is to eliminate the liability of directors for monetary damages arising out of their failure, through negligent or grossly negligent conduct, to satisfy their duty of care, which requires them to exercise informed business judgment. The liability of directors under the federal securities laws is not affected. A director may be liable for monetary damages only if a claimant can show a breach of the individual director's duty of loyalty to the Company, a failure to act in good faith, intentional misconduct, a knowing violation of the law, an improper personal benefit or an illegal dividend or stock purchase.

   The Company's Certificate of Incorporation also provides that each director or officer of the Company serving as a director or officer shall be indemnified and held harmless by the Company to the fullest extent authorized by the Business Corporation Law, against all expense, liability and loss (including attorneys fees, judgments, fines, Employee Retirement Income Security Act, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

LISTING ON AMEX

   CMI Common Shares are listed on the AMEX under the symbol "CMI."

TRANSFER AGENT AND REGISTRAR

   The transfer agent and registrar for the Common Shares is Continental Stock Transfer and Trust Company, 2 Broadway, New York, NY 10004.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, the Company will have outstanding 10,458,971 Common Shares. Of these shares, the 3,000,000 shares (or a maximum of 3,450,000 Common Shares in the event the Representatives exercise its Over-Allotment Option in full) sold in this offering, the 1,410,520 Common Shares issued to non-affiliates in the MMI Merger and the 2,300,000 Common Shares in the IPO will be freely tradable without restrictions under the Securities Act. The remaining 3,748,451 Common Shares held by existing shareholders (3,298,451 shares if the Over-Allotment Option is exercised in full) were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act, are "restricted securities" within the meaning of Rule 144 under that Act, and may be resold in a public distribution only if registered under the Securities Act or pursuant to an exemption therefrom, including Rule 144. In general, under Rule 144 a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding Common Shares and the average weekly trading volume in composite trading on all exchanges during the four calendar weeks preceding such sale. In addition, sales under Rule 144 may be made only through unsolicited "broker's transactions" or to a "market maker" and are subject to various other conditions.

   The Company's executive officers and directors, other than Steven Hirsh, have agreed with the Representatives that they will not sell or otherwise dispose of any Common Shares or any securities convertible into

Common Shares without the prior written consent of such Representatives until , 1997 [180 days after the effective date of this offering]. The lock-up does not apply to the sale of shares by the Selling Shareholder in this offering or the shares subject to the Over-Allotment Option. After the lock-up period, such Common Shares will be eligible for sale in the public market pursuant to Rule 144 if the conditions of that Rule have been met. The Company is unable to estimate the amount of restricted securities that will be sold under Rule 144 because this will depend, among other factors, on the market price for the Common Shares and the personal circumstances of the sellers.

   The Company has reserved 1,157,792 Common Shares for issuance upon the exercise of options that have been granted to officers, directors, key employees and consultants pursuant to and outside its Option Plan, of which options for 232,792 Common Shares are subject to shareholder approval of an amendment to the Option Plan. Unless registered under the Securities Act, Common Shares issued upon the exercise of outstanding options will be restricted securities. After this offering, the Company intends to file a registration statement under the Securities Act to register the Common Shares issuable pursuant to the Stock Option Plan. Such registration statement will become effective automatically 20 days after filing. Common Shares issued after the effective date of such registration statement under the Option Plan will generally be eligible for resale in the open market.

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to the Underwriters for whom National Securities Corporation and Commonwealth Associates are acting as representatives (in such capacity, the "Representatives"), and the Underwriters have severally and not jointly agreed to purchase the principal amount of Debentures set forth below.

                                            Amount of                Number
          Underwriters                      Debentures             of Shares
          ------------                     -------------           -----------
National Securities Corporation
Commonwealth Associates  .......

                                           -------------           -----------
     Total  ....................           $25,000,000             3,000,000
                                           =============           ===========


   The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by their counsel and various other conditions. The maturing of the Underwriters' obligations are such that they are committed to purchase all of the above Debentures if any are purchased.

   The Company has been advised by the Representatives that the Underwriters propose to offer the Debentures to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of ___% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may allow, a concession not in excess of ___% of the principal amount of the Debentures to certain other dealers. After the offering, the offering price and other selling terms may be changed by the Representatives. The Company has granted to the Underwriters an option exercisable during the 45-day period commencing on the date of this Prospectus to purchase from the Company, at the offering price less underwriting discount, up to an aggregate of $3,750,000 principal amount of Debentures for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the option, each Underwriter will have a firm commitment to purchase approximately the same percentage thereof that the principal amount of Debentures shown in the above table bears to the total shown, and the Company will be obligated, pursuant to the option, to sell such principal amount of Debentures to the Underwriters.


   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representatives a non-accountable expense allowance equal to 2% of the gross proceeds derived from the sale of the Debentures and the Common Shares underwritten, $25,000 of which has been advanced.

   In connection with this offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants (the "Representatives' Warrants") to purchase up to ________ Common Shares [i.e., that number of Common Shares as equal 10% of the aggregate principal amount of the Debentures when valued at the closing price of the Common Shares on the AMEX on the effective date of this offering plus 250,000 Common Shares at a price equal to 165% of the market price of the Common Shares on the effective date of this Offering]. The Representatives' Warrants are exercisable for a period of four years commencing one year from the date of this Prospectus. The Representatives' Warrants provide for adjustment in the exercise price of the Representative's Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representatives' Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representatives' Warrants.

   The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Available
Information."

                                LEGAL MATTERS


   The validity of the Debentures and the Common Stock issuable upon conversion thereof will be passed upon for the Company by Morse, Zelnick, Rose & Lander, LLP, 450 Park Avenue, New York, New York 10178. Members of the firm beneficially own an aggregate of 116,194 Common Shares. Camhy Karlinsky & Stein LLP, 1740 Broadway, Sixteenth Floor, New York, New York 10019-4315 has acted as counsel to the Underwriters in connection with this offering.


                                   EXPERTS

   The consolidated financial statements of Complete Management, Inc., Medical Management, Inc., Advanced Alliance Management Corp., and Amedisys, Inc. and Subsidiaries and schedules included (incorporated by reference) in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Medical Management, Inc. at December 31, 1994 and 1993, and for each of the two years in the period ended December 31, 1994, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the following regional offices of the SEC: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

   This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-l, of which this Prospectus forms a part, and the exhibits thereto which the Company has filed with the SEC under the Securities Act, to which reference is hereby made for further information concerning the Company and the Debentures.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                        --------
COMPLETE MANAGEMENT, INC.
   Report of Independent Public Accountants .........................................................      F-2
   Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996 (Unaudited) ..      F-3
   Consolidated Statements of Income for the period from April 1, 1993 to December 31, 1993, for the years ended December 31, 1994 and 1995 and for nine month periods ended September 30, 1995 and
     1996 (Unaudited)  ..............................................................................      F-4
   Consolidated Statements of Stockholders' Equity for the period from April 1, 1993 to December 31,
     1993, for the years ended December 31, 1994 and 1995 and for the nine month period ended
     September 30, 1996 (Unaudited)  ................................................................      F-5
   Consolidated Statements of Cash Flows for the period from April 1, 1993 to December 31, 1993, for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30,
     1995 and 1996 (Unaudited)  .....................................................................      F-6
   Notes to Consolidated Financial Statements .......................................................      F-7
MEDICAL MANAGEMENT, INC.
   Report of Independent Public Accountants .........................................................     F-21
   Report of Independent Auditors ...................................................................     F-22
   Balance Sheets as of December 31, 1994 and 1995 ..................................................     F-23
   Statements of Income for the years ended December 31, 1993, 1994 and 1995 ........................     F-24
   Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995 ..........     F-25
   Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 ....................     F-26
   Notes to Financial Statements ....................................................................     F-27
ADVANCED ALLIANCE MANAGEMENT CORP.
   Report of Independent Public Accountants .........................................................     F-39
   Consolidated Balance Sheets as of December 31, 1994, 1995, and September 30, 1996 (Unaudited) ....     F-40
   Consolidated Statements of Income for the years ended December 31, 1994 and 1995 and for the nine
     month periods ended September 30, 1995 and 1996 (Unaudited)  ...................................     F-41
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994 and 1995 and
     for the nine month period ended September 30, 1996 (Unaudited)  ................................     F-42
   Consolidated Statements of Cash Flows for the year ended December 31, 1994 and 1995 and the nine
     month periods ended September 30, 1995 and 1996 (Unaudited)  ...................................     F-43
   Notes to Consolidated Financial Statements .......................................................     F-44
AMEDISYS, INC.
   Report of Independent Public Accountants .........................................................     F-48
   Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996 (Unaudited) ..     F-49
   Consolidated Statements of Income for the years ended December 31, 1993, 1994 and 1995 and for the
     nine month periods ended September 30, 1995 and 1996 (Unaudited)  ..............................     F-50
   Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and
     1995 and for the nine month period ended September 30, 1996 (Unaudited)  .......................     F-51
   Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for
     the nine month periods ended September 30, 1995 and 1996 (Unaudited)  ..........................     F-52
   Notes to Consolidated Financial Statements .......................................................     F-54

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Complete Management, Inc.:
We have audited the accompanying consolidated balance sheets of Complete Management, Inc. (a New York corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the period from April 1, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Complete Management, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period from April 1, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles. ARTHUR ANDERSEN LLP New York, New York
March 26, 1996

                          COMPLETE MANAGEMENT, INC.
       CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 1994 AND 1995 AND
                     AS OF SEPTEMBER 30, 1996 (UNAUDITED)
                                    ASSETS


                                                                                    December 31,
                                                                           -----------------------------
                                                                                                            September 30,
                                                                                1994           1995              1996
                                                                            ------------   -------------    ---------------
                                                                                                             (Unaudited)
Current assets:
   Cash .................................................................    $        --    $         --     $ 11,792,115
   Marketable Securities ................................................            --              --        25,177,222
   Notes Receivable from a related party ................................            --              --         1,952,792
Accounts Receivable:
   From a related party, less allowances of -0-, -0-, and $609,000, respectively, and net of unamortized discount of $971,064,
     $1,307,034 and $1,651,643 (unaudited) respectively  ................     4,074,764       5,325,147        13,414,708
   Other ................................................................            --              --         3,021,180
                                                                            ------------   -------------    ---------------
                                                                              4,074,764       5,325,147        16,435,888
   Short-term Investments ...............................................            --              --           800,800
   Prepaid expenses and other current assets ............................         1,664         356,097         1,196,771
                                                                            ------------   -------------    ---------------
    Total current assets ................................................     4,076,428       5,681,244        57,355,588
Long-term portion of notes receivable from a related party  .............            --              --            67,193
Long-term portion of accounts receivable, net of unamortized discount of
   $508,537, $603,758 and $620,151 (unaudited) respectively .............     3,604,571       9,559,424        23,171,951
Marketable securities held to maturity--non-current  ....................            --              --           673,789
Property and equipment, less accumulated depreciation and amortization
   of $71,708, $173,483 and 2,111,466 (unaudited) .......................       303,774         400,170         6,544,134
Excess of cost over net assets acquired, less accumulated amortization
   of $325,332 (unaudited) ..............................................            --              --        12,068,217
Deferred registration costs  ............................................            --       1,985,446                --
Deferred note issuance costs  ...........................................            --              --         4,691,560
Other assets  ...........................................................        24,172         233,777           635,543
                                                                            ------------   -------------    ---------------
    Total assets  .......................................................    $8,008,945     $17,860,061      $105,207,975
                                                                            ============   =============    ===============
                                           Liabilities and stockholders' equity
Current liabilities:
   Notes payable ........................................................    $        --    $ 1,000,000      $          --
   Accounts payable and accrued expenses ................................       742,252       2,815,718         1,845,336
   Income taxes payable .................................................        39,971          39,371         2,354,258
   Deferred income taxes -- current .....................................     1,679,052       1,799,523         5,102,647
   Current portion of long-term debt ....................................            --          89,369           316,458
   Current portion of obligations under capital leases ..................            --              --           521,910
                                                                            ------------   -------------    ---------------
   Total current liabilities ............................................     2,461,275       5,743,981        10,140,609
Deferred income taxes -- non-current  ...................................     1,694,148       4,435,776         5,164,834
Long-term debt  .........................................................            --         228,534           398,227
Deferred rent  ..........................................................            --         121,595                --
Obligations under capital leases  .......................................            --              --         1,567,208
Convertible subordinated debt  ..........................................            --              --        45,250,000
Commitments and contingencies (Note 11)
Stockholders' equity:
 Preferred stock, $.001 par value:
     Authorized, 2,000,000 shares
     Issued and outstanding, none  ......................................            --              --                --
   Common stock, $.001 par value:
     Authorized, 20,000,000 shares
     Issued and outstanding, 2,952,795 shares at December 31, 1994,
        2,980,573 shares at December 31, 1995 and 7,673,293 shares at
        September 30, 1996 (unaudited) ..................................         2,953           2,981             7,673
   Paid-in capital ......................................................            --         249,972        31,687,169
   Retained earnings ....................................................     3,850,569       7,077,222        10,992,255
                                                                            ------------   -------------    ---------------
    Total stockholders' equity ..........................................     3,853,522       7,330,175        42,687,097
                                                                            ------------   -------------    ---------------
      Total liabilities and stockholders' equity ........................    $8,008,945     $17,860,061      $105,207,975
                                                                            ============   =============    ===============


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.

    CONSOLIDATED STATEMENTS OF INCOME FOR THE PERIOD FROM APRIL 1, 1993 TO
                              DECEMBER 31, 1993
        AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE
          NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                         Period from
                                       April 1, 1993 to
                                         December 31,        Year ended December 31,      Nine months ended September 30
                                       ----------------  ------------------------------   ------------------------------
                                             1993             1994             1995            1995            1996
                                       ----------------   -------------    -------------   -------------   -------------
                                                                                                    (Unaudited)
Revenue:
   From a related party ............    $5,282,614       $10,654,298      $12,293,830     $ 9,056,236     $18,020,364
   Other ...........................            --                --               --              --       2,009,529
   Interest discount ...............      (864,664)       (1,743,900)      (2,016,357)     (1,482,328)     (1,747,825)
                                       ----------------   -------------    -------------   -------------   -------------
Net revenue  .......................     4,417,950         8,910,398       10,277,473       7,573,908      18,282,068
                                       ----------------   -------------    -------------   -------------   -------------
Cost of revenue  ...................     1,102,900         1,948,755        2,771,256       1,721,692       6,597,746
General and administrative expenses      1,482,653         2,374,695        2,863,806       2,090,455       4,859,068
Fees paid to related parties  ......       204,529           196,627          109,975          77,175          10,425
                                       ----------------   -------------    -------------   -------------   -------------
                                         2,790,082         4,520,077        5,745,037       3,889,322      11,467,239
                                       ----------------   -------------    -------------   -------------   -------------
Operating income  ..................     1,627,868         4,390,321        4,532,436       3,684,586       6,814,829
Interest discount included in
   income ..........................       206,981           921,977        1,585,171       1,144,210       1,855,382
Interest expense  ..................            --                --          (45,502   )          --      (1,829,734)
Other income  ......................        61,723            54,870           16,048          13,179              --
Interest and Dividend Income  ......            --                --               --              --         687,356
                                       ----------------   -------------    -------------   -------------   -------------
Income before provision for income
   taxes ...........................     1,896,572         5,367,168        6,088,153       4,841,975       7,527,833
Provision for income taxes  ........       890,729         2,522,442        2,861,500       2,276,000       3,612,800
                                       ----------------   -------------    -------------   -------------   -------------
Net income  ........................    $1,005,843       $ 2,844,726      $ 3,226,653     $ 2,565,975     $  3,915,033
                                       ================   =============    =============   =============   =============
Primary net income per share  ......    $     0.34       $      0.95      $      1.08     $      0.87     $      0.50
                                       ================   =============    =============   =============   =============
Weighted average number of shares
   outstanding .....................     2,980,573         2,980,573        2,980,573       2,963,906       7,839,899
                                       ================   =============    =============   =============   =============
Fully diluted net income per share             N/A               N/A              N/A             N/A     $      0.42
                                       ================   =============    =============   =============   =============
Fully diluted weighted average
   number of shares outstanding. ...           N/A               N/A              N/A             N/A       9,264,473
                                       ================   =============    =============   =============   =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE PERIOD FROM APRIL 1,
                                   1993 TO
 DECEMBER 31, 1993 AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR
                                     THE
               NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                     Preferred     Common       Paid-in         Retained
                                       Stock       Stock        Capital         Earnings          Total
                                    -----------   --------    -------------   -------------   -------------
Issuance of 2,952,795 shares of
  common stock at $.001 par value      $  --       $2,953     $         --    $         --     $     2,953
Net income from April 1, 1993 to
  December 31, 1993 .............         --           --              --       1,005,843        1,005,843
                                    -----------   --------    -------------   -------------   -------------
Balance at December 31, 1993  ...         --        2,953              --       1,005,843        1,008,796
Net income for the year ended
  December 31, 1994 .............         --           --              --       2,844,726        2,844,726
                                    -----------   --------    -------------   -------------   -------------
Balance at December 31, 1994  ...         --        2,953              --       3,850,569        3,853,522
Issuance of 27,778 shares of
  common stock at $.001 par value
  to secured lenders ............         --           28         249,972              --          250,000
Net income for the year ended
  December 31, 1995 .............         --           --              --       3,226,653        3,226,653
                                    -----------   --------    -------------   -------------   -------------
Balance at December 31, 1995  ...      $  --       $2,981     $   249,972     $ 7,077,222      $ 7,330,175
Issuance of 2,000,000 shares of
  common stock, net of
  registration costs (unaudited)          --        2,000      14,318,226              --       14,320,226
Issuance of 2,525,261 shares of
  common stock, net of
  registration costs in
  conjunction with merger with
  MMI (unaudited) ...............         --        2,525      14,817,696              --       14,820,221
Issuance of 167,459 shares of
  common stock relating to
  acquisitions (unaudited) ......         --          167       2,301,275              --        2,301,442
Net income for the nine months
  ended September 30, 1996 ......         --           --              --       3,915,033        3,915,033
                                    -----------   --------    -------------   -------------   -------------
Balance at September 30, 1996  ..      $   --      $7,673     $31,687,169     $10,992,255      $42,687,097
                                    ===========   ========    =============   =============   =============

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.

  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM APRIL 1, 1993 TO
                              DECEMBER 31, 1993
  AND FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND FOR THE NINE MONTHS
                                    ENDED
                   SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)

                                                        Period from
                                                      April 1, 1993 to
                                                        December 31,      Year ended December 31,    Nine months ended  September 30
                                                      --------------- ------------------------------ -------------------------------
                                                            1993           1994             1995          1995            1996
                                                      ---------------  -------------    ------------ -------------    --------------
                                                                                                               (Unaudited)
Operating activities
Net income  ........................................    $ 1,005,843     $ 2,844,726     $ 3,226,653   $ 2,565,975      $  3,915,033
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization ...................         16,914          54,794         101,775        74,955         1,303,590
   Discount of accounts receivable, net of
     amortization  .................................        657,683         821,918         431,191       338,122           361,002
   Provision for deferred income taxes .............        850,100       2,523,100       2,862,099     2,103,500         3,572,000
   Amortization of prepaid insurance ...............             --              --          24,306            --                --
   Amortization of original issue discount .........             --              --          12,500            --                --
   Write off of original issue discount ............             --              --              --            --           237,500
   Changes in operating assets and liabilities:
     Notes receivable from a related party  ........             --              --              --      (103,415)       (1,170,999)
     Accounts receivable  ..........................     (2,622,777)     (6,536,159)     (7,636,427)   (5,284,265)      (16,141,820)
     Prepaid expenses and other current assets  ....         (2,739)          1,075            (266)          523          (925,795)
     Accounts payable and accrued expenses  ........        194,755         402,846       1,945,655       464,801        (3,206,755)
     Deferred costs and other assets  ..............             --              --              --            --           281,458
     Income taxes payable  .........................         40,629            (658)           (600)      172,500          (115,168)
     Other assets  .................................        (23,092)         (1,080)           (578)           --                --
     Deferred rent  ................................             --              --         121,595            --                --
                                                      ---------------  -------------    ------------- -------------   --------------
Net cash provided by (used in) operating
   activities ......................................        117,316         110,562       1,087,903       332,696       (11,889,954)
                                                      ---------------  -------------    ------------- -------------   --------------
Investing activities
Purchase of property and equipment  ................       (182,516)       (192,966)       (177,768)     (138,466)       (1,539,705)
Purchase of marketable securities  .................             --              --              --            --       (99,461,657)
Proceeds from sale of marketable securities  .......             --              --              --            --        73,719,580
Businesses acquired net of cash received  ..........             --              --              --            --        (1,538,671)
Purchase of short-term investments  ................             --              --              --            --          (800,800)
                                                      ---------------  -------------    ------------- -------------   --------------
Net cash used in investing activities  .............       (182,516)       (192,966)       (177,768)     (138,466)      (29,621,253)
                                                      ---------------  -------------    ------------- -------------   --------------
Financing activities
Deferred registration costs  .......................             --              --      (1,985,446)           --                --
Proceeds from issuance of notes payable  ...........             --              --       1,000,000            --                --
Bank overdraft  ....................................         62,247          82,404          75,311       (79,620)               --
Issuance of common stock  ..........................          2,953              --              --            --                --
Proceeds from issuance of common stock, net of
   underwriters' commission and expenses ...........             --              --              --            --        16,380,000
Payments of registration costs of common stock  ....             --              --              --      (215,184)       (2,222,611)
Proceeds from issuance of subordinated debentures
   and notes, net of underwriters' commission and
   expenses ........................................             --              --              --            --        41,144,000
Deferred note issuance cost  .......................             --              --               -            --          (793,127)
Proceeds from long-term debt  ......................             --              --              --       400,000                --
Proceeds from capital lease obligations  ...........             --              --              --            --                --
Cash acquired in merger  ...........................             --              --              --            --           199,614
Repayment of notes payable  ........................             --              --              --            --        (1,000,000)
Principal payment of long-term debt  ...............             --              --              --            --           (83,119)
Repayment of capital lease obligations  ............             --              --              --            --          (321,435)
                                                      ---------------  -------------    ------------- -------------   --------------
Net cash provided by (used in) financing activities          65,200          82,404        (910,135)      105,196        53,303,322
                                                      ---------------  -------------    ------------- -------------   --------------
Net increase (decrease) in cash  ...................             --              --              --       299,426        11,792,115
Cash at the beginning of the period  ...............             --              --              --            --                --
                                                      ---------------  -------------    ------------- -------------   --------------
Cash at the end of the period  .....................    $        --     $        --     $        --   $   299,426      $ 11,792,115
                                                      ===============  =============    ============= =============   ==============
Supplemental disclosures of cash flow
   information
Cash paid during the period
   Interest ........................................    $        --     $        --          21,233            --         1,103,844
   Taxes ...........................................             --              --              --            --           145,514
Non-cash financing activities:
 Issuance of common stock  .........................             --              --         250,000            --                --
Capital stock issued for acquisition  ..............             --              --              --   $   100,000      $ 17,556,309

               The accompanying notes are an integral part of the
                       consolidated financial statements.

                          COMPLETE MANAGEMENT, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE PERIOD FROM APRIL 1, 1993 TO DECEMBER 31, 1993
                AND THE YEARS ENDED DECEMBER 31, 1994 AND 1995
      AND FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1996 (UNAUDITED)


1. DESCRIPTION OF BUSINESS

   Complete Management, Inc. (the "Company"), a New York corporation, was incorporated on December 30, 1992, and commenced operations on April 1, 1993. The Company had no operations from the time of its incorporation through March 31, 1993. The Company provides comprehensive management services primarily to high volume medical practices in New York State. The Company's services include development, administration and leasing of medical offices and equipment, staffing and supervision of non-medical personnel, accounting, billing and collection, and development and implementation of practice growth and marketing strategies.

   In April 1993, the Company commenced servicing its initial client, Greater Metropolitan Medical Services', a multi-site medical practice in the New York metropolitan area (the "PC" or "GMMS"). The PC, at December 31, 1994, was wholly owned by a physician stockholder (95% owned effective July 1995) who is a neurologist and also a founder and principal stockholder of the Company. All of the Company's net revenues in 1993, 1994 and 1995, were earned under a management contract with the PC and a substantial part of that growth in the Company's business is a direct result of comparable growth of the PC. While the Company expects to continue to market to other potential clients, it expects that its relationship with the PC will be a dominant factor in its business for the foreseeable future. There is no assurance however, that future relationships will produce similar results of operations as currently experienced by the Company under this arrangement with the PC. The continued vitality of the PC is subject to numerous risks, including its continued ability to retain its key medical personnel, malpractice claims and regulatory compliance (see Note 12 for additional related party information).

2. SIGNIFICANT ACCOUNTING POLICIES

   Principles of Consolidation and Preparation of Financial Statements

   The consolidated financial statements include the accounts of the Company and subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Interim Periods Presented


   The interim consolidated financial statements for the nine month period ended September 30, 1995 and 1996 are unaudited. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


   Revenue Recognition

   Fee revenue is recognized based upon a contractual agreement for management services rendered by the Company. The Company's agreement with the PC stipulated a fee for services rendered to be a fixed annual amount. This annual fee was billed ratably over the year. In July 1995, the Company re-negotiated this contract effective April 1, 1995 and entered into a thirty year agreement ending in June 2025. The fees are primarily calculated on a cost-plus basis, including an allocation for Company-wide overhead, as in the case of personnel, space, supplies, etc., and/or activity based efforts at pre-determined rates per unit of activity such as consulting and collection. All fees are re-negotiable at the second anniversary of this agreement and each year thereafter. This contract may be renewed for additional six-five year periods at the option of either party (see Note 12).

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES - (Continued)

   Due to the long term collection cycle associated with assigned receivables from the PC (as described in Note 3), these receivables are discounted using the Company's incremental borrowing rate and management's estimate of the collection cycle.

   GMMS is a multi-specialty medical practice group which provides evaluations, diagnoses and treatment in the New York metropolitan area. Currently, the practice's primary medical focus is to treat patients with injury- related conditions who carry insurance with various insurance carriers under the workers' compensation and no-fault guidelines.

   The following "unaudited" tabulation sets forth the operating results of the GMMS for the years ended December 31, 1993, 1994 and 1995 and for the nine month period ended September 30, 1995 and 1996. GMMS is an entity separate from CMI and the amounts reflected below are not included in the results of operations of CMI, except for the portion of the management fee related to CMI.

                                               Year Ended
                                              December 31,
                                                  1993
                          ----------------------------------------------------
                             General
                             Medical           Diagnostic           Total
Unaudited:                   Services           Imaging              GMMS
                           -------------      ------------       -------------
Services rendered  .       $ 9,414,011         $3,855,618        $13,269,629
Contractural
  allowances .......        (1,849,637)          (107,000)        (1,956,637)
Net medical service
  fee ..............         7,564,374          3,748,618         11,312,992
Less expenses:
   Medical personnel
     payroll  ......         1,205,684            429,793          1,635,477
   Other ...........           319,622             40,196            359,818
                           -------------      ------------       -------------
     Total expenses          1,525,306            469,989          1,995,295
                           -------------      ------------       -------------
   Owner physicians
     payroll and
     entity income             756,454             --                756,454
   Management fee ..       $ 5,282,614         $3,278,629        $ 8,561,243
                           =============      ============       =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        Year Ended                                      Year Ended
                                       December 31,                                    December 31,
                                           1994                                            1995
                      ---------------------------------------------   ---------------------------------------------
                          General                                        General
                          Medical       Diagnostic        Total          Medical        Diagnostic        Total
Unaudited:               Services        Imaging           GMMS          Services        Imaging          GMMS
                       -------------   ------------    -------------   -------------   ------------   -------------
Services rendered  .    $15,873,681     $6,362,166     $22,235,847     $17,324,953      $6,685,483     $24,010,436
Contractural
  allowances .......     (2,243,719)      (502,000)     (2,745,719)     (2,037,223)       (302,297)     (2,339,520)
Net medical service
  fee ..............     13,629,962      5,860,166      19,490,128      15,287,730       6,383,186      21,670,916
Less expenses:
   Medical personnel
     payroll  ......      1,418,973        665,695       2,084,668       1,969,157         371,148       2,340,305
   Other ...........        474,998          1,177         476,175         502,367          22,186         524,553
                       -------------   ------------    -------------   -------------   ------------   -------------
     Total expenses       1,893,971        666,872       2,560,843       2,471,524         393,334       2,864,858
                       -------------   ------------    -------------   -------------   ------------   -------------
   Owner physicians
     payroll and
     entity income        1,081,693         --           1,081,693         522,376          --             522,376
   Management fee ..    $10,654,298     $5,193,294     $15,847,592     $12,293,830      $5,989,852     $18,283,682
                       =============   ============    =============   =============   ============   =============

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

                                                   Nine months ended
                                                   September 30, 1995
                                     ---------------------------------------------
                                         General
                                         Medical       Diagnostic        Total
                                        Services        Imaging           GMMS
                                      -------------   ------------    -------------
Unaudited:
Services rendered  ................    $12,547,508     $5,257,646     $17,805,154
Contractual allowances  ...........     (1,059,725)      (280,000)     (1,339,725)
                                      -------------   ------------    -------------
Net medical service fees  .........     11,487,783      4,977,646      16,465,429
                                      -------------   ------------    -------------
Less expenses:
   Medical personnel payroll ......      1,153,399        353,339       1,506,738
   Other ..........................        508,277         25,759         534,036
                                      -------------   ------------    -------------
     Total expenses  ..............      1,661,676        379,098       2,040,774
                                      -------------   ------------    -------------
   Owner physician payroll and
     entity income/(loss)  ........        769,871             --         769,871
Management fee  ...................    $ 9,056,236     $4,598,548     $13,654,784
                                      =============   ============    =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                   Nine months ended
                                                   September 30, 1996
                                     ---------------------------------------------
                                         General
                                         Medical       Diagnostic        Total
                                        Services        Imaging           GMMS
                                      -------------   ------------    -------------
Unaudited:
Services rendered  ................    $16,355,840     $6,143,756     $22,499,596
Contractual allowances  ...........     (1,144,909)      (309,645)     (1,454,554)
                                      -------------   ------------    -------------
Net medical service fees  .........     15,210,931      5,834,111      21,045,042
                                      -------------   ------------    -------------
Less expenses:
   Medical personnel payroll ......      2,145,157        548,827       2,693,984
   Other ..........................        497,875         95,556         593,431
                                      -------------   ------------    -------------
     Total expenses  ..............      2,643,032        644,383       3,287,415
                                      -------------   ------------    -------------
   Owner physician payroll and
     entity income/(loss)  ........       (262,737)            --        (262,737)
Management fee  ...................    $12,830,636     $5,189,728     $18,020,364
                                      =============   ============    =============

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)


RELATIONSHIP BETWEEN THE COMPANY AND THE GMMS (UNAUDITED)


   General


   GMMS' operations consist primarily of the following activities:

   1) Rendering medical services to patients;


   2) Payment of compensation to both the owner physician and other medical personnel; and

   3) Payment of miscellaneous expenses incidental to the rendering of the medical service.

   As more fully discussed below, the Company's operations as they relate to GMMS include the following activities:

   1) Patient scheduling, record transcription, non-clinical intake examination, and insurance verification;

   2) Billing and collection for all patient medical services rendered; and

   3) Any other activity necessary to ensure the proper delivery of medical services.

   Economics


   Because GMMS is engaged in the business of rendering medical services and its principal asset is the accounts receivable due from third-party payors and/or its patients (minimal services are paid for by the patient at the time service is rendered). Further, substantially all of the non-clinical activities of GMMS, as defined by the management agreement, are performed by the Company (whose activities are fully discussed above and elsewhere in this annual report) and its principle liability is the amount due to the owner physician and other medical personnel for services and the fee due under the management agreement.

   The above tabulation reflects those dynamics in that revenue generated by GMMS in the amount of $13,269,629, $22,235,847 and $24,010,436 for the years ended December 31, 1993, 1994 and 1995, respectively, and $17,805,154 and $22,499,596 for the nine month period ended September 30, 1995 and 1996, respectively, have been allocated to the owner physician, medical personnel, other medical expenses or management fee.


   Finally, because the management fee is paid through an assignment of the accounts receivable and the doctors' compensation is paid currently, GMMS' cash flow is principally a pass through of cash received for the delivery of services rendered and cost of those services.

   Financial Statements of GMMS

   Audited financial statements have not been presented because management believes that audited financial statements of GMMS would not provide any additional information that would be meaningful in the evaluation of the Company's financial position, results of operations, and cash flows, because GMMS' balance sheets are prepared on the accrual basis and include a very limited amount of accounts receivable, and immaterial liabilities for miscellaneous costs not paid due to the timing of cash flows. Further, its statements of operations would reflect three components: revenues, compensation to owner physician and medical personnel and management fee, which information is presented in substantially that form in the above tabulation. Finally, GMMS as an entity is merely a conduit which distributes all cash for compensation of the medical professionals.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   Depreciation and Amortization

   Medical equipment, office furniture and computer and telephone equipment are depreciated on the straight- line basis over the estimated useful lives of the assets (5 to 7 years). Leasehold improvements are amortized over the shorter of the term of the lease or the life of the asset.

   Long-lived Assets

   The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing this review the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition.

   Income Taxes

   Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based upon differences between the financial reporting and the tax basis of assets and liabilities.

   Earnings Per Share

   Net income per common share has been computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the periods, retroactively adjusted to reflect the stock split (see Note 4), and the issuance of shares in connection with the Secured Notes (see Note 7). Such shares have been outstanding for all periods presented.

   Accounting for Impairments in Long-Lived Assets

   The Financial Accounting Standards Board has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets Being Disposed Of", which the Company adopted on January 1, 1996. This statement requires that long-lived assets and identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. In evaluating recoverability, the Company estimates the future cash flows expected to result from the assets and its eventual disposition. If the sum of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. No such loss was recognized in the June 30, 1996 financial statements.

   Marketable Securities

   The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities". Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

   Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity.

   The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities,

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.


   At September 30, 1996 Marketable Securities was comprised of securities available-for-sale and those the Company intend to hold to maturity of $11,087,414 (unaudited) and $14,763,597 (unaudited), respectively.


3. ACCOUNTS RECEIVABLE


   To the extent permitted under federal and state law, the Company takes ownership on a recourse basis of receivables generated by the PC's medical practice from third-party payors with a net collectible value equal to the then current management fee owed to the Company. These third-party payors are billed at negotiated rates and are principally insurance carriers. Payment from these sources generally have long collection cycles. To the extent any receivables are disputed and/or referred to arbitration proceedings, such receivables are immediately substituted under the recourse arrangements between the PC and the Company. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to market its management services could be affected.

   Collection by the Company of its accounts receivable may be impaired by the uncollectibility of medical fees from third-party payors. The PC is liable to the Company for payment of its fees regardless of whether payment is received for medical services. The Company takes ownership on a recourse basis of client receivables on amounts equal to the net collectible value of the then current management fee. The Company has historically experienced delays in collecting from third-party payors. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice, to pay claims unless submitted to arbitration, and then further defer payment until or near the date of a scheduled arbitration hearing, generally not to exceed three years after the submission of a fully documented medical claim. As a result of such delayed payment, the Company requires more capital to finance its receivables than businesses with a shorter receivable payment cycle. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payors allowable fee standards. Finally, the requirements of many third-party payors regarding claims submissions are detailed and complex and payments may be delayed or refused if the payors' requirements are not fully complied with. Nevertheless, although the Company takes all legally available steps, including legally prescribed arbitration, to collect the receivables generated by the PC, there is a risk that some of those receivables may not be collected, which may impede the ability of the PC to pay in full all amounts owed by them to the Company. Accordingly, the collection cycle tends to be long-term in nature. The Company assesses the recoverability of its accounts receivable at a minimum, but no less than, quarterly, and may, on a calendar quarter basis, exchange receivables, at its sole discretion, without limitations or conditions which it deems uncollectible within a period of time, for newly generated receivables. The PC has receivables substantially in excess of the amounts owed the Company after giving effect to their collectibility. The Company has not had to exercise such option with respect to any receivables assigned to it for periods ended December 31, 1993, 1994 and 1995.


   Periodically, the Company reviews all third-party payor receivables prior to acceptance for payment of its fee in order to determine those amounts that are potentially impaired as a result of disputes, billing differences and length of time outstanding. Those amounts deemed to be impaired are subtracted from the total third-party payor receivables that are available for payment to the Company. This factor, along with the fact that the PC assigns its receivables to the Company on a full recourse basis in payment of its fees, indicates that recognition for bad debts are not required.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

3. ACCOUNTS RECEIVABLE  - (Continued)

   Management has determined, based on actual results and industry factors, that these receivables have a collection cycle of approximately three years, and accordingly, have been reflected in the accompanying financial statements on a discounted basis (12% per annum for the period of April 1, 1993 through December 31, 1995; 8% per annum for the first quarter in 1996 (unaudited); 7 1/4 % for the second and third quarters in 1996 (unaudited). Management believes that its experience and that of the Company is a good indication of the timing of the collection process. Because numerous factors affect the timing and the manner in which these receivables are collected (i.e., government regulations, etc.) it is the Company's policy to periodically assess the collection of its receivables. As a result, the Company's estimate of its incremental borrowing rate and collection period may change.


4. STOCKHOLDERS' EQUITY

   Recapitalization

   In December 1995, the Company increased its authorized common stock from 1,000 shares $.001 par value to 20,000,000 shares in addition to authorizing 2,000,000 shares of preferred stock with a par value of $.001. Prior thereto, there had been no authorized preferred stock.

   On December 21, 1995 the Company declared a 4921.3243 to 1 stock split in the form of a stock dividend. After the split, all presently outstanding shares of the Company, other than shares issued to the Secured Lenders, plus shares issuable to the principal stockholders of the Company in connection with the merger of Medical Management, Inc. ("MMI") into a wholly-owned subsidiary of CMI (the "Merger") aggregated 4,000,000 shares (See Note 13). All outstanding shares and per share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the stock split.

   Stock Option Plan

   The Financial Accounting Standards Board has issued Statement of Accounting Standard 123 "Accounting for Stock-based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Management believes the adoption of this statement would have had no material effect on the financial statements.

   In May 1995, the Company adopted the 1995 Stock Option Plan (the "Plan") covering up to 700,000 shares of the Company's common stock, pursuant to which, officers, directors and key employees of the Company and consultants to the Company are eligible to receive incentive and/or non-incentive stock options. The Plan, which expires on May 14, 2005, will be administered by the Board of Directors of the Company or a committee designated by it. Incentive stock options granted under the Plan are exercisable for a period of up to ten years from the date of the grant, at an exercise price not less than the fair market value at the date of the grant, except that the term of the incentive options granted under the Plan to a stockholder owning more than 10% of the outstanding common stock of the Company may not exceed five years.

   The Company has reserved 700,000 shares of its stock for the future grant or exercise of options. During 1995 the Company granted 400,000 shares under the plan at an exercise price of $9.00 per share.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

5. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                           December 31,
                                                   --------------------------
                                                       1994           1995
                                                    ----------     -----------
Medical equipment  .............................     $ 82,091      $  83,986
Leasehold improvements  ........................       62,165        169,124
Office furniture  ..............................      104,220        140,120
Computer and telephone equipment  ..............      127,006        157,666
Motor vehicle  .................................           --         22,757
                                                    ----------     -----------
                                                      375,482        573,653
Less: accumulated depreciation and amortization       (71,708)      (173,483)
                                                    ----------     -----------
Net property and equipment  ....................     $303,774      $ 400,170
                                                    ==========     ===========

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                          December 31,
                                                   ---------------------------
                                                     1994             1995
                                                   ----------      -----------
Accounts payable  ...........................      $401,771        $  932,862
Accruals and other current liabilities  .....       107,777         1,531,684
Due to affiliate  ...........................        88,053           131,210
Bank overdraft  .............................       144,651           219,962
                                                   ----------      -----------
   Total accounts payable and accrued
     expenses  ..............................      $742,252        $2,815,718
                                                   ==========      ===========

7. NOTES PAYABLE

   In September and October 1995, the Company borrowed an aggregate of $1,000,000 secured by all assets from three lenders (the "Secured Lenders"); $400,000 from InterEquity Capital Partners ("IECP") and $300,000 each from Astro Communications, Inc. and William Harris & Company Employee Profit Sharing Trust. The loans were evidenced by secured notes (the "Secured Notes") which were due on the earlier of the consummation of the Initial Public Offering ("IPO") or five years following their issuance. The Secured Note to IECP carried interest at the rate of 12% per annum for the first six months, thereafter at 14% until maturity. The other Secured Notes carried interest at 14% from issuance. In addition, the Company paid IECP a processing fee of $12,500 and reimbursed it for costs of approximately $20,000, which were charged to operations in the period paid. In connection with execution of the Secured Notes, the Company issued to the Secured Lenders 27,778 common shares which have an aggregate value of $250,000 (this original issue discount was charged to operations over the term of the loan; $12,000 in 1995 and the balance when the loans were paid in full) when valued at the IPO price of $9.00 per share (See Note 13). The unamortized portion of the discount of $237,500 at December 31, 1995 is classified as prepaid and other current assets on the accompanying balance sheet. Each loan was pre-payable at any time by the Company without fees, except for a prepayment fee in the case of the loan from IECP, declining from 5% in the first year to 1% in the fifth year, provided that no prepayment fee was due if the loan was prepaid from the proceeds of the IPO or upon the exercise of the call. The loan from IECP was superior to the loans from the other Secured Lenders in right of payment and security. The loans were paid in full in January 1996 from the proceeds of the IPO.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

8. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                            1994       1995
                                                           ------   ----------
Note payable to a finance company for a three year
  liability insurance policy covering the Company's
  directors and officers. The Company is required to
  remit thirty monthly payments of $12,379 (including
  principal and interest) commencing in March 1996, with
  annual interest at 5.45% .............................    $ --     $297,500
Note payable to a finance company for the purchase of a
  1995 motor vehicle. The Company is required to remit
  forty-eight monthly payments of $524 (including
  principal and interest) commencing in December 1995,
  with annual interest at 9.75% ........................     --        20,403
                                                           ------   ----------
                                                                      317,903
Less: current portion  .................................     --        89,369
                                                           ------   ----------
   Total long-term debt ................................    $ --     $228,534
                                                           ======   ==========

 At December 31, 1995, future payments for long-term
  debt were approximately as follows:
Year ended December 31,
     1996  .............................................            $ 89,369
     1997  .............................................             124,909
     1998  .............................................              98,133
     1999  .............................................               5,492
                                                                    ----------
                                                                    $317,903
                                                                    ==========

9. COST OF REVENUE

   Cost of revenue consists of the following:

                                  Period from
                                April 1, 1993 to
                                  December 31,       Year Ended December 31,
                                                  ----------------------------
                                      1993             1994           1995
                                ----------------   ------------    ------------
Compensation/temporary help        $  834,528       $1,396,413     $1,954,208
Equipment  ..................         114,167          191,441        147,439
Medical supplies  ...........          52,510          111,038         85,123
Transcription fees  .........          60,783          157,970        286,852
Insurance  ..................          40,912           91,893        297,634
                                ----------------   ------------    ------------
   Total cost of revenue ....      $1,102,900       $1,948,755     $2,771,256
                                ================   ============    ============

10. INCOME TAXES

   The provision for income taxes on income for the period from April 1, 1993 to December 31, 1993, and for the years ended December 31, 1994 and 1995, differs from the amount computed by applying the federal statutory rate due to the following:

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

10. INCOME TAXES  - (Continued)



                                            Period from         Year Ended
                                         April 1, 1993 to       December 31,
                                           December 31,       ---------------
(in percentages)                               1993           1994      1995
 ---------------                          ----------------    ------    ------
Statutory federal income tax rate  ...         34.0           34.0      34.0
State and local taxes, net of federal
  benefit ............................         12.9           12.9      12.9
Other  ...............................          0.1            0.1       0.1
                                          ----------------    ------    ------
   Total .............................         47.0           47.0      47.0
                                          ================    ======    ======

Income tax expense consists of the following:


                          Period from
                       April 1, 1993 to           Year Ended December 31,
                         December 31,          -------------------------------
                             1993                 1994               1995
                        ----------------       ------------       ------------
Current:
   Federal ......          $ 20,500            $    (6,600)       $   (69,500)
   State and
     local  .....            20,129                 5,942             13,300
                        ----------------       ------------       ------------
                             40,629                  (658)           (56,200)
                        ----------------       ------------       ------------
Deferred:  ......
   Federal ......           514,500             1,544,600          1,778,500
   State and
     local  .....           335,600               978,500          1,139,200
                        ----------------       ------------       ------------
                            850,100             2,523,100          2,917,700
                        ----------------       ------------       ------------
     Total  .....          $890,729            $2,522,442         $2,861,500
                        ================       ============       ============


   Deferred income taxes are the result of temporary differences between the carrying amounts of assets and liabilities on the accrual basis used for financial statement reporting purposes and the cash basis used for income tax reporting. These temporary differences primarily affect accounts receivable at December 31, 1994 and 1995. The classification of deferred income taxes has been determined based upon the collection cycle of accounts receivable (as more fully described in Note 3) estimated to be approximately three years. Accordingly, deferred income tax liabilities have been accrued at the effective tax rate of 47.0%. The following sets forth the components of deferred tax liabilities.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

10. INCOME TAXES  - (Continued)

                                                Year Ended December 31,
                                           -----------------------------------
                                              1994                   1995
                                           ------------           ------------
Current:
   Accounts receivable .........           $2,371,539             $3,117,125
   Less: Discount ..............             (456,400)              (614,306)
   Accounts payable ............             (236,087)              (641,821)
   Original issue discount .....                   --                 (5,875)
   Net operating loss
     carryforward  .............                   --                (55,600)
                                           ------------           ------------
Non-current:
   Accounts receivable .........            1,933,161              4,776,693
   Less: Discount ..............             (284,013)              (283,766)
   Deferred rent ...............                   --                (57,151)
                                           ------------           ------------
    Total non-current ..........            1,649,148              4,435,776
                                           ------------           ------------
     Total .....................           $3,328,200             $6,235,299
                                           ============           ============


   The Company currently utilizes the cash basis method of accounting for tax reporting purposes. This method allows the Company to defer recognition of income for tax purposes until the actual collection of cash. Beginning with calendar year 1997, the Company will be required to change to the accrual method of accounting for tax purposes. As a result of this change the Company will be unable to defer payment of taxes on reported income earned in 1997 and beyond. The tax relating to untaxed accrual basis income at December 31, 1996 will be payable over a minimum three year period beginning in 1997.

11. COMMITMENTS AND CONTINGENCIES

   The Company leases various medical and office equipment ranging in terms from one to four years, the last to expire in June 1999. Equipment rental amounted to approximately $104,000, $141,000 and $126,000, respectively, for the period from April 1, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995.

   The Company leases nine offices in the New York metropolitan area with remaining terms ranging from two months to approximately seven years, the last to expire in August 2002. The leases generally require the Company to pay for increases in real estate taxes and operating costs in addition to minimum rentals. Rent expense recorded on a straight-line basis is over the full terms of the leases, was approximately $185,000, $356,000 and $603,000, respectively, for the period from April 1, 1993 to December 31, 1993 and the years ended December 31, 1994 and 1995.

   Future minimum lease payments under the above leases, excluding real estate taxes and operating cost escalations, are as follows:

 Year Ending December 31:
   1996 ......................             $  571,000
   1997 ......................                471,000
   1998 ......................                392,000
   1999 ......................                157,000
   2000 ......................                154,000
   Thereafter ................                449,000
                                           -----------
    Total minimum lease
     payments  ...............             $2,194,000
                                           ===========

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

11. COMMITMENTS AND CONTINGENCIES  - (Continued)

   Other income included in the statements of income represents sub-rental income received on a monthly basis which was discontinued during 1994.

   During the latter part of 1995 and early 1996 the Company entered into a series of employment agreements with its Chief Executive Officer and certain other Officers and key employees. The agreements have a term of approximately 3 years expiring in 1999 with an aggregate annual compensation of approximately $1,500,000. In addition and in connection with the execution of these agreements, the Company intends to grant approximately 325,000 options at the then fair market value, certain of which will be subject to shareholder approval.

   As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, MMI, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields (the "Interested Shareholders") and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 MMI common shares owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which has previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or MMI as a result of the foregoing settlement.

12. RELATED PARTY TRANSACTIONS

   Since the commencement of operations virtually all of the Company's revenue has been received from the PC, a medical practice which is 95% owned by a neurologist who is also a founder and principal stockholder in the Company. The loss of this customer, or the curtailment of its practice as a result of the death or disability of its principal stockholder, could have a material adverse effect on the Company's results of operations. The Company is the beneficiary of key-man life insurance policies aggregating $5,000,000 insuring the life of the principal stockholder of the PC.

   For the years ended December 31, 1994 and 1995, the Company paid an entity controlled by a principal stockholder of the Company approximately $22,300 and $45,000, respectively, to provide design services and to acquire furniture and furnishings for the Company.

   Amounts due to an affiliate of approximately $88,000 and $131,000, at December 31, 1994 and 1995 respectively, reflect primarily cash advances made by the affiliate to the Company and are included in accounts payable and accrued expenses as they are due on demand.

   During 1993, 1994 and 1995 the Company paid, to a related party, all real estate and other costs for an office occupied by the PC. These costs were approximately $9,000 per year.

   In connection with management services provided to the PC, the Company has informal arrangements with three stockholders and an unrelated third party under which they act as general financial advisors on matters pertaining to the business and operations of the Company. Consulting fees for the period from April 1, 1993 to December 31, 1993 and for the years ended December 31, 1994 and 1995 amounted to approximately $292,000 ($205,000 to the related parties), $313,000 ($200,000 to the related parties) and $193,000 ($110,000 to the related parties), respectively. Such arrangements with the three stockholders terminated as of the effective date of the Merger, at which time they became employees of the Company.

13. SUBSEQUENT EVENTS

   In January 1996, the Company completed an initial public offering of 2,000,000 common shares at $9.00 per share and received net proceeds of $13,480,000. Estimated costs incurred with respect to the registration of

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

13. SUBSEQUENT EVENTS  - (Continued)

the common shares in addition to the underwriter's commission and expenses and amount to $3,520,000. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Representative's Warrant, up to 200,000 Warrants entitling the holders thereof to purchase 200,000 common shares of the Company at a purchase price of $10.80 per share for a period of four years commencing one year from the date of the IPO.

   In January 1996, the Company completed the Merger. The terms of the Merger provided that MMI shareholders received .778 CMI Common Shares for each MMI Common share which they held based upon an IPO price of $9.00 per share (see above). The holders of outstanding options to purchase MMI common shares received 93,281 CMI Common Shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, the Company issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase MMI shares. The excess of purchase price over net assets acquired as a result of the acquisition, estimated at $8,856,000, will be amortized over a period not to exceed twenty years.

   In March 1996, the Company sold $2,000,000 of Convertible Subordinated Notes (the "Notes") to accredited investors. The notes bear interest at 8%, payable quarterly. The entire principal is due five years from the date of issuance. Holders of the Notes may convert all or any portion into common shares of the Company at $9.00 per share, subject to adjustment for stock splits, dividends, recapitalization, etc. Under certain circumstances, such as a change in control, holders of the Notes may require the company to redeem the Notes at 125% of the original principal amount. The Notes are subordinate in right of payment to certain future indebtedness which may be incurred by the company. The purchasers and/or affiliates have an option for 120 days to acquire an additional $3,000,000 of Notes from the Company under the same terms and conditions.

14. GOVERNMENT REGULATION

   The health-care industry is highly regulated by numerous laws, regulations, approvals and licensing requirements at the federal, state and local levels. Regulatory authorities have very broad discretion to interpret and enforce these laws and promulgate corresponding regulation. The Company believes that its operations under agreements pursuant to which it is currently providing services are in material compliance with these laws and regulations. However, there can be no assurance that a court or regulatory authority will not determine that the Company's operations (including arrangements with new or existing clients) violate applicable laws or regulations. If the Company's interpretation of the relevant laws and regulations is inaccurate, the Company's business and its prospects could be materially and adversely affected. The following are among the laws and regulations that affect the Company's operations and development activities: corporate practice of medicine; fee splitting; anti-referral laws; anti-kickback laws; certificates of need; regulation of diagnostic imaging; no-fault insurance; worker's compensation; and proposed healthcare reform legislation.

15. UNAUDITED PRO FORMA FINANCIAL DATA


   The following table summarizes selected unaudited pro forma financial data for the nine month period ended September 30, 1995. The amounts shown have been prepared to illustrate the effect of the consummation of the acquisition as if the transaction had taken place on January 1, 1995.

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

15. UNAUDITED PRO FORMA FINANCIAL DATA  - (Continued)

                                         Nine months ended September 30, 1995                   Pro forma          Pro forma
                              ------------------------------------------------------------
                                  CMI             MMI            IPG            Total          Adjustments           Total
                              -------------   ------------   ------------    -------------   -----------------   --------------
Revenue  ..................   $ 9,056,236      $5,691,022     $2,452,286     $17,199,544       $         --      $17,199,544
Interest discount  ........    (1,482,328)             --             --      (1,482,328)          (517,000) (1)  (1,999,328   )
                              -------------   ------------   ------------    -------------   -----------------   --------------
Net revenue  ..............   $ 7,573,908      $5,691,022     $2,452,286     $15,717,216       $   (517,000)     $15,200,216
                              =============   ============   ============    =============   =================   ==============
Net income before provision
  for income taxes  .......   $ 4,841,975      $2,142,081     $  294,455     $ 7,278,511       $ (1,786,000) (2) $ 5,492,511
Provision for income taxes .    2,276,000       1,007,000         27,000       3,310,000           (650,000) (3)   2,660,000
                              -------------   ------------   ------------    -------------   -----------------   --------------
Net income  ...............   $ 2,565,975      $1,135,081     $  267,455     $ 3,968,511       $ (1,136,000)     $ 2,832,511
                              =============   ============   ============    =============   =================   ==============
Net income per share  .....                                                                                      $      0.37
                                                                                                                 ==============
Weighted average number of
  common shares and
  equivalents outstanding .                                                                                        7,605,757
                                                                                                                 ==============
Pro forma adjustments:
(1) Reflects an interest discount taken for the presumed collection cycle of MMI revenues over a two-year period
    at an interest rate of 12% which was management's estimate of its incremental borrowing rate  ............   $  (517,000)
                                                                                                                 ==============
(2) Adjustments consist of the following:
     (a) Reflects an interest discount taken for the presumed collection cycle of MMI revenues over a two-year
         period at an interest rate of 12% which was management's estimate of its incremental borrowing rate .   $  (517,000)
     (b) Reflects increased costs of employment agreements  ..................................................    (1,279,000)
     (c) Reflects the amortization on the straight-line method over a 20-year period of the excess of cost over
         net assets acquired recorded at approximately $9,981,000  ...........................................      (466,000)
     (d) Represents interest income as a result of the amortization over a two-year period of the interest discount
         in (1) above  .......................................................................................       476,000
                                                                                                                 --------------
     Total expense adjustments  ..............................................................................   $(1,786,000)
                                                                                                                 ==============
(3) Assumes an effective tax rate after adjustments of 48%  ..................................................   $  (650,000)
                                                                                                                 ==============

16. NOTES RECEIVABLES FROM A RELATED PARTY (UNAUDITED)

   Notes receivables from a related party at September 30, 1996 consists of the following:

 Notes receivable from GMMS in equal quarterly installments of $33,449 commenced June
  30, 1995. Interest is payable monthly at 7.5% per annum ............................    $  234,439
Notes receivable from GMMS due on March 31, 1997 with interest at 7.5% per annum  ....    $  195,997
Notes receivable from GMMS due on demand at interest of 9% per annum  ................    $1,589,549
  Total  .............................................................................    $2,019,985

17. SHORT-TERM INVESTMENTS (UNAUDITED)

   During the third quarter ended September 30, 1996 the Company made bridge loans aggregating $800,000 to two unrelated entities repayable in 1997 and bearing interest at 10% and 12% per annum. In addition, the Company acquired 80,000 shares of common stock with a par value of $.001 per share.

18. SIGNIFICANT EVENTS (UNAUDITED)

   For the three month and nine month periods ended September 30, 1996 owner physician payroll and entity income at GMMS showed a loss of $10,000 and $263,000 respectively, as compared to income of $87,000 and

                          COMPLETE MANAGEMENT, INC.

                   Notes to Consolidated Financial Statements

                       For the period from April 1, 1993
                              to December 31, 1993
                 and the years ended December 31, 1994 and 1995
             and for the nine month period ended September 30, 1996
                            (Unaudited) - (Continued)

18. SIGNIFICANT EVENTS (UNAUDITED)  - (Continued)

$770,000 in 1995. The Company believes that this loss principally results from an increase of $1,187,000 in medical personnel payroll at GMMS as GMMS increased its professional staff in expectation of future higher levels of operation. A continuation of losses at GMMS, or its failure to operate successfully, could jeopardize GMMS' ability to pay management fees to the Company.


   On April 2, 1996, options for an aggregate of 925,000 shares, exercisable at $8.375 price during a ten-year period were granted to 8 officers and 14 other employees and consultants of the Company. These options will be exercisable at various dates from the date of the grant. In addition, options for 20,000 shares were granted to each of the Company's two outside directors. Options granted to outside directors are exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service.

   On April 24, 1996, the common shares of the Company were approved for listing on the American Stock Exchange under the symbol "CMI" and began trading on May 6, 1996.

   On June 5, 1996, the Company completed a public offering of $40,250,000 of Convertible Subordinated Debentures (the "Debentures") due 2003 at an interest rate of 8% per annum, payable semi-annually on August 15 and February 15. The debentures are convertible into common shares, par value $.001 per share, of the Company at any time prior to maturity, unless previously redeemed, at a conversion price of $14 per share, subject to adjustment in certain events. On June 5, 1996, the closing sale price for the common shares on the American Stock Exchange ("AMEX") was $12.75 per share. The debentures are listed on the AMEX under the symbol "CMLA." The Debentures are redeemable, in whole or in part on 45 days' prior written notice, at the option of the Company at a redemption price equal to 100% of the principal amount, plus accrued interest, at any time on or after June 5, 1999, provided that the closing price of the Common Shares, during the 20 consecutive trading days prior to the date of notice of such redemption, has equaled or exceeded $19.125, subject to adjustment in certain events. The Debentures are subordinated to all existing and future Senior Indebtedness and are effectively subordinated to all indebtedness of the Company's subsidiaries. Net proceeds to the Company after Underwriters Discount and debt issuance costs was $36,144,000. Additionally, in connection with the Debentures offering, the Company issued warrants to the representatives of its underwriters to purchase up to 250,000 additional Common Shares.

   In July 1996, the Company acquired Intertech Corporation and Penta Automation Resources, Inc., which are related medical billing and collection companies located in the greater metropolitan area. The companies currently serve more than 700 physicians and 20 hospitals. Revenues in 1995 were over $3,000,000.

   In August 1996, the Company purchased the assets of a physican practice management company for a five physician multi-specialty community healthcare practice located in Brooklyn, New York. The acquired assets include a 30-year contract to manage the practice.

   In October 1996, the Company acquired Advanced Alliance Management Corp. ("AAMC"). AAMC, located in New York's Hudson Valley Region, offers a variety of practice management and other services to its hospital and physican-group client base.

   In October 1996, the Company entered into a non-binding letter-of-intent to acquire Amedisys Inc. ("Amedisys"). Amedisys is based in Baton Rouge, Louisiana , and was formed in 1982 to provide nursing services to medical facilities. Currently, Amedisys also provides to its clients specialty home care and practice management services and manages ambulatory surgical centers.

   In November 1996, the Company approved the filing of a registration statement with the Securities and Exchange Commission to register approximates $25,000,000 of Convertible Subordinated Debentures due December 15, 2003 and 2,500,000 shares of its common stock on Form S-1.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Medical Management, Inc.:

We have audited the accompanying balance sheet of Medical Management, Inc. (a New York Corporation) as of December 31, 1995, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Medical Management, Inc. as of December 31, 1993 and 1994, were audited by other auditors whose report dated March 21, 1995, except for paragraph 3 of Note 4 and paragraph 2 of Note 13 as to which the date is April 17, 1995, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Management, Inc. as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As explained in Note 3 to the financial statements, effective January 1, 1995, the Company changed its method of accounting for certain accounts receivable.
                                                            ARTHUR ANDERSEN
                                                            LLP
New York, New York
April 26, 1996

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Medical Management, Inc.


We have audited the accompanying balance sheet of Medical Management, Inc. (formerly MRI Management Associates, Inc.) (the "Company") as of December 31, 1994 and the related statements of income, stockholders' equity and cash flows for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medical Management, Inc. (formerly MRI Management Associates, Inc.) at December 31, 1994, and the results of its operations and its cash flows for the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.


                                                        ERNST & YOUNG LLP


New York, New York
March 21, 1995, except for paragraph 3
of Note 4 and paragraph 2 of Note 13,
as to which the date is April 17, 1995

                           MEDICAL MANAGEMENT, INC.
               BALANCE SHEETS AS OF DECEMBER 31, 1994 AND 1995
                                    ASSETS

                                                                               December 31,
                                                                      -----------------------------
                                                                           1994           1995
                                                                       ------------   -------------
Current assets:
   Cash and cash equivalents .......................................    $   92,813     $   103,631
   Marketable securities available-for-sale ........................       905,157         121,940
   Notes receivable from a related party ...........................            --         166,745
   Accounts receivable:
     From a related party, less allowances of $434,000 and $609,000,
        respectively, and net of unamortized discount of $407,300 at 1995  2,461,667     3,478,204
     Other, less allowances of $57,000 and $-0-, respectively  .....       363,542         429,875
                                                                       ------------   -------------
                                                                         2,825,209       3,908,079
   Prepaid expenses and other current assets, less allowances of $9,000
     and $8,000, respectively  .....................................       240,660         156,418
   Amounts due from related parties ................................        20,386         131,210
                                                                       ------------   -------------
   Total current assets ............................................     4,084,225       4,588,023
Long-term portion of notes receivable from a related party  ........            --         167,841
Long-term portion of accounts receivable:
   From a related party, less allowances of $370,000 and $-0-, respectively,
     and net of unamortized discount of $-0- and $61,300, respectively   2,097,000       3,511,337
   Other, less allowances of $48,000 and $-0- respectively .........       310,000              --
                                                                       ------------   -------------
                                                                         2,407,000       3,511,337
Amounts due from related parties  ..................................       195,997         195,997
Property and equipment, net  .......................................     2,793,752       4,256,732
Deferred registration costs  .......................................            --         699,240
Deferred costs, net of amortization of $21,040 and $55,000, respectively    195,463         40,020
Deposits  ..........................................................        40,900          60,013
                                                                       ------------   -------------
   Total assets ....................................................    $9,717,337     $13,519,203
                                                                       ============   =============
                                Liabilities and stockholders' equity
Current liabilities:
   Accounts payable and accrued expenses (including consulting fees payable
     to related party of approximately $36,000 and $-0-, respectively)  $  435,934     $ 1,334,958
   Income taxes payable ............................................        81,430          86,255
   Deferred income taxes -- current ................................     1,084,000       1,473,000
   Current portion of long-term debt ...............................       326,289         110,084
   Current portion of obligations under capital leases .............        19,105         370,439
                                                                       ------------   -------------
   Total current liabilities .......................................     1,946,758       3,374,736
Deferred income taxes -- non-current  ..............................     1,041,000       1,331,000
Long-term debt  ....................................................       279,716         169,633
Obligations under capital leases  ..................................        94,457       1,350,857
Commitments and contingencies
Stockholders' equity:
   Common stock, $.001 par value:
     Authorized, 20,000,000 shares
     Issued and outstanding, 3,010,000 shares at 1994 and 3,040,000 shares
        at 1995 ....................................................         3,010           3,040
   Additional paid-in capital ......................................     4,996,826       5,064,296
   Retained earnings ...............................................     1,431,546       2,212,635
   Unrealized gain (loss) on marketable securities available-for-sale      (75,976)         13,006
                                                                       ------------   -------------
   Total stockholders' equity ......................................     6,355,406       7,292,977
                                                                       ------------   -------------
     Total liabilities and stockholders' equity  ...................    $9,717,337     $13,519,203
                                                                       ============   =============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
  STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                Year ended December 31,
                                                      -------------------------------------------
                                                           1993           1994           1995
                                                       ------------   ------------    ------------
Revenue:
   From a related party ............................  $3,278,629     $5,193,294      $5,989,852
   Other ...........................................          --        856,018       1,297,089
   Interest discount ...............................          --             --        (701,874)
                                                       ------------   ------------    ------------
                                                       3,278,629      6,049,312       6,585,067
Cost of revenue  ...................................     760,750      1,220,516       2,791,839
General and administrative expenses  ...............   1,170,642      1,852,070       2,382,494
Provision for uncollectible accounts receivable:
   From a related party ............................     107,000        397,000              --
   Other ...........................................          --        105,000              --
                                                       ------------   ------------    ------------
                                                       2,038,392      3,574,586       5,174,333
                                                       ------------   ------------    ------------
Operating income  ..................................   1,240,237      2,474,726       1,410,734
Other income (expense):
   Interest discount included in income ............          --             --         650,992
   Interest and dividend income ....................      43,033        133,230         119,442
   Other income ....................................      29,108         24,879          29,684
   Interest expense ................................     (41,291)      (133,789)       (333,898)
   (Loss) gain on sale of marketable securities ....          --        (26,512)         14,812
                                                       ------------   ------------    ------------
Income before provision for income taxes and
   cumulative effect of change in accounting
   principle .......................................   1,271,087      2,472,534       1,891,766
Provision for income taxes  ........................     925,000      1,171,000         889,000
                                                       ------------   ------------    ------------
Income before cumulative effect of change in
   accounting principle ............................     346,087      1,301,534       1,002,766
Cumulative effect of change in accounting principle
   net of income tax benefit of $196,000 ...........          --             --         221,677
                                                       ------------   ------------    ------------
Net income  ........................................  $  346,087     $1,301,534      $  781,089
                                                       ============   ============    ============
Income before cumulative effect of change in
   accounting principle per share ..................                                 $     0.33
Cumulative effect of change in accounting principle
   net of tax benefit per share ....................                                      (0.07)
                                                                                      ------------
Net income per share  ..............................                 $     0.43      $     0.26
                                                                      ============    ============
Historical income before provision for income taxes   $1,271,087
Unaudited pro forma information:
   Pro forma adjustment for officers compensation ..     126,000
                                                       ------------
   Pro forma income before income taxes ............   1,145,087
   Pro forma provision for income taxes ............     570,000
                                                       ------------
Pro forma net income  ..............................  $  575,087
                                                       ============
Pro forma net income per share  ....................  $     0.26
                                                       ============
Pro forma amounts assuming the discounting of
   certain accounts receivable is applied
   retroactively:
Pro forma net income  ..............................  $  553,902     $1,211,459      $1,002,766
                                                       ============   ============    ============
Pro forma net income per share  ....................  $     0.25     $     0.40      $     0.33
                                                       ============   ============    ============
Weighted average number of common shares and
   equivalents outstanding .........................   2,185,062      3,008,329       3,035,000
                                                       ============   ============    ============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
  STATEMENTS OF STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 1993,
                                1994 AND 1995

                                                                          Unrealized
                                                                        gain (loss) on
                                                                          marketable
                                                         Additional       securities
                                              Common       paid-in        available-        Retained
                                              stock        capital         for-sale         earnings          Total
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1992  ............    $2,000     $         --      $      --      $ 1,214,617      $ 1,216,617
Net income for the year ended December
  31, 1993 ...............................        --              --             --           346,087          346,087
Distributions to stockholders during the
  year ended December 31, 1993 ...........        --              --             --          (317,420)        (317,420)
Deferred financing charge representing
  the estimated fair value ascribed to
  shares contributed by stockholders .....        --          40,000             --                --           40,000
Proceeds from issuance of 1,000,000
  shares of common stock of $.001 par
  value in an initial public offering ....     1,000       4,999,000             --                --        5,000,000
Shares issuance expenses  ................        --      (1,180,436)            --                --       (1,180,436)
Undistributed retained earnings as of
  effective date of initial public
  offering ...............................        --       1,113,272             --        (1,113,272)              --
Unrealized loss on marketable securities          --              --           (213)               --             (213)
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1993  ............     3,000       4,971,836           (213)          130,012        5,104,635
Net income for the year ended December
  31, 1994 ...............................        --              --             --         1,301,534        1,301,534
Unrealized loss on marketable securities          --              --        (75,763)               --          (75,763)
Issuance of 10,000 shares of common stock
  of $.001 par value .....................        10          24,990             --                --           25,000
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1994  ............     3,010       4,996,826        (75,976)        1,431,546        6,355,406
Net income for the year ended December
  31, 1995 ...............................        --              --             --           781,089          781,089
Unrealized gain on marketable securities          --              --         88,982                --           88,982
Issuance of 30,000 shares of common stock
  of $.001 par value .....................        30          67,470             --                --           67,500
                                             --------   -------------    --------------   -------------   -------------
Balance at December 31, 1995  ............    $3,040     $ 5,064,296       $ 13,006       $ 2,212,635      $ 7,292,977
                                             ========   =============    ==============   =============   =============

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                 For the Years Ended December 31,
                                                          ----------------------------------------------
                                                               1993            1994             1995
                                                           -------------   -------------    -------------
Operating activities
Net income  ............................................    $   346,087     $ 1,301,534     $   781,089
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
   Depreciation and amortization .......................          9,242         327,462         928,385
   Provision for deferred income taxes .................        821,000       1,152,000         875,000
   Discount of accounts receivable, net of amortization              --              --          50,882
   Provision for (recovery of) uncollectible accounts
     receivable  .......................................        107,000         502,000        (300,000)
   Non cash expense related to issuance of common stock              --          25,000          67,500
   Non cash financing charge ...........................         40,000              --              --
   Loss (gain) on sale of marketable securities ........             --          26,512         (14,812)
   Cumulative effect on prior year (to December 31,
     1994) of implementing discounting of accounts
     receivable  .......................................             --              --         221,677
   Changes in operating assets and liabilities:
     Notes receivable from a related party  ............             --              --        (334,586)
     Accounts receivable  ..............................       (726,310)     (3,432,969)     (2,355,766)
     Prepaid expenses and other current assets  ........        (44,097)       (187,389)         84,242
     Amounts due from related parties  .................         (3,694)       (212,689)       (110,824)
     Accounts payable and accrued expenses  ............         54,588          71,255         899,024
     Income taxes payable  .............................         96,381         (18,951)          4,825
                                                           -------------   -------------    -------------
Net cash provided by (used in) operating activities  ...        700,197        (446,235)        796,636
                                                           -------------   -------------    -------------
Investing activities
Purchase of property and equipment  ....................     (1,143,605)     (1,380,940)       (283,009)
Purchase of marketable securities  .....................     (1,642,799)       (393,661)       (120,902)
Proceeds from maturing of marketable securities  .......             --         100,000              --
Proceeds from sale of marketable securities  ...........             --         928,815       1,007,913
Deferred costs  ........................................        (57,203)       (159,300)         (1,791)
Deposits  ..............................................         (3,700)        (11,600)        (19,113)
                                                           -------------   -------------    -------------
Net cash (used in) provided by investing activities  ...     (2,847,307)       (916,686)        583,098
                                                           -------------   -------------    -------------
Financing activities
Proceeds from issuance of common stock  ................      5,000,000              --              --
Share issuance expenses  ...............................     (1,164,815)             --              --
Distributions to stockholders  .........................       (317,420)             --              --
Deferred registration costs  ...........................             --              --        (699,240)
Proceeds from long-term debt and other borrowings  .....        230,000         836,129              --
Principal payments on long-term debt and other
   borrowings ..........................................       (646,714)       (460,916)       (326,289)
Repayment of capital lease obligations  ................             --              --        (343,387)
                                                           -------------   -------------    -------------
Net cash provided by (used in) financing activities  ...      3,101,051         375,213      (1,368,916)
                                                           -------------   -------------    -------------
Net increase (decrease) in cash and cash equivalents  ..        953,941        (987,708)         10,818
Cash and cash equivalents, beginning of period  ........        126,580       1,080,521          92,813
                                                           -------------   -------------    -------------
Cash and cash equivalents, end of period  ..............    $ 1,080,521     $    92,813     $   103,631
                                                           =============   =============    =============
Supplemental disclosures of cash flow information
   Cash paid during the year for:
     Interest  .........................................    $       456     $   100,166     $   333,898
     Taxes  ............................................          7,350          39,325           9,175
        Non-cash investing activities:
          Capital lease obligations  ...................             --              --     $ 1,951,122

   The accompanying notes are an integral part of the financial statements.

                           MEDICAL MANAGEMENT, INC.

              NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED

                       DECEMBER 31, 1993, 1994 AND 1995

1. DESCRIPTION OF BUSINESS

   Medical Management, Inc. (the "Company"), a New York corporation, was incorporated as MRI Management Associates, Inc. on December 24, 1991. Effective January 3, 1995, the Company's name was changed to Medical Management, Inc. The Company provides magnetic resonance imaging ("MRI") and other medical equipment and comprehensive services for the financing, installation and administrative management of MRI and other facilities on behalf of physicians.

   In April 1992, the Company commenced operations and began servicing its initial client, Greater Metropolitan Medical Services ("GMMS"), a multi-site neurological medical practice located in the New York metropolitan area. Currently, the Company operates six diagnostic imaging units for three clients. GMMS is the primary client of the Company. Separate MRI units and other medical equipment are used exclusively for the treatment of patients of each client. All fee revenue for the period from inception to December 31, 1993, and approximately 86% and 82% of fee revenue for the years ended December 31, 1994 and 1995, respectively, is from GMMS. The Company's agreement with GMMS is for a period of twenty-nine years ending in June 2025. In addition, the Company also has an agreement with a neurology practice located in the New York metropolitan area. The Company's agreement with the client is for a period of seven years ending in March 2002.

   At December 31, 1995, Dr. Lawrence Shields, the 95% physician stockholder of GMMS was also a major stockholder of the Company. The loss of GMMS as a customer or curtailment of its practice as a result of the death or disability of Dr. Shields could have a material adverse effect on the Company's results of operations. The Company is the beneficiary of key-man life insurance policies aggregating $5,000,000 covering the life of Dr. Shields.

   On January 3, 1996, Complete Management, Inc. ("CMI") completed an initial public offering ("IPO") of 2,000,000 of its common shares at $9.00 per share and a simultaneous acquisition and merger of the Company as a wholly owned subsidiary of CMI (see Note 18). CMI provides comprehensive management services primarily to high volume medical practices in New York State. CMI's services include development, administration and leasing of medical offices and equipment, staffing and supervision of non-medical personnel, accounting, billing and collection, and development and implementation of practice growth and marketing strategies.

2. SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition

   Fee revenue is recognized when the medical procedure is performed.

   Depreciation and Amortization

   Medical equipment, office furniture and computer and telephone equipment are depreciated on the straight- line basis over the shorter of the estimated useful lives of the assets (5 to 7 years) or the term of the capital lease. Leasehold improvements are amortized over the shorter of the term of the lease or life of the assets.

   Cash and Cash Equivalents

   The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents.

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

2. SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

   Accounting for Impairments in Long-Lived Assets

   The Financial Accounting Standards Board ("FASB") has issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets Being Disposed Of," which the Company has adopted on January 1, 1995. This statement requires that long-lived assets and identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. In evaluating recoverability, the Company estimates the future cash flows expected to result from the asset and its eventual disposition. If the sum of future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized. No such loss was recognized in the December 31, 1995 financial statements.

   Marketable Securities

   The Company accounts for marketable securities in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities". Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity.

   Debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are stated at fair value, with the unrealized gains and losses, net of tax effect, reported as a separate component of stockholders' equity.

   The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed securities, over the estimated life of the security. Such amortization is included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method

   Income Taxes

   Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities.

   Earnings per Share

   Net income per common share has been computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. All options issued were anti-dilutive and, accordingly, were excluded from the calculation for weighted average shares.

   Reclassifications

   Certain amounts in the 1994 financial statements have been reclassified to conform with the 1995 presentation.

3. CHANGE IN ACCOUNTING PRINCIPLE -- DISCOUNTING OF ACCOUNTS RECEIVABLE

   Effective January 1, 1995, the Company adopted the policy of discounting certain of its accounts receivable balances which have historically been collected in a period in excess of one year. Discounting was not implemented in prior years as the Company's period of operations was insufficient to adequately determine the appropriate collection period. In 1995, discounting of certain accounts receivable was adopted based upon the results of the Company's periodic reviews of its accounts receivable from GMMS and its analysis of the related collec-

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

3. CHANGE IN ACCOUNTING PRINCIPLE -- DISCOUNTING OF ACCOUNTS RECEIVABLE
 - (Continued)

tion period which indicated that these receivables have a collection cycle of approximately two years. The applicable accounts receivable have been discounted utilizing an interest rate of 12% per annum, management's best estimate of its incremental borrowing rate from April 1992 (commencement of operations) through December 31, 1995. The impact of this change in accounting policy considers accounts receivable generated in prior years. The effect of the change in 1995 was to decrease income before income taxes by approximately $51,000. The adjustment of $221,677 (after an income tax benefit of $196,000) is shown as a cumulative effect of change in accounting principle in the accompanying statements of income.

4. ACCOUNTS RECEIVABLE

   The Company is entitled to an agreed-upon fee for each medical procedure performed. As collateral for its fee revenue receivable from its primary client, GMMS, the Company has a security interest in GMMS' trade receivables.

   The Company's clients (the "Clients") bill at rates negotiated with third party payors, principally commercial insurance carriers. Reimbursements may result in amounts received being less than established charges. Many third-party payors, particularly insurance carriers covering automobile no-fault and workers' compensation claims refuse, as a matter of business practice, to pay claims unless submitted to arbitration, and then further defer payment until or near the date of a scheduled arbitration hearing, generally not to exceed three years after the submission of a fully documented medical claim. As a result of such delayed payment, the Company requires more capital to finance its receivables than businesses with a shorter receivable payment cycle. Further, third-party payors may reject medical claims if, in their judgment, the procedures performed were not medically necessary or if the charges exceed such payors allowable fee standards. Finally, the application forms required by third-party payors for payment of claims are long, detailed and complex and payments may be delayed or refused unless such forms are properly completed. Nevertheless, although the Company takes all legally available steps, including legally prescribed arbitration to collect the receivables generated by its clients, there is a risk that some of those receivables may not be collected which may impede the ability of the Clients to pay in full all amounts owed by them to the Company. Accordingly, the collection cycle tends to be long-term in nature. Although Clients are ultimately liable for payment of its fees to the Company, the Company has deferred the collection of its receivable from its Clients and allowed the Clients to pay the Company its fees as collections of the Clients receivable are made from third-party payors or, if rejected by third-party payors, until the Clients receivable is collected on a lien in litigation. If the Company determines that receivables cannot be collected from third party payors, including liens placed in litigation, it intends to use all appropriate means including litigation to enforce collection of its fees from the Client. In July 1995, the Company re-negotiated its agreement with GMMS and entered into a new agreement which expires in June 2025. Under terms of the new agreement, the Company takes ownership on a recourse basis of receivables generated by GMMS' medical practice from third-party payors with a net collectible value equal to the then current management fee owed to the Company. To the extent any receivables assigned to the Company are disputed and/or referred to arbitration proceedings, such receivables are immediately substituted under the recourse arrangements between GMMS and the Company. In the event that the laws and regulations establishing these third-party payors are amended, rescinded or overturned with the effect of eliminating this system of payment reimbursement for injured parties, the ability of the Company to collect its fees could be affected. Under the re-negotiated agreement, the Company has not had to exercise such option with respect to any receivables assigned to it for the six months ended December 31, 1995.

   On April 17, 1995, under the terms of the former GMMS agreement, the Company agreed to receive a promissory note, effective March 31, 1995 from GMMS, for $401,384 of GMMS accounts receivable which the Company determined could be collected and used to pay the Company's fees from GMMS. This note is payable

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

4. ACCOUNTS RECEIVABLE  - (Continued)

by GMMS in equal quarterly installments of $33,349, commencing on June 30, 1995 and ending March 31, 1998, but may be prepaid. Interest on this note is payable monthly at 7.5% per annum commencing in April 1995. The balance of the note outstanding on December 31, 1995 was $334,586.

   During 1993 and 1994, because of the various factors that influenced the collection of Clients' accounts receivable due from third-party payors and liens in litigation, the Company reviewed at a minimum, but no less than quarterly, the status of Clients' accounts receivable due from third-party payors which collateralized its receivable from its Clients. As a result, the Company established an allowance for possible uncollectible accounts receivable ($407,000 at December 31, 1993 and $909,000 at December 31, 1994). This periodic review included but was not limited to the review of patient's files, discussions with third-party payors on individual patient billings and analysis of past experience. It was also the Company's policy to estimate the portion of accounts receivable from Clients that will not be collected within a twelve month period. Such receivables are presented as a long-term asset in the accompanying balance sheets.

   In 1995, as part of the Company's periodic review for potential impairment of all third-party payor receivables prior to the acceptance for payment of its fee, the Company determined that based upon its clients' historical collection experience and the results of the review, its clients had receivables substantially in excess of the amounts owed to the Company after giving effect to their collectability. Accordingly, the Company determined that a portion of its estimated allowance for bad debts was no longer required. This factor along with the fact that its Client assigns it receivables to the Company on a full recourse basis in payment of its fees would preclude further recognition of bad debts.

   The Company has determined that $300,000 of the December 31, 1994 accounts receivable allowance related to accounts receivable balances collected in 1995. Such amounts were credited to general and administrative expenses on the accompanying December 31, 1995 statement of income.

   As more fully described in Note 3, the Company changed its accounting policy to implement discounting of accounts receivable from a related party. GMMS Management believes that its experience and that of the Company is a good indication of the timing of the collection process. Because numerous factors affect the timing and the manner in which these receivables are collected (i.e., government regulations, etc.) it is the Company's policy to periodically assess the collection of its receivables. As a result, the Company's estimate of its collection period and incremental borrowing rate may change.

5. MARKETABLE SECURITIES AVAILABLE-FOR-SALE

   Marketable securities available-for-sale at December 31, 1994 and 1995 are as follows:

 December 31, 1994:                                          Gross unrealized              Estimated
                                                       Cost        Gains       Losses     fair value
                                                    ----------   ---------    ---------   ------------
Equity securities  ..............................    $277,335     $ 3,279     $     --     $280,614
Equity funds  ...................................      45,601          --       1,885        43,716
U.S. Treasury securities and obligations of U.S.
  government agencies ...........................     354,702          --      43,187       311,515
U.S. corporate securities  ......................     303,495          --      34,183       269,312
                                                    ----------   ---------    ---------   ------------
                                                     $981,133     $ 3,279     $79,255      $905,157
                                                    ==========   =========    =========   ============
December 31, 1995:
Equity securities  ..............................    $108,934     $13,006     $     --     $121,940
                                                    ==========   =========    =========   ============


   During the year ended December 31, 1995, the proceeds from the sale of available-for-sale-securities was $1,007,913. Gross realized gains totaled $62,937 and gross realized losses totaled $48,125.

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

6. STOCKHOLDERS' EQUITY

   Recapitalization

   In August 1993, the Company increased its authorized common stock from 200 shares at no par value to 20,000,000 shares as $.001 par value. In addition, the Company declared a 9,999 for 1 stock split in the form of a stock dividend on the then issued and outstanding common shares. All outstanding share amounts included in the accompanying financial statements have been retroactively adjusted to reflect the 9,999 for 1 stock split.

   Stock Option Plan

   The Financial Accounting Standards Board has issued Statement of Accounting Standard 123 "Accounting for Stock-based Compensation" (SFAS 123). This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The accounting requirements of SFAS 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995, though they may be adopted upon issuance. The disclosure requirements of SFAS 123 are effective for financial statements for fiscal years beginning after December 15, 1995. Management believes the effect of adopting this statement would have had no material effect on the financial statements.

   In August 1993, the Company adopted the 1993 stock option plan (the "Plan") covering 150,000 shares of the Company's common stock, pursuant to which, officers, directors and key employees of the Company and consultants to the Company are eligible to receive qualified and/or nonqualified stock options. The Plan, which expires on August 2, 2003, will be administered by the Board of Directors of the Company or a committee designated by them. Qualified stock options granted under the plan are exercisable for a period of ten years from the date of the grant, except that the term of qualified stock options granted under the Plan to a shareholder owning more than 10% the outstanding common stock of the Company may not exceed five years. In August 1993, an option for 45,000 shares was granted to the Company's Chief Financial Officer. One-third of the shares covered by the option were exercisable at an exercise price of $4 per share when granted, and an additional one- third of the shares, at an exercise price of $5 per share, became exercisable each year thereafter. However, all shares under the option must be exercised during the ten-year period from the date of the grant. In addition, options for 15,000 shares exercisable at $4.875 per share were granted to each of the Company's two outside directors upon their taking office immediately following the consummation of the offering.

   In June 1994, the Company agreed to issue options to purchase 50,000 shares of common stock to a consultant as an inducement for the consultant to enter a contract to render investor relations services. Options to purchase 30,000 shares of common stock vested immediately and the remaining options vested in June 1995. The options are exercisable at $4.31 per share (quoted market value on date of grant).

   The Company has reserved 250,000 shares of its common stock for the future grant or exercise of options and an additional 100,000 shares for the future exercise of warrants.

   Common Stock and Warrants

   The Company completed an initial public offering of 1,000,000 common shares at $5.00 per share on October 26, 1993, and received net proceeds of $4,400,000. Costs incurred with respect to the registration of the common shares, inclusive of underwriter commissions, amounted to $1,180,436. In addition, the Company sold to the underwriter, or its designee, at a price of $.001 per Underwriter Warrant, up to 100,000 Underwriter's Warrants entitling the holder's thereof to purchase 100,000 common shares of the Company at a purchase price of $6.00 per share for a period of four years commencing one year from the date of the initial public offering.

   On March 3, 1994, the Company issued 10,000 shares of common stock to a consultant for services rendered and to be rendered. Such shares are subject to certain restrictions under which the consultant is to remain

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

6. STOCKHOLDERS' EQUITY  - (Continued)

available for substantial services during a two-year period. The shares are subject to forfeiture unless this condition was satisfied. Accordingly, the shares were valued at a 50% discount from market on the date of the award and is being amortized over the "risk of forfeiture" period. The Company recorded a charge of $25,000 for financial reporting purposes.

   During the second quarter of 1995, the Company issued 30,000 shares of common stock to a consultant for services rendered and to be rendered. Such shares are subject to certain restrictions under which the consultant is to remain available for substantial services during a two-year period. The shares are subject to forfeiture unless this condition is satisfied. Accordingly, the shares were valued at a 50% discount from market on the date of the award and is being amortized over the "risk of forfeiture" period. The Company recorded a charge of $28,125 for financial reporting purposes.

7. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                           December 31,
                                                   ----------------------------
                                                        1994           1995
                                                    ------------   ------------
Cost:
     Medical equipment  .........................    $1,723,797     $1,749,143
     Leasehold improvements  ....................     1,070,840      1,098,964
     Office furniture and equipment  ............       101,385        221,783
     Computer and telephone equipment  ..........       102,331        184,410
     Property and equipment under capital leases        119,129      2,097,313
                                                    ------------   ------------
                                                      3,117,482      5,351,613
     Less: accumulated depreciation and
        amortization ............................       323,730      1,094,881
                                                    ------------   ------------
     Net property and equipment  ................    $2,793,752     $4,256,732
                                                    ============   ============


   The construction of the corporate headquarters and operating facility was completed in February 1994. Construction costs consisted of site preparation and installation of the medical equipment of the Company's initial fixed site MRI unit, completion of the medical practice office of the Company's initial client and the completion of the offices to house the corporate headquarters of the Company. Final construction costs of $2,308,000 were allocated $1,237,000 to medical equipment and $1,071,000 to leasehold improvements. For the years ended December 31, 1993, 1994 and 1995, the Company incurred interest expense of $160,900, $142,000 and $18,700 respectively, of which, $159,609 for 1993 and $8,000 for 1994, (relating to interest paid to Pantepec and Swenvest), were capitalized as medical equipment and leasehold cost in 1993 and 1994, respectively. Interest incurred in 1995 was expensed as period costs in 1995. In addition, lender participation fees (see Note 8) of $70,000 and $12,000 for the years ended December 31, 1993 and 1994, respectively, were capitalized. Lender participation fees of $29,900 were expensed as period costs in 1995.

   In 1994 and 1995 the Company entered into capital leases for computer, office and medical equipment ranging in terms from 36 months to 60 months. The aggregate accumulated amortization of the computer, office and medical equipment as of December 31, 1994 and 1995 were $1,700 and $345,000, respectively.

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

8. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

   Long-term debt and obligations under capital leases consist of the following:

                                                        December 31,
                                               -------------------------------
                                                 1994                1995
                                               ----------         ------------
Loan payable Pantepec (A)  ...........         $229,003           $        --
Other loan payable (B)  ..............          377,003              279,717
Obligations under capital leases (C)            113,561            1,721,296
                                               ----------         ------------
                                                719,567            2,001,013
Less current portion  ................          345,394              480,523
                                               ----------         ------------
                                               $374,173           $1,520,490
                                               ==========         ============


   At December 31, 1995, future, principal payments for long-term debt and obligations under capital leases were as follows:

 Year ended December 31,
 -----------------------
1996  ..................                    $  480,523
1997  ..................                       536,912
1998  ..................                       499,980
1999  ..................                       454,336
2000  ..................                        29,262
                                            ------------
                                            $2,001,013
                                            ============


(A) The Company entered a loan and security agreement effective June 30, 1992, with Pantepec International, Inc. ("Pantepec") (an unrelated third party) to borrow up to $700,000 to finance the purchase and installation of the medical equipment. Borrowings as of December 31, 1993 and December 31, 1994, amounted to $344,354 and $229,003, respectively. The Company, Pantepec and Swenvest Corporation ("Swenvest") (an unrelated third party), from whom Pantepec had borrowed $273,000 to fund the loan to the Company, entered into an agreement dated May 1, 1993, to refinance this loan and the original loan agreement was terminated. Under the refinance agreement, the Company had the option to borrow up to $700,000 up to 45 days from acceptance of the Medical Equipment from the manufacturer. Interest on the borrowing accrues as follows:

                Loan year ending June 30, 1993
                 (including period prior to refinancing)          -14% per annum
                Loan year ending June 30, 1994                    -10% per annum
                Loan year ending June 30, 1995                    -10% per annum

    In addition to interest, the lenders are entitled to lender participation payments of $10 per Scan. Lender participation payments may not be less than $70,000 for the years ending June 30, 1993 and 1994 and $30,000 for the loan year ending June 30, 1995. For the years ended December 31, 1993 and 1994 lender participation payments of $70,000 and $12,000, respectively, were capitalized. Subsequent to the completion of the installation of the medical equipment in February 1994, lender participation payments have been expensed as period costs. Interest which accrued for the loan year ending June 30, 1993 was paid monthly. The repayment terms were renegotiated after the initial public offering and, effective July 31, 1993, principal and interest payments were payable in monthly installments of $15,729 and $3,787, respectively. In February 1994 the Company borrowed $277,000, the balance of the original commitment and the monthly principal and interest installment was increased to $26,380 and $11,787, respectively, per month. In July 1995, all unpaid principal and interest was paid in full.

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

8. LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES  - (Continued)

(B) In April 1994, the Company entered into a loan and security agreement to borrow $440,000 to finance a mobile MRI unit to be used for its second client. This borrowing bears interest at 13.2% and is repayable in equal monthly installments of $11,559 (including interest) through April 1998.

(C) At December 31, 1995, future minimum lease payments payable in monthly installments, including interest ranging from 10% to 12% per annum, were as follows:

 Year ended December 31,
 ---------------------------------
1996  ............................                 $  673,479
1997  ............................                    673,479
1998  ............................                    577,752
1999  ............................                    481,136
2000  ............................                     30,012
                                                   ------------
                                                    2,435,858
Less amount representing interest                     434,845
                                                   ------------
                                                   $2,001,013
                                                   ============


   Substantially all assets of the Company have been pledged as collateral for the above borrowings.

9.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

   Accounts payable and accrued expenses consist of the following:

                                                          December 31,
                                                 ----------------------------
                                                     1994            1995
                                                  ----------      ------------
Consulting fees payable  ....................      $178,272       $  222,114
Professional fees  ..........................        41,000               --
Lender participation fees  ..................        29,970               --
Deferred registration costs  ................            --          298,285
Other accounts payable and accrued expenses         186,692          814,559
                                                  ----------      ------------
                                                   $435,934       $1,334,958
                                                  ==========      ============


10. INCOME TAXES

   In December 1992, the Company, upon its incorporation had elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code for federal income tax purposes. In addition, the Company had elected to be treated for New York State income tax purposes as an S Corporation. Consequently, the Company was not subject to federal income taxes because the stockholders include the Company's income in their own personal income tax returns. For New York State purposes, S Corporations were subject to an income tax of approximately 2.475%.

   The Company was liable for New York City income taxes because New York City does not allow Subchapter S Status. The New York City income tax rate is approximately 9%.

   Effective October 26, 1993, as a result of the initial public offering, the Company is no longer treated as an S Corporation. Upon the change in status of the Company, in the fourth quarter of 1993, the Company had an additional income tax expense of approximately $680,000 due to federal and state income taxes being payable on the temporary differences which are principally due to the cash basis of reporting for income taxes.

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

10. INCOME TAXES  - (Continued)

   The provision for income taxes on historical net income for the years ended December 31, 1993, 1994 and 1995 differs from the amount computed by applying the federal statutory rate due to the following:

(IN PERCENTAGES)

                                                              1993     1994     1995
                                                             ------   ------    ------
Statutory federal income tax rate  .......................    34.0     34.0     34.0
State and local taxes, net of federal benefit  ...........    13.1     13.2     12.9
Federal income taxes paid or payable related to prior
  year S Corporation income ..............................    24.2     --       --
Other  ...................................................     1.5      0.2      0.1
                                                             ------   ------    ------
                                                              72.8     47.4     47.0
                                                             ======   ======    ======

   Income tax expense consists of the following:

                          1993                  1994                  1995
                       ----------            ------------           ----------
Current:
Federal  ...            $      --            $        --            $      --
State  .....              10,000                  9,000                8,000
Local  .....              94,000                 10,000                6,000
                       ----------            ------------           ----------
                         104,000                 19,000               14,000
                       ----------            ------------           ----------
Deferred:
Federal  ...             588,000                657,000              539,948
State  .....             170,000                273,000              159,794
Local  .....              63,000                222,000              175,258
                       ----------            ------------           ----------
                         821,000              1,152,000              875,000
                       ----------            ------------           ----------
                        $925,000             $1,171,000             $889,000
                       ==========            ============           ==========

   Deferred income taxes are the result of temporary differences between the carrying amounts of assets and liabilities on the accrual basis used for financial statement reporting purposes and the cash basis used for income tax reporting. Accordingly, deferred income tax liabilities have been accrued at the effective tax rate of 47.4% in 1994 and 47.0% in 1995. The classification of deferred tax liabilities related to accounts receivable has been determined based upon the collection cycle of certain accounts receivable, which is estimated to be approximately two years. The following sets forth the components of deferred tax liabilities:

                                                        December 31,
                                             --------------------------------
                                                  1994               1995
                                              ------------        ------------
Current:
     Accounts receivable  .............        $1,207,849         $1,870,983
     Prepaid expenses  ................            66,039             40,000
     Accounts payable and accrued
        expenses ......................          (189,888)          (437,983)
                                              ------------        ------------
          Total current  ..............        $1,084,000         $1,473,000
                                              ============        ============
Non-current:
     Accounts receivable  .............         1,074,017          1,486,520
     Depreciation  ....................           131,461             87,000
     Net operating loss carryforwards            (164,478)          (242,520)
                                              ------------        ------------
          Total non-current  ..........         1,041,000          1,331,000
                                              ------------        ------------
               Total  .................        $2,125,000         $2,804,000
                                              ============        ============

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

10. INCOME TAXES  - (Continued)

   The Company currently utilizes the cash basis method of accounting for tax reporting purposes. This method allows the Company to defer recognition of income for tax purposes until actual collection of cash. Beginning with calendar year 1997, the Company will be required to change to the accrual method of accounting for tax purposes. As a result of this change the Company will be unable to defer payment of taxes on reporting income earned in 1997 and beyond. The tax relating to untaxed accrual basis income at December 31, 1996 will be payable over a minimum three year period beginning in 1997. The Company has cumulative net operating loss carryforwards of $516,000 as of December 31, 1995 which begin to expire in 2009.

11. OPERATING LEASE OBLIGATIONS

   Prior to the completion of the construction of the medical equipment in February 1994, the Company leased a magnetic resonance imaging scanner under a month-to-month lease. In addition, the Company paid approximately $42,000 and $7,000, respectively, as parking fees for the mobile trailer in which the MRI equipment was located. For the years ended December 31, 1993, 1994 and 1995 equipment rental amounted to $460,000, $70,000 and $125,000, respectively.

   In August, 1992, the Company entered into an operating lease for office space with rent commencing on March 1, 1993. The lease, which expires in 2003, provides for the Company to pay for increases in real estate taxes and operating costs in addition to minimum rentals.

   With respect to the servicing of one of its clients, the Company entered into an operating lease for an area of a parking lot to locate and station the MRI trailer and office space to service the client's patients. The leases expire in March 1997.

   Future minimum lease payments under the above leases, excluding real estate and operating cost escalations, are as follows:

 Year ended December 31,
 -----------------------
1996  .............................                 $113,000
1997  .............................                   96,000
1998  .............................                   89,000
1999  .............................                   89,000
2000  .............................                   98,000
Thereafter minimum lease payments                    216,000
                                                    ----------
                                                    $701,000
                                                    ==========


12. COMMITMENTS AND CONTINGENCIES

   In connection with services provided to GMMS, the Company has a consulting agreement with an unrelated third party. Under the terms of the agreement which expires in March 2025, the consultant acts as general financial advisor and consultant on matters pertaining to the business and operations of the Company. As compensation for these services, the unrelated third party is paid a consulting fee of 5% of revenue, of which 1% has been assigned by such unrelated third party to a less than 5% shareholder in the Company. These fees are payable only on revenues collected. Consulting fees for the years ended December 31, 1993, 1994 and 1995 amounted to approximately $167,000 (approximately $33,000 to the less than 5% stockholder) $214,000 (approximately $43,000 to the less than 5% stockholder), and $264,000 (approximately $53,000 to the less than 5% stockholder), respectively. The consulting agreement can be renewed at the option of the consultant for an additional five years.

   In 1993, the Company entered into a joint marketing agreement with the New York District of Siemens Medical Systems, a lending manufacture and supplier of medical imaging equipment, to cooperatively develop

                           MEDICAL MANAGEMENT, INC.

                        December 31, 1993, 1994 and 1995

12. COMMITMENTS AND CONTINGENCIES  - (Continued)

the market for MRI systems in out-patient offices. Under the terms of the agreement, Siemens will give the Company the "right of first refusal" in situations where they are asked to recommend an "outside" provider of MRI services. In exchange, the Company will select Siemens Medical Systems, whenever possible, as the "vendor of choice" for MRI placements over the next two years. The Company has made a refundable advance payment in medical practice offices at prices and terms to be agreed upon. If the Company and Siemens do not agree on the purchase price or on the terms and conditions, the Company may cancel its order and obtain a refund of the $20,000 recorded as an other current asset.

   As of December 8, 1995 an Omnibus Settlement Agreement (the "Settlement Agreement") was entered into among CMI, the Company, Steven Rabinovici, David Jacaruso, Dennis Shields, Dr. Lawrence Shields, (the "Interested Shareholders") and Gail Shields ("Ms. Shields"), the former wife of Dr. Lawrence Shields. Under the terms of the Settlement Agreement, as revised on December 21, 1995, CMI arranged for the sale of 117,187 common shares of the Company owned by Ms. Shields at a net price to Ms. Shields of $5.50 per share and obtained Ms. Shields' release as the maker of a promissory note for a bank loan whose proceeds were used by GMMS (which has previously been satisfied by GMMS) and as lessee of certain premises occupied by GMMS, which lease has been assigned to CMI. There was no material impact on the financial statements of CMI or the Company as a result of the foregoing settlement.

13. OTHER RELATED PARTY TRANSACTIONS

   For the years ended December 31, 1993, 1994 and 1995, the Company paid to an entity controlled by a principal stockholder of the Company or to the stockholder approximately $75,000, $102,000 and $132,000, respectively, to provide design services and as reimbursement for acquiring furniture and furnishings for the Company. Included in these amounts were design fees of approximately $16,000, $7,000 and $32,000, respectively. In addition, for the years ended December 31, 1993, 1994 and 1995, the Company paid approximately $6,000, $16,000 and $30,000, to another stockholder as compensation for services rendered to the Company.

   Amounts due from related parties at December 31, 1994 and 1995, include $196,000 due from GMMS for expenses paid on its behalf and is payable pursuant to a note on March 31, 1997 with interest payable quarterly at 7.5% per annum. In addition, included in due from related parties at December 31, 1995, is a $131,000 working capital loan to CMI due on demand.

14. GOVERNMENT REGULATION


   The healthcare industry is highly regulated. The ownership, operation and acquisition of medical equipment is subject to regulations and approvals that vary from state to state, including licensing regulations, Medicare regulations and regulations in certain jurisdictions requiring certificates of need for certain types of "healthcare facilities" and "major medical equipment".


15. PRO FORMA INFORMATION (UNAUDITED)

   Pro Forma Adjustments

   The Company completed an initial public offering of 1,000,000 common shares at $5.00 per share in October 1993. Effective October 26, 1993, the date of the initial public offering, the Company no longer was treated as an S Corporation and, accordingly, is subject to federal and New York State income taxes. In August 1993, the Company entered into separate employment contracts with its President and Chief Executive Officer and Vice President and Chief Operating Officer. These contracts expire on August 31, 1996 and provided for annual base salaries of $75,000 to each officer commencing from the date of consummation of the initial public offering. The pro forma adjustments reflect (i) an adjustment to include officers' compensation payable under current employment contracts and (ii) a provision for income taxes based upon pro forma income as if the Company had not been an S Corporation.

16. NET INCOME PER SHARE

   Net income per common share has been computed by dividing pro forma net income by the weighted average number of shares of common stock outstanding during the periods. The weighted average number of common shares outstanding has been computed in accordance with Staff Accounting Bulletin 83 ("SAB 83") of the Securities and Exchange Commission. SAB 83 requires that common shares and warrants, issued within a one- year period prior to the initial filing of a registration statement relating to an initial public offering at amounts below the public offering price, be considered outstanding for all periods presented in the Company's Registration Statement. In August 1993, the Company issued options to purchase 15,000 shares of common stock at $4.00 per share to its Chief Financial Officer (see Note 6). Such options have been considered outstanding through June 1993 for purpose of calculating net income per share. Such shares have been reduced, using the treasury stock method, by the number of shares which the Company would be able to purchase with the proceeds which would be received from the exercise of such options. All other options issued were anti-dilutive and, accordingly, were excluded from the calculation for weighted average shares.

17. RETAINED EARNINGS

   Effective October 26, 1993, the Company was no longer an S Corporation. Accordingly, in accordance with the provisions of Staff Accounting Bulletin 59 of the Securities and Exchange Commission, undistributed earnings as of the date of change in status from an S Corporation (October 26, 1993) amounting to $1,113,272 is considered to be a constructive distribution to the owners followed by a contribution to the capital of the Company and has been transferred to additional paid-in capital.

18. SUBSEQUENT EVENT (UNAUDITED)

   On January 3, 1996, CMI completed an Initial Public Offering ("IPO") of 2,000,000 of its common shares at $9.00 per share and the simultaneous acquisition and merger of the Company as a wholly owned subsidiary of CMI. The terms of the merger provided that the Company's shareholders receive .778 CMI common shares for each common share which they held based upon the IPO price of $9.00 per share. The holders of outstanding options to purchase the Company's common shares received 93,281 of CMI common shares based upon the difference between their aggregate option exercise prices and the value thereof at $7.00 per share divided by the IPO price. In January 1996, the Company issued 2,211,953 common shares to effect the merger including shares to be issued in satisfaction of outstanding options and warrants to purchase the Company's shares. Upon the closing of CMI's initial public offering on January 3, 1996, the President and Chief Executive Officer and Vice President and Chief Operating Officer of the Company became officers of CMI.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Advanced Alliance Management Corp.:

We have audited the accompanying balance sheets of Advanced Alliance Management Corp. (a New York corporation) as of December 31, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Alliance Management Corp. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                                           ARTHUR ANDERSEN LLP
New York, New York
October 18, 1996

                      ADVANCED ALLIANCE MANAGEMENT CORP.
                             BALANCE SHEETS AS OF
          DECEMBER 31, 1994, 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)


                                                                   December 31,          September 30,
                                                            -------------------------    --------------
                                                                1994         1995            1996
                                                             ----------   -----------    --------------
                                                                                          (Unaudited)
                                                Assets
Current assets:
Cash and Cash Equivalents (Note 2)  ......................    $      --    $  73,234      $        --
Accounts Receivable:
     Others  .............................................     161,402       220,356         843,486
     Related Parties  ....................................     109,071       189,444         442,467
Note Receivable from Stockholder (Note 7)  ...............          --        30,500           7,625
Prepaid Expenses  ........................................      17,500         8,108              --
                                                             ----------   -----------    --------------
          Total Current Assets  ..........................     287,973       521,642       1,293,578
Note Receivable from Stockholder, less current portion  ..          --        30,500              --
Property and Equipment (Note 3)  .........................     279,470       395,438         432,555
Less: Accumulated Depreciation  ..........................     (82,435)     (157,619)       (220,768)
                                                             ----------   -----------    --------------
          Property and Equipment, Net  ...................     197,035       237,819         211,787
Management Agreement  ....................................          --            --       2,025,254
Other Assets  ............................................       9,972         9,972          11,972
          TOTAL ASSETS  ..................................    $494,980     $ 799,933      $3,542,591
                                                             ==========   ===========    ==============
                                 Liabilities and stockholders' equity
Current liabilities:
Accounts Payable:
     Others  .............................................    $ 37,537     $ 127,470      $  957,267
     Related Parties  ....................................      37,689        14,489              --
Accrued Expenses  ........................................      93,702        43,875         593,751
Due to Related Parties  ..................................          --            --         443,809
Note Payable to Stockholder (Note 6)  ....................          --        40,664              --
Current Portion of Capital Lease Obligations (Note 4)  ...      43,578        48,905          35,390
                                                             ----------   -----------    --------------
          Total Current Liabilities  .....................     212,506       275,403       2,030,217
Capital Lease Obligations, less current portion (Note 4)       129,766        80,861          63,481
                                                             ----------   -----------    --------------
          TOTAL LIABILITIES  .............................     342,272       356,264       2,093,698
Common Stock, no par value, 200 shares authorized, 40
   shares issued and outstanding as of December 31, 1994;
   and 45 shares issued and outstanding as of December 31,
   1995; and 59 shares issued and outstanding as of
   September 30, 1996 (Unaudited) ........................      78,000       139,000       2,164,254
Retained Earnings (Deficit)  .............................      74,708       365,669        (715,361)
                                                             ----------   -----------    --------------
                                                               152,708       504,669       1,448,893
Less: Treasury Stock, at cost, 0 shares as of December
   31, 1994; and 5 shares as of December 31, 1995; and 0
   shares as of September 30, 1996 (Unaudited) (Note 6) ..          --       (61,000)             --
                                                             ----------   -----------    --------------
                                                               152,708       443,669       1,448,893
          TOTAL LIABILITIES AND
             STOCKHOLDERS' EQUITY ........................    $494,980     $ 799,933      $3,542,591
                                                             ==========   ===========    ==============


   The accompanying notes are an integral part of the financial statements.

                      ADVANCED ALLIANCE MANAGEMENT CORP.
          STATEMENTS OF INCOME FOR THE YEARS DECEMBER 31, 1994, 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                                                               Nine Months Ended September
                                                       December 31,                        30,
                                               ----------------------------   ------------------------------
                                                    1994           1995           1995            1996
                                                ------------   ------------    ------------   --------------
                                                                                       (Unaudited)
Revenue
     Others  ................................    $1,869,759     $2,645,692     $2,213,812      $ 2,468,953
     Related parties  .......................     3,434,798      3,884,525      2,900,407        3,112,034
                                                ------------   ------------    ------------   --------------
                                                  5,304,557      6,530,217      5,114,219        5,580,987
                                                ------------   ------------    ------------   --------------
Cost of Revenue  ............................     3,442,932      3,905,168      2,919,932        4,712,530
General and Administrative expenses  ........     1,632,777      2,128,860      1,843,117        1,722,071
Expenses paid to related parties  ...........       174,356        193,880         64,604          116,798
                                                ------------   ------------    ------------   --------------
                                                  5,250,065      6,227,908      4,827,653        6,560,399
                                                ------------   ------------    ------------   --------------
Operating income (loss)  ....................        54,492        302,309        286,566         (970,412)
Other expense  ..............................        15,368             --             --           63,770
Interest expense  ...........................        14,009         10,803          7,309            6,848
                                                ------------   ------------    ------------   --------------
Income (loss) before provision of income tax         25,115        291,506        279,257       (1,041,030)
Provision of income tax  ....................           492            545             --               --
                                                ------------   ------------    ------------   --------------
Net income (loss)  ..........................    $   24,623     $  290,961     $  279,257      $(1,041,030)
                                                ============   ============    ============   ==============
Net income (loss) per share  ................    $      456     $    5,595     $    5,476      $   (17,949)
Weighted Average number of shares
   outstanding ..............................            54             52             51               58
Pro forma information (unaudited):
     Net income (loss) (historical)  ........    $   24,623     $  290,961     $  279,257      $(1,041,030)
     Pro forma adjustments -- income taxes  .        41,000        120,000        115,172               --
                                                ------------   ------------    ------------   --------------
     Pro forma net (loss) income  ...........    $   (16,377)   $  170,961     $  164,085      $(1,041,030)
                                                ============   ============    ============   ==============
     Pro forma (loss) earnings per share  ...    $      (303)   $    3,287     $    3,217      $   (17,949)
     Pro forma weighted average number of
        shares outstanding ..................            54             52             51               58


   The accompanying notes are an integral part of the financial statements.

                      ADVANCED ALLIANCE MANAGEMENT CORP.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995
         AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


                                             Common Stock                Treasury Stock
                                        Number                        Number                        Retained
                                       of Shares       Amount       of Shares       Amount      Earnings/Deficit       Total
                                      -----------   ------------    -----------   -----------   ----------------   -------------
Balance at December 31, 1993  .....       40         $   78,000                    $              $    50,085       $   128,085
Net income for the year ended
  December 31, 1994 ...............       --                 --         --               --            24,623            24,623
                                      -----------   ------------    -----------   -----------   ----------------   -------------
Balance at December 31, 1994  .....       40         $   78,000         --               --            74,708           152,708
Purchase of Treasury Stock  .......                          --         (5)         (61,000)               --           (61,000)
Issuance of Common Stock  .........        5             61,000         --               --                --            61,000
Net Income for the year ended
  December 31, 1995 ...............       --                 --         --               --           290,961           290,961
                                      -----------   ------------    -----------   -----------   ----------------   -------------
Balance at December 31, 1995  .....       45         $  139,000         (5)        $(61,000)      $   365,669       $   443,669
Issuance of Common Stock
  (Unaudited) .....................        5             61,000         --               --                --            61,000
Retirement of Treasury Stock
  (Unaudited) .....................       (5)           (61,000)         5           61,000                --                --
Issuance of Common Stock in
  exchange for management agreement
  (unaudited) .....................       14          2,025,254         --               --                --         2,025,254
Dividends (unaudited)  ............       --                 --         --               --           (40,000)          (40,000)
Net loss for the nine months ended
  September 30, 1996 (unaudited) ..       --                 --         --               --        (1,041,030)       (1,041,030)
Balance at September 30, 1996
  (unaudited) .....................       59         $2,164,254         --         $     --       $  (715,361)      $ 1,448,893
                                      ===========   ============    ===========   ===========   ================   =============


   The accompanying notes are an integral part of the financial statements.

                      ADVANCED ALLIANCE MANAGEMENT CORP.
                           STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1994, 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)



                                            Year Ended December 31,   Nine Months Ended September 30,
                                           -------------------------   -----------------------------
                                               1994         1995           1995           1996
                                            ----------   -----------    -----------   --------------
                                                                                (Unaudited)
Operating Activities
Net Income  .............................    $ 24,623     $ 290,961     $  279,257     $ (1,041,030)
Adjustments to reconcile net income to
  net cash provided operating activities:
     Depreciation  ......................      34,063        75,184        52,500           63,149
     Loss on sale of property  ..........      15,368            --            --               --
     Changes in operating assets and
        liabilities:
        Accounts receivable .............     (16,473)     (139,327)     (262,982)        (876,153)
        Prepaid expenses ................     (17,500)        9,392       (10,974)           8,108
        Other Assets ....................      (6,648)           --         9,972           (2,000)
        Accounts payable ................     (11,446)       66,733        50,974          815,308
        Accrued expenses ................        (666)      (49,827)        4,099          549,876
        Due to related parties ..........          --            --            --          443,809
                                            ----------   -----------    -----------   --------------
Net cash provided by (used in) operating
   activities ...........................      21,321       253,116       122,846          (38,933)
Investing activities
Purchases of property and equipment  ....          --      (115,968)      (44,818)         (37,117)
Proceeds from note receivable  ..........          --            --            --           73,711
                                            ----------   -----------    -----------   --------------
Net cash provided by (used in) investing
   activities ...........................          --      (115,968)      (44,818)          36,594
                                            ----------   -----------    -----------   --------------
Financing activities
Payment of note payable to a stockholder           --       (20,336)       (7,626)              --
Dividends Paid  .........................          --            --            --          (40,000)
Principal payment under capital lease
   obligations ..........................     (22,792)      (43,578)      (24,638)         (30,895)
                                            ----------   -----------    -----------   --------------
Net cash used in financing activities  ..     (22,792)      (63,914)      (32,264)         (70,895)
                                            ----------   -----------    -----------   --------------
Net (decrease) increase in cash  ........      (1,471)       73,234        45,764          (73,234)
Cash and cash equivalents at the
   beginning of the period ..............       1,471            --            --           73,234
Cash and cash equivalents at the end of
   the period ...........................    $      --    $  73,234     $   45,764     $         0
                                            ==========   ===========    ===========   ==============
Supplemental disclosures of cash flow
   information
Cash paid during the period for:
     Interest  ..........................    $ 14,654     $  13,868     $    7,309     $     6,848
     Taxes  .............................         475           492           492              498
Noncash activities:
     Investment in Capital Lease  .......    $ 68,500     $       --    $       --     $         --
     Note payable to stockholder  .......          --        61,000        61,000               --
     Note receivable from stockholder  ..          --        61,000        61,000           20,336
     Issuance of stock in exchange for
        management agreement ............          --            --            --        2,025,254


   The accompanying notes are an integral part of the financial statements.

                      ADVANCED ALLIANCE MANAGEMENT CORP.

                        NOTES TO FINANCIAL STATEMENTS

                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
         AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 (UNAUDITED)


1. DESCRIPTION OF BUSINESS

   Advanced Alliance Management Corp. ("AAMC" or the "Company") was incorporated on July 15, 1988 in the state of New York. The Company was formed for the purpose of offering practice management services to Northern Metropolitan Radiology Associates, P.C. ("NMRA"), an entity under common ownership, which provides expertise in various radiological subspecialties including, but not limited to: neuroradiology, mammography, and interventional, pediatric and nuclear radiology. Presently, the Company offers a variety of practice management and other services to its hospital and physician-group client base. These services include: billing and collection, transcription, provision of ultrasound, x-ray and nuclear medicine technicians, mobile x-ray services, non-medical personnel staffing, OSHA compliance and credentialling.

2. SIGNIFICANT ACCOUNTING POLICIES

   Revenue Recognition

   Revenues are recognized when services are rendered for all but billing and collection services. Revenue earned from billing and collection services rendered are recognized only upon the collection of the customers' accounts receivable balance by AAMC.

   Property and Equipment

   Medical equipment, office furniture and computer equipment are depreciated on the straight-line basis over the estimated useful lives of the assets (generally 5 years).

   Cash and Cash Equivalents

   The Company considers all highly liquid financial instruments with a maturity of three months or less, when purchased, to be cash equivalents.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Income Taxes

   Income taxes are determined under the liability method as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis assets and liabilities.

   Recently Issued Accounting Standards

   During March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to Be Disposed Of." This statement establishes financial accounting and reporting standards for the impairment of long lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995, although earlier application is encouraged. The Company does not expect that the adoption of SFAS 121 will have a material effect on its financial statements.

   Earnings Per Share

   Earnings per share are computed using the weighted average number of common shares outstanding.

                      ADVANCED ALLIANCE MANAGEMENT CORP.

                        Notes to Financial Statements

                for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 (unaudited) - (Continued)

3. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following at December 31, 1994 and 1995:

                                               1994                   1995
                                            ----------             -----------
Medical equipment  .............             $270,898              $ 369,172
Office furniture  ..............                1,506                 15,375
Computer equipment  ............                7,066                 10,891
                                            ----------             -----------
                                              279,470                395,438
Less: accumulated depreciation                (82,435)              (157,619)
                                            ----------             -----------
Property and equipment, net  ...             $197,035              $ 237,819


4. CAPITAL LEASE OBLIGATIONS

   The Company leases medical and other equipment under capital leases expiring through November 1998. At December 31, 1995, future minimum lease payments including interest at 11% to 12% annually, were as follows:

     Year ended December 31,
      ----------------------
1996  .............................             $ 61,248
1997  .............................               61,248
1998  .............................               26,288
                                                ----------
                                                 148,784
Less: Amount representing interest               (19,018)
                                                ----------
                                                $129,766


5. OPERATING LEASE OBLIGATIONS

   The Company leases medical and other equipment under operating leases on a month-to-month basis. Medical and other equipment rental amounted to approximately $161,943 and $78,338 for the years ended December 31, 1995 and 1994, respectively.

6. TREASURY STOCK/NOTE PAYABLE TO FORMER SHAREHOLDER

   In March 1995, the Company purchased five shares of its previously issued stock. The purchase price of $61,000, in the form of a note, is payable in 24 equal monthly installments commencing in April 1995. At December 31, 1995, the balance due to the former shareholder was approximately $41,000. The treasury shares were then retired by the Company.

   Subsequent to year end, the former shareholder purchased five new shares of the Company's previously unissued common stock. As consideration for these shares, the balance of the note payable due to the shareholder was forgiven and a note approximating $20,000 was provided to the Company.

7. NOTES RECEIVABLE FROM RELATED PARTY

   In July 1995, five shares of the Company's unissued common stock was sold to an unrelated party for $61,000. The consideration received for the shares was in the form of a note due in 24 equal monthly payments commencing in July 1995. Subsequent to December 31, 1995, the repayment terms of the note were modified to commence in January 1996. At December 31, 1995, the entire $61,000 face amount of the note was due.

                      ADVANCED ALLIANCE MANAGEMENT CORP.

                        Notes to Financial Statements

                for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 (unaudited) - (Continued)

8. PROFIT-SHARING PLAN

   All eligible employees of the Company who meet certain requirements with respect to age and years of service are covered under the NMRA Profit-Sharing Plan and Trust. AAMC's contributions to the plan are determined annually by the Board of Directors. The Company made no contributions and $56,702 to the plan for the years ended December 31, 1995 and 1994, respectively.

9. RELATED PARTY TRANSACTIONS

   Sales to NMRA and its divisions and subsidiaries under common ownership totaled approximately $3,885,000 or 59% of total sales and approximately $3,435,000 or 63% of total sales for the years ended December 31, 1995 and 1994, respectively.

   The Company leases its office space, on a month-to-month basis, from Northern Metropolitan Service Corporation ("NMSC"), a related party. During the year ended December 31, 1994, the Company paid no rent expense to NMSC. Rent expense for the year ended December 31, 1995 was approximately $82,000.

   Certain operating expenses of the Company are paid to a related party. Such operating expenses amounted to $193,880 and $174,356 for the years ended December 31, 1995 and 1994, respectively.

   As described in Note 8, the employees of the Company are covered under the NMRA Profit Sharing Plan and Trust.

10. INCOME TAXES

   Commencing July 15, 1988, the Company elected to be treated as a Subchapter S Corporation and use the cash method of accounting under applicable sections of the Internal Revenue Code for federal income tax purposes. In addition, the Company elected to be treated for New York State and New Jersey State income tax purposes as a Subchapter S Corporation. As such, in lieu of corporate income taxes, the shareholders of the Company report their proportionate share of the Company's income or loss on their personal income tax returns. Consequently, no provision is made for federal income taxes and a statutory minimum provision is made for state income taxes.

   Immediately after the transfer of ownership discussed in Note 12, the Company will no longer be treated as a Subchapter S Corporation or be eligible to use the cash method of accounting. The accompanying consolidated financial statements reflect a provision for income taxes on a pro forma basis as if the Company was liable for federal, state and local income taxes as an accrual basis taxable corporate entity throughout the years presented. The proforma adjustments reflected in the income statement for the year ended December 31, 1994 includes a $30,000 income tax liability which would have resulted due to the change from the cash to the accrual method of accounting and from a nontaxable to taxable entity as of January 1, 1994.

   The pro forma income taxes represent the liability which would have occurred if the Company was a taxable entity from January 1, 1994.

   The following summarizes pro forma income taxes provision:

   Pro forma income tax adjustment:

                                  For the year ended       For the year ended
                                   ------------------       ------------------
                                         1994                     1995
                                   ------------------       ------------------
Current
     Federal  ..............            $30,000                 $ 89,000
     State  ................             11,000                   31,000
                                   ------------------       ------------------
Total income tax provision              $41,000                 $120,000

                      ADVANCED ALLIANCE MANAGEMENT CORP.

                 for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 (unaudited)

10. INCOME TAXES  - (Continued)

   The pro forma provision for income taxes differs from the amounts computed by applying federal statutory rates due to the following:

                                                      For the year ended       For the year ended
                                                    ----------------------   ----------------------
                                                             1994                     1995
                                                    ----------------------   ----------------------
Pro forma provision computed at the federal
  statutory rate ................................            34.0%                    34.0%
Pro forma state income taxes, net of federal tax
  benefit .......................................             7.5%                     7.5%
                                                    ----------------------   ----------------------
Total  ..........................................            41.5%                    41.5%


11. GOVERNMENT REGULATION


   The healthcare industry is highly regulated. Requirements pertaining to the ownership, operation and acquisition of medical equipment and the provision of medical practice management services vary from state to state, including licensing regulations, third-party payor regulations, corporate practice of medicine, fee splitting, physician self-referral, anti-kickback laws and regulations in certain jurisdictions requiring certificates of need for certain types of "healthcare facilities" and "major medical equipment".


12. SUBSEQUENT EVENTS

   On October 2, 1996, the Company was acquired by Complete Management, Inc. ("CMI") for approximately $8.5 million of consideration (the "Acquisition"). CMI, a New York corporation, provides comprehensive management services primarily to high volume medical practices in New York State. These services include development, administration and leasing of medical offices and equipment, staffing and supervision of non-medical personnel, accounting, billing and collection, and development and implementation of practice growth and marketing strategies. Directly prior to the Acquisition, in September 1996, the Company issued 3.5 shares to each of four shareholders of NMRA for a nominal amount, and, entered into a formal 30 year management agreement with NMRA. As a result of these series of transactions, approximately $2.0 million has been assigned to the management agreement and will be amortized over a period not to exceed 20 years. The value assigned to the management agreement is based upon the fair value per share of the Company's outstanding common stock based upon the Acquisition price.

13. UNAUDITED INTERIM PERIODS PRESENTED


   The interim consolidated financial statements for the six months periods ended June 30, 1995 and 1996 are unaudited. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for the fair presentation have been included. Operating results for the six months period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

14. SIGNIFICANT EVENTS (UNAUDITED)

   During September 1996, the Company paid substantially all of its employees (approximately 183 persons) a bonus aggregating approximately $473,646 for past services. Such amount has been charged to operations.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Amedisys, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Amedisys, Inc. (a Delaware Corporation, formerly known as Analytical Nursing Management Corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amedisys, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP                             HANNIS T. BOURGEOIS & CO., LLP

March 15, 1996

                       AMEDISYS, INC. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS

    AS OF DECEMBER 31, 1994, 1995 AND AS OF SEPTEMBER 30, 1996 (UNAUDITED)


                                                                                                 September 30,
                                                                     1994           1995             1996
                                                                 ------------   -------------    --------------
                                                                                                  (Unaudited)
CURRENT ASSETS:
   Cash (Note 14) ............................................    $  140,804     $   870,004      $  2,383,453
   Accounts receivable, net of allowance for doubtful accounts of $733,912 on September 30, 1996 (unaudited), $258,670
     in 1995 and $277,845 in 1994  ...........................     5,307,433       6,124,269        7,414,761
   Prepaid expenses ..........................................       185,823         432,930          363,187
   Inventory and other current assets ........................       134,087         219,610          460,233
                                                                 ------------   -------------    --------------
        Total current assets .................................     5,768,147       7,646,813       10,621,634
NOTES RECEIVABLE FROM RELATED PARTIES (Note 10)  .............       362,621         402,736          270,758
OTHER  .......................................................            --              --            1,444
PROPERTY, PLANT AND EQUIPMENT, net (Notes 3 and 7)  ..........     2,449,685       2,449,468        3,348,140
ASSETS HELD FOR SALE, net (Note 4)  ..........................       101,940          76,456           64,174
DEFERRED TAX ASSET (Note 9)  .................................        46,500         208,000               --
OTHER ASSETS, net (Note 5)  ..................................       431,302         753,254        1,599,270
                                                                 ------------   -------------    --------------
        Total assets .........................................    $9,160,195     $11,536,727      $15,905,420
                                                                 ============   =============    ==============
CURRENT LIABILITIES:
   Accounts payable ..........................................    $  496,213     $   402,140      $  1,357,258
   Accrued expenses:
     Payroll and payroll taxes  ..............................       443,616         862,498          964,040
     Insurance (Note 12)  ....................................        70,301         483,155          827,037
     Income taxes (Note 9)  ..................................        39,993         287,987           50,724
     Other  ..................................................       359,738         616,869        1,141,126
   Notes payable (Note 6) ....................................     1,674,468       2,456,971        3,933,814
   Current portion of notes payable to related parties (Note
     10)  ....................................................       286,221          90,711           90,711
   Current portion of long-term debt (Note 7) ................        95,890         386,848          386,848
   Current portion of obligations under capital leases (Note
     8)  .....................................................        99,313         181,964          181,964
                                                                 ------------   -------------    --------------
        Total current liabilities ............................     3,565,753       5,769,143        8,933,522
LONG-TERM DEBT (Note 7)  .....................................       216,171         211,187          167,400
NOTES PAYABLE TO RELATED PARTIES (Note 10)  ..................     1,028,457         987,924        1,047,227
OBLIGATIONS UNDER CAPITAL LEASES (Note 8)  ...................       292,448         291,282          942,614
                                                                 ------------   -------------    --------------
        Total liabilities ....................................     5,102,829       7,259,536       11,090,763
                                                                 ------------   -------------    --------------
COMMITMENTS AND CONTINGENCIES
   (Notes 8, 12 and 14) ......................................            --              --               --
                                                                  -------------  --------------   ---------------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES  ..............        14,942           3,345           19,090
STOCKHOLDER' EQUITY (Note 11):
Common stock  ................................................         2,547           2,584            2,585
Additional paid-in capital  ..................................     1,652,630       1,976,593        1,983,792
Retained earnings  ...........................................     2,494,381       2,378,636        2,880,909
Stock subscriptions receivable  ..............................      (107,134)        (83,967)         (71,719)
                                                                 ------------   -------------    --------------
        Total stockholders' equity ...........................     4,042,424       4,273,846        4,795,567
                                                                 ------------   -------------    --------------
        Total liabilities and stockholders' equity ...........    $9,160,195     $11,536,727      $15,905,420
                                                                 ============   =============    ==============

       The accompanying notes are an integral part of these statements.

                       AMEDISYS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                                                                         Sept. 30,        Sept. 30,
                                            1993           1994             1995            1995            1996
                                        ------------   -------------    -------------   -------------   -------------
                                                                                        (Unaudited)      (Unaudited)
INCOME:
Net service revenues  ...............  22,445,026     $28,902,219      $37,589,088    $    27,747.776  $33,647,998
Cost of service revenues  ...........  14,673,624      16,996,011       22,424,192     16,973,499       19,168,820
                                        ------------   -------------    -------------   -------------   -------------
        Gross margin ................   7,771,402      11,906,208       15,164,896     10,774,277       14,479,178
                                        ------------   -------------    -------------   -------------   -------------
GENERAL AND ADMINISTRATIVE
   EXPENSES:
Salaries and benefits  ..............   3,667,373       4,863,770        6,732,356      4,673,297        7,567,966
Other  ..............................   3,537,030       4,875,985        7,052,610      5,028,129        5,866,605
                                        ------------   -------------    -------------   -------------   -------------
        Total general and
          administrative expenses  ..   7,204,403       9,739,755       13,784,966      9,701,426       13,434,571
                                        ------------   -------------    -------------   -------------   -------------
        Operating income ............     566,999       2,166,453        1,379,930      1,072,851        1,044,607
                                        ============   =============    =============   =============   =============
OTHER INCOME (EXPENSE):
Interest expense  ...................    (147,880)       (270,764)        (409,763)      (292,468)        (399,354)
Interest income  ....................      53,405          66,510           71,969         57,044           37,026
Loss on investment in unconsolidated
   subsidiary (Note 10) .............          --        (122,699)           --             --               --
Miscellaneous  ......................      61,844          93,870           87,686         57,866          103,189
                                        ------------   -------------    -------------   -------------   -------------
        Total other income (expense)      (32,631)       (233,083)        (250,108)      (177,558)        (259,139)
                                        ------------   -------------    -------------   -------------   -------------
INCOME BEFORE INCOME TAXES AND
   MINORITY INTEREST ................     534,368       1,933,370        1,129,822        895,293          785,468
INCOME TAX EXPENSE (Note 9)  ........      39,495          13,393          199,636         83,455          267,450
                                        ------------   -------------    -------------   -------------   -------------
        Income before minority
          interest in net income of
          consolidated subsidiary  ..     494,873       1,919,977          930,186        811,838          518,018
MINORITY INTEREST IN (INCOME) LOSS 7
   OF CONSOLIDATED SUBSIDIARIES .....          --         (14,942)          11,597         18,053          (15,745)
                                        ------------   -------------    -------------   -------------   -------------
     Net income  ....................     494,873     $ 1,905,035      $   941,783        829,891          502,273
                                        ------------   -------------    -------------   -------------   -------------
EARNINGS PER COMMON SHARE (Notes 1
   and 2) ...........................   $     .22     $      0.75      $      0.37     $     0.32       $     0.19
                                        ------------   -------------    -------------   -------------   -------------
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING ......................   2,285,000       2,525,000        2,570,000      2,584,000        2,584,000
                                        ============   =============    =============   =============   =============
PROFORMA INFORMATION
   (unaudited): (Note 2)
   Net income (historical) .......... $   494,873     $ 1,905,035      $   941,783    $   829,891      $        --
   Proforma adjustments:
     Income taxes on Surgicare
        results .....................     154,950         645,682          190,760        190,760               --
                                        ------------   -------------    -------------   -------------   -------------
   Proforma net income .............. $   339,923     $ 1,259,353      $   751,023    $   639,131      $        --
                                        ------------   -------------    -------------   -------------   -------------
Proforma earnings per common share  . $      0.15     $      0.50      $      0.29    $      0.25      $        --
                                        ============   =============    =============   =============   =============


The accompanying notes are an integral part of these statements.

                       AMEDISYS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                        AND FOR THE NINE MONTHS ENDED
                        SEPTEMBER 30, 1996 (UNAUDITED)


                                                                Additional                          Stock             Total
                                          Common Stock            Paid-In        Retained       Subscriptions     Stockgolders'
                                    ------------------------
                                       Shares       Amount        Capital        Earnings        Receivable          Equity
                                     -----------   ---------    ------------   -------------   ---------------   ---------------
BALANCE, December 31, 1992  ......    2,074,649     $ 3,575     $    3,925     $ 2,369,226        $      --        $ 2,376,726
   Public offering (Note 11) .....      250,000         250      1,499,750              --        $      --          1,500,000
   Public offering costs .........           --          --       (283,853)             --               --           (283,853)
   Issuance of stock .............          351          --         37,053              --               --             37,053
   Equity adjustment from purchase
     of ANMC stock  ..............      175,000      (1,325)         6,195          (4,870)              --                 --
   Pooled
     acquisitions-distribution to
     previous owners (Note 2)  ...           --          --             --         (54,000)              --            (54,000)
   Net income ....................           --          --             --         494,873               --            494,873
                                                   ---------    ------------   -------------   ---------------   ---------------
BALANCE, December 31, 1993  ......    2,500,000       2,500      1,263,070       2,805,229               --          4,070,799
   Private placement stock
     offering (Note 11)  .........       29,721          30        233,577              --         (122,015)           111,592
   Payments received on stock
     subscriptions  ..............           --          --             --              --           14,881             14,881
   Issuance of stock for
     acquisitions (Note 2)  ......       15,800          16        149,984              --               --            150,000
   Issuance of stock in connection
     with stock option (Note 11)          1,200           1          5,999              --               --              6,000
   Pooled acquisition:
     Distributions to previous
        owners ...................           --          --             --      (2,068,883)              --         (2,068,883)
     Purchase of owners'
        interests ................           --          --             --        (147,000)              --           (147,000)
     Net income  .................           --          --             --       1,905,035               --          1,905,035
                                     -----------   ---------    ------------   -------------   ---------------   ---------------
BALANCE, December 31, 1994  ......    2,546,721       2,547      1,652,630       2,494,381         (107,134)         4,042,424
   Issuance of stock for
     acquisitions (Note 2)  ......       37,143          37        323,963              --               --            324,000
   Pooled acquisition -
     distribution to previous
     owners (Note 2)  ............           --          --             --      (1,057,528)              --         (1,057,528)
   Payments received on stock
     subscriptions  ..............           --          --             --              --           23,167             23,167
   Net income ....................           --          --             --         941,783               --            941,783
                                                   ---------    ------------   -------------   ---------------   ---------------
BALANCE, December 31, 1995  ......    2,583,864       2,584      1,976,593       2,378,636          (83,967)         4,273,846
   Payments on stock options
     (unaudited)  ................           --          --             --              --           12,248             12,248
   Options exercised by Carnegie
     Investor Services
     (unaudited)  ................        1,000           1          7,199              --               --              7,200
   Net Income (unaudited) ........           --          --             --         502,273               --            502,273
                                                   ---------    ------------   -------------   ---------------   ---------------
BALANCE, September 30, 1996
   (unaudited) ...................    2,584,864     $ 2,585     $1,983,792     $ 2,880,909        $ (71,719)       $ 4,795,567
                                     ===========   =========    ============   =============   ===============   ===============



The accompanying notes are an integral part of these statements.

                       AMEDISYS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                                                                                         Sept. 30,        Sept. 30,
                                                            1993            1994            1995            1995            1996
                                                        -------------   -------------   -------------   -------------   ------------
                                                                                                        (Unaudited)
   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income  .........................................    $   494,873     $ 1,905,035    $   941,783     $    829,891     $  502,273
Adjustments to reconcile net income to net cash used
  in operating activities --
   Depreciation and amortization ....................        179,215         447,334        646,810         481,038         566,628
   Provision for bad debts ..........................         96,241         342,722        482,706         341,241         593,780
   (Gain) loss on disposal of property and equipment          18,017              --          7,088           7,088          (3,711)
   Deferred income taxes (benefit) ..................         (5,000)        (26,600)      (161,500)             --            --
   Loss from unconsolidated subsidiaries ............         15,960         122,699             --              --            --
   Minority interest ................................             --          14,942        (11,597)        (18,053)         15,745
   Changes in assets and liabilities-- ..............
     (Increase) decrease in accounts receivable  ....       (243,959)     (1,713,397)    (1,012,343)         53,753      (1,884,271)
     (Increase) decrease in prepaid expenses  .......          9,497         (55,887)      (247,107)        (77,949)         69,743
     (Increase) decrease in inventory and other
        current assets ..............................        (21,689)         (4,477)       (83,240)       (115,847)       (240,623)
     (Increase) decrease in other assets  ...........        (69,071)       (194,699)      (114,409)        (36,198)       (627,910)
     Increase (decrease) in accounts payable  .......        135,632          54,433       (188,251)        129,538         955,119
     Increase (decrease) in accrued expenses  .......       (167,874)        246,995      1,292,246         632,112         732,419
                                                        -------------   -------------   -------------   -------------   ------------
        Net cash provided by operating activities ...        441,842       1,139,100      1,552,186       2,226,614         679,192
                                                        -------------   -------------   -------------   -------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) decrease in notes receivable  ............         13,533        (321,022)        10,483          29,758           3,868
Proceeds from sale of property, plant and equipment               --              --         42,000          51,197         156,388
Purchase of property, plant and equipment  ..........       (971,734)     (1,573,525)      (445,809)       (340,074)     (1,452,648)
Investment in unconsolidated subsidiaries  ..........        (87,580)        (34,446)            --              --            --
Decrease in note receivable -- other  ...............             --              --             --              --            --
                                                        -------------   -------------   -------------   -------------   -----------
        Net cash (used by) investing activities .....     (1,045,781)     (1,928,993)      (393,326)       (259,119)     (1,292,392)
                                                        -------------   -------------   -------------   -------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received in purchase acquisitions  .............             --              --         10,890          10,890              --
Net borrowings on line of credit agreement  .........        325,948         299,359        782,503        (196,285)      1,476,843
Proceeds from issuance of notes payable and capital
   leases ...........................................        705,702         647,009        661,389         226,395       1,358,819
Payments on notes payable and capital leases  .......       (247,916)       (824,887)      (573,923)       (629,338)       (653,059)
Increase (decrease) in notes payable  ...............        (47,745)      1,265,964       (236,043)             --              --
(Increase) decrease in notes receivable -- related
   parties ..........................................       (119,868)        160,000        (40,115)        (21,673)        (75,401)
Proceeds from issuance of stock  ....................      1,524,558         132,577             --              --           7,199
Payments received on stock subscriptions receivable               --              --         23,167          86,971          12,248
Distributions to previous members (Note 2)  .........        (54,000)     (2,068,883)    (1,057,528)       (942,531)             --
Purchase of members' interest  ......................             --        (147,000)            --              --              --
Purchase of treasury stock  .........................        (71,000)             --             --              --              --
Proceeds for sale of treasury stock  ................         95,538              --             --              --              --
Offering costs  .....................................       (283,853)             --             --              --              --
                                                        -------------   -------------   -------------   -------------   -----------
        Net cash provided (used) by financing
          activities  ...............................      1,827,364        (535,861)      (429,660)     (1,465,571)      2,126,649
                                                        -------------   -------------   -------------   -------------   -----------
NET INCREASE (DECREASE) IN CASH  ....................      1,223,425      (1,325,754)       729,200         501,924       1,513,449
CASH AT BEGINNING OF YEAR  ..........................        243,113       1,466,558        140,804         140,803         870,004
                                                        -------------   -------------   -------------   -------------   -----------
CASH AT END OF YEAR  ................................      1,466,538     $   140,804    $   870,004     $   642,727      $2,383,453
                                                        -------------   -------------   -------------   -------------   -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for--
   Interest .........................................        156,520     $   204,424    $   365,934     $   181,823      $  373,272
                                                        -------------   -------------   -------------   -------------   -----------
   Income taxes (refunds) ...........................        209,287     $    (24,393)  $    36,000     $    82,155      $  504,713
                                                        -------------   -------------   -------------   -------------   -----------

       The accompanying notes are an integral part of these statements.

                       AMEDISYS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995
    AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996 (UNAUDITED)


                                                                             Sept. 30,      Sept. 30,
                                         1993       1994          1995          1995          1996
                                        ------   ----------    -----------   -----------   -----------
                                                                            (Unaudited)    (Unaudited)
SUPPLEMENTAL SCHEDULES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
   Issuance of stock for acquisition
     of Priority Home Care, Inc.  ...    $ --     $150,000     $       --    $      --        $  --
                                        ======   ==========    ===========   ===========   ===========
   Acquisition of Health Care 24 Inc.
     Value of stock issued in
        exchange ....................    $ --     $      --    $  50,000     $   50,000       $  --
     Value of note payable issued in
        exchange ....................     --            --        50,000        50,000          --
     Working capital acquired net of
        cash and cash equivalents ...     --            --            --            --          --
     Fair value of property and
        equipment acquired ..........     --            --       (15,000)      (15,000)         --
                                        ------   ----------    -----------   -----------   -----------
     Client lists acquired  .........    $ --     $      --    $  85,000     $   85,000         --
                                        ======   ==========    ===========   ===========   ===========
   Acquisition of Home Care Plus,
     Inc.
     Value of stock issued in
        exchange ....................     --            --       274,000       274,000          --
     Cash acquired in exchange  .....     --            --       (10,890)      (10,890)         --
     Working capital acquired net of
        cash and cash equivalents ...     --            --      (150,659)     (150,659)         --
     Fair value of property and
        equipment acquired ..........     --            --       (30,245)      (30,245)         --
     Long-term debt assumed  ........     --            --       229,991       229,993          --
                                        ======   ==========    ===========   ===========   ===========
     Goodwill recorded in exchange  .    $ --     $      --    $ 312,197     $ 312,199        $  --
                                        ======   ==========    ===========   ===========   ===========


       The accompanying notes are an integral part of these statements.

                       AMEDISYS, INC. AND SUBSIDIARIES
                        NOTES TO FINANCIAL STATEMENTS
        DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED)


1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF ORGANIZATION

   Amedisys, Inc. (the Company--formerly known as Analytical Nursing Management Corporation) was acquired on December 21, 1993 by M & N Capital Corp. (M & N) which had been incorporated under the laws of the State of New York on October 20, 1992 to serve as a vehicle to effect a combination with an operating business. In connection with this transaction, 75,000 shares of M & N common stock were issued as a finders fee to three individuals and the former shareholders of the Company acquired approximately 73% of the issued and outstanding capital stock of M & N. Prior to the acquisition, none of the officers, directors or shareholders of M & N were affiliated with the officers, directors or shareholders of the Company. This transaction was accounted for as a reverse acquisition.


   In July, 1994, Analytical Nursing Management Corporation (ANMC) was reincorporated in the state of Delaware, and in August, 1994, M & N Capital Corp. merged with and into ANMC, changing the name of the Company to "Analytical Nursing Management Corporation." During 1995, the Company changed its name and began doing business as Amedisys; the Company also acquired an outpatient surgery center company in Texas and two home care companies (see
Note 2) in Louisiana. The Company provides a variety of supplemental staffing, home healthcare, home care management, outpatient surgery and primary care clinical services. The Company's home care division now services all major metropolitan areas in the state of Louisiana as well as the areas of Houston, Dallas and Beaumont in Texas. The outpatient surgery centers are located in Houston, Texas.


NATURE OF OPERATIONS

   The Company provides services through a network of subsidiaries which include:


   AMEDISYS Staffing Services, Inc. (AME) supplies highly trained critical care registered nurses and licensed practical nurses to all types of healthcare facilities. Independent contract nurses are utilized to meet the staffing needs of client healthcare facilities.

   AMEDISYS Nursing Services, Inc. (ASI) is an employee-based staffing agency that provides a variety of relief personnel such as registered and licensed practical nurses; and certified nurses' aides for staff relief in all types of healthcare facilities.

   Amerinurse, Inc. provides highly trained nurses who travel to client healthcare facilities and work on a contract basis. Effective January 1, 1996, Amerinurse, Inc. was merged into ASI.


   AMEDISYS Specialized Medical Services, Inc. (AMS), Amedisys Home Health, Inc. and Amedisys Home Health, Inc. of Texas provide skilled nursing care, home health aid, physical therapy, occupational therapy, speech therapy and medical social workers to homebound patients. During 1994, IHS acquired a 60% ownership interest in three rural health clinics located in Louisiana.

   AMEDISYS Surgery Centers, L.C. (ASC) operates two outpatient surgery centers in Houston, Texas.

   AMEDISYS Physician Services, Inc. (APS) provides physician services in rural areas through an internal medicine clinic. Its services have been expanded to include a "walk-in" clinic and laboratory.

USE OF ESTIMATES

   The accounting and reporting policies of the Company and its subsidiaries conform with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
 - (Continued)

PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of the Company; and its wholly-owned subsidiaries (AME, ASI, AMS and ASC) and its 60%-owned subsidiary (APS) and their wholly-owned and partially- owned subsidiaries Analytical Nursing Management Corporation of Texas, a wholly-owned subsidiary of AME; MedAmerica, Inc. of Texas and MedAmerica, Inc., 80%-owned subsidiaries of AME; Amedisys Home Health, Inc. and Amedisys Home Health, Inc. of Texas, both wholly-owned subsidiaries of ASM; and Jackson Rural Health Clinic, Inc. (clinic closed February, 1996), Kentwood Rural Health Clinic, Inc. (clinic closed in August, 1995), and Bastrop Rural Health Clinic, Inc., all 60%-owned subsidiaries of ASM. All material intercompany accounts and transactions have been eliminated in these financial statements.

   Prior year financial statements have been restated to include the accounts of business combinations accounted for as poolings-of-interests. Business combinations accounted for as purchases are included from the respective dates of acquisition. Certain prior years' amounts have been reclassified to conform with current year financial statement presentation.

REVEUE RECOGNITION POLICY

   Gross revenue is recorded on an accrual basis based upon the date of service at amounts equal to the Company's established rates or estimated cost reimbursement rates, as applicable. Allowances and contractual adjustments representing the difference between the established rates and the amounts estimated to be paid by third parties are also recorded on an accrual basis and deducted from gross revenue to determine net service revenues.


   Reimbursement for home healthcare services to patients covered by the Medicare program is based on cost reimbursement rates. Final reimbursement is determined after submission of annual cost reports and audits thereof by the fiscal intermediaries. Proposed legislation by the U.S. Congress may change the payment methodology for home healthcare services to Medicare patients from a cost based reimbursement system to a prospective payment system.


CASH AND CASH EQUIVALENTS

   For purposes of reporting cash flows, cash includes certificates of deposit and all highly liquid debt instruments with maturities of three months or less when purchased. The carrying amount approximates fair value because of the short maturity of those instruments.

INVENTORY

   Inventories consist of medical supplies which are utilized in the treatment and care of home health and outpatient surgery patients. Inventories are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

   Property and equipment is generally carried at cost except for certain property purchased from related parties (see Note 3). Additions and improvements are capitalized, but ordinary maintenance and repair expenses are charged to income as incurred. The cost of property sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to income.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
 - (Continued)

   Included in property and equipment are capitalized leases which consist primarily of computer equipment, phone systems, and vans used by the home care divisions. Capital leases are recorded at the present value of the future rentals at lease inception and are amortized over the lesser of the applicable lease term or the useful life of the equipment.

   For financial reporting purposes, depreciation and amortization of property subject to capital leases ($468,000 in 1995 and $351,000 in 1994) is included in other general and administrative expenses and is provided utilizing the straight-line method basis upon the following estimated useful service lives:

           Buildings                                       40 years
           Leasehold Improvements                           5 years
           Equipment and furniture                        5-7 years
           Vehicles                                         5 years
           Computer software                                5 years

EARNINGS PER COMMON SHARE

   Earnings per common share are computed by dividing net income (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The warrants discussed in Note 11 were not included in the computation of the earnings per common share because the market value of the common stock was not in excess of the exercise price through December 31, 1995 and 1994 and their inclusion would have an anti-dilutive effect.

RECENT PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Additionally, long-lived assets and certain identifiable intangible assets to be disposed of are required to be reported at the lower of carrying amount or fair value less selling costs. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the consolidated financial statements.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement provides accounting and reporting standards for stock-based employee compensation plans and also applies to equity instruments issued to acquire goods and services from nonemployees. SFAS No. 123 defines a fair value based method of accounting for employee stock options or similiar equity instruments. Entities may either adopt that accounting method or may elect to continue the accounting treatment outlined in APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to continue following Opinion No. 25 are required to make pro forma disclosures of net income and earning per share, as if the fair value based method had been adopted. SFAS No. 123 is effective for fiscal years beginning after December 25, 1995. The Company expects to continue following Opinion No. 25. Adoption of this statement will not have a material impact on the consolidated financial statements but will only require pro forma disclosure in future years.

UNAUDITED FINANCIAL INFORMATION


   The financial information as of September 30, 1995 and 1996, included herein is unaudited; however, such information reflects, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) that are necessary to present fairly the results of operations for such periods. Results of operations for the interim periods are not necessarily indicative of results of operations which will be realized for the year ending December 31, 1996.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

2. ACQUISITIONS

   On June 30, 1995, the Company acquired all issued and outstanding membership interests in ASC in exchange for 1,000,000 shares of Company common stock. ASC's assets on June 30, 1995 were approximately $3,000,000. Upon closing of the transaction, the former members of ASC owned approximately 40% of the issued and outstanding stock of the Company. This transaction has been accounted for as a pooling of interests and accordingly the financial statements have been restated to include the results of ASC for all periods presented, as follows (in thousands):

                                               1994                                     1993
                             ---------------------------------------   ---------------------------------------
                              As Originally Reported    As Restated    As Originally Reported    As Restated
                              ----------------------   -------------    ----------------------   -------------
Operating revenues  .......         $8,728              $11,906               $6,099              $7,771
Net income  ...............              6                1,905                   39                 495
Earnings per common share             0.00                 0.75                  .03                 .22

   Combined and separate results of the Company and Surgicare for the six months ended June 30, 1995 are as follows (in thousands):

                                                                    Combined
                             Amedisys           Surgicare             Total
                            ----------          -----------         ----------
Operating revenue             $5,722              $1,118             $6,840
                            ----------          -----------         ----------
Net income  .......           $   11              $  561             $  572
                            ----------          -----------         ----------

   ASC was a limited liability company and, accordingly, had no income tax liabilities. The effect of providing for income taxes on results of ASC operations prior to the 1995 acquisition are shown under "Proforma Information" in the accompanying statements of income.

   On May 31, 1995, the Company acquired all of the outstanding stock of Home Care Plus, Inc. in exchange for 30,000 shares of its common stock value at $274,000. The excess of the total acquisition cost over the fair value of the net assets acquired of $312,197 is being amortized over seven years using the straight-line method.

   On March 19, 1995, the Company acquired all of the outstanding stock of HealthCare Services 24, Inc. in exchange for 7,143 shares of its common stock and notes payable in the amount of $50,000, payable in monthly installments through March, 1996. The remaining balance on these notes at December 31, 1995 was approximately $8,500.

   On April 28, 1994, the Company acquired all of the outstanding stock of Priority Home Care, Inc. in exchange for 15,800 shares of its common stock valued at $150,000. The excess of the total acquisition cost over the fair value of the net assets acquired of $144,348 is being amortized over seven years using the straight-line method.

   The acquisitions of Home Care Plus, Inc., HealthCare Services 24, Inc. and Priority Home Care, Inc. were accounted for as purchases and as a result, operations of these entities subsequent to the date of acquisition have been included in the consolidated financial statements. Unaudited pro forma consolidated results of operations for the years ended December 31, 1995, and 1994 (operations of these companies prior to 1994 were not significant) as though these companies had been acquired as of Janaury 1, 1993 are as follows:

                                           1995                      1994
                                       -------------             -------------
Net service revenues  .....           $38,108,293               $31,625,839
Net income  ...............               850,874                 1,750,446
Earnings per common share                    0.33                      0.68

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

2. ACQUISITIONS  - (Continued)

   The above amounts reflect adjustments for amortization of goodwill.

3. PROPERTY AND EQUIPMENT:

   Property and equipment consists of:

                                                 1995                1994
                                             -------------        ------------
Land  ................................        $   162,246         $  162,246
Buildings and leasehold improvements              509,619            479,033
Equipment, furniture and vehicles  ...          2,910,087          2,524,168
Computer software  ...................             37,581             33,855
                                             -------------        ------------
     Total  ..........................          3,619,533          3,199,302
Accumulated depreciation  ............         (1,170,065)          (749,617)
                                             -------------        ------------
     Net  ............................        $ 2,449,468         $2,449,685
                                             =============        ============


   During 1994, prior to acquisition, ASC purchased a building, land and equipment from a real estate partnership whose owners were also owners of ASC, and are now owners of the Company. The purchase price of this property was $1.2 million and resulted in a gain to the seller of approximately $475,000, which amount was offset against the allocated purchase price of the property and treated as a distribution in the accompanying financial statements. Lease payments on this property prior to purchase ($104,000 in 1994 and $489,000 in 1993) are included in other expenses.

   During 1995, prior to acquisition, ASC also purchased certain other equipment from owners of ASC. The sellers' basis in the equipment was undeterminable and thus the entire purchase price of $115,000 was offset against the recorded equipment balance and treated as a distribution in the accompanying financial statements. Rental payments on this equipment were approximately $75,000 in 1994 and are included in other expenses. No rental payments were made on this equipment in 1995.

4. ASSETS HELD FOR SALE:

   On April 1, 1991, Cajun-a-La-Carte, a 57.95%-owned subsidiary of AME in the frozen seafood processing business, was merged into AME. Cajun-a-La-Carte ceased operations in 1992 and its principal assets are being held for sale. The Company has an agreement to lease these assets for a period of three years beginning April 1, 1994 for monthly lease payments ($1,025) which are sufficient to cover the monthly debt service on these assets. Management believes that these assets will be sold at a price sufficient to realize the carrying value of $76,456 as of December 31, 1995, which is net of accumulated depreciation of $70,932.

5. OTHER ASSETS:

   Other assets include the following for the years ended December 31, 1995 and 1994:

                                                  1995                1994
                                               ----------           ----------
GOODWILL, net of accumulated
  amortization of $59,554 and $12,615           $397,022            $131,763
START-UP COSTS, net of accumulated
  amortization of $129,241 and
  $45,377 ...........................            104,608             188,472
CLIENT LISTS ACQUIRED, net of
  accumulated amortization of
  $115,343 and $73,265 ..............             49,582               6,661
INVESTMENT IN A REAL ESTATE
  PARTNERSHIP .......................             50,174              42,585
OTHER  ..............................            151,868              61,821
                                               ----------           ----------
                                                $753,254            $431,302
                                               ==========           ==========

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

5. OTHER ASSETS:  - (Continued)

   The excess of the total acquisition costs over the fair value of the net assets acquired (goodwill) in various acquisitions (see Note 2) is amortized using the staight-line method over a seven-year period.

   Costs incurred to establish regional offices of ASM prior to beginning services are capitalized as Other Assets and amortized over a five-year period.

   In connection with the acquisition of various home health companies, ASM purchased client lists whose cost is being amortized over a three-year period.

   Other assets also include an investment in a real estate partnership, acquired in connection with the purchase of ASC (see Note 2), which has certain partners who are also owners of the Company. The investment is accounted for on the equity method.

   Other assets also include deferred organizational costs, which are being amortized over a five-year period, deposits on leased properties and workers' compensation policy deposits.

6. NOTES PAYABLE:

   Notes payable as of December 31, 1995 and 1994, consist primarily of borrowings under a $3,500,000 revolving line of credit which matures on August 7, 1996, bears interest at bank prime (10.25% at December 31, 1995), and is secured by accounts receivable, life insurance on the major stockholder and personal guarantees of several stockholders. Such borrowings totaled $2,456,971 at December 31, 1995 ($1,666,993 at December 31, 1994) at
rates ranging from 8% to 10.25% (9% to 11% in 1994). As of December 31, 1995, approximately $1,043,000 was unused under this line of credit. The weighted average monthly interest rate on short-term borrowings was 10.67% and 10.04% in 1995 and 1994, respectively.

   The revolving line of credit is subject to certain covenants, including a monthly borrowing base or margin requirement calculation, a debt service coverage ratio and a leverage ratio. The Company was in default on one of the covenants of these agreements at December 31, 1994, which default was waived by the bank at that time. No such events of default existed at December 31, 1995. The Company expects to renew the line of credit prior to its expiration.

7. LONG-TERM DEBT:

   Long-term debt consists of notes payable to banks and other financial institutions which are due in monthly installments through 2000:

                                                                        1995
                                                    -------------------------------------------
Payee                                                 Interest Rate     Current      Long-term
 ----                                                ---------------   ----------    -----------
Notes payable to banks  ..........................     7.75-14.39%      $103,474      $208,164
Notes payable to finance and equipment companies       8.00-12.75%       283,374         3,023
                                                                       ----------    -----------
                                                                        $386,848      $211,187
                                                                       ==========    ===========


                                                                       1994
                                                    ------------------------------------------
Payee                                                 Interest Rate     Current     Long-term
 -------------------------------------------------   ---------------   ---------    -----------
Notes payable to banks  ..........................     7.00-11.99%      $69,519      $189,358
Notes payable to finance and equipment companies       9.75-12.75%       26,371        26,813
                                                                       ---------    -----------
                                                                        $95,890      $216,171
                                                                       =========    ===========


   The fair value of long-term debt as December 31, 1995, estimated based on the Company's current borrowing rate of 10.25%, is approximately $546,000.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

7. LONG-TERM DEBT:  - (Continued)

   These borrowings are secured by equipment, vehicles and the personal guarantee of a stockholder. Maturities of long-term debt as of December 31, 1995, are as follows:

December 31, 1996 ..........................................        $386,848
December 31, 1997 ..........................................          91,320
December 31, 1998 ..........................................          99,042
December 31, 1999 ..........................................           9,946
December 31, 2000 ..........................................          10,879
                                                                    ----------
                                                                    $598,035
                                                                    ==========


8. CAPITAL LEASES:

   During 1995 and 1994, the Company acquired certain equipment under capital leases. The related liabilities under these capital leases were recorded at the present value of future minimum lease payments due under the leases.

   The present minimum lease payments under the capital leases and the net present value of future minimum lease payments are as follows:

 December 31, 1996  ............................                   $ 234,205
December 31, 1997  ............................                      166,214
December 31, 1998  ............................                      123,952
December 31, 1999  ............................                       60,452
December 31, 2000  ............................                        2,365
                                                                   -----------
Total future minimum payments  ................                      587,188
Amount representing interest  .................                     (113,942)
                                                                   -----------
     Present value of future minimum lease
        payments ..............................                      473,246
Current portion  ..............................                      181,964
                                                                   -----------
Long-term portion  ............................                    $ 291,282
                                                                   ===========


9. INCOME TAXES:

   The Companies file consolidated federal income tax returns, including all subsidiaries which are owed more than 80%. State income tax returns are filed individually by the subsidiaries in accordance with state statutes.

   The Company utilizes the liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with FASB Statement No. 109. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   The provision (benefit) for income taxes consists of the following:

                              1995                 1994                1993
                           -----------           ----------          ---------
Current portion             $ 361,136            $ 51,893            $45,495
Deferred portion             (161,500)            (38,500)            (5,000)
                           -----------           ----------          ---------
                            $ 199,636            $ 13,393            $39,495
                           ===========           ==========          =========


                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

9. INCOME TAXES: - (Continued)

   Net deferred tax assets consist of the following components:

                                                 1995                 1994
                                               ----------           ----------
Deferred tax assets:
     Receivable allowance  .........           $ 97,000             $ 53,900
     Self-insurance reserves  ......            106,000                   --
     Losses of consolidated
        subsidiaries
        (not consolidated for tax
        purposes) ..................             54,000               67,700
Deferred tax liabilities:
  Property and equipment  ..........            (49,000)             (30,900)
                                               ----------           ----------
                                                208,000               90,700
Less: Valuation allowance  .........                 --              (44,200)
                                               ----------           ----------
                                               $208,000             $ 46,500
                                               ==========           ==========


   Total tax expense (benefit) on income before taxes resulted in effective tax rates that differed from the federal statutory income tax rate. A reconciliation follows:

                                                       1995        1994         1993
                                                     ---------   ---------    ---------
Income taxes computed on federal statutory rate  .     34.00%      34.00%       34.00%
State income taxes  ..............................      2.00        0.39         2.91
ASC income prior to merger (Note 2)  .............    (16.88)     (33.40)      (31.30)
Losses of unconsolidated subsidiaries  ...........      8.33       (0.65)       --
Write-off of notes receivable from unconsolidated
  subsidiaries ...................................    (14.39)      --           --
Net operating losses utilized  ...................     --          (1.61)       --
Nondeductible expenses and other  ................      4.60        1.96         1.78
                                                     ---------   ---------    ---------
  Total  .........................................     17.66%       0.69%        7.39%
                                                     =========   =========    =========


10. RELATED PARTY TRANSACTIONS:

NOTES RECEIVABLE

   Notes receivable from related parties consist of unsecured and noninterest bearing notes from the President and certain stockholders of the Company totaling approximately $18,000 at December 31, 1995 and 1994, receivables from an internal medicine clinic (IMC) totaling approximately $256,000 and $345,000 at December 31, 1995 and 1994, respectively, and a receivable from the developer of an outpatient surgery center to be leased by the Company in the future of approximately $127,000 at December 31, 1995. The fair value of the notes receivable from related parties is equal to the recorded value due to the short term nature of the notes from the President, stockholders, and developer, and the effective date of January 1, 1996 of the IMC notes.

   In March 1994, the Company entered into an agreement with IMC, an unrelated party, to form a new corporation (APS) which is 60% owned by the Company and 40% owned by the owners of IMC. APS acquired equipment and personal property from IMC for approximately $340,000 and manages the continuing operations of IMC. The Company loaned funds to APS to acquire the assets of IMC and meet working capital requirements. This loan to APS, which is to be repaid solely from the revenues of APS over a five-year period, bears interest at a rate of prime plus 2% and is eliminated in consolidation. APS recorded management fees of $541,449 in 1995 and $585,491 in 1994 from IMC. As discussed above, the unpaid management fees are included in notes

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

10. RELATED PARTY TRANSACTIONS:  - (Continued)

receivable from related parties. Effective January 1, 1996, IMC issued new notes to APS for the unpaid balance on this date. These notes bear interest at 9%, require monthly principal and interest payments of $4,076 with the balance due on maturity of January 1, 1999 and are secured by the accounts receivable of IMC.

   In accordance with the terms of the agreements with IMC, IMC has the right and option to sell its stock back to APS at a price equal to 3.5 times the earnings per share of APS attributable to each share of APS stock, to be calculated based on the largest annual earnings per share amount during the three-year period prior to the time such repurchase is requested by IMC. This option is not exercisable until March 1, 1997 and, based on operations of APS through December 31, 1995, would not have a material effect on the Company's financial statements if exercised.

NOTES PAYABLE

   Notes payable to related parties consist primarily of a note issued in 1994 in the original amount of $1,080,000, bearing interest at 9% (see Note
3). The note is secured by all real estate and personal property of one of the surgical care centers. Maturities of this debt as of December 31, 1995 are as follows:

December 31, 1996 .......................................        $   40,533
December 31, 1997 .......................................             44,335
December 31, 1998 .......................................             48,894
December 31, 1999 .......................................            410,295
December 31, 2000 .......................................             91,531
Thereafter ..............................................            392,869
                                                                  ------------
                                                                  $1,028,457
                                                                  ============


   The fair value of this note at December 31, 1995, estimated based on the Company's current borrowing rate of 10.25%, was approximately $987,624.

   The remaining balance of notes payable to related parties ($50,178) consists of unsecured notes to certain stockholders of the Company that are due on demand and bear interest at rates from 0% - 12%. The fair value of these notes is assumed to be equal to the recorded balance due to the short-term nature of the notes.

OTHER

   Prior to acquisition by the Company, ASC engaged in the following transactions with related parties during 1995 and 1994:

       During 1993, the Company made payments totaling $169,500 to three doctors who were members of ASC for services rendered in the capacity of medical director (no such payments were made or required for 1994).

       During 1993, ASC made payments to RPH, Inc., an entity whose primary owners were also the controlling owners of ASC, aggregating approximately $1,014,000 for leased employees. Terms of the contract covering this transaction provided for ASC to pay RPH the salary costs of these employees plus 30% for the term of the contract.

       The Company made payments aggregating approximately $75,000 in 1994 and $16,000 in 1993 for equipment rented from doctors who were members of ASC.

       Payments totalling approximately $108,000 in 1995, $229,000 in 1994 and $206,000 in 1993 were made to RPH, Inc. for anesthesia services. The primary owners of RPH, Inc. were also controlling owners of ASC.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

10. RELATED PARTY TRANSACTIONS:  - (Continued)

       During 1994, the Company purchased the interest of two members (totaling 7.6%) for $35,000 per percentage point, $252,000 in aggregate. This purchase was effected through the issuance of notes payable. Of the purchased interest, 3% was sold in 1994 for $35,000 per percentage point, $105,000. The remaining repurchased interest of 4.6% has been reflected as a reduction of retained earnings in the accompanying financial statements.

   The Companies paid $18,935 for legal fees to a stockholder and director (through July 1995) of the Company in 1995 and $21,000 in 1994 for legal fees to a stockholder and director of the Company.

   APS paid medical director fees of $24,000 to a stockholder of the Company and a total of $24,000 to two of the owners of IMC.

   The Company had an investment in Network Wellness Systems, Inc. (NWS), the corporate general partner of Sports/Spa and Clinic, a Louisiana Partnership In Commendam ("SSC"), which operated a health club, spa, salon and wellness facility within the Sandestin Resort (the Resort) in Destin, Florida. SSC began business in November, 1991, and subsequently was placed in Chapter 11 Reorganization on April 23, 1993. The bankruptcy proceeding was thereafter converted to a Chapter 7 liquidation. The Company determined the unpaid balance due from NWS ($99,487) to be uncollectible and charged it against income in 1994. Two of the owners of IMC are also affiliated with NWS and SSC.

11. CAPITAL STOCK:

   Prior to its acquisition of ANMC, M & N completed its initial public offering of 250,000 common shares for gross proceeds of $1,500,000 on August 26, 1993. In connection with the offering, M & N issued 25,000 warrants to the Underwriter (the Underwriter's Warrants), which are exercisable at $7.20 per common share for a period of four years commencing April 28, 1994.

   At December 31, 1993, there were 120,000,000 shares authorized of common stock, $.001 par value per share, and 1,500,000 shares issued and outstanding. Effective with the merger of M & N (merged corporation) with and into ANMC (surviving corporation) in 1994 (see Note 1), each outstanding share of common stock, $.001 par value per share, of the merged corporation was converted into one share of common stock, $.001 par value per share, of the surviving corporation. As a result of the merger and reincorporation of ANMC in the state of Delaware, the number and class of authorized shares of capital stock of the Company changed. As of December 31, 1994, there were 5,000,000 shares of common stock authorized, $.001 par value per share, and 5,000,000 shares of preferred stock authorized, $.001 par value per share. As of December 31, 1995, there were 10,000,000 shares of common stock authorized, $.001 par value per share, and 2,500,000 shares of preferred stock authorized, $.001 per share.

STOCK OPTIONS

   The Company's Board of Directors has approved a Statutory Stock Option Plan providing incentive stock options to key employees. The Plan is to be administered by a Compensation Committee (appointed by the Board) which is to determine, within the provisions of the Plan, those eligible employees to whom, and the times at which, options shall be granted. Each option granted under the Plan is to be convertible into one (1) share of common stock, unless adjusted in accordance with the provisions of the Plan. Options may be granted for a number of shares not to exceed, in the aggregate, 500,000 shares of common stock at an option price per share of no less than 85% of the fair market value of a share of common stock on the date the option is granted. If the option is granted to any owner of 10% or more of the total combined voting power of the Company and its subsidiaries, the option price is to be at least 110% of the fair market value of a share of common stock on the date the option is granted. Each option is to be fully exercisable when granted and may be exercised during a period as determined by the Compensation Committee, not to exceed 10 years from the date such option is

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

11. CAPITAL STOCK:  - (Continued)

granted. The aggregate fair market value of common stock subject to an option granted to a participant by the Committee in any calendar year shall not exceed $100,000. As of December 31, 1994, no options had been granted under this Plan. During 1995, the Company granted 27,650 options at an exercise price of $7.00 per share (87.5% of the fair market value on date of grant). These options expire April, 1998. No options were exercised during 1995.

   On December 19, 1990, the Company granted an option to purchase 1,600 shares of its common stock at $5.00 per share to an employee under an arrangement whereby share certificates were to be issued for all stock paid for through December 31st of each year, for the years 1991, 1992 and 1993. This option was later converted to an option to purchase 2,032 shares of stock. This employee purchased 1,648 shares of stock during 1993 and 1,200 shares of stock during 1994.

   All administrative employees were given the option to purchase 6,250 shares for $10,000 in September, 1992. Only one employee accepted this option which was left open until March 31, 1993. This option to purchase 6,250 shares was later converted to an option to purchase 7,938 shares of stock. During 1993, this employee purchased 7,300 shares of ANMC stock in connection with this agreement.

   An option to purchase shares of stock in a subsidiary was granted to an employee in June 1992. This option was later converted to the right to purchase 5,000 shares of the Company's stock for $6,300. During 1993, this employee purchased 3,150 shares of stock in connection with this agreement.

STOCK PURCHASE AGREEMENTS

   On March 21, 1994, the Company had a private placement stock offering of 45,000 units, consisting of one share of common stock and one common stock purchase warrant (unit) for $7.86 per share based on 85% of the average of the high and low bid price per share on the first day of the offering which was March 21, 1994. The warrant included in the unit entitles the holder thereof to purchase one share of common stock at a purchase price of $9.25 per share for a three-year period. The private placement resulted in a total of 29,721 shares being sold for $233,607. A portion of the sale was financed by the Company; actual cash received as of December 31, 1994, was $126,473. The total amount of $233,607 was recorded as common stock and additional paid-in capital. Equity has been reduced for these sales for which cash has not been received as of December 31, 1994 and 1995.

12. COMMITMENTS AND CONTINGENCIES:

LEASES

   The Company and its subsidiaries have leased office space at various locations under noncancelable agreements which expire between January, 1995, and October, 2002, and require various minimum annual rentals. Total minimum rental commitments at December 31, 1995, are due as follows:

1996 ....................................................         $  781,756
1997 ....................................................            646,329
1998 ....................................................            570,163
1999 ....................................................            518,044
2000 ....................................................            473,746
Due thereafter ..........................................          1,083,733
                                                                  ------------
                                                                  $4,073,771
                                                                  ============


                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

12. COMMITMENTS AND CONTINGENCIES:  - (Continued)

SELF-FUNDED INSURANCE PLANS

   During 1995, the Company became self-insured for workers' compensation claims in the State of Louisiana up to certain policy limits. Claims in excess of $200,000 per incident and $756,200 in the aggregate are insured by third party reinsurers. The Company has accrued a liability for both outstanding as well as incurred but not reported claims based on historical experience. Such reserves totaled approximately $389,000 at December 31, 1995 and are included in accrued insurance in the accompanying financial statements. In connection with the self insurance and as required by the State of Louisiana, the Company issued a $175,000 letter of credit in favor of the Louisiana Department of Labor, which expired February 17, 1996, and was renewed to February 17, 1997.

PLANNED SURGICAL CARE CENTER

   ASC plans to develop an additional surgical care operation in Hammond, Louisiana in 1996. In connection with this development, ASC has committed to purchase a 60% interest in Hammond Surgical Care Center, L.C., a limited liability company (HSCC), for $960,000. HSCC is expected to operate the surgical care facility which is to be leased from an unrelated entity who plans to build the facility and lease it to HSCC.

OTHER

   The Companies are subject to various types of claims and disputes arising in the course of their businesses. While the resolution of such issues is not presently determinable with certainty, management believes that the ultimate resolution of such matters will not have a significant effect on the Companies' financial position or results of operations.

13. PENSION PLAN:

   The Company adopted a pension plan qualified under Internal Revenue Code 401(k) for all employees who are 21 years of age and have at least one year of service. Under the plan, eligible employees may elect to defer a portion of their compensation, subject to internal revenue service limits. The Company may make matching contributions equal to a discretionary percentage of the employee's salary reductions. No matching contributions were made for the years ended December 31, 1995, 1994 and 1993.

14. SUBSEQUENT EVENTS:

   During 1995, the Company began a process to develop a health maintenance organization (HMO). In January, 1996, the Company deposited $500,000 in connection with the HMO licensing process. The Company's president acquired a 67% interest in the HMO, which is still unlicensed, in exchange for arranging a $1,000,000 letter of credit for the HMO, secured by shares in the Company owned by the president. Neither the Company nor the Company's president have any further formal commitment in connection with the HMO and the future development of the HMO is undeterminable at this time.

15. UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION:


CASH

   At September 30, 1996, cash balance includes $1,000,000 held by an entity, 33% owned by the Company, developing an HMO. The cash in the subsidiary is available to the Company at any time.

                         AMEDISYS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

  DECEMBER 31, 1994 AND 1995 AND SEPTEMBER 30, 1996 (UNAUDITED) - (Continued)

15. UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION:  - (Continued)

INCOME TAXES

   The subsidiaries in which the Company owns interests greater that 80% file a consolidated federal income tax return. These subsidiaries include all nursing services and SCC beginning on July 1, 1995. SCC is a limited liability company and through June 30, 1995, the individual owners are responsible for all income taxes. Therefore, no provision has been made for income taxes recorded on the income statements of SCC for the periods prior to July 1, 1995. The primary care subsidiaries file individual income tax returns.

=============================================================================

   No Underwriter, dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.
                                    ------

                              TABLE OF CONTENTS

                                                                       Page
                                                                      --------
Prospectus Summary  .........................                             3
Investment Considerations  ..................                            11
Use of Proceeds  ............................                            17
Recent Financings  ..........................                            18
Price Range For Common Shares  ..............                            18
Capitalization  .............................                            19
Dividend Policy  ............................                            20
Pro Forma Combined Financial Information  ...                            20
Selected Financial Data  ....................                            23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations ................................                            25
Business  ...................................                            32
Proposed Amedysis Merger  ...................                            46
Management  .................................                            48
Principal and Selling Shareholders  .........                            53
Description of Debentures  ..................                            55
Income Tax Consequences  ....................                            63
Description of Capital Stock  ...............                            65
Shares Eligible for Future Sale  ............                            67
Underwriting  ...............................                            68
Legal Matters  ..............................                            69
Experts  ....................................                            69
Available Information  ......................                            69
Index to Financial Statements  ..............                           F-1

                                    ------

   Until     , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
=============================================================================

=============================================================================

                                   COMPLETE
                               MANAGEMENT, INC.


                           3,000,000 Common Shares
                                     and
                                 $25,000,000
                          [6 1/2 TO 8%] Convertible
                          Subordinated Debetures Due
                             [December] 15, 2003
                        Interest payable [December] 15
                                 and [May] 15



                                    ------
                                  PROSPECTUS
                                    ------


                             NATIONAL SECURITIES
                                 CORPORATION
                                 COMMONWEALTH
                                  ASSOCIATES



                              NOVEMBER   , 1996



=============================================================================

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   Expenses in connection with the issuance and distribution of the Securities being registered hereunder other than underwriting commissions and expenses, are estimated below.

     SEC registration fee  ......................................    $ 27,896
     NASD registration fee  .....................................       9,706
     AMEX listing fee  ..........................................      17,500
     Printing expenses  .........................................     150,000
     Accounting fees and expenses  ..............................     150,000
     Legal fees and expenses  ...................................     300,000
     State securities law fees and expenses including fees of
        counsel .................................................       7,500
     Transfer Agent and Registrar Fees  .........................      15,000
     Stock Certificate Expenses  ................................       5,000
     Miscellaneous expenses  ....................................     117,398
                                                                    ----------
       Total  ...................................................    $800,000
                                                                    ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Sections 722 and 723 of the New York Business Corporation Law grant to the Company the power to indemnify the officers and directors of the Company as follows:

   (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type of kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

   (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

   (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interest of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

   (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

   Payment of indemnification other than by court award is as follows:

   (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

   (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

   (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

   (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

   (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

   (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

   (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

   The Company's certificate of incorporation provides as follows:

   SIXTH: The personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity is hereby eliminated except that such personal liability shall not be eliminated if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.
                                    * * *

   EIGHTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such pro-ceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

   (b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

   (d) Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

   The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   During the past three years the Company issued the following unregistered securities:

   (a) In December 1992 the Company issued an aggregate of 3,057,515 Common Shares for nominal amounts to founders, including its President and Chief Executive Officer, the President and Chief Executive Officer of MMI and the Vice President and Chief Operating Officer of MMI. All the shares were issued for investment and without a view to distribution and bear appropriate restricted security legends.

   (b) In September and October 1995 the Company issued $1,000,000 face amount of Secured Notes and agreed to issue Common Shares with a value of $250,000 when valued at the initial offering price in the IPO. All of the securities were issued for investment and without a view to distribution and bear appropriate restricted security legends.

   The transactions described above did not involve a public offering of the Registrant's securities and were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The transactions described in sub-paragraph (5) were also exempt from registration by reason of Regulation D under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES [TO BE REVISED]

   (a) Exhibits:

   Exhibit
     No.                                              Description                                            Page
 -----------                                          -----------                                          --------
     1.1      Form of Underwriting Agreement among Complete Management, Inc., National Securities Corporation
              and Commonwealth Associates.*
     2.1      Revised Agreement and Plan of Merger (incorporated by reference to Exhibit A to the Proxy
              Statement/Prospectus included in Registration Statement on Form S-4, File No 33-98714).
     2.2      Agreement and Plan of Merger dated as of September 19, 1996 among Advanced Alliance Management
              Corp., (the "Seller") and the shareholders of the Seller set forth on Exhibit A thereto, and
              AAMC Acquisition Corp. and Complete Management, Inc.(6)
     3.1      Certificate of Incorporation of CMI.(1)
     3.2      Certificate of Amendment to the Certificate of Incorporation of CMI as filed on December 1,
              1995.(1)
     3.3      By-Laws of CMI.(1)
     4.1      Specimen Stock Certificate.(1)
     4.2      Form of Representatives' Warrant Agreement, including Form of Warrant.*
     4.3      Form of Indenture.*
     4.4      Form of Debenture Certificate.
     4.5      Indenture, dated as of June 11, 1996 between Complete Management, Inc. and Chemical Bank covering
              $40,250,000 aggregate amount Convertible Subordinated Debentures Due 2003.*
     5.1      Opinion of Morse, Zelnick, Rose & Lander, LLP.
    10.1      Practice Management Services Agreement as of July 1, 1995 between Greater Metropolitan Neurology
              Services, P.C. and Complete Management, Inc. and Agreement Addendum as of such date.(1)
    10.2      Shareholders Agreement among Steven Rabinovici, Lawrence W. Shields, Marie Graziosi, David
              Jacaruso and Dennis Shields.(1)
    10.3      Revised Form of Employment Agreement between the Company and Steven Rabinovici.(1)
    10.4      Revised Form of Employment Agreement between the Company and David Jacaruso.(1)
    10.5      Revised Form of Employment Agreement between the Company and Dennis Shields.(1)
    10.6      1995 Stock Option Plan of the Company.(1)

   Exhibit
     No.                                              Description                                            Page
 -----------                                          -----------                                          --------
    10.14     Lease Agreement between Whitehall Terrace Associates and Complete Management of Queens, Inc.
              for 118-21 Queens Boulevard, Forest Hills, New York.(1)
    10.15     Lease Agreement dated December 1, 1992 between 865 Realty Corp. and Physicians Administration
              Services, Inc. for 865 Walton Avenue.(1)
    10.18     Lease Agreement dated March 12, 1993 between Thirty-One, Co. and Complete Management, Inc.
              for 254 West 31st Street.(1)
    10.19     Form of Lease Agreement between Park South Tower Associates and Urban Associates for 425 West
              59th Street.(1)
    10.20     Lease Agreement dated August 31st between Thirty-One, Co. and MRI Management Associates, Inc.
              for 254 West 31st Street.(1)
    10.21     Lease Agreement between Lawrence W. Shields, Irving Friedman and Steven J. Schwartz party of the first part and Complete Management, Inc., party of the second part for 736 East Park Avenue.(1)
    10.22     Lease Agreement dated August 31, 1992 between MMI and Brause Realty, Inc. for office space at 254 West 31st Street.(2)
    10.23     Agreement of 865 Walton Avenue lease by Physicians Administration Services, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.(1)
    10.24     Assignment of 118-21 Queen Boulevard Lease by Complete Management of Queens, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.(1)
    10.26     Assignment of 26 Court Street by Physicians Administration Services to Complete Management,
              Inc., which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.(1)
    10.27     Sublease of 254 West 34th Street by Complete Management, Inc. to Greater Metropolitan Neurology
              Services, P.C.(1)
    10.28     Consulting Agreement between MMI and Dr. Lawrence W. Shields, Physician, P.C. (now known as
              Greater Metropolitan Neurology Services, P.C.) dated March 11, 1992.(3)
    10.29     Employment Agreement between the Company and Arthur Goldberg.(4)
    10.30     Employment Agreement between the Company and Dennis W. Simmons.(4)
    10.31     Employment Agreement between the Company and Robert Keating.(4)
    10.32     Employment Agreement between the Company and Joseph M. Scotti.(4)
    10.33     Lease Agreement dated September 19, 1995 between CMI and Parp Center, Inc. for 230 Hilton Ave,
              Hempstead, NY.(4)
    10.34     Lease Agreement dated September 1, 1995 between CMI and KABB, Inc. for 180 North Plank Road,
              Newburgh, NY.(4)
    10.35     Note Agreement dated as of March 20, 1996 and Form of 8% Convertible Subordinated Note (included as exhibit thereto).(5)
    10.36     Management Services Agreement for Magnetic Resonance Imaging Practice, 1-Phase Agreement by
              and Between Greater Metropolitan Neurology Services, P.C. d/b/a Greater Metropolitan Medical
              Services and Medical Management, Inc.(5)
    10.37     Practice Management Services Agreement dated as of September 17, 1996 By and Between Northern
              Metropolitan Radiology Associates, P.C., Northern Metropolitan Radiology Associates, P.A.,
              Personal Breast Services and Ultrasound of Northern Westchester, P.C., NMRA of Connecticut,
              P.C. and Northern Westchester Diagnostic Partners, P.C. and Advanced Alliance Management Corp.*
    10.38     Employment Agreement between the Company and William Fontanetta.*
    10.39     Employment Agreement between the Company and Gregory Heineman.*
    10.40     Employment Agreement between the Company and Dr. Kenneth Schwartz.*
    10.41     Employment Agreement between the Company and John T. Dooley.*
    10.42     Form of Employment Agreement between the Company and Harvey R. Hirschfeld.*

   Exhibit
     No.                                              Description                                            Page
 -----------                                          -----------                                          --------
    10.43     Form of IPO Representative's Warrant Agreement.(7)
    10.44     First Series Debenture Offering Representative's Warrant Agreement (including form of Warrant).*
    12.       Statement re Computation of Ratios.
    18.       Preferability Letter.(5)
    21.       Subsidiaries of the Registrant.
    23.1      Consent of Arthur Andersen LLP.
    23.2      Consent of Ernst & Young LLP.
    23.3      Consent of Hannis T. Bourgeois & Co., LLP.
    23.4      Consent of Morse, Zelnick Rose & Lander, LLP (included in Exhibit 5.1).
    24.       Power of Attorney (included in signature page)*.
    25.       Statement of Eligibility of Trustee.*



------
(1) Previously filed as a similarly numbered Exhibit to CMI S-1 Registration Statement No. 33-97894.
(2) Previously filed as Exhibit 10.4 to MMI S-1 Registration Statement No. 33-68458.
(3) Previously filed as Exhibit 10.11 to MMI S-1 Registration Statement No. 33-68458.
(4) Previously filed as a similarly numbered Exhibit to CMI 10-K for the Fiscal Year Ended December 31, 1995, Commission File No. 0-27260.
(5) Previously filed as a similarly numbered Exhibit to CMI S-1 Registration Statement No. 333-4262.
(6) Previously filed as a similarly numbered Exhibit to CMI 8-K dated October 1, 1996.
(7) Previously filed as Exhibit 4.2 to CMI Registration Statement No.
    33-97894.
* Previously filed.


ITEM 17. CERTAIN UNDERTAKINGS

   A. The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City, County and State of New York on November 26, 1996.

                                            COMPLETE MANAGEMENT, INC.
                                            by:  /s/ Steven M. Rabinovici
                                                -----------------------------
                                                Steven M. Rabinovici,
                                                Chairman of the Board and
                                                Chief Executive Officer

   Pursuant to the requirement of the Securities Act, this registration statement has been signed by the following persons in the capacities and on November 26, 1996.


            Signature                                        Title
            ---------                                        -----
                *                  Chairman of the Board and Chief Executive Officer
  -------------------------------
       Steven M. Rabinovici
                *                  Vice President, Chief Financial Officer, Treasurer, Secretary
  -------------------------------  and Director
         Joseph M. Scotti
                *                  Director
  -------------------------------
          David Jacaruso
                *                  Director
  -------------------------------
          Dennis Shields
                *                  Director
  -------------------------------
          Richard DeMaio
                *                  Director
  -------------------------------
            Steve Cohn

*by: /s/ Steven M. Rabinovici
  -------------------------------
       Steven M. Rabinovici
         Attorney-in-fact


                                EXHIBIT INDEX

   Exhibit
     No.                                              Description                                            Page
 -----------                                          -----------                                          --------
 1.1          Form of Underwriting Agreement among Complete Management, Inc., National Securities Corporation
              and Commonwealth Associates.*
 2.1          Revised Agreement and Plan of Merger (incorporated by reference to Exhibit A to the Proxy
              Statement/Prospectus included in Registration Statement on Form S-4, File No 33-98714).
 2.2          Agreement and Plan of Merger dated as of September 19, 1996 among Advanced Alliance Management
              Corp., (the "Seller") and the shareholders of the Seller set forth on Exhibit A thereto, and
              AAMC Acquisition Corp. and Complete Management, Inc.(6)
 3.1          Certificate of Incorporation of CMI.(1)
 3.2          Certificate of Amendment to the Certificate of Incorporation of CMI as filed on December 1,
              1995.(1)
 3.3          By-Laws of CMI.(1)
 4.1          Specimen Stock Certificate.(1)
 4.2          Form of Representatives' Warrant Agreement, including Form of Warrant.*
 4.3          Form of Indenture.*
 4.4          Form of Debenture Certificate.
 4.5          Indenture, dated as of June 11, 1996 between Complete Management, Inc. and Chemical Bank covering
              $40,250,000 aggregate amount Convertible Subordinated Debentures Due 2003.*
 5.1          Opinion of Morse, Zelnick, Rose & Lander, LLP.
10.1          Practice Management Services Agreement as of July 1, 1995 between Greater Metropolitan Neurology
              Services, P.C. and Complete Management, Inc. and Agreement Addendum as of such date.(1)
10.2          Shareholders Agreement among Steven Rabinovici, Lawrence W. Shields, Marie Graziosi, David Jacaruso
              and Dennis Shields.(1)
10.3          Revised Form of Employment Agreement between the Company and Steven Rabinovici.(1)
10.4          Revised Form of Employment Agreement between the Company and David Jacaruso.(1)
10.5          Revised Form of Employment Agreement between the Company and Dennis Shields.(1)
10.6          1995 Stock Option Plan of the Company.(1)
10.14         Lease Agreement between Whitehall Terrace Associates and Complete Management of Queens, Inc.
              for 118-21 Queens Boulevard, Forest Hills, New York.(1)
10.15         Lease Agreement dated December 1, 1992 between 865 Realty Corp. and Physicians Administration
              Services, Inc. for 865 Walton Avenue.(1)
10.18         Lease Agreement dated March 12, 1993 between Thirty-One, Co. and Complete Management, Inc. for
              254 West 31st Street.(1)

10.19         Form of Lease Agreement between Park South Tower Associates and Urban Associates for 425 West
              59th Street.(1)
10.20         Lease Agreement dated August 31st between Thirty-One, Co. and MRI Management Associates, Inc.
              for 254 West 31st Street.(1)
10.21         Lease Agreement between Lawrence W. Shields, Irving Friedman and Steven J. Schwartz party of the first part and Complete Management, Inc., party of the second part for 736 East Park Avenue.(1)
10.22         Lease Agreement dated August 31, 1992 between MMI and Brause Realty, Inc. for office space at
              254 West 31st Street.(2)

   Exhibit
     No.                                              Description                                            Page
 -----------                                          -----------                                          --------

10.23         Agreement of 865 Walton Avenue lease by Physicians Administration Services, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.(1)
10.24         Assignment of 118-21 Queen Boulevard Lease by Complete Management of Queens, Inc. to Complete
              Management, Inc. which in turn sublet the Premises to Greater Metropolitan Neurology Services,
              P.C.(1)
10.26         Assignment of 26 Court Street by Physicians Administration Services to Complete Management,
              Inc., which in turn sublet the Premises to Greater Metropolitan Neurology Services, P.C.(1)
10.27         Sublease of 254 West 34th Street by Complete Management, Inc. to Greater Metropolitan Neurology
              Services, P.C.(1)
10.28         Consulting Agreement between MMI and Dr. Lawrence W. Shields, Physician, P.C. (now known as
              Greater Metropolitan Neurology Services, P.C.) dated March 11, 1992.(3)
10.29         Employment Agreement between the Company and Arthur Goldberg.(4)
10.30         Employment Agreement between the Company and Dennis W. Simmons.(4)
10.31         Employment Agreement between the Company and Robert Keating.(4)
10.32         Employment Agreement between the Company and Joseph M. Scotti.(4)
10.33         Lease Agreement dated September 19, 1995 between CMI and Parp Center, Inc. for 230 Hilton Ave,
              Hempstead, NY.(4)
10.34         Lease Agreement dated September 1, 1995 between CMI and KABB, Inc. for 180 North Plank Road,
              Newburgh, NY.(4)
10.35         Note Agreement dated as of March 20, 1996 and Form of 8% Convertible Subordinated Note (included as exhibit thereto).(5)
10.36         Management Services Agreement for Magnetic Resonance Imaging Practice, 1-Phase Agreement by
              and Between Greater Metropolitan Neurology Services, P.C. d/b/a Greater Metropolitan Medical
              Services and Medical Management, Inc.(5)
10.37         Practice Management Services Agreement dated as of September 17, 1996 By and Between Northern
              Metropolitan Radiology Associates, P.C., Northern Metropolitan Radiology Associates, P.A., Personal
              Breast Services and Ultrasound of Northern Westchester, P.C., NMRA of Connecticut, P.C. and
              Northern Westchester Diagnostic Partners, P.C. and Advanced Alliance Management Corp.*
10.38         Employment Agreement between the Company and William Fontanetta.*
10.39         Employment Agreement between the Company and Gregory Heineman.*
10.40         Employment Agreement between the Company and Dr. Kenneth Schwartz.*
10.41         Employment Agreement between the Company and John T. Dooley.*
10.42         Form of Employment Agreement between the Company and Harvey R. Hirschfeld.*
10.43         Form of IPO Representative's Warrant Agreement(7).
10.44         First Series Debenture Offering Representative's Warrant Agreement (including form of warrant).*
12.           Statement re Computation of Ratios.
18.           Preferability Letter.(5)
21.           Subsidiaries of the Registrant.
23.1          Consent of Arthur Andersen LLP.
23.2          Consent of Ernst & Young LLP.
23.3          Consent of Hannis T. Bourgeois & Co., LLP.
23.4          Consent of Morse, Zelnick Rose & Lander, LLP (included in Exhibit 5.1).
24.           Power of Attorney (included in signature page).*
25.           Statement of Eligibility of Trustee.*

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(1) Previously filed as a similarly numbered Exhibit to CMI S-1 Registration
   Statement No. 33-97894.

(2) Previously filed as Exhibit 10.4 to MMI S-1 Registration Statement No. 33-68458.
(3) Previously filed as Exhibit 10.11 to MMI S-1 Registration Statement No. 33-68458.
(4) Previously filed as a similarly numbered Exhibit to CMI 10-K for the Fiscal Year Ended December 31, 1995, Commission File No. 0-27260.
(5) Previously filed as a similarly numbered Exhibit to CMI S-1 Registration Statement No. 333-4262.
(6) Previously filed as a similarly numbered Exhibit to CMI 8-K dated October 1, 1996.
(7) Previously filed as Exhibit 4.2 to CMI Registration Statement No.
   33-97894.

* Previously filed.